As filed with the Securities and Exchange Commission on March 11, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PHARMA SERVICES INTERMEDIATE HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	8731	73-1678018
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Quintiles Transnational Corp.
4709 Creekstone Drive, Suite 200
Durham, North Carolina 27703
(919) 998-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dennis B. Gillings, Ph.D.
Executive Chairman and Chief Executive Officer
Pharma Services Intermediate Holding Corp.
c/o Quintiles Transnational Corp.
4709 Creekstone Drive, Suite 200
Durham, North Carolina 27703
(919) 998-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:
Gerald F. Roach, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
(919) 821-1220

    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Note	Price(1)	Registration Fee

11 1/2% Senior Discount Notes due 2014	$219,000,000	100%	$219,000,000	$25,777(2)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act.

(2)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001177.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 11, 2005
PROSPECTUS
$219,000,000
Pharma Services Intermediate Holding Corp.
Offer to Exchange
11 1/2% Senior Discount Notes due 2014,
which have been registered under the Securities Act of 1933, for any and all outstanding
11 1/2% Senior Discount Notes due 2014,
which have not been registered under the Securities Act of 1933

    We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $219 million aggregate principal amount at maturity of our outstanding 11 1/2% Senior Discount Notes due 2014, which are referred to as the private notes, for an equal principal amount of 11 1/2% Senior Discount Notes due 2014, which are referred to as the exchange notes, with substantially identical terms. The exchange notes are registered under the Securities Act of 1933, as amended, or the Securities Act, and, as a result, will generally not be subject to the transfer restrictions applicable to the private notes. We are a wholly owned subsidiary of Pharma Services Holding, Inc., or Pharma Services. We own 99.2% of the outstanding common stock of Quintiles Transnational Corp., or Quintiles, with Pharma Services owning the remainder.
    This exchange offer expires at 5:00 p.m., New York City time, on              , 2005, unless extended. You must tender your private notes by the expiration date to obtain exchange notes and the liquidity benefits the exchange notes offer.
    The exchange notes will accrete at a rate of 11 1/2% per annum, compounded semiannually on April 1 and October 1 of each year to, but not including, April 1, 2009. Thereafter, cash interest on the exchange notes will accrue at a rate of 11 1/2% per annum and, subject to specified limitations, will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2009, until maturity. See “Description of the Notes — Principal, Maturity and Interest.” The exchange notes will mature on April 1, 2014. We may redeem some or all of the exchange notes at any time on or after April 1, 2009. We may redeem all or a portion of the exchange notes prior to April 1, 2009 at a price equal to 100% of the accreted value thereof, plus a “make-whole” premium. In addition, prior to April 1, 2007, we may redeem up to 40% of the aggregate principal amount at maturity of the exchange notes from the proceeds of certain equity offerings. If we undergo a change of control or sell certain assets, we may be required to offer to purchase the exchange notes from holders. Additionally, upon a change of control at any time prior to April 1, 2007, we may redeem all, but not less than all, of the exchange notes at a redemption price equal to 100% of the accreted value of the exchange notes on the redemption date plus a “change of control” premium. The redemption prices and other redemption terms are discussed under the caption “Description of the Notes — Optional Redemption.”
    The exchange notes are unsecured senior obligations of ours, are not guaranteed and are structurally subordinated in right of payment to all obligations of our subsidiaries, including Quintiles.
    No public market exists for the private notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.
    Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 14.
    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                , 2005.

FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
THE PHARMA SERVICES TRANSACTION
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
BOOK-ENTRY; DELIVERY AND FORM
UNITED STATES TAXATION
Applicable High Yield Discount Obligations
Sale, Exchange and Retirement of Notes
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
SIGNATURES
EXHIBIT INDEX
Ex-3.01
Ex-3.02
Ex-4.01
Ex-4.02
Ex-5.01
Ex-5.02
Ex-12.01
Ex-21.01
Ex-23.01
Ex-25.01
Ex-99.01
Ex-99.02
Ex-99.03
Ex-99.04
Ex-99.05

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information about us contained in this prospectus is materially complete; however, you should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

      No person is authorized in connection with this exchange offer to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us. The information contained herein is as of the date hereof and is subject to change, completion or amendment without notice. Neither the delivery of this prospectus at any time nor the offer, sale or delivery of any note shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in our affairs since the date hereof.
      In making an investment decision regarding the exchange notes, you must rely on your own examination of us and the terms of this exchange offer, including the merits and risks involved. Neither we nor any of our representatives is making any representation to any offeree or purchaser of the exchange notes regarding the advisability or legality of an investment therein by such offeree or purchaser under any applicable legal investment or similar laws or regulations. You should not construe the contents of this prospectus as legal, business or tax advice, and you should consult your own counsel, accountants and other advisors as to the legal, tax, business, financial and related aspects of a purchase of the exchange notes.
      This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the full text of the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of the documents that have been filed as exhibits to the registration statement, of which this prospectus is a part, can be obtained from the Securities and Exchange Commission or from us. See “Where You Can Obtain Additional Information.”

      This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the notes to you or any person in any jurisdiction where it is unlawful to make such an offer or solicitation.
NOTICE TO NEW HAMPSHIRE RESIDENTS
      NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “may,” “will,” “anticipate,” “estimate,” “believe,” “continue” or “target” or the negative thereof or similar words and expressions are intended to identify forward-looking statements. Except as required under the federal securities laws or by the rules and regulations of the Securities and Exchange Commission, or SEC, we assume no obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information. The many factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation:

•	the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal and other payments on the notes offered hereby;

•	Quintiles’ and Intermediate Holding’s substantial indebtedness;

•	Quintiles’ and Intermediate Holding’s ability to comply with certain covenants in our respective debt documents;

•	Quintiles’ ability to maintain large customer contracts or to enter into new contracts;

•	variation in the actual savings and operating improvements resulting from Quintiles’ restructurings;

•	changes in existing, and the adoption of new, regulations affecting the pharmaceutical industry;

•	changes in trends in the pharmaceutical industry;

•	the risk that the market for Quintiles’ products and services will not grow as expected;

•	Quintiles’ ability to efficiently distribute backlog among project management groups and match demand to resources;

•	delays in obtaining or failure to receive required regulatory approvals of Quintiles’ customers’ projects or products;

ii

•	the risk that certain of Quintiles’ existing transactions, including those undertaken through its PharmaBio Development Group, will not generate revenues, profits or return on investment at the rate or levels Quintiles expects or that royalty revenues under the PharmaBio Development Group’s arrangements may not be adequate to offset Quintiles’ upfront and ongoing expenses in providing sales and marketing services or in making milestone and marketing payments;

•	risks and potential liabilities associated with supervising clinical trials, data and laboratory analysis, patient recruitment and operating laboratories used for such purposes, including risks relating to the personal injury or death of persons participating in the clinical trials;

•	risks and potential liabilities associated with assertions by either regulatory agencies or customers that Quintiles has performed its services improperly, which, if proven, could subject Quintiles to substantial damages, fines or penalties;

•	the risk that new and proposed laws and regulations regarding confidentiality of patients’ information could result in increased liability risks or costs or limit Quintiles’ service offerings;

•	Quintiles’ ability to operate successfully in a new line of business;

•	the risk that Verispan, L.L.C., our joint venture with McKesson Corporation, relating to the informatics business, will not be successful;

•	changes in the economic and geopolitical conditions in the various countries in which Quintiles conducts operations;

•	the general possibility or express threat of terrorist attacks such as those that occurred on September 11, 2001 and other terrorist acts or disruptive events;

•	the outbreak or escalation of international hostilities, such as those currently in effect in Afghanistan, Iraq and the Middle East generally; and

•	other factors disclosed in this prospectus under the caption “Risk Factors.”

iii

SUMMARY
      This summary may not contain all of the information that may be important to you. You should read this summary together with the entire prospectus, including the risk factors and our financial statements and the related notes included elsewhere herein, before making a decision with respect to exchanging the private notes. Unless otherwise indicated or the context otherwise requires:

•	“We,” “us” and “our” refer to Pharma Services Intermediate Holding Corp., a Delaware corporation, and its subsidiaries on a consolidated basis, including Quintiles on a Predecessor basis prior to its acquisition on September 25, 2003;

•	“Intermediate Holding” refers to Pharma Services Intermediate Holding Corp. on an unconsolidated basis;

•	“Private notes” refers to our outstanding 11 1/2% Senior Discount Notes due 2014;

•	“Exchange notes” refers to our 11 1/2% Senior Discount Notes due 2014 being offered hereby;

•	“Notes” refers collectively to the exchange notes being offered hereby and the private notes;

•	“Pharma Services” refers to Pharma Services Holding, Inc., a Delaware corporation and the parent of Intermediate Holding;

•	“Quintiles” refers to Quintiles Transnational Corp., a North Carolina corporation and a direct subsidiary of Intermediate Holding; and

•	“Pharma Services transaction” refers collectively to Pharma Services’ acquisition of Quintiles, sometimes referred to as the “merger,” the equity investments in Pharma Services by One Equity Partners LLC, or One Equity, Dennis B. Gillings, Ph.D., Executive Chairman, Chief Executive Officer and founder of Quintiles, and his affiliates, certain members of senior management, Texas Pacific Group, through various of its affiliates, sometimes collectively referred to as “TPG,” Temasek Holdings (Private) Limited, through various of its affiliates, sometimes referred to as “Temasek,” and other investors, the funding of Quintiles’ secured credit facility and the offering of senior subordinated notes by Quintiles, each as further described herein.
      The exchange notes offered hereby are the exclusive obligations of Intermediate Holding and not of Pharma Services or any of Intermediate Holding’s subsidiaries. Intermediate Holding is a holding company with no income from operations or physical assets. Intermediate Holding operates its business through and receives all of its income from Quintiles and its subsidiaries. Intermediate Holding was incorporated in the State of Delaware on August 18, 2003 in anticipation of the acquisition of Quintiles by Pharma Services. Intermediate Holding owns 99.2% of the outstanding common stock of Quintiles, with Pharma Services owning the remainder. Intermediate Holding’s only asset is its ownership of Quintiles’ common stock.
Company Overview
      We operate our business through Quintiles and its subsidiaries, which provide a full range of integrated product development and commercial development solutions to the pharmaceutical, biotechnology and medical device industries. Based on our competitors’ press releases and public filings with the SEC, we are the largest company in the pharmaceutical outsourcing services industry as ranked by 2004 gross revenues. We also provide market research services and strategic analyses to support healthcare decisions and healthcare policy consulting to governments and other organizations worldwide. This broad range of services helps our customers lower their costs, reduce the length of time from the beginning of development to peak sales of a new drug or medical device and increase the sales of their products.
      Our business is organized into three segments: the Product Development Group, the Commercial Services Group and the PharmaBio Development Group. The combination of these three business segments, together with Verispan, L.L.C., or Verispan, our joint venture with McKesson Corporation, or McKesson, which provides research and market data to help drug sponsors better market their products, enables us to provide a broad range of outsourcing services to the pharmaceutical and biotechnology industries. We believe this comprehensive suite of services offers customers the opportunity to outsource through Quintiles all key phases of a product’s development and sales from the preclinical phase through patent expiration and beyond.
      Product Development Group. Our Product Development Group provides global expertise in drug development from early compound analysis through regulatory submission. Our capabilities span preclinical and all phases of clinical testing with particular strength in Phase I, Phase II and Phase III clinical studies. The Product Development Group has been divided into two lines of business: Early Development and Laboratory Services, which focuses on early stage pharmaceutical development and laboratory services for the later phases, and Clinical Development Services, which specializes in clinical trials for regulatory approval of products under investigation. We also emphasize and target strong opportunity in Phase IIIb and Phase IV clinical and marketing studies, traditionally known as Late Phase studies, which are developing into a third line of business in the Product Development Group called Strategic Research Services, or SRS. Late Phase studies may be recommended by regulators and utilized by our customers to assess safety issues and responses to drug therapy for commonly occurring patient profiles.
      Commercial Services Group. Our Commercial Services Group provides our customers with a comprehensive range of specialized pre-launch, launch and post-launch fee-for-service contract sales and strategic marketing services. The Commercial Services Group is comprised of our Commercialization business and our Medical Communication and Consulting business. Our Commercial Services Group not only provides contract sales, but also provides contract marketing and other services. This group delivers integrated, strategic and tactical solutions in sales and marketing across the product life cycle for pharmaceutical and biotechnology companies as well as for other entities across the healthcare spectrum. In addition, our Commercial Services Group provides strategic health and human services consulting for customers including hospitals, long-term care facilities, foundations, managed care organizations, employers, the military and federal and state governments.
      PharmaBio Development Group. Our PharmaBio Development Group enters into partnering arrangements with certain of our customers. These arrangements typically involve providing funding to the customer, either through direct payments or loans (sometimes convertible into capital stock of the customer) to help customers develop and/or market their particular drug(s). We also may invest in our customers’ equity and/or provide services through our Commercial Services Group, sometimes at our cost, in connection with these arrangements. These arrangements often grant us royalties or commissions based on sales of the customer’s product. We believe these partnering arrangements allow us to explore new opportunities and areas for incremental growth in a controlled manner that draws upon our skill and industry knowledge. Our professional clinical staff numbers in the thousands and provides a very broad base of knowledge and experience with considerable numbers of pharmaceutical products. This expertise enables us to conduct an in-depth assessment of a product’s potential in the marketplace before we enter into partnering arrangements with any of our customers. At the end of 2001, the PharmaBio Development Group expanded its scope of activities to include the acquisition of rights to market products.
      Dennis B. Gillings, Ph.D. founded Quintiles in 1982 to offer biostatistics and data management services to the pharmaceutical industry. Since that time, we have continued to expand the scope of our services and our geographic presence to support the needs of our customers on a worldwide basis. In recent years, we have focused our efforts on increasing the efficiency of our operating units, creating new services, consolidating our previous acquisitions, expanding our international presence, particularly in Japan, and increasing our presence with new customers, including biotechnology companies.
The Pharma Services Transaction
      On September 25, 2003, Pharma Services acquired all of the issued and outstanding common stock of Quintiles. Intermediate Holding currently holds 99.2% of the outstanding common stock of Quintiles with Pharma Services owning the remainder. Intermediate Holding is wholly owned by Pharma Services.

Pharma Services was formed for purposes of the going private transaction by Dennis B. Gillings, Ph.D., Quintiles’ Executive Chairman, Chief Executive Officer and founder, and One Equity.
      The following table sets forth the sources and uses of funds to finance the Pharma Services transaction:

Sources:		Uses:

(dollars in thousands)
Quintiles’ cash	$592,009	Purchase of outstanding Quintiles common stock and options to purchase common stock	$1,736,211
Revolving credit facility(1)	0	Indebtedness to be paid	912
Term loan B	310,000	Fees and expenses(4)	146,354

Quintiles’ 10% senior subordinated notes due 2013	450,000
Cash equity investments in Pharma Services(2)	424,406
Equity rollover into Pharma Services(3)	107,062

Total sources	$1,883,477	Total uses	$1,883,477

(1)	$75.0 million is currently available.

(2)	This amount includes cash equity investments of $222.3 million from One Equity, $90.0 million from TPG and $90.0 million from Temasek.

(3)	Includes $93.7 million of Quintiles’ common stock and options to purchase Quintiles’ common stock rolled over by Dr. Gillings and his affiliates.

(4)	Transaction fees and expenses include discounts to the initial purchasers of Quintiles’ senior subordinated notes, commitment and financing fees payable in connection with Quintiles’ senior secured credit facilities, change of control payments to certain of Quintiles’ employees whose employment was terminated following the consummation of the Pharma Services transaction and legal, accounting, advisory and other costs paid in connection with the Pharma Services transaction.
      On March 18, 2004, we completed the offering of the private notes with aggregate gross proceeds of $124.7 million. We used the net proceeds of that offering to pay a dividend on our common stock to Pharma Services. Pharma Services used the funds for the repurchase of a portion of its outstanding shares of preferred stock on a pro rata basis and for the payment of accrued and unpaid dividends on the stock repurchased.

Corporate Structure
Intermediate Holding
      Intermediate Holding was incorporated on August 18, 2003 and is a holding company with no operations or physical assets. The only assets that Intermediate Holding owns are shares of Quintiles common stock. Intermediate Holding operates its business through and receives all of its income from Quintiles and its subsidiaries. Intermediate Holding owns 99.2% of the outstanding common stock of Quintiles, with Pharma Services owning the remainder. Our net loss comprises 99.2% of Quintiles’ net income ($1.0 million) reduced by $8.0 million of interest expense related to our senior discount notes, net of income tax benefit of $4.0 million, and $0.1 million of selling, general and administrative expenses.
      As a result of the Pharma Services transaction, Pharma Services Acquisition Corp., a subsidiary of Pharma Services, was merged with and into Quintiles, and Quintiles, as the surviving corporation, became an indirect wholly owned subsidiary of Pharma Services. Consequently, our results of operations, financial condition and cash flows prior to the date of the Pharma Services transaction are the same as Quintiles and are presented as the “predecessor.” The financial effects of the Pharma Services transaction and our results of operations, financial position and cash flows as the owner of 99.2% of the outstanding common stock of the surviving corporation following the Pharma Services transaction are presented as the “successor.” To clarify and emphasize that the successor company has been presented on an entirely new basis of accounting, we have separated predecessor and successor operations with a vertical black line, where appropriate.
Our Investors
      Pharma Services, directly and through its wholly owned subsidiary Intermediate Holding, owns the entire equity interest of Quintiles. Pharma Services was formed by Dennis B. Gillings, Ph.D., Quintiles’ Executive Chairman, Chief Executive Officer and founder, and One Equity. As of February 11, 2005, Dr. Gillings and his affiliates own approximately 19.6% of the outstanding shares of common stock of Pharma Services and 17.0% of its outstanding preferred stock. The total cash investment in Pharma Services was approximately $424.4 million, including approximately $90.0 million invested by each of Temasek and TPG and approximately $222.3 million by One Equity. Pharma Services also has an equity incentive plan under which its employees and directors may purchase up to 9,634,805 restricted shares of Pharma Services common stock, or be granted options to purchase up to 4,817,403 shares of Pharma Services common stock. As of February 11, 2005, 8,528,500 restricted shares of Pharma Services common stock have been purchased under the equity incentive plan and remain outstanding, and 3,812,500 options to purchase shares of Pharma Services common stock have been granted under the equity incentive plan.

      One Equity manages $2.0 billion of investments and commitments for J.P. Morgan Chase & Co. in direct private equity transactions as well as venture and management buyout funds. One Equity’s investment professionals are located across North America and Europe, with offices located in New York, Chicago, Detroit, and Frankfurt, Germany. One Equity’s focus is on making majority-ownership investments in late-stage, middle market companies, with an emphasis on corporate partnerships and divestitures. Some of its recent investments include Polaroid Corporation, Ability One Corporation, Medex, Inc. and Mauser-Group.
      TPG was founded by David Bonderman, James G. Coulter and William S. Price, III in 1993 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, recapitalizations, joint ventures and strategic public securities investments. TPG Partners III, L.P. (together with certain parallel investment entities) is a $4.0 billion private equity fund formed in 1999 to make investments in corporate acquisitions and is the principal TPG fund investing in Pharma Services. TPG and its predecessor funds currently manage over $8.0 billion of committed capital. The principals of TPG have extensive experience with public and private investments executed through a variety of methods, including leveraged buyouts, recapitalizations, joint ventures and strategic public securities investments. Over the past decade, TPG and its principals have invested over $6.0 billion of equity capital in over 50 transactions. TPG has extensive experience in the healthcare sector, including investments in Oxford Health Plans, GMP Companies and PPOM. Other significant investments include Continental Airlines (CAL), Del Monte Foods (DLM), Seagate Technology (STX), ON Semiconductor (ONNN), Findexa, J. Crew Group, Petco (PETC), Punch Taverns, Gate Gourmet and Burger King.
      Temasek is an investment holding company based in Singapore. Established in 1974, it holds and manages investments in companies which are involved in a wide range of business activities, from port, shipping and logistics, to banking and financial services, airlines, telecoms and media, power and utilities, and rail. Many of these companies are leading companies in Singapore, including Singapore Airlines, Singapore Telecoms, Singapore Technologies, Neptune Orient Lines-APL, PSA Corporation, DBS Bank and Singapore Power.
Principal Executive Office
      Our principal executive office is located at 4709 Creekstone Drive, Suite 200, Durham, North Carolina 27703. Our telephone number at that address is (919) 998-2000. Quintiles’ website address is www.quintiles.com. Information on Quintiles’ website is not incorporated into this prospectus and is not deemed to be a part of this prospectus. Quintiles® is our principal registered trademark.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $219.0 million aggregate principal amount at maturity of our 11 1/2% Senior Discount Notes due 2014, or the exchange notes, for up to $219.0 million aggregate principal amount at maturity of our 11 1/2% Senior Discount Notes due 2014 that are currently outstanding, or the private notes. The exchange offer is intended to satisfy certain obligations under our registration rights agreement (see “The Exchange Offer — Purpose of the Exchange Offer”). Private notes may only be exchanged in $1,000 principal increments. In order to be exchanged, a private note must be properly tendered and accepted. All private notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

Resales Without Further Registration	Based on an interpretation by the staff of the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and

• you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 90 days after the consummation of the exchange offer, for use in connection with any such resale. See “Plan of Distribution.”

Expiration Date	5:00 p.m., New York City time, on , 2005 unless we extend the exchange offer.

Conditions to Exchange Offer	The exchange offer is subject to customary conditions which include, among other things, any applicable law or any applicable interpretation of the staff of the SEC which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange. See “The Exchange Offer — Conditions.”

Procedures for Participating in Exchange Offer	If you wish to participate in the exchange offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the notes you wish to exchange and any other required documentation to Wells Fargo Bank, N.A., which is acting as exchange agent, on or before the expiration date. By signing the letter of transmittal, you will represent that:

• you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business;

• you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the private notes or exchange notes;

• you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any “affiliate” of ours (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes; and

• if you are a broker-dealer and receive exchange notes for your own account in exchange for unregistered private notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such private notes, you should contact your intermediary promptly and instruct it to surrender your private notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Guaranteed Delivery Procedures	If you wish to tender your private notes and you cannot meet the expiration date deadline, or you cannot deliver your private notes, the letter of transmittal or any other documentation on time, then you must surrender your private notes according to the guaranteed delivery procedures appearing below under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Private Notes and Delivery of Exchange Notes	We will accept for exchange any and all private notes that are properly surrendered in the exchange offer and not withdrawn prior to the expiration date if you comply with the procedures of the exchange offer. The exchange notes will be delivered promptly after the expiration date.

Withdrawal Rights	You may withdraw the surrender of your private notes at any time prior to the expiration date by complying with the procedures for withdrawal described in “The Exchange Offer — Withdrawal of Tenders.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Material Federal Income Tax Considerations	The exchange of private notes for exchange notes should not be a taxable transaction for United States federal income tax purposes. You should not have to pay federal income tax as a result of your participation in the exchange offer. See “United States Taxation.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as the exchange agent in connection with the exchange offer. Wells Fargo Bank, N.A. also serves as trustee under the indenture governing the notes. The exchange agent can be reached at Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, P.O. Box 1517, Minneapolis, MN 55480, Attn: Reorg., its facsimile number is 612-667-4927 and its telephone number is 612-667- 9764.

Failure to Exchange Private Notes Will Adversely Affect You	If you are eligible to participate in this exchange offer and you do not surrender your private notes as described in this prospectus, you will not have any further registration or exchange rights. In that event, your private notes will continue to accrue interest until maturity in accordance with the terms of the private notes but will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered exchange notes, your private notes are likely to be a much less liquid security.

Appraisal or Dissenters’ Rights	Neither the Delaware General Corporation Law nor the indenture governing the private notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court.

Regulatory Approvals	We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

The Exchange Notes
      The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Pharma Services Intermediate Holding Corp.

Notes Offered	$219.0 million aggregate principal amount at maturity of 11 1/2% Senior Discount Notes due 2014. These exchange notes will be issued under the same indenture and have the same terms as Intermediate Holding’s outstanding $219.0 million principal amount at maturity of 11 1/2% Senior Discount Notes due 2014.

Maturity Date	April 1, 2014.

Accretion/ Interest	The exchange notes accrete at the rate of 11 1/2% per annum, compounded semiannually on April 1 and October 1 of each year to, but not including, April 1, 2009. From and after April 1, 2009, cash interest on the exchange notes will accrue at the rate of 11 1/2% per annum, and will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2009, until maturity.

Ranking	The exchange notes will be senior unsecured obligations of Intermediate Holding and will be structurally subordinated to all obligations of each of Intermediate Holding’s existing and future subsidiaries, including Quintiles. It is not anticipated that Intermediate Holding will have any additional debt in the future, but should Intermediate Holding have such debt, then the exchange notes will:

• rank equally in right of payment to Intermediate Holding’s future unsecured senior indebtedness, if any;

• rank senior in right of payment to any of Intermediate Holding’s future senior subordinated indebtedness and subordinated indebtedness, if any; and

• be effectively subordinated in right of payment to Intermediate Holding’s existing secured debt and future secured debt, if any, to the extent of the value of the assets securing such debt.

As of December 31, 2004, Intermediate Holding had no senior indebtedness, senior subordinated indebtedness or subordinated indebtedness other than the private notes and its guarantee of $306.1 million borrowed by Quintiles under the senior credit facility. This amount does not include Intermediate Holding’s guarantee of the remaining $75.0 million of additional amounts available for borrowing under Quintiles’ senior secured credit facility. Intermediate Holding’s guarantee of amounts borrowed under the senior credit facility is secured and effectively senior to the exchange notes to the extent of the assets securing such guarantee.

As of December 31, 2004, the private notes were effectively subordinated to $794.9 million of indebtedness, including $450.0 million of Quintiles’ senior subordinated notes, $306.1 million of borrowings under Quintiles’ senior secured credit facility and $38.8 million of other indebtedness.

Optional Redemption	Prior to April 1, 2009, Intermediate Holding may redeem some or all of the exchange notes at a price equal to 100% of the accreted value thereof, plus any accrued and unpaid additional interest, if any, plus a “make-whole” premium.

Thereafter, Intermediate Holding may redeem all or part of the exchange notes at any time at the redemption prices set forth in the section “Description of the Notes — Optional Redemption.”

Prior to April 1, 2007, Intermediate Holding may redeem up to 40% of the aggregate principal amount at maturity of the exchange notes with the proceeds of certain equity offerings at 111.50% of the accreted value of the exchange notes, plus any accrued and unpaid additional interest, if any, provided that at least 60% of the original aggregate principal amount at maturity of the exchange notes remain outstanding after the redemption. See “Description of the Notes — Optional Redemption.”

Optional Redemption upon a Change of Control	At any time prior to April 1, 2007, Intermediate Holding can choose to redeem all, but not less than all, of the exchange notes upon the occurrence of a change of control at the redemption prices listed in the “Description of the Notes” section under the heading “Optional Redemption,” provided that such redemption occurs within 60 days of the occurrence of such change of control.

Change of Control	Upon the occurrence of a change of control, you will have the right, as a holder of exchange notes, to require Intermediate Holding to repurchase all or a portion of your exchange notes at a repurchase price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase. Intermediate Holding may not have sufficient funds, or the terms of its other debt may prevent Intermediate Holding from purchasing the exchange notes upon a change of control. See “Description of the Notes — Repurchase at the Option of Holders upon a Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains certain covenants that limit, among other things, Intermediate Holding’s ability and the ability of its restricted subsidiaries to:

• incur additional debt;

• pay dividends on, redeem or repurchase capital stock;

• issue capital stock of restricted subsidiaries;

• make certain investments;

• enter into certain types of transactions with affiliates;

• engage in unrelated businesses;

• create liens; and

• sell certain assets or merge with or into other companies.

These covenants are subject to a number of important exceptions and limitations, which are described under the heading “Description of the Notes — Certain Covenants.”

Absence of an Established Market for the Notes	We do not intend to apply to have the exchange notes listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchaser of the private notes has advised us that it has heretofore made a market in the private notes. The initial purchaser has advised us that it currently intends to make a market in the exchange notes, but it is not obligated to do so. The initial purchaser may discontinue any market-making in the private notes or exchange notes at any time in its sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices you receive when you sell will be favorable.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
      Intermediate Holding was incorporated on August 18, 2003, and it conducts all of its business through Quintiles, shares of which constitute its only assets. The following summary historical financial information is based on our audited consolidated financial statements included elsewhere in this prospectus. During 2004, we completed the sale of certain assets representing our Bioglan Pharmaceuticals business, and, as such, the results of the Bioglan business, for all periods presented, have been reported separately as a discontinued operation. The financial data set forth in the following table should be read in conjunction with our audited consolidated financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” and “Unaudited Pro Forma Condensed Consolidated Financial Information” and, in each case, the related notes included elsewhere in this prospectus.

			Year Ended
			December 31, 2003

			September 26,		January 1,
	Year Ended		Through		Through		Year Ended
	December 31,		December 31,		September 25,		December 31,
	2004		2003		2003		2002

	Successor		Successor		Predecessor		Predecessor
	(dollars in thousands)
Statement of Operations Data:
Net revenues	$1,782,254		$431,626		$1,196,247		$1,570,383
Reimbursed service costs	364,080		96,255		268,683		399,650
Gross revenues	2,146,334		527,881		1,464,930		1,970,033
(Loss) income from continuing operations before income taxes(1)	(79,634)		(2,306)		59,755		122,770
(Loss) income from continuing operations	(70,581)		(12,128)		32,535		81,222
Income from discontinued operations, net of income taxes	9,543		4,760		4,626		442
Gain from sale of discontinued operation, net of income taxes	53,987		—		—		—
Cumulative effect on prior years (to December 31, 2001) of changing to a different method of recognizing deferred income taxes	—		—		—		45,659
Net (loss) income	$(7,051)		$(7,368)		$37,161		$127,323

Other Financial Data:
Interest expense	81,871		20,651		1,738		2,551
Capital expenditures	50,114		14,779		39,143		39,910
Ratio of earnings to fixed charges(2)	0.27	x	0.92	x	4.01	x	5.56	x

As of
December 31,
2004

Successor
(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$535,732
Investments in debt securities	12,121
Investments in marketable equity securities	24,425
Property, plant and equipment, net	291,145
Total assets	2,053,449
Long-term debt and capital leases including current portion	931,112
Stockholders’ equity	307,470

(1)	Includes charges and (gains) as set forth in the table below:

		Year Ended
		December 31, 2003

		September 26,	January 1,
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
	(dollars in thousands)
Restructuring charges and transaction costs	$6,577	$54,148	$—	$3,359
Gain on sale of portion of an investment in a subsidiary	(24,688)	—	—	—
Non-operating gain on change of interest transaction	(10,030)	—	—	—

(2)	The ratio of earnings to fixed charges set forth herein is computed in accordance with Item 503(d) of Regulation S-K under the Securities Act and differs from the fixed charge coverage ratio computed for purposes of the indenture governing the notes, the indenture governing Quintiles’ senior subordinated notes and the credit agreement governing Quintiles’ senior secured credit facility. Deficiency in earnings available to cover fixed charges for the year ended December 31, 2004 and the period from September 26, 2003 through December 31, 2003 was $79.9 million and $2.3 million, respectively.

RISK FACTORS
      An investment in the notes is subject to numerous risks, including those listed below. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus. These risks could materially affect our ability to meet the obligations under the notes. You could lose all or part of your investment in, and expected return on, the notes.
Risks Relating to Our Business
      Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations to you under the notes.
      As of December 31, 2004, we had outstanding debt of approximately $931.1 million, of which the notes are effectively subordinated to the $794.9 million that represents Quintiles’ debt outstanding at that time. Our total debt represented approximately 75.2% of our total capitalization. Of the total debt, approximately $344.9 million is Quintiles’ secured debt, and an additional $75.0 million in loans available under Quintiles’ senior credit facility also is secured by substantially all of Quintiles’ assets, if drawn upon.
      Our substantial indebtedness could adversely affect our financial condition and thus make it more difficult for Intermediate Holding to satisfy its obligations with respect to the notes, including its obligation to pay principal and interest on the notes and its repurchase obligations, as well as our obligations under Quintiles’ senior secured credit facility and Quintiles’ senior subordinated notes. Our substantial indebtedness could also:

•	increase our vulnerability to adverse general economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, investments, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our ability to make required payments under our existing contractual commitments (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”);

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	increase our exposure to rising interest rates because a portion of our borrowings is at variable interest rates; and

•	limit our ability to borrow additional funds on terms that are satisfactory to us or at all.
          The indenture governing the notes and our subsidiary’s other debt obligations contain covenants that limit our flexibility and prevent us from taking certain actions.
      The indenture governing the notes, the indenture governing Quintiles’ senior subordinated notes and the credit agreement governing Quintiles’ senior secured credit facility include a number of significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions, meet our capital needs and execute our business strategy. These covenants, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on, redeem or repurchase capital stock;

•	issue capital stock of restricted subsidiaries;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	engage in unrelated businesses;

•	create liens; and

•	sell certain assets or merge with or into other companies.
      These covenants may significantly limit our operating and financial flexibility and limit our ability to respond to changes in our business or competitive activities. In addition, Quintiles’ senior secured credit facility includes other and more restrictive covenants and prohibits us from prepaying our other debt, including the notes and Quintiles’ senior subordinated notes, while borrowings under Quintiles’ senior secured credit facility are outstanding. Quintiles’ senior secured credit facility also requires us to maintain certain financial ratios and meet other financial tests. These covenants are broadly drafted and we must apply our judgment on a daily basis to whether our actions comply; however, our lenders may interpret these covenants differently and could claim that our actions are in violation of the covenants. Our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their scheduled due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under Quintiles’ senior secured credit facility could elect to declare all amounts borrowed under Quintiles’ senior secured credit facility, together with accrued interest, to be due and payable, which, in some instances, would be an event of default under the indenture governing the notes and the indenture governing Quintiles’ senior subordinated notes. In addition, these lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and less favorable terms, including interest rates and covenants. Any future refinancing of Quintiles’ senior secured credit facility is likely to contain similar restrictive covenants and may contain similar financial tests.
          Despite our level of indebtedness, we and our parent company are able to incur more debt and undertake additional obligations. Incurring such debt or undertaking such obligations could further exacerbate the risks to our financial condition.
      Although the indenture governing the notes, the indenture governing Quintiles’ senior subordinated notes and the credit agreement governing Quintiles’ senior secured credit facility each contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could increase. To the extent new debt is added to our current debt levels, our leverage risks would increase. In addition, to the extent new debt is incurred by Pharma Services, we may be required to generate sufficient cash flow to satisfy such obligations. See “Description of Other Indebtedness — Quintiles’ Senior Secured Credit Facility,” “ — Quintiles’ Senior Subordinated Notes” and “Description of the Notes.”
      While the indentures and the credit agreement also contain restrictions on our ability to make investments, these restrictions are subject to a number of qualifications and exceptions and the investments we may make in compliance with these restrictions could be substantial. The restrictions do not prevent us from incurring certain expenses in connection with our PharmaBio Development Group arrangements, including expenses we may incur to provide sales forces for the products of our PharmaBio Development customers at our cost under the terms of our agreements with those customers.
      Mitsui’s ownership interest in our Japanese subsidiary could give rise to Mitsui’s right to acquire our entire interest in our Japanese subsidiary or to require us to buy out Mitsui’s interest.
      As part of the terms of its investment in our Japanese subsidiary Quintiles Transnational Japan K.K., or QJPN, Mitsui & Co., Ltd., or Mitsui, acquired certain rights that could potentially allow Mitsui to acquire the remainder of our interest in QJPN. Upon the occurrence of certain actions by us or Pharma Services, including liquidation, dissolution, bankruptcy or similar events, Mitsui will have the option to (1) sell to us all or part of its interest in QJPN at a premium or (2) purchase from us all or part of our interest in QJPN at a discount. In addition, if there is a change in control of us or Pharma Services or a breach of certain provisions of our investment agreement with Mitsui, Mitsui could sell to us its entire interest in QJPN. As a result, if such rights are triggered, we could lose control of QJPN or be required to spend significant funds to acquire Mitsui’s interest in QJPN, either of which could have a material adverse effect on our business, results of operations and financial condition.
      The potential loss or delay of our large contracts could adversely affect our results.
      Many of our customers can terminate our contracts upon 15-90 days’ notice. In the event of termination, our contracts often provide for fees for winding down the project, but these fees may not be sufficient for us to maintain our margins, and termination may result in lower resource utilization rates. In addition, we may not realize the full benefits of our backlog of contractually committed services if our customers cancel, delay or reduce their commitments under their contracts with us. Thus, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect our net revenue and profitability. We believe that this risk of loss or delay of multiple contracts potentially has greater effect as we pursue larger outsourcing arrangements with global pharmaceutical companies.
      We may be adversely affected by customer or therapeutic concentration.
      Although we did not have any one customer that accounted for 10% of net revenues for the year ended December 31, 2004, if any large customer decreases or terminates its relationship with us, our business, results of operations or financial condition could be materially adversely affected. For the quarter ended December 31, 2004, we had one customer who represented almost 10% of net revenues for that quarter.
      Additionally, conducting multiple clinical trials for different sponsors in a single therapeutic class involving drugs with the same or similar chemical action may adversely affect our business if some or all of the trials are canceled because of new scientific information or regulatory judgments that affect the drugs as a class. Similarly, marketing and selling products for different sponsors with similar drug action subjects us to risk if new scientific information or regulatory judgment prejudices the products as a class leading to compelled or voluntary prescription limitations or withdrawal of some or all of the products from the market.
      If we lose the services of key personnel, our business could be adversely affected.
      Our success substantially depends on the performance, contributions and expertise of our senior management team. Our performance also depends on our ability to identify, attract and retain qualified management and professional, scientific and technical operating staff, as well as our ability to recruit qualified representatives for our contract sales services. The departure of any key executive, or our inability to continue to attract and retain qualified personnel or replace any departed personnel in a timely fashion, could have a material adverse effect on our business, results of operations or financial condition.
      Investments in our customers’ business or products and our related commercial rights strategies could have a negative impact on our financial performance.
      As part of our PharmaBio Development Group’s business strategy, we enter into arrangements with customers in which we take on some of the risk of the potential success or failure of the customer’s business or products. These arrangements may include making a strategic investment in a customer, providing financing to a customer or acquiring an interest in the revenues from a customer’s product. For example, we may build or provide a sales organization for a biotechnology customer to commercialize a new product in exchange for an equity share in the business and a percentage of revenues of the product. We anticipate that in the early periods of many of these relationships, our expenses will exceed revenues from these arrangements, particularly where we are providing a sales force for the product at our own cost. Aggregate royalty or other payments made to us under these arrangements may not be adequate to offset our total expenditure in providing a sales force or in making milestone or marketing payments to our customers. We carefully analyze and select the customers and products with which we are willing to structure our risk-based deals. Products underlying our commercial rights strategies may not complete clinical trials, receive approval from the United States Food and Drug Administration, or FDA, or achieve the level of market acceptance or consumer demand that we expect, in which case we might not be able to earn a profit or recoup our investment with regard to a particular arrangement. In addition, the timing of regulatory approval and product launch and the achievement of other milestones are generally beyond our control and can affect our actual return from these investments. As a result, we could lose the value of our investments in our customers’ business or products. The potential negative effect to our financial performance could depend on the nature and timing of these arrangements and the length of time before it becomes apparent that the business or product will not achieve success. Our financial results would be adversely affected if our customers or their products do not achieve the level of success that we anticipate and/or our return or payment from the product investment or financing is less than our costs with respect to these arrangements. An additional negative effect of investments in our customers’ business or products could be that we are not awarded projects by other customers who believe we are in competition with them because of the investments.
      If we are unable to submit electronic records to the FDA according to FDA regulations, our ability to perform services for our customers which meet applicable regulatory requirements could be adversely affected.
      If we were unable to produce electronic records which meet the requirements of FDA regulations, our customers may be adversely affected when they submit the data concerned to the FDA in support of an application for approval of a product, which could harm our business. The FDA published 21 CFR Part 11 “Electronic Records; Electronic Signatures; Final Rule,” or Part 11, in 1997. Part 11 became effective in August 1997 and defines the regulatory requirements that must be met for FDA acceptance of electronic records and/or electronic signatures in place of the paper equivalents. Further, in August 2003, the FDA issued the “Guidance for Industry: Part 11, Electronic Records; Electronic Signatures — Scope and Application,” and, in September 2004, the agency issued a draft version of the “Guidance for Industry: Computerized Systems Used in Clinical Trials, Revision 1.” These guidance documents set forth the FDA’s current thinking on this topic. Further, on July 9, 2004, the FDA accepted comments from the public in order to re-evaluate or possibly amend or rescind Part 11. Currently, however, the regulation requires that those utilizing such electronic records and/or signatures employ procedures and controls designed to ensure the authenticity, integrity and, as appropriate, confidentiality of electronic records, and Part 11 requires those utilizing electronic signatures to ensure that a person appending an electronic signature cannot readily repudiate the signed record. Pharmaceutical, medical device and biotechnology companies are increasing their utilization of electronic records and electronic signatures and are requiring their service providers and partners to do likewise. Our ability to provide services to our customers depends in part on our compliance with the FDA’s requirements regarding Part 11. We are making steady and documented progress in bringing our critical computer applications into compliance according to written enhancement plans that have been reviewed and approved by third party authorities. Lower-priority systems are, likewise, being reviewed and revalidated. If we are unable to complete these compliance objectives, our ability to provide services to our customers which meet FDA requirements may be adversely affected.
      Compliance with changing regulation of corporate governance and public disclosure may result in additional risks and expenses.
      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for companies such as ours. These laws, regulations and standards are subject to varying interpretations in many cases, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased selling, general and administrative expenses and a diversion of management time and attention. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ audit of that assessment has required the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our Board members, chief executive officer, chief financial officer and other executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified Board members and executive officers, which could harm our business. In addition, it may become more difficult and more expensive for us to obtain director and officer liability insurance.
      If we are unable to successfully develop and market potential new services, our growth could be adversely affected.
      A key element of our growth strategy is the successful development and marketing of new services that complement or expand our existing business. If we are unable to succeed in (1) developing new services and (2) attracting a customer base for those newly developed services, we will not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be adversely affected.
      Our product development services could result in potential liability to us.
      We contract with drug companies to perform a wide range of services to assist them in bringing new drugs to market. Our services include monitoring clinical trials, data and laboratory analysis, electronic data capture, patient recruitment and other related services. The process of bringing a new drug to market is time-consuming and expensive. If we do not perform our services to contractual or regulatory standards, the clinical trial process could be adversely affected. Additionally, if clinical trial services such as laboratory analysis or electronic data capture and related services do not conform to contractual or regulatory standards, trial participants or trial results could be affected. These events would create a risk of liability to us from the pharmaceutical companies with whom we contract or the study participants. Similar risks apply to our product development services relating to medical devices.
      Included in the services we provide are technology systems which are proprietary or licensed to us, such as our Interactive Voice Response System, or IVRS, which, among other things, enables randomization of participants in a given clinical trial to different treatment arms and regulates the supply of investigational medicinal product, all by means of a touch tone telephone system. Malfunction of these systems could impair our customer delivery or harm our business. For example, if IVRS malfunctions and, as a result, clinical trial participants are incorrectly randomized or supplied with an incorrect medicinal product during the course of the clinical trial, then any such event would create a risk of liability to us from the pharmaceutical companies with whom we contract or participants in the clinical trial concerned.
      We also contract with physicians to serve as investigators in conducting clinical trials. Such studies create risk of liability for personal injury to or death of clinical trial participants, particularly to clinical trial participants with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third party investigators, and we would vigorously defend any such claims. However, such claims may still be brought against us, and it is possible we could be found liable for these types of losses.
      In addition to supervising tests or performing laboratory analysis, we also own a number of facilities where Phase I clinical trials are conducted. Phase I clinical trials involve testing an investigational new drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug’s basic safety. We also could be liable for the general risks associated with ownership of such a facility. These risks include, but are not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers.
      We also package, label and distribute clinical trial supplies. We could be held liable for any problems that result from the trial drugs we package, label and distribute, including any quality control problems in our clinical trial supplies facilities, resulting in, for example, clinical trial supplies being incorrectly labeled, packaged, counted or distributed with potential consequences such as participants in the clinical trial receiving the incorrect medication or the incorrect dose of the medication concerned. These eventualities and others potentially arising from such errors could expose us to liability with both the pharmaceutical companies with whom we contract and to clinical trial participants. In addition, our clinical trial supplies facilities in the United States are subject to regulation, and potential inspection, by both the FDA and the United States Drug Enforcement Administration, or DEA.
      We also could be held liable for errors or omissions in connection with our services. For example, we could be held liable for errors or omissions or breach of contract if one of our laboratories inaccurately reports or fails to report lab results. Although we maintain insurance to cover risks of this kind, it is possible we could incur financial losses, which could adversely affect our results of operations and financial condition.
      Our commercialization services could result in potential liability to us.
      When we market and sell pharmaceutical products under contract for a pharmaceutical company, we could suffer liability for harm allegedly caused by those products, either as a result of a lawsuit against the pharmaceutical company to which we are joined, a lawsuit naming us or an action launched by a regulatory body. While we are indemnified by the pharmaceutical company for the action of the products we market and sell on its behalf, and while we carry insurance to cover harm caused by our negligence in performing services, it is possible that we could nonetheless incur financial losses, regulatory penalty or both.
      Our rights to market and sell certain pharmaceutical products expose us to product risks typically associated with pharmaceutical companies.
      From time to time, we may acquire or hold rights to market and sell certain pharmaceutical products. These product rights subject us to a number of risks typical to the pharmaceutical industry. For example, we could face product liability claims in the event users of products subject to our rights experience negative reactions or adverse side effects or in the event such products cause injury, are found to be unsuitable for their intended purpose or are otherwise defective. While we believe we currently have adequate insurance in place to protect against these risks, we may nevertheless be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we manufacture or sell, and any such product liability claim could adversely affect our business, operating results or financial condition. In addition, like pharmaceutical companies, our commercial success in this area will depend in part on our obtaining, securing and defending our intellectual property rights covering our pharmaceutical product rights. These risks may be augmented by certain risks if we outsource the manufacturing and/or distribution of these products, such as our inability to directly monitor quality control in the manufacturing and distribution processes.
      Our plans to market and sell pharmaceutical products also subject us to risks associated with participating in a business in which we have limited experience. If we are unable to operate this business as we expect, the financial results from this business could have a negative impact on our results of operations as a whole. The risk that our results may be affected if we are unable to successfully operate this business may increase in proportion with (1) the number of products or product rights we license or acquire in the future, (2) the applicable stage of the drug approval process of the products and (3) the levels of outsourcing involved in the development, manufacture and commercialization of such products.
      Our insurance may not cover all of our indemnification obligations and other liabilities associated with our operations.
      We maintain insurance designed to cover ordinary risks associated with our operations and our ordinary indemnification obligations. This insurance might not provide adequate coverage or may be contested by our carriers. The availability and level of coverage provided by our insurance could have a material impact on our profitability if we suffer uninsured losses or are required to indemnify third parties for uninsured losses.

      As part of the formation of Verispan, Verispan assumed our obligation under our settlement agreement with WebMD Corporation, or WebMD, to indemnify WebMD for losses arising out of or in connection with (1) the canceled Data Rights Agreement with WebMD, (2) our data business, which was contributed to the joint venture, (3) the collection, accumulation, storage or use of data by ENVOY Corporation, or ENVOY, for the purpose of transmitting or delivering data to us, (4) any actual transmission or delivery by ENVOY of data to us or (5) violations of law or contract attributable to any of the events described in (1) — (4) above. These indemnity obligations are limited to 50.0% for the first $20.0 million in aggregate losses, subject to exceptions for certain indemnity obligations that were not transferred to Verispan. Although Verispan has assumed our indemnity obligations to WebMD relating to our former data business, Verispan may have insufficient resources to satisfy these obligations or may otherwise default with respect thereto. In addition, WebMD may seek indemnity from us, and we would have to proceed against Verispan.
      In addition, we remain subject to other indemnity obligations to WebMD, including for losses arising out of the settlement agreement itself or out of the sale of ENVOY to WebMD. In particular, we could be liable for losses which may arise in connection with a class action lawsuit filed against ENVOY prior to our purchase and subsequent sale of it to WebMD, which has been settled. ENVOY and its insurance carrier, Federal Insurance Company, filed a lawsuit against Quintiles in June 2003 alleging that Quintiles should be responsible for payment of the settlement amount of $11.0 million and related fees and costs in connection with the class action lawsuit settlement. Our indemnity obligation with regard to losses arising from the sale of ENVOY to WebMD including ENVOY’s class action lawsuit is not subject to the limitation on the first $20.0 million of aggregate losses described above.
      In connection with the sale of certain assets relating to our Bioglan business, including rights to certain dermatology products, to Bradley Pharmaceuticals, Inc., or Bradley, we agreed to indemnify Bradley for losses caused by the manufacture, packaging, labeling, promotion, distribution, transportation, storage or sale of those products by or on our behalf prior to the transaction closing or patients’ use of products sold by or on our behalf prior to the transaction closing. For example, we could face product liability claims in the event users of these products, who bought them during the time we owned the product rights, experienced negative reactions or adverse side effects or in the event such products cause injury or are found to be unsuitable for their intended purposes or are otherwise defective. We are subject to similar risks with respect to any pharmaceutical product rights we may own at any time. While we believe we currently have adequate insurance in place to protect against these risks, we may nevertheless be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products we sold and any such product liability claims could adversely affect our operating results or financial condition.
      We may be exposed to additional income tax liabilities.
      In January 2004, we received a written communication from the Internal Revenue Service asserting that the income tax basis of the stock of our ENVOY subsidiary (which we sold in 2000 in a taxable transaction) may have been overstated and proposing an increase in our income taxes owed for 2000 by approximately $153.1 million. After further discussions, the Internal Revenue Service revised and reissued its prior communication, reducing the proposed assessment to $84.6 million. If our income tax basis is reduced, we will be required to pay additional income taxes, plus interest and possible penalties, on the amount of such reduction. If the reduction in our income tax basis is large enough, the resulting income tax effect could have a material adverse impact on our liquidity and financial condition. We are contesting the Internal Revenue Service’s challenge and are presently in the appeals process with the Internal Revenue Service.
      Exchange rate fluctuations may affect our results of operations and financial condition.
      We derive a large portion of our net revenue from international operations. Our financial statements are denominated in United States dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates, could significantly affect our results of operations and financial condition. Exchange rate fluctuations between local currencies and the United States dollar create risk in several ways, including:

•	Foreign Currency Translation Risk. The revenue and expenses of our foreign operations are generally denominated in local currencies.

•	Foreign Currency Transaction Risk. Our service contracts may be denominated in a currency other than the currency in which we incur expenses related to such contracts.
      We try to limit these risks through exchange rate fluctuation provisions stated in our service contracts, or we may hedge our transaction risk with foreign currency exchange contracts or options. At December 31, 2004, we had 12 open foreign exchange forward contracts relating to service contracts totaling approximately $10.9 million. Despite these efforts, we may still experience fluctuations in financial results from our operations outside the United States, and we cannot assure you that we will be able to favorably reduce our currency transaction risk associated with our service contracts.
      We face other risks in connection with our international operations.
      We have significant operations in foreign countries which may require complex arrangements to deliver services on global contracts for our customers. Additionally, we have moved significant operations from the United States and Europe to locations remote from our most developed business centers. As a result, we are subject to heightened risks inherent in conducting business internationally, including the following:

•	foreign countries could enact legislation or impose regulations or other restrictions which have an adverse effect on our ability to conduct business in that country;

•	the regulatory or judicial authorities of foreign countries may not enforce legal rights and recognize business procedures in a manner to which we are accustomed or would reasonably expect;

•	political changes and economic crises may lead to changes in the business environment in which we operate; and

•	natural disasters or international conflict, including terrorist acts, could interrupt our services, endangering our personnel and causing project delays or loss of study material or results, with a significant negative impact on our financial condition and results of operations.
      Operation of our information systems and evolution of the technology platform for our services pose risks to our business.
      Due to the global nature of our business and our reliance on information systems to provide our services, we intend to increase our use of Web-enabled and other integrated information systems in delivering our services. We are and will be exposed to the risks inherent in the development, integration and ongoing operation of our evolving information systems. These risks include:

•	invasion, disruption, impairment or failure of data centers, telecommunications facilities or other key infrastructure platforms,

•	failure or malfunction of or attacks on critical application systems or the hardware they run on, or

•	excessive costs, excessive delays or other deficiencies in systems development and deployment.
      In addition, we are currently undertaking significant programs to optimize business processes in our product development and commercialization services. We have entered into agreements with certain vendors to provide systems development and integration services to develop or provide for us under license the information technology, or IT, platform for these programs. If such vendors fail to perform as required or if there are substantial delays in developing and implementing this platform, our customer delivery may be impaired and we may have to make substantial further investments, internally or with third parties, to achieve our objectives. Additionally, our progress may be limited by existing or claimed patents by parties who seek to enjoin us from using preferred technology or seek license payments from us. Meeting our objectives is dependent on a number of factors which may not take place as we anticipate, including obtaining adequate technology-enabled services, creating IT-enabled services which our customers will find desirable and implementing our business model with respect to these services. Also, these expenditures may have a negative impact on our profitability, at least until our IT-enabled processes and services become operational. We cannot assure you that any improvements in profitability resulting from our new capabilities will be sufficient to offset our investments. Our results could be affected negatively if our competitors are able to execute similar programs before we can launch ours or if they are able to structure a platform that attracts customers away from our services.
      We may not be able to derive the benefits we hope to achieve from Verispan, our joint venture with McKesson.
      In May 2002, we completed the formation of a joint venture, Verispan, with McKesson designed to leverage the operational strengths of the healthcare information business of each party. As part of the formation of Verispan, we contributed our former informatics business. As a result, Verispan remains subject to the risks to which our informatics business was exposed. If Verispan is not successful or if it experiences any of the difficulties described below, there could be an adverse effect on our results of operations and financial condition, as Verispan is a pass-through entity and, as such, its results are reflected in our financial statements to the extent of our interest in Verispan. Verispan could encounter certain other difficulties, including:

•	its ability to obtain continuous access to de-identified healthcare data from third parties in sufficient quantities to support its informatics products;

•	its ability to process and use the volume of data received from a variety of data providers;

•	its ability to attract customers, besides Quintiles and McKesson, to purchase its products and services;

•	the risk of changes in healthcare information privacy laws and regulations that could create a risk of liability, increase the cost of Verispan’s business or limit its service offerings; and

•	the risk that industry regulation may restrict Verispan’s ability to analyze and disseminate pharmaceutical and healthcare data.
      Although we have a license to use Verispan’s commercially available data products and we may pay Verispan to create customized data products for us, if Verispan is unable to provide us with the quality and character of data products that we need to support those services, we would need to seek other strategic alternatives to achieve our goals.
      In contributing our former informatics business to Verispan, we assigned certain contracts to Verispan. Verispan has agreed to indemnify us against any liabilities we may incur in connection with these contracts after contributing them to Verispan, but we still may be held liable under the contracts to the extent Verispan is unable to satisfy its obligations, either under the contracts or to us.
Risks Relating to Our Industry
      Changes in aggregate spending, research and development budgets and outsourcing trends in the pharmaceutical and biotechnology industries could adversely affect our operating results and growth rate.
      Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business. For example, the practice of many companies in these industries has been to hire outside organizations like us to conduct large clinical research and sales and marketing projects. This practice grew substantially during the 1990’s and has continued into the 2000’s and we have benefited from this trend. Some industry commentators believe that the rate of growth of outsourcing will tend to decrease. If these industries reduce their outsourcing of clinical research and sales and marketing projects, our operations and financial condition could be materially and adversely affected. We also believe we may be negatively impacted by mergers and other factors in the pharmaceutical industry, which appear to slow decision making by our customers and delay certain trials. We believe our commercialization services may be affected by reductions in new product launches and increases in the number of drugs losing patent protection. In addition, United States federal and state legislatures and numerous foreign governments are considering various types of healthcare reforms and may undertake efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profitability of new drugs, our customers may reduce their research and development spending, which could reduce the business they outsource to us. We cannot predict the likelihood of any of these events or the effects they would have on our business, results of operations or financial condition.
      Changes in government regulation could decrease the need for the services we provide.
      Governmental agencies throughout the world, but particularly in the United States, Europe and Japan, highly regulate the drug development and approval process. A large part of our business involves helping pharmaceutical and biotechnology companies through the regulatory drug approval process. Any alteration of or relaxation in regulatory approval standards could eliminate or reduce the need for our services, and, as a result, our business could be materially adversely affected.
      Actions by government regulators or customers to limit the scope of prescription or withdraw approved products from the market could result in a loss of revenue.
      Governments have the authority after approving a product, to limit its scope of prescription or withdraw it from the market based on safety concerns. Similarly, customers may act to voluntarily limit the scope of prescription of products or withdraw them from the market. If we are providing services to customers for products that are limited or withdrawn, we could suffer a loss of revenue with negative impact to our financial results.
      Failure to comply with existing regulations could result in a loss of revenue.
      We are subject to a wide range of government regulations and review by a number of regulatory agencies including, in the United States, the Department of Justice, FDA, DEA, Department of Transportation and similar regulatory agencies throughout the world. Any failure on our part to comply with applicable regulations could have an adverse impact on our ability to perform our services. For example, non-compliance could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on us. If we were to fail to verify that informed consent is obtained from patient participants in connection with a particular clinical trial, the data collected from that trial could be compromised, and we could be required to repeat the trial under the terms of our contract at no further cost to our customer, but at substantial cost to us. Moreover, from time to time, one or more of our customers are investigated by regulatory authorities or enforcement agencies with respect to regulatory compliance of their clinical trials, programs and products. In these situations, we have often provided services to our customers with respect to the trials, programs or products being investigated, and we are called upon to respond to requests for information by the authorities and agencies. There is a risk that either our customers or regulatory authorities could claim that we performed our services improperly or that we are responsible for trial or program compliance. If our customers or regulatory authorities make such claims against us and prove them, we could be subject to substantial damages, fines or penalties. In addition, negative publicity regarding regulatory compliance of our customers’ trials, programs or products could have an adverse effect on our business and reputation.
      New and proposed laws and regulations regarding confidentiality of patients’ information could result in increased risks of liability or increased cost to us, or could limit our service offerings.
      The confidentiality and release of patient-specific information are subject to governmental regulation. Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the United States Department of Health and Human Services, or HHS, has issued regulations mandating heightened privacy and confidentiality protections for certain types of individually identifiable health information, or protected health information. We do not meet the definition of a “covered entity” under HIPAA; however, we are indirectly affected by HIPAA because many investigators with whom we are involved with in clinical trials are HIPAA “covered entities.” Also, the European Union, or EU, and its member states, as well as other countries, continue to issue new rules. National and United States state governments are contemplating or have proposed or adopted additional legislation governing the possession, use and dissemination of medical record information and other personal health information. In particular, proposals being considered by state governments may contain privacy and security protections that are more burdensome than the federal regulations. In order to comply with these regulations, we may need to implement new privacy and security measures, which may require us to make substantial expenditures or cause us to limit the products and services we offer. In addition, if we violate applicable laws, regulations or duties relating to the use, privacy or security of health information, we could be subject to civil or criminal penalty and be forced to alter our business practices.
Risks Relating to the Notes
          Intermediate Holding is a holding company with no operations and no assets other than its investment in Quintiles. Intermediate Holding may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payment on the notes.
      Intermediate Holding is a holding company that currently conducts all of its operations through Quintiles and Quintiles’ subsidiaries and affiliates. As a result, all operating profit and cash flows are generated by Quintiles and Quintiles’ subsidiaries and affiliates. The notes, however, are the exclusive obligation of Intermediate Holding, and none of Intermediate Holding’s subsidiaries is obligated to make funds available for payment on the notes. Intermediate Holding’s ability to make payments on the notes is nevertheless dependent on its subsidiaries’ earnings and cash flows and their ability to make distributions in the form of dividends or other advances and transfers to Intermediate Holding. The ability of Intermediate Holding’s subsidiaries to pay these dividends and make these advances and transfers is subject to applicable federal, state and non-United States laws. Furthermore, the terms of Quintiles’ senior secured credit facility and the indenture for Quintiles’ senior subordinated notes significantly restrict distributions, dividends and other advances to Intermediate Holding from Quintiles. See “Description of Other Indebtedness — Quintiles’ Senior Secured Credit Facility” and “— Quintiles’ Senior Subordinated Notes.” In addition, Intermediate Holding’s subsidiaries are permitted to incur additional indebtedness under specified circumstances, and the agreements governing future indebtedness of its subsidiaries may also restrict such distributions, dividends and other advances. We cannot assure you that the agreements governing the current and future indebtedness of Intermediate Holding’s subsidiaries will permit such subsidiaries to provide Intermediate Holding with sufficient funds to make payments on the notes when due or repurchase the notes when so required.
          The notes are not obligations of Quintiles and your right to receive payments on the notes is structurally subordinated to the claims of the creditors of Intermediate Holding’s subsidiaries.
      Intermediate Holding’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide Intermediate Holding with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Intermediate Holding’s right to receive any assets of any of its subsidiaries, upon such subsidiaries’ foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, and therefore the right of the holders of the notes to receive a share of those assets, is structurally subordinated to the claims of such subsidiaries’ creditors, including holders of Quintiles’ senior subordinated notes and the lenders under Quintiles’ senior secured credit facility and trade creditors. In addition, even if Intermediate Holding were deemed to be a general creditor of any of its subsidiaries, Intermediate Holding’s rights as a general creditor would be subordinate to the rights of holders of any indebtedness of such subsidiaries that are senior to general creditors and to holders of any secured indebtedness of such subsidiaries to the extent of the value of the assets securing such indebtedness. Further, holders of the notes would participate ratably with all of the other general creditors of Intermediate Holding’s subsidiaries, based upon the respective amounts owed to each holder or creditor, in the distribution and payment of the remaining assets.

      As of December 31, 2004, the notes were effectively subordinated to $794.9 million of indebtedness, including $450.0 million of Quintiles’ senior subordinated notes, $306.1 million of borrowings under Quintiles’ senior secured credit facility and $38.8 million of other indebtedness of Quintiles.
          Your right to receive payments on the notes is effectively subordinated to the right of Intermediate Holding’s existing and future secured creditors.
      Intermediate Holding is a guarantor of the indebtedness of Quintiles under Quintiles’ senior secured credit facility. The guaranty is a senior obligation of Intermediate Holding and is secured by all of Intermediate Holding’s assets, including the capital stock of Quintiles. The guaranty and the notes constitute Intermediate Holding’s only indebtedness. Holders of Intermediate Holding’s secured indebtedness will have claims that are prior to the claims of holders of the notes. In the event of any distribution or payment of Intermediate Holding’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Additionally, holders of the notes will participate ratably with all of Intermediate Holding’s other general creditors, based upon the respective amounts owed to each holder or creditor, in the distribution and payment of its remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt.
          Our subsidiaries may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and we may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.
      Intermediate Holding’s and its subsidiaries’ ability to make scheduled or other payments on or to refinance their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. After April 1, 2009, interest on the notes will accrue at the rate of 11 1/2% per annum until maturity, and generally will be payable, semiannually in arrears, on April 1 and October 1 of each year, commencing on October 1, 2009. We cannot assure you that Intermediate Holding’s subsidiaries will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.
      If Intermediate Holding’s subsidiaries’ cash flows and capital resources are insufficient to fund our debt service obligations, Intermediate Holding and its subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance their indebtedness, including the notes. These alternative measures may not be successful and may not permit Intermediate Holding and its subsidiaries to meet their scheduled or other debt service obligations. In the absence of such operating results and resources, Intermediate Holding and its subsidiaries could face substantial liquidity problems and might be required to dispose of material assets or operations to meet their debt service and other obligations. Quintiles’ senior secured credit facility and the indenture governing Quintiles’ senior subordinated notes restrict Intermediate Holding’s subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. Intermediate Holding’s subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.
          The interests of Pharma Services’ stockholders may not be aligned with your interests as a holder of the notes.
      Pharma Services and its equity holders control all of the voting power of our outstanding common stock and all of our affairs and policies. Circumstances may occur in which the interests of Pharma Services and its equity holders could be in conflict with the interests of the holders of the notes. Moreover, Pharma Services’ equity holders may have interests in their other respective investments that could also be in conflict with the interests of the holders of the notes. In addition, Pharma Services may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to holders of the notes. For example, Pharma Services and its equity holders may cause us to pursue a growth strategy (including acquisitions which are not accretive to earnings), which could impact our ability to make payments under the indentures and Quintiles’ senior secured credit facility or cause a change of control. In addition, to the extent permitted by the indenture governing the notes, the indenture governing Quintiles’ senior subordinated notes and Quintiles’ senior secured credit facility, Pharma Services may cause us to pay dividends rather than make capital expenditures, including for purposes of servicing debt obligations, if any, of Pharma Services or Quintiles.
          Intermediate Holding may not have the ability to raise the funds to purchase the notes upon a change of control as required by the indenture governing the notes.
      Upon the occurrence of certain change of control events, each holder of the notes may require Intermediate Holding to purchase all or a portion of its notes at a purchase price equal to 101% of the accreted value thereof, plus accrued and unpaid interest to the date of purchase. Intermediate Holding’s ability to repurchase the notes upon a change of control will be limited by the terms of Quintiles’ senior secured credit facility, the indenture governing Quintiles’ senior subordinated notes and our other debt. Upon a change of control, Intermediate Holding may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by Quintiles under its senior secured credit facility and make an offer to purchase all of the outstanding Quintiles’ senior subordinated notes. Intermediate Holding cannot assure you that it would be able to repay amounts outstanding under the senior secured credit facility, obtain necessary consents under the senior secured credit facility or fulfill our obligations under Quintiles’ senior subordinated notes, in order to repurchase the notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our other outstanding debt, including Quintiles’ senior subordinated notes, which we may not be able to do. In addition, even if we were able to refinance this debt, the refinancing may not be on terms favorable to us.
          You will be required to pay United States federal income tax on the original issue discount on the notes even when Intermediate Holding does not pay cash interest.
      The private notes were issued with “original issue discount” for United States federal income tax purposes because interest on the notes accretes to principal for the first five years of the term of the notes. Although there will be no periodic payments of cash interest on the notes prior to October 1, 2009, holders of the notes will be required to include original issue discount in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the notes) and the adjusted issue price of the notes. See “United States Taxation.”
          Federal and state statutes could allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.
      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debts if, among other things, Intermediate Holding, at the time it incurred the indebtedness evidenced by the notes:

•	was insolvent or rendered insolvent by reason of such indebtedness; or

•	was engaged in a business or transaction for which Intermediate Holding’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by Intermediate Holding pursuant to the notes could be voided and required to be returned to Intermediate Holding, or to a fund for the benefit of Intermediate Holding’s creditors.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets; or

•	if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.
      We believe that we, after giving effect to the indebtedness incurred in the offering and the application of the proceeds therefrom, will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.
      There may be no active trading market for the exchange notes.
      The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchaser has advised us that it currently intends to make a market in the exchange notes, it is not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement.
      Given the risks inherent in an investment in the exchange notes and the lack of an active trading market, you may have difficulty finding willing buyers for the exchange notes. Consequently, you may not be able to liquidate your investment readily, and the exchange notes may not be readily accepted as collateral for loans. In addition, in response to prevailing interest rates and market conditions generally, the exchange notes could trade at a price lower than their initial offering price. Therefore, you should be aware that you may bear the economic risk of an investment in the exchange notes until maturity.
      The market price for the exchange notes may be volatile.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.
      If you wish to tender your private notes for exchange notes, you must comply with the requirements described in this prospectus.
      You will receive exchange notes in exchange for private notes only after the exchange agent receives such private notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below under the subheading “Exchange Offer — Procedures for Tendering.” If you wish to tender your private notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither we nor the exchange agent has any duty to give you notice of defects or irregularities with respect to tenders of private notes for exchange. Private notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.
      In addition, if you tender your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.
      If you do not exchange your private notes, you may have difficulty in transferring them at a later time.
      We will issue exchange notes in exchange for the private notes after the exchange agent receives your private notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your private notes for exchange. Private notes that are not exchanged will remain subject to restrictions on transfer and generally will not have rights to registration.
      If you do not participate in the exchange offer, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale of the private notes. Each broker-dealer who holds private notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any private notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of private notes expected to remain outstanding following the completion of the exchange offer.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      We sold the private notes on March 18, 2004 to Citigroup Global Markets Inc., as initial purchaser, in a private offering pursuant to a purchase agreement. The initial purchaser subsequently sold the private notes to:

•	“qualified institutional buyers,” or QIBs, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

•	persons in offshore transactions in reliance on Regulation S under the Securities Act.
      As a condition to the initial sale of the private notes, we and the initial purchaser entered into a registration rights agreement on March 18, 2004. Pursuant to the registration rights agreement, we agreed to use our reasonable best efforts to:

•	no later than 360 days after the issue date of the private notes, file a registration statement with the SEC with respect to a registered offer to exchange the private notes for the exchange notes having terms substantially identical in all material respects to the private notes (except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional notices);

•	cause the exchange offer registration statement to become effective under the Securities Act not later than 420 days after the issue date of the private notes; and

•	cause the exchange offer to be consummated not later than 450 days after the issue date of the private notes.
      Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the surrender of the private notes. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders.
      We agreed to issue and exchange the exchange notes for all private notes properly surrendered and not withdrawn before the expiration of the exchange offer. The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. WE URGE YOU TO READ THE ENTIRE REGISTRATION RIGHTS AGREEMENT CAREFULLY. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.
      There is no assurance as to the willingness of the SEC to declare our registration statement effective with respect to the exchange notes or whether the SEC may impose conditions on such declaration of effectiveness that are not acceptable to us, in which event the registration statement may be delayed, perhaps significantly. There is no assurance that the registration of the exchange notes will be accomplished on a timely basis, or at all.
      Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided that a broker-dealer receiving exchange notes for its own account in exchange for private notes, where such private notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, will have a prospectus delivery requirement with respect to resales of such exchange notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes.
      A holder of private notes who wishes to exchange such private notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not our “affiliate,” as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
      Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Shelf Registration
      In the event that:

(1)	due to any change in law or applicable interpretations or policy of the staff of the SEC, we are not permitted to effect the exchange offer;

(2)	for any other reason the exchange offer is not declared effective within 420 days, or consummated within 450 days, after the issuance of the private notes; or

(3)	prior to the 20th day following consummation of the exchange offer:

(A)	the initial purchaser so requests with respect to private notes not eligible to be exchanged for exchange notes in the exchange offer;

(B)	any holder of private notes (other than the initial purchaser) notifies us that it is not eligible to participate in the exchange offer; or

(C)	an initial purchaser that participates in the exchange offer notifies us that it did not receive freely tradeable exchange notes in exchange for notes constituting any portion of an unsold allotment, we will, subject to certain conditions, at our cost:

•	as promptly as reasonably practicable, file a shelf registration statement covering resales of the private notes or the exchange notes, as the case may be;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•	use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of two years from the issue date of the private notes or the date on which all private notes registered thereunder are disposed of in accordance therewith or cease to be outstanding.
      We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which forms a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the private notes or the exchange notes, as the case may be. A holder selling such private notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements which are applicable to such holder (including certain indemnification obligations).
Additional Interest
      In the event that:

(1)	within 360 days after the issue date of the private notes, neither the exchange offer registration statement nor, if required to be filed pursuant to clause (1) or clause (2) under “— Shelf Registration” above, the shelf registration statement has been filed with the SEC;

(2)	within 30 days after a shelf registration statement is required to be filed pursuant to clause (1) or clause (2) under “— Shelf Registration” above, so long as such 30th day is a date after the 180th day following the issue of the private notes, the shelf registration statement has not been filed with the SEC;

(3)	within 420 days after the issue date of the private notes, the exchange offer registration statement has not been declared effective;

(4)	within 450 days after the issue date of the private notes, neither the exchange offer has been consummated nor, if required to be filed pursuant to clause (1) or clause (2) under “— Shelf Registration” above, the shelf registration statement has been declared effective;

(5)	within 60 days of the day on which the obligation to file a shelf registration statement arises pursuant solely to clause (3) under “— Shelf Registration” above, we fail to file such shelf registration statement with the SEC;

(6)	within 60 days of the day on which the obligation to have a shelf registration statement declared effective arises pursuant solely to clause (3) under “— Shelf Registration” above, such shelf registration statement has not been declared effective; or

(7)	after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of private notes or exchange notes in accordance with and during the period specified in the registration rights agreement,
(each such event a “registration default”) then, additional interest will accrue on the aggregate principal amount of the private notes and the exchange notes subject to such registration statement from and including the date on which any such registration default has occurred to, but excluding, the date on which all registration defaults have been cured or all such private notes or exchange notes be freely transferable. Additional interest will accrue at an initial rate of 0.25% per annum, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such registration default continues up to a maximum of 1.0% per annum and shall be payable in cash to holders of the notes on the earliest date on which interest on the notes is payable.
Terms of the Exchange Offer
      Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Private notes may be surrendered only in integral multiples of $1,000. The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

•	the exchange notes will have a different Committee on Uniform Security Identification Procedures (CUSIP) number from the private notes;

•	the exchange notes will be registered for the exchange offer under the Securities Act and, therefore, the exchange notes will not bear legends restricting the transfer of the exchange notes; and

•	holders of the exchange notes generally will not be entitled to any of the registration rights of holders of private notes under the registration rights agreement.
      The exchange notes will evidence the same indebtedness as the private notes which they replace and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the private notes. As a result, both series of notes will be treated as a single class of debt securities under the indenture.
      As of the date of this prospectus, $219.0 million in aggregate principal amount at maturity of the private notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Solely for reasons of administration, we have fixed the close of business on                , 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the private notes entitled to participate in this exchange offer.
      In connection with the exchange offer, neither the Delaware General Corporation Law nor the indenture governing the private notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the related SEC rules and regulations.
      For all relevant purposes, we will be regarded as having accepted properly surrendered private notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of private notes for the purposes of receiving the exchange notes from us.
      If you surrender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described under “ — Fees and Expenses” below.
      By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “ — Representations on Tendering Private Notes” below.
     Expiration Date; Extensions; Amendments
      We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the private notes. The “expiration date” is 5:00 p.m., New York City time on                , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.
      In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We expressly reserve the right:

•	to delay accepting any private notes;

•	to extend the exchange offer;

•	to terminate the exchange offer; or

•	amend the terms of the exchange offer in any manner.
      Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by oral or written notice to holders of the private notes, by means of a press release, public announcement or otherwise. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. If we make such an amendment, we will also extend the expiration date of the exchange offer, as necessary.
      We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.
     Interest on the Exchange Notes
      The exchange notes will accrete and accrue interest on the same terms as the private notes, i.e., the exchange notes will accrete interest at the rate of 11 1/2% per year, compounded semi-annually on April 1 and October 1 of each year to, but not including, April 1, 2009; thereafter, cash interest on the notes will accrue at the rate of 11 1/2% per annum and, subject to specified limitations, will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2009.
     Resale of the Exchange Notes
      We believe that you will be allowed to resell the exchange notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the following representations:

•	you are acquiring the exchange notes in the ordinary course of business;

•	you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the private notes or exchange notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any “affiliate” of ours (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes; and

•	if you are a broker-dealer receiving exchange notes for your own account in exchange for unregistered private notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.
      You are required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements before you will be allowed to participate in the exchange offer.
      We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way as it has treated others in the past. If our belief is wrong, or if you cannot truthfully make the representations described above, and you transfer any exchange notes issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the

Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.
      A broker-dealer that has bought private notes for market-making or other trading activities has to deliver a prospectus in order to resell any exchange notes it has received for its own account in the exchange. This prospectus may be used by such a broker-dealer to resell any of its exchange notes. In addition, a broker-dealer which has acquired the private notes for its own account as a result of market-making or other trading activities may participate in the exchange offer if it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the exchange notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any such broker-dealer that requests copies in the letter of transmittal for a period of up to 90 days after the registration statement relating to this exchange offer is declared effective. See “Plan of Distribution” for more information regarding broker-dealers.
Procedures for Tendering
      If you wish to surrender private notes you must do the following:

•	properly complete, sign and date the letter of transmittal (or a facsimile of the letter of transmittal);

•	have the signatures on the letter of transmittal (or facsimile) guaranteed if required by the letter of transmittal; and

•	mail or deliver the letter of transmittal (or facsimile) together with your private notes and any other required documents to the exchange agent at the address appearing below under “ — Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date.
      In addition, either:

•	certificates for such private notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of the private notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below under “ — Book-Entry Transfer,” must be received by the exchange agent prior to the expiration date; or

•	you must comply with the procedures described below under “—Guaranteed Delivery Procedures.”
      In order for the tender to be effective, the exchange agent must receive the private notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.
      THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT.
      As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, properly insured. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. Do not send the letter of transmittal or any private notes to us. You may ask your broker, dealer, commercial bank, trust company or nominee to perform these transactions for you.
      If you do not withdraw your surrender of private notes prior to the expiration date, you will be regarded as agreeing to surrender the private notes in accordance with the terms and conditions in this exchange offer.
      If you are a beneficial owner of the private notes and your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your private notes, you should contact your intermediary promptly and instruct it to surrender the private notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder or a DTC participant listed on a securities position listing furnished by DTC with respect to the private notes. The transfer of registered ownership may take a long time.
      By tendering, you will make the representations described below under “ — Representations on Tendering Private Notes.” In addition, each participating broker-dealer who receives exchange notes for its own account in exchange for private notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”
      Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.
     Signature on Letter of Transmittal
      Signatures on a letter of transmittal or a notice of withdrawal described below under “ — Withdrawal of Tenders,” as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you surrender your private notes (i) as a registered holder and you have not completed the box titled “Special Delivery Instruction” on the letter of transmittal or (ii) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

•	a member firm of a registered national securities exchange or of the NASD;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.
      If you sign the letter of transmittal even though you are not the registered holder of any private notes listed in the letter of transmittal, your private notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the private notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the private notes.
      In connection with any surrender of private notes in definitive certificated form, if you sign the letter of transmittal or any private notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.
     Acceptance of Tendered Notes
      All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered private notes, will be determined by us in our sole discretion, which will be final and binding.
      We reserve the absolute right:

•	to reject any and all private notes not properly surrendered;

•	to reject any private notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

•	to waive any defects, irregularities or conditions of surrender as to particular private notes.

      Unless waived, you must cure any defects or irregularities in connection with surrenders of private notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of private notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Surrenders of private notes will not be deemed to have been made until any defects or irregularities have been cured or waived.
      We do not currently intend to acquire any private notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.
     Representations on Tendering Private Notes
      By surrendering private notes pursuant to the exchange offer, you will be telling us that, among other things,

•	you have full power and authority to surrender, sell, assign and transfer the private notes tendered;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of ours, or a broker-dealer tendering the private notes acquired directly from us for its own account;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the private notes or exchange notes;

•	you understand that a secondary resale transaction described above and any resales of exchange notes obtained by you in exchange for private notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•	we will acquire good, marketable and unencumbered title to the private notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the private notes are accepted by us.
      If you are a broker-dealer and you receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes received in the exchange offer.
     Return of Private Notes
      If any surrendered private notes are not accepted for any reason described here or if private notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those private notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of private notes surrendered by book-entry transfer, the exchange agent’s account at DTC. Any such private notes will be returned promptly to the surrendering person or credited to an account maintained with DTC.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of facilitating the exchange offer within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in

DTC’s systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, you must transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under “ — Exchange Agent” for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you wish to surrender your private notes and (i) your private notes are not readily available so you cannot meet the expiration date deadline or (ii) you cannot deliver your private notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

•	the surrender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder, the certificate number(s) of the private notes, if applicable, and the principal amount of private notes surrendered;

•	a statement that the surrender is being made thereby;

•	a guarantee that, within three business days after the expiration date, the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered private notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.
      The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your private notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your surrender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a surrender of private notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “ — Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the private notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at DTC to be credited; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered.
      All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding upon all parties. Any private notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no exchange notes will be issued unless the private notes so withdrawn are validly re-tendered. Properly withdrawn private notes may be re-tendered by following one of the procedures described above under “ — Procedures for Tendering” at any time prior to the expiration date.
Conditions
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of those private notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offer:

•	any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer; or

•	any governmental approval, which we deem necessary for the consummation of the exchange offer, has not been obtained.
      If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to the tendering holders;

•	extend the exchange offer and retain all private notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the private notes to withdraw their tendered private notes; or

•	waive the unsatisfied conditions, if permissible, with respect to the exchange offer and accept all properly tendered private notes which have not been withdrawn. If that waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer to the extent required by law.
      The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.
      The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange.
Termination of Certain Rights
      All registration rights under the registration rights agreement benefiting the holders of the private notes that are eligible to participate in the exchange offer will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement. In any case, we have agreed, for a period of up to 90 days after the exchange offer is consummated, to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer for use in a resale.

Exchange Agent
      We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By Registered and Certified Mail Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480 Attention: Reorg.	By Overnight Courier or Regular Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479 Attention: Reorg.	By Hand Delivery Well Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, MN 55402 Attention: Reorg.
or Facsimile: (612) 667-4927 Telephone: (612) 667-9764
      Delivery of the letter of transmittal to an address, or transmission via telegram, telex or facsimile, other than to the exchange agent as set forth above, will not constitute a valid delivery.
Fees and Expenses
      We will pay for the expenses of this exchange offer. The principal solicitation for tenders of private notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.
      We have not retained a dealer-manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.
      We will pay all transfer taxes, if any, applicable to the exchange of private notes in connection with the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of private notes in connection with the exchange offer, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption payment of any applicable transfer taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.
Accounting Treatment
      We will record the exchange notes at the same carrying value as the private notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the private notes over the remaining term of the exchange notes.
Consequences of Failure to Exchange
      You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

      Private notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to a person whom the purchaser reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A;

•	in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available);

•	in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to us, if we so request);

•	to us; or

•	pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with all applicable United States state securities or “blue sky” laws.
      See “Risk Factors” for more information about the risks of not participating in the exchange offer.
Regulatory Approvals
      We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

THE PHARMA SERVICES TRANSACTION
      On September 25, 2003, Pharma Services acquired all of the issued and outstanding common stock of Quintiles. Intermediate Holding currently owns 99.2% of the outstanding common stock of Quintiles with Pharma Services owning the remainder. Intermediate Holding is wholly owned by Pharma Services. Pharma Services was formed by Dennis B. Gillings, Ph.D., Executive Chairman, Chief Executive Officer and founder of Quintiles, and One Equity.
      Dr. Gillings and his affiliates own approximately 19.6% of the outstanding shares of common stock of Pharma Services and 17.0% of the outstanding preferred stock. Pharma Services also has an equity incentive plan under which its employees and directors may purchase up to 9,634,805 restricted shares of Pharma Services common stock, or be granted options to purchase up to 4,817,403 shares of Pharma Services common stock. As of February 11, 2005, 8,528,500 restricted shares of Pharma Services common stock have been purchased under the equity incentive plan and remain outstanding, and 3,812,500 options to purchase shares of Pharma Services common stock have been granted under the equity incentive plan.
      The total amount of consideration necessary to consummate the Pharma Services transaction and the related transactions was approximately $1.88 billion, consisting of (i) approximately $1.74 billion to acquire the outstanding shares of Quintiles (including equity rollover) and payments in respect of the cancellation of outstanding stock options, (ii) approximately $912,000 to repay certain existing indebtedness of Quintiles and (iii) approximately $146.4 million to pay transaction fees and expenses. These funds were obtained from equity and debt financings together with cash of Quintiles of $592.0 million. The financing for the Pharma Services transaction consisted of the following:

•	cash equity financing in the aggregate amount of $424.4 million, including investments of $222.3 million from One Equity, $90.0 million from TPG and $90.0 million from Temasek;

•	equity rollover in the aggregate amount of $107.1 million, of which $93.7 million consisted of Quintiles common stock and options to purchase Quintiles common stock held by Dr. Gillings and his affiliates;

•	a six-year $310.0 million term loan and a five-year $75.0 million revolving credit facility, provided as part of Quintiles’ $385.0 million senior secured credit facility; and

•	$450.0 million raised through the issuance of senior subordinated notes by Quintiles.
USE OF PROCEEDS
      The exchange offer is intended to satisfy certain obligations under our registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the private notes for the exchange notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. The issuance of the private notes in March 2004 increased our indebtedness as described more fully in Note 15, Credit Arrangements to our Consolidated Financial Statements. The private notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be re-issued. We used the net proceeds from the sale of the private notes to pay a dividend on our common stock to Pharma Services. Pharma Services used such funds for the repurchase of certain outstanding shares of its preferred stock on a pro rata basis and for the payment of accrued and unpaid dividends on the stock repurchased. We have agreed to pay for the expenses of the exchange offer.

CAPITALIZATION
      The following table sets forth our capitalization as of December 31, 2004. You should read this table in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus.

As of December 31, 2004

(dollars in thousands)
Cash and cash equivalents	$535,732
Investments in debt securities	12,121
Investments in marketable equity securities	24,425

Total cash and cash equivalents and investments in debt and marketable equity securities	$572,278

Total debt (including current portion):
Revolving credit facility(1)	$—
Term loan B	306,125
11.5% senior discount notes	136,231
10% senior subordinated notes	450,000
Other indebtedness	38,756

Total debt	931,112
Total stockholders’ equity	307,470

Total capitalization	$1,238,582

(1)	The revolving credit facility provides for borrowings of up to $75.0 million, all of which are available to us for working capital and general corporate purposes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
      The following unaudited pro forma condensed consolidated financial information is derived by the application of pro forma adjustments to our historical consolidated financial statements for the fiscal year ended December 31, 2004, which are included elsewhere herein. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable, but which are subject to change and are described in the accompanying notes. The pro forma financial statements do not purport to indicate results of operations as of any future date or any future period. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto included elsewhere herein.

Unaudited Pro Forma Condensed Consolidated Statement
of Operations From Continuing Operations
for the Year Ended December 31, 2004
(dollars in thousands)

	Pharma Services	Pro Forma
	Intermediate Holding	Adjustments	Pro Forma

Net revenues	$1,782,254	—	$1,782,254
Add: reimbursed service costs	364,080	—	364,080

Gross revenues	2,146,334	—	2,146,334

Costs, expenses and other:
Costs of revenues	1,547,444	—	1,547,444
Selling, general and administrative	637,197	—	637,197
Interest income	(11,324)	—	(11,324)
Interest expense	81,871	3,152	85,023
Other (income) expense, net	(1,079)	—	(1,079)
Transaction and restructuring	6,577	—	6,577
Gain on sale of portion of an investment in a subsidiary	(24,688)	—	(24,688)
Non-operating gain on change of interest transaction	(10,030)	—	(10,030)

	2,225,968	3,152	2,229,120

Loss before income taxes	(79,634)	(3,152)	(82,786)
Income tax benefit	10,564	1,103	11,667

Loss before equity in losses of unconsolidated affiliates and other	(69,070)	(2,049)	(71,119)
Equity in losses of unconsolidated affiliates	(149)	—	(149)
Minority interests	(1,362)	—	(1,362)

Loss from continuing operations	$(70,581)	$(2,049)	$(72,630)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
for the Year Ended December 31, 2004
(dollars in thousands)
Adjustments for this offering

(1)	Interest expense: The pro forma adjustment to interest expense reflects the estimated interest expense on the notes offered hereby and the estimated debt issuance costs. The issuance date on the notes is March 18, 2004. The adjustment is to add interest expense on the debt as if it was outstanding from January 1, 2004 through March 18, 2004.

Pro forma estimated interest expense for the notes offered hereby ($124.7 million at 11.50%)	$3,028
Pro forma estimated amortization of approximately $5.8 million debt issuance costs	124

Pro forma adjustment for interest expense	$3,152

(2)	Income taxes: The pro forma income adjustments consist of items that would be taxed in the United States. Accordingly, we reflected the income tax impact of these adjustments using our federal income tax rate of 35.0%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      The Selected Consolidated Statement of Operations Data set forth below for the year ended December 31, 2004, the periods from January 1, 2003 through September 25, 2003 and September 26, 2003 through December 31, 2003 and for the year ended December 31, 2002 and the Consolidated Balance Sheet Data set forth below as of December 31, 2004 and 2003 are derived from our audited consolidated financial statements and notes thereto as included elsewhere herein. The Selected Consolidated Statement of Operations Data set forth below for the years ended December 31, 2001 and 2000, and the Consolidated Balance Sheet Data set forth below as of December 31, 2002, 2001 and 2000 are derived from our consolidated financial statements not included herein. During 2004, we completed the sale of certain assets representing our Bioglan business, and, as such, the results of the Bioglan business, for all periods presented, have been reported separately as a discontinued operation in the consolidated financial statements. During 2000, Quintiles completed the sale of its electronic data interchange unit, ENVOY, and, as such, the results of ENVOY, for that year, have been reported separately as a discontinued operation in the consolidated financial statements. The selected consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	September 25,	December 31,	December 31,	December 31,
	2004	2003	2003	2002	2001	2000

	Successor	Successor	Predecessor	Predecessor	Predecessor	Predecessor
			(dollars in thousands)
Statement of Operations Data:
Net revenues	$1,782,254	$431,626	$1,196,247	$1,570,383	$1,620,483	$1,660,489
Gross revenues	2,146,334	527,881	1,464,930	1,970,033	1,883,912	1,871,077
(Loss) income from continuing operations before income taxes	(79,634)	(2,306)	59,755	122,770	(262,496)	(51,005)
(Loss) income from continuing operations	(70,581)	(12,128)	32,535	81,222	(175,873)	(34,174)
Income from discontinued operations, net of income taxes	9,543	4,760	4,626	442	—	16,770
Gain from sale of discontinued operation, net of income taxes	53,987	—	—	—	—	—
Extraordinary gain from sale of discontinued operation, net of income taxes	—	—	—	—	142,030	436,327
Cumulative effect on prior years (to December 31, 2001) of changing to a different method of recognizing deferred income taxes	—	—	—	45,659	—	—
Net (loss) income	$(7,051)	$(7,368)	$37,161	$127,323	$(33,843)	$418,923

Other Financial Data:
Ratio of earnings to fixed charges(1)	0.27x	0.92x	4.01x	5.56x	—	—

	As of December 31,

	2004	2003	2002	2001	2000

	Successor	Successor	Predecessor	Predecessor	Predecessor
	(in thousands, except employee data)
Balance Sheet Data:
Cash and cash equivalents	$535,732	$373,622	$644,255	$565,063	$330,214
Working capital, excluding discontinued operation	315,087	131,490	569,784	617,552	308,684
Total assets	2,053,449	1,992,711	2,054,195	1,853,794	1,961,578
Long-term debt and capital leases including current portion	931,112	794,256	40,574	37,866	38,992
Stockholders’ equity	$307,470	$402,347	$1,598,386	$1,455,088	$1,404,706
Full-time equivalent employees	17,015	15,662	15,801	17,639	18,060

(1)	The ratio of earnings to fixed charges set forth above is computed in accordance with Item 503(d) of Regulation S-K under the Securities Act and may differ from the fixed charge coverage ratio computed for purposes of the indenture governing the notes, the indenture governing Quintiles’ senior subordinated notes and the credit agreement governing Quintiles’ senior secured credit facility. Deficiency in earnings available to cover fixed charges for the year ended December 31, 2004, the period from September 26, 2003 through December 31, 2003 and the years ended December 31, 2001 and 2000 was $79.9 million, $2.3 million, $262.5 million and $51.0 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Overview
      Intermediate Holding is a holding company with no income from operations or physical assets. Intermediate Holding operates its business through and receives all of its income from Quintiles and its subsidiaries. Intermediate Holding was incorporated in the State of Delaware on August 18, 2003 in anticipation of the acquisition of Quintiles by Pharma Services. Intermediate Holding owns 99.2% of the outstanding common stock of Quintiles, with Pharma Services owning the remainder.
      Quintiles helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Based on our competitors’ press releases and public filings with the SEC, we are the largest company in the pharmaceutical outsourcing services industry as ranked by 2004 gross revenues. The gross revenues of the second largest company were approximately $1.09 billion less than our 2004 gross revenues.
      In August 2004, we completed our sale of certain assets representing our Bioglan Pharmaceuticals business, or Bioglan, to Bradley for approximately $188.3 million including approximately $5.3 million of direct costs for transferred inventory. We recognized a gain from the sale of Bioglan during 2004 of approximately $54.0 million, net of income taxes of approximately $36.3 million. The results of operations, assets and liabilities of the Bioglan business have been reported separately in our financial statements as a discontinued operation. All historical periods presented herein have been restated to reflect the Bioglan business as a discontinued operation.
      In April 2003, following the unanimous recommendation of a special committee of independent directors, Quintiles’ Board of Directors approved a merger transaction with Pharma Services for Quintiles’ public shareholders to receive $14.50 per share in cash. In order to finance the Pharma Services transaction, Pharma Services sold equity units consisting of preferred and common stock for $390.5 million. In addition, Quintiles entered into a secured credit facility which consists of a $310.0 million principal senior term loan and a $75.0 million revolving loan facility. Quintiles also issued $450.0 million of 10% Senior Subordinated Notes due 2013. Pharma Services also used approximately $578.7 million of Quintiles’ cash to fund the Pharma Services transaction.
      The Pharma Services transaction was completed on September 25, 2003, after receiving regulatory and shareholder approval. As a result of the Pharma Services transaction, Pharma Services Acquisition Corp., a subsidiary of Pharma Services, was merged with and into Quintiles, and Quintiles, as the surviving corporation, became an indirect wholly owned subsidiary of Pharma Services. Consequently, our results of operations, financial condition and cash flows prior to the date of the Pharma Services transaction are the same as Quintiles and are presented as the “predecessor.” The financial effects of the Pharma Services transaction and our results of operations, financial position and cash flows as the surviving corporation following the Pharma Services transaction are presented as the “successor.” To clarify and emphasize that the successor company has been presented on an entirely new basis of accounting, we have separated predecessor and successor operations with a vertical black line, where appropriate.
Results of Operations
      In accordance with generally accepted accounting principles in the United States, or GAAP, our predecessor results have not been aggregated with our successor results and, accordingly, our Condensed Consolidated Financial Statements do not show results of operations or cash flows for the twelve months ended December 31, 2003. However, in order to facilitate an understanding of our results of operations for the twelve months ended December 31, 2003 in comparison with the twelve months ended December 31, 2004 and 2002, we present and discuss our predecessor results and our successor results on a combined basis. The combined results of operations are non-GAAP financial measures and should not be used in isolation or as a substitution for the predecessor and successor results.

      Below is a reconciliation of the combined results of operations for the year ended December 31, 2003:

	September 26,	January 1,
	2003	2003
	Through	Through	Year Ended
	December 31,	September 25,	December 31,
	2003	2003	2003

	Successor	Predecessor	Combined
	(in thousands)
Net revenues	$431,626	$1,196,247	$1,627,873
Add: reimbursed service costs	96,255	268,683	364,938

Gross revenues	527,881	1,464,930	1,992,811
Costs, expenses and other:
Costs of revenues	362,012	969,474	1,331,486
Selling, general and administrative	154,688	397,318	552,006
Interest income	(4,761)	(12,112)	(16,873)
Interest expense	20,651	1,738	22,389
Other income, net	(2,403)	(5,391)	(7,794)
Transaction and restructuring	—	54,148	54,148

	530,187	1,405,175	1,935,362

(Loss) income before income taxes	(2,306)	59,755	57,449
Income tax expense	9,810	27,224	37,034

(Loss) income before minority interests and equity in (losses) earnings of unconsolidated affiliates	(12,116)	32,531	20,415
Equity in earnings (losses) of unconsolidated affiliates	13	(8)	5
Minority interests	(25)	12	(13)

(Loss) income from continuing operations	(12,128)	32,535	20,407
Income from discontinued operation	4,760	4,626	9,386

Net (loss) income	$(7,368)	$37,161	$29,793

      Below is a reconciliation of the results by segment on a combined basis for the year ended December 31, 2003:

	September 26,	January 1,
	2003	2003
	Through	Through	Year Ended
	December 31,	September 25,	December 31,
	2003	2003	2003

	Successor	Predecessor	Combined
	(in thousands)
Net revenues:
Product Development	$270,247	$734,729	$1,004,976
Commercial Services	141,163	392,050	533,213
PharmaBio Development	30,674	99,245	129,919
Eliminations	(10,458)	(29,777)	(40,235)

	$431,626	$1,196,247	$1,627,873

Contribution:
Product Development	$141,046	$375,125	$516,171
Commercial Services	55,353	142,144	197,497
PharmaBio Development	4,040	37,455	41,495

	$200,439	$554,724	$755,163

      Below is a reconciliation of certain items of the combined statement of cash flows for the year ended December 31, 2003:

	September 26,	January 1,
	2003	2003
	Through	Through	Year Ended
	December 31,	September 25,	December 31,
	2003	2003	2003

	Successor	Predecessor	Combined
	(in thousands)
Net cash provided by operating activities	$96,010	$165,137	$261,147
Investing activities:
Acquisition of property and equipment	(14,779)	(39,143)	(53,922)
Payment of transaction costs in Transaction	—	(2,896)	(2,896)
Acquisition of businesses, net of cash acquired	(1,684,206)	(1,379)	(1,685,585)
Acquisition of intangible assets	—	(3,739)	(3,739)
Acquisition of commercial rights and royalties	(3,000)	(17,710)	(20,710)
Proceeds from disposition of property and equipment	1,960	6,219	8,179
(Purchases of) proceeds from debt securities, net	(886)	25,267	24,381
Purchases of equity securities and other investments	(6,020)	(10,830)	(16,850)
Proceeds from sale of equity securities	7,633	61,926	69,559

Net cash (used in) provided by investing activities	(1,699,298)	17,715	(1,681,583)
Financing activities:
Proceeds from issuance of debt, net of expenses, in Transaction	733,433	—	733,433
Principal payments on credit arrangements	(5,647)	(13,248)	(18,895)
Dividend from discontinued operation	8,336	3,138	11,474
Capital contribution in Transaction	389,091	—	389,091
Issuance of common stock	—	7,042	7,042

Net cash provided by (used in) financing activities	$1,125,213	$(3,068)	$1,122,145

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003
      Gross Revenues. Gross revenues for the year ended December 31, 2004 were $2.15 billion versus $1.99 billion for the year ended December 31, 2003. Gross revenues include service revenues, revenues from commercial rights and royalties and revenues from investments. Net revenues exclude reimbursed service costs. Reimbursed service costs may fluctuate due, in part, to the payment provisions of the respective service contract. Below is a summary of revenues (in thousands):

	2004	2003

Service revenues — external	$2,093,437	$1,862,892
Less: reimbursed service costs	364,080	364,938

Net service revenues — external	1,729,357	1,497,954
Net service revenues — intersegment	65,687	40,235

Net service revenues — combined	1,795,044	1,538,189
Commercial rights and royalties	62,517	98,986
Investments	(9,620)	30,933
Eliminations: service revenues — intersegment	(65,687)	(40,235)

Total net revenues	$1,782,254	$1,627,873

Reimbursed service costs	364,080	364,938

Gross revenues	$2,146,334	$1,992,811

•	Service Revenues — External. Service revenues — external, which represent services we provide to third parties, were $2.09 billion for 2004 compared to $1.86 billion for 2003. Service revenues — external less reimbursed service costs, or net service revenues — external, for 2004 were $1.73 billion, an increase of $231.4 million or 15.4% over net service revenues — external of $1.50 billion in 2003. Net service revenues — external for 2004 were positively impacted by approximately $101.4 million due to the effect of the weakening of the United States dollar relative to the euro, the British pound, the South African rand and the Japanese yen. Net service revenues — external increased in the Asia Pacific and Africa region $45.5 million or 16.2% to $326.4 million in 2004 from 2003 as a result of strong growth in our Commercial Services Group. Net service revenues — external in the Asia Pacific and Africa region were positively impacted by approximately $24.3 million due to the effect of foreign currency fluctuations. Net service revenues — external increased $140.5 million or 22.8% to $755.7 million in 2004 from 2003 in the Europe region, including a positive impact of approximately $75.6 million due to the effect of foreign currency fluctuations. We experienced strong growth in our Clinical Development Services, or CDS, and an improvement in the business conditions for our Commercial Services Group in Europe, primarily Germany, Italy and the United Kingdom. Net service revenues — external increased $45.3 million or 7.5% to $647.3 million for 2004 from 2003 in the Americas region, including a positive impact of approximately $1.4 million due to the effect of foreign currency fluctuations. The increase in the Americas region is primarily a result of strong growth in CDS revenues.

•	Net Service Revenues — Intersegment. Net service revenues — intersegment represents the revenues from services provided by our service segments, primarily commercial services, to our PharmaBio Development Group under risk-based arrangements in which we provide services to customers at our cost in exchange for royalties. Net service revenues — intersegment increased to $65.7 million for 2004 versus $40.2 million for 2003 primarily as a result of the incremental services provided under our Cymbaltatm contract and our February 2004 contract with a large pharmaceutical customer. These increases were partially offset by a reduction in the services provided under our contract with Kos Pharmaceuticals, Inc., or Kos, which concluded in December 2003.

•	Net Service Revenues — Combined. Net services revenues — combined for 2004 were $1.80 billion versus $1.54 billion for 2003 for reasons stated above.

•	Commercial Rights and Royalties Revenues. Commercial rights and royalties revenues, which include product revenues, royalties and commissions, for 2004 were $62.5 million, a decrease of $36.5 million from 2003 commercial rights and royalties revenues of $99.0 million. Commercial rights and royalties revenues were positively impacted by approximately $4.0 million due to the effect of foreign currency fluctuations related to the weakening of the United States dollar relative to the euro. Commercial rights and royalties revenues were reduced by approximately $17.0 million in 2004 relating to the amortization of payments we made to our customers versus $3.5 million for 2003. These payments are considered incentives and are amortized against revenues over the service period of the contract. The decrease in commercial rights and royalties revenues is due to (1) our contracts with Columbia Laboratories, Inc., or Columbia, which decreased revenue by $407,000 in 2004, compared to a $11.9 million contribution to revenues in 2003, due to an impairment of the Columbia receivable of approximately $7.8 million representing a decline in fair value of the related commercial rights and royalties asset which we believed to be other than temporary; (2) the conclusion of our service contract in December 2003 with Kos which contributed approximately $24.9 million of revenue in 2003; (3) a decrease in revenues under our contracts in Europe with two large pharmaceutical customers to $38.7 million in 2004 as compared to $40.4 million in 2003; and (4) a decline in revenues from miscellaneous contracts and activities to $1.6 million in 2004 from $3.1 million in 2003. In addition, 2003 included $15.9 million of revenues related to our contract and subsequent termination agreement with Scios, Inc., or Scios. These decreases were partially offset by increases resulting from (1) our contract for Cymbaltatm, which contributed $11.6 million of revenues in 2004 and (2) our September 2003 acquisition of a controlling interest in Pharmaplan Limited, or Pharmaplan, which contributed $11.1 million of revenues in 2004 versus $2.7 million in 2003. Commercial rights and royalties revenues for 2004 were attributable to the following: (1) approximately 61.9% to our contracts with two large pharmaceutical customers in Europe; (2) approximately 18.5% to our Cymbaltatm contract; (3) approximately 17.7% to the Pharmaplan operations acquired during September 2003; (4) approximately 2.6% related to miscellaneous contracts and activities and (5) approximately (0.7%) related to our contracts with Columbia.

•	Investment Revenues. Investment revenues which relate to our PharmaBio Development Group’s financing arrangements and include gains and losses from the sale of equity securities and impairments from other than temporary declines in the fair values of our direct and indirect investments, were a loss of $9.6 million for 2004 versus a gain of $30.9 million for 2003. Investment revenues for 2004 included $2.8 million of net gains on marketable securities versus $42.7 million for 2003. During 2004 and 2003, we recognized $12.5 million and $11.8 million, respectively, of impairment losses on investments whose decline in fair value was considered to be other than temporary.
      Costs of Revenues. Costs of revenues were $1.55 billion in 2004 and $1.33 billion in 2003. Below is a summary of these costs (in thousands):

	2004	2003

Reimbursed service costs	$364,080	$364,938
Service costs	986,927	824,521
Commercial rights and royalties costs	137,219	88,424
Depreciation and amortization	124,905	93,838
Eliminations — intersegment costs	(65,687)	(40,235)

	$1,547,444	$1,331,486

•	Reimbursed Service Costs. Reimbursed service costs were $364.1 million and $364.9 million for 2004 and 2003, respectively.

•	Service Costs. Service costs, which include compensation and benefits for billable employees, and certain other expenses directly related to service contracts, were $986.9 million or 55.0% of 2004 net service revenues — combined versus $824.5 million or 53.6% of 2003 net service revenues — combined. Compensation and related expenses increased approximately $119.0 million primarily as a result of salary and wage increases, including an increase in the number of billable employees. Other expenses directly related to our service contracts increased approximately $43.4 million. Service costs were negatively impacted by approximately $52.2 million from the effect of foreign currency fluctuations.

•	Commercial Rights and Royalties Costs. Commercial rights and royalties costs, which include compensation and related benefits for employees, amortization of commercial rights, infrastructure costs of the PharmaBio Development Group and other expenses directly related to commercial rights and royalties, were $137.2 million for 2004 versus $88.4 million for 2003. The increase in commercial rights and royalties costs is primarily due to (1) an increase in costs related to Cymbaltatm of approximately $36.2 million to $43.7 million in 2004; (2) costs of approximately $21.4 million related to our February 2004 contract with a large pharmaceutical company; and (3) an increase in costs incurred by our Pharmaplan operations by approximately $7.0 million to $9.6 million as a result of the September 2003 transaction in which we acquired a controlling interest. These increases were partially offset by a decrease of approximately $16.0 million in costs related to our service contract with Kos which was terminated in December 2003.

•	Depreciation and Amortization. Depreciation and amortization, which include depreciation of our property and equipment and amortization of our definite-lived intangible assets except commercial rights, increased to $124.9 million for 2004 versus $93.8 million for 2003. Amortization expense increased approximately $30.2 million as a result of the increase in intangible assets with finite lives that were recorded in connection with the Pharma Services transaction. We have approximately $109.7 million of identifiable intangible assets that have indefinite lives and therefore are not being amortized. Depreciation expense remained relatively constant increasing approximately $850,000.

•	Eliminations — Intersegment Costs. Eliminations represent the services provided by our service segments, primarily commercial services, to our PharmaBio Development Group under risk-based arrangements in which we provide services to customers at our cost in exchange for royalties. Eliminations increased to $65.7 million for 2004 versus $40.2 million for 2003 primarily as a result of the incremental services provided under our Cymbaltatm contract and our February 2004 contract with a large pharmaceutical customer. These increases were partially offset by a reduction in the services provided under our contract with Kos which concluded in December 2003.
      Selling, general and administrative expenses, which include compensation and benefits for administrative employees, non-billable travel, professional services, and expenses for advertising, information technology and facilities, were $637.2 million or 35.8% of total net revenues in 2004 versus $552.0 million or 33.9% of total net revenues in 2003. Travel expenses increased approximately $17.5 million in 2004 when compared to 2003, primarily as a result of increased activities associated with our global operations. These travel expenses include reimbursements made to our Executive Chairman and Chief Executive Officer for business related travel services he provides for himself and other employees with the use of his own airplane. Professional services increased approximately $14.8 million during this same time period, including approximately $3.8 million of management fees to our parent company’s investor group. In addition, compensation and related expenses were negatively impacted by approximately $33.1 million as a result of salary and wage increases including an increase in the number of administrative employees. Selling, general and administrative expenses were negatively impacted by approximately $34.4 million from the effect of foreign currency fluctuations.
      Interest income decreased approximately $5.5 million to $11.3 million in 2004 as compared to $16.9 million in 2003 as a result of the decline in the average monthly balance of investable cash.

      Interest expense was $81.9 million in 2004 as compared to $22.4 million in 2003 as a result of the interest on the debt we incurred to fund the Pharma Services transaction and the accretion of interest on the 11.5% senior discount notes we issued in March 2004.
      Other income was $1.1 million in 2004 versus $7.8 million in 2003. Included in 2004 was approximately $2.4 million of income from the settlement of litigation. We recognized approximately $2.3 million of foreign currency translation losses in 2004 versus foreign currency translation gains of approximately $6.3 million in 2003.
      In November 2004, Quintiles’ Board of Directors approved the first phase of a new initiative to review aspects of Quintiles’ current operating and future strategic direction regarding corporate initiatives, including utilization of shared services and strategic sourcing initiatives. In conjunction with this review, we recognized $6.6 million of restructuring charges in 2004 for termination benefits related to the elimination of 230 positions globally. Although positions will be eliminated in the Commercial Services Group, most of eliminated positions are in the Product Development Group. As of December 31, 2004, 153 individuals had been notified with 116 positions eliminated. We have targeted substantial completion of the cash expenditures related to the first phase to be during the first half of 2005.
      We recognized $54.1 million of transaction expenses and restructuring charges in 2003 which included $48.7 million of transaction related expenses and a $5.5 million restructuring charge. The transaction related expenses included expenses of the special committee of Quintiles’ Board of Directors and its financial and legal advisors. During the third quarter of 2003, we reviewed our estimates of the restructuring plans adopted in prior years. This review resulted in a net increase of approximately $5.5 million in our accruals, including an increase of $6.8 million in exit costs for abandoned leased facilities and a decrease of approximately $1.3 million for severance payments. The increase in exit costs was due to several factors including, depending on the applicable facility: (1) an increase in our estimated time required to sublet, (2) a decrease in the expected price per square foot to sublet or (3) an increase in the estimated cost to otherwise terminate our obligations under those leases brought about by prolonged stagnant conditions in local real estate markets. The decrease in severance payments was a result of an increase in the number of actual voluntary employee terminations beyond our estimates.
      During the second quarter of 2004, we sold 3,556 ordinary shares, or approximately 11.1% of our ownership interest in our Japanese subsidiary, QJPN, to Mitsui for approximately 4.0 billion yen (approximately $37.0 million) of gross proceeds. We incurred approximately $1.1 million of costs related to the sale. As a result, we recognized a gain on the sale of a portion of an investment in a subsidiary of approximately $24.7 million.
      In addition, our Japanese subsidiary issued 1,778 ordinary shares and 1,778 preference shares directly to Mitsui for an aggregate amount of approximately 4.7 billion yen (approximately $42.9 million) of gross proceeds. We incurred approximately $463,000 of costs related to the issuance of the ordinary shares and approximately $652,000 of costs related to the issuance of the preference shares. The issuance of the new ordinary shares further reduced our ownership interest in our subsidiary by an additional 4.7%. As a result, we recognized a non-operating gain of approximately $10.0 million for the change in interest transaction. We did not recognize any gain or loss associated with the new issuance of preference shares which decreased our voting interest in this subsidiary by an additional 4.2% to 80% and accounted for approximately 2.8 billion yen (approximately $25.1 million) of gross proceeds.
      Loss before income taxes was $79.6 million for 2004 versus income before income taxes of $57.4 million for 2003.
      The effective income tax rate was 13.3% for 2004 versus 64.5% for 2003 (on a combined basis). Our effective income tax rate was negatively impacted by income taxes provided on approximately $29.0 million of earnings of our foreign subsidiaries. The earnings of our foreign subsidiaries will be subject to taxation in the United States for income tax purposes when repatriated. However, for financial reporting purposes, income taxes are provided on the earnings of our foreign subsidiaries as though they have currently been repatriated. Our effective income tax rate for 2004 was negatively impacted due to the gains on the transactions with Mitsui. Our effective income tax rate for the period from January 1, 2003 through September 25, 2003 was 45.6% due to the negative impact of transaction related expenses which are not deductible for income tax purposes. Our effective income tax rate for the period from September 26, 2003 through December 31, 2003 was (425.4%). Our effective income tax rate was negatively impacted by providing deferred income taxes on earnings of our foreign subsidiaries and transaction related expenses which were not deductible for income tax purposes. In October 2004, the enactment of the American Jobs Creation Act of 2004, or the Jobs Act, created a temporary incentive for United States corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and uncertainty remains as to how to interpret numerous provisions in the Jobs Act. In December 2004, the Financial Accounting Standards Board, or FASB, issued FASB staff position Statement of Financial Accounting Standards, or SFAS, No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” SFAS No. 109-2 allows companies to evaluate the effect of the law on their prior treatment of unrepatriated foreign earnings before giving effect of the Jobs Act in their provision for income taxes. As of December 31, 2004, we had not decided on whether, and to what extent, we might repatriate earnings under the Jobs Act, and accordingly we provided deferred income taxes on these earnings. Subsequent to December 31, 2004, we partially completed our analysis on the impact of the Jobs Act on our plans for repatriation. Based on this analysis, we plan to repatriate $117.5 million in extraordinary dividends, as defined in the Jobs Act, during the first quarter of 2005, and accordingly we anticipate recording an income tax benefit within a range between approximately $0 to $37.0 million depending on the profitability of our operations in the countries from which the earnings are repatriated. We have not decided whether any additional amounts of foreign earnings will be repatriated as we are continuing our assessment which we expect to complete by December 1, 2005. Since we conduct operations on a global basis, our effective income tax rate may vary. See “— Critical Accounting Policies — Income Taxes.”
      During 2004 and 2003, we recognized ($149,000) and $5,000, respectively, of (losses) earnings from equity in unconsolidated affiliates, which represents our pro rata share of the net (loss) earnings of unconsolidated affiliates, primarily Verispan.
      During 2004 and 2003, our earnings were reduced by $1.4 million and $13,000, respectively, for minority interests in certain of our consolidated subsidiaries. The increase in the reductions is a result of the transactions with Mitsui in which our interest in our Japanese subsidiary decreased to 80%.
      Loss from continuing operations was $70.6 million for 2004 versus income from continuing operations of $20.4 million for 2003.
      Income from our discontinued operation, Bioglan, which we sold in August 2004, was $9.5 million for 2004 versus $9.4 million for 2003. Gross revenues of the discontinued operation were approximately $38.6 million and $53.2 million for 2004 and 2003, respectively.
      We completed the August 2004 sale of our Bioglan operations to Bradley for approximately $188.3 million in cash, including approximately $5.3 million of direct costs for transferred inventory. Based on certain purchase price adjustment provisions in the asset purchase agreement, we paid Bradley approximately $1.9 million. As a result of the completion of the transaction, we recognized a gain from the sale of Bioglan during 2004 of $54.0 million, net of income taxes of $36.3 million.
      Net loss was $7.1 million for 2004 versus net income of $29.8 million for 2003.

Analysis by Segment:
      The following table summarizes the operating activities for our reportable segments for the years ended December 31, 2004 and 2003. In August 2004, we completed our sale of certain assets related to our Bioglan business. The results of operations for the Bioglan business have been separately reported as a discontinued operation and are no longer included in the PharmaBio Development Group. All historical periods presented herein have been restated to reflect the Bioglan business as a discontinued operation. We do not include reimbursed service costs, selling, general and administrative expenses, depreciation and amortization expense except the amortization of commercial rights, interest (income) expense, other (income) expense and income tax expense (benefit) in our segment analysis. Intersegment revenues have been eliminated, and the profit on intersegment revenues is reported within the service group providing the services (dollars in millions).

	Total Net Revenues				Contribution

						% of Net		% of Net
	2004	2003		Growth %	2004	Revenues	2003	Revenues

Product Development	$1,126.7	$	l,005.0	12.1%	$554.4	49.2%	$516.2	51.4%
Commercial Services	668.4		533.2	25.3	253.7	38.0	197.5	37.0
PharmaBio Development	52.9		129.9	(59.3)	(84.3)	(159.4)	41.5	31.9
Eliminations	(65.7)		(40.2)	(63.3)	—	—	—	—

	$1,782.3		$1,627.9	9.5%	$723.8	40.6%	$755.2	46.4%

      Product Development Group. Net service revenues for the Product Development Group were $1.13 billion for 2004 compared to $1.01 billion for 2003. Net services revenues for 2004 were positively impacted by approximately $62.5 million due to the effect of foreign currency fluctuations. Net service revenues increased in the Asia Pacific and Africa region $3.4 million or 2.1% to $163.8 million as a result of a positive impact of approximately $12.8 million due to the effect of foreign currency fluctuations. The Asia Pacific and Africa region experienced a decline in the Early Development and Laboratory Services, or EDLS, revenues primarily due to the sale of our reference laboratory in South Africa. Net service revenues increased $79.8 million or 20.0% to $478.7 million in the Europe region primarily as a result of the positive impact of approximately $47.9 million due to the effect of foreign currency fluctuations and strong growth in CDS revenues. Net service revenues increased $38.5 million or 8.6% to $484.1 million in the Americas region, primarily due to the strong growth in CDS revenues and a positive impact of approximately $1.8 million due primarily to the effect of the strengthening United States dollar relative to the Canadian dollar.
      Contribution for the Product Development Group was $554.4 million for 2004 compared to $516.2 million for 2003. As a percentage of net service revenues, contribution margin was 49.2% for 2004 compared to 51.4% for 2003. The contribution margin was negatively impacted by the timing of project start ups in the CDS business, the incremental costs in our EDLS business due to a realignment of resources and an increase in compensation and related expenses.
      Commercial Services Group. Net service revenues for the Commercial Services Group were $668.4 million for 2004 compared to $533.2 million for 2003. Net service revenues for 2004 were positively impacted by approximately $39.6 million due to the effect of foreign currency fluctuations. We experienced strong growth in net revenues in the Asia Pacific and Africa region, primarily Japan, with net service revenues increasing $43.8 million or 36.9.% to $162.5 million including a positive impact of approximately $11.5 million due to the effect of foreign currency fluctuations. Net service revenues increased $59.5 million or 26.3% to $286.0 million in the Europe region, including a positive impact of approximately $28.5 million due to the effect of foreign currency fluctuations. The increase is primarily the result of improved business conditions in the United Kingdom, Germany and Italy. Net service revenues increased $31.8 million or 16.9% to $219.8 million in the Americas region primarily as a result of an increase in the services provided under our PharmaBio Development contracts, primarily with respect to the Cymbaltatm contract and the February 2004 contract with a large pharmaceutical customer.

      Contribution for the Commercial Services Group was $253.7 million for 2004 compared to $197.5 million for 2003. As a percentage of net service revenues, contribution margin was 38.0% for 2004 compared to 37.0% for 2003 as a result of (1) an improvement in the difficult market conditions for our syndicated sales forces in the United Kingdom which contributed to the increase in contribution as the costs for the syndicated sales forces are relatively constant and do not fluctuate in proportion to the revenues, (2) the strong growth in the Asia Pacific and Africa region, primarily Japan, and (3) the increase in services provided under our Cymbaltatm contract.
      PharmaBio Development Group. Net revenues for the PharmaBio Development Group decreased approximately $77.0 million during 2004 as compared to 2003 due to a $40.6 million decrease in investment revenues and a $36.5 million decrease in commercial rights and royalties revenues. The commercial rights and royalties costs increased approximately $48.8 million during the same period as a result of several factors including (1) increased costs associated with our contract for Cymbaltatm and our February 2004 contract with a large pharmaceutical company and (2) increased costs associated with our Pharmaplan operations as a result of the September 2003 transaction in which we acquired a controlling interest. These increases were partially offset by a decrease of approximately $16.0 million in costs related to our service contract with Kos which was terminated in December 2003.
      The contribution for the PharmaBio Development Group decreased by $125.8 million for 2004 compared to 2003. The commercial rights and royalties revenues (net of related costs) in 2004 decreased the contribution of this group by approximately $85.3 million when compared to 2003 due to the decrease in revenues coupled with the increase in related costs. Our expenses incurred in 2004 included approximately $21.4 million of costs related to our contract with a large pharmaceutical company for which no revenues were recognized. The contribution from investment revenues decreased by approximately $40.6 million for 2004 to ($9.6) million versus $30.9 million for 2003 as a direct result of the decrease in the investment revenues.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002
      Gross Revenues. Gross revenues for the year ended December 31, 2003 were $1.99 billion versus $1.97 billion for the year ended December 31, 2002. Below is a summary of revenues (in thousands):

	2003	2002

Service revenues — external	$1,862,892	$1,868,324
Less: reimbursed service costs	364,938	399,650

Net service revenues — external	1,497,954	1,468,674
Net service revenues — intersegment	40,235	54,548

Net service revenues — combined	1,538,189	1,523,222
Commercial rights and royalties	98,986	88,005
Investments	30,933	13,704
Eliminations: service revenues — intersegment	(40,235)	(54,548)

Total net revenues	$1,627,873	$1,570,383

Reimbursed service costs	364,938	399,650

Gross revenues	$1,992,811	$1,970,033

•	Service Revenues — External. Service revenues — external were $1.86 billion for 2003 compared to $1.87 billion for 2002. Net service revenues — external for 2003 were $1.50 billion, an increase of $29.3 million or 2.0% over net service revenues — external of $1.47 billion in 2002. Included in net service revenues — external for 2002 was $20.3 million from our Informatics Group, which was transferred to a joint venture during May 2002 and, therefore, there were no net service revenues from that group for 2003. Net service revenues — external for 2003 were positively impacted by approximately $101.2 million due to the effect of the weakening of the United States dollar relative to the euro, the British pound, the South African rand and the Japanese yen. Net service revenues — external increased in the Asia Pacific and Africa region $51.2 million or 22.3% to $280.8 million, which was positively impacted by approximately $28.5 million due to the effect of foreign currency fluctuations. Net service revenues — external increased $42.6 million or 7.4% to $615.1 million in the Europe region, although they were positively impacted by $71.6 million due to the effect of foreign currency fluctuations. During 2003, our Commercial Services Group experienced difficult business conditions due to the under-utilization of its syndicated sales forces in primarily two markets, the United Kingdom and France. Net service revenues — external decreased $64.5 million or 9.7% to $602.0 million in the Americas primarily as a result of increased competition in the Product Development Group and the absence of informatics revenue in 2003.

•	Net Service Revenues — Intersegment. Net service revenues — intersegment decreased to $40.2 million for 2003 versus $54.5 million for 2002 primarily as a result of the reduction in services provided under our contract with Scios, which was terminated in the fourth quarter of 2002. This decrease was partially offset by increases resulting from the services provided under our Columbia and Cymbaltatm contracts.

•	Net Service Revenues — Combined. Net services revenues — combined for 2003 were $1.54 billion versus $1.52 billion for 2002 for reasons stated above.

•	Commercial Rights and Royalties Revenues. Commercial rights and royalties revenues for 2003 were $99.0 million, an increase of $11.0 million over 2002 commercial rights and royalties revenues of $88.0 million. Commercial rights and royalties revenues were positively impacted by approximately $5.4 million due to the effect of foreign currency fluctuations related to the weakening of the United States dollar relative to the euro. Commercial rights and royalties revenues for 2003 were reduced by approximately $3.5 million, versus $19.8 million in 2002, for the amortization of payments made by us to our customers. These payments are considered incentives and are amortized against revenues over the service period of the contract. The $11.0 million increase in commercial rights and royalties revenues is primarily the result of (1) our contracts with Kos and Columbia, which contributed approximately $36.9 million of revenues for 2003 versus $22.3 million for 2002, and (2) our contracts in Europe with two large pharmaceutical customers which contributed approximately $40.4 million of revenues for 2003 versus $18.9 million for 2002. These increases were partially offset by a reduction in revenue of approximately $25.6 million as a result of the completion of the services portion of our Scios contract during the fourth quarter of 2002. For 2003, approximately 40.8% of our commercial rights and royalties revenues was attributable to our contracts with two large pharmaceutical customers in Europe, approximately 37.2% was attributable to our contracts with Kos and Columbia, approximately 16.1% was attributable to the termination of the Scios contract and the remaining 5.9% was attributable to miscellaneous contracts and activities.

•	Investment Revenues. Investment revenues related to our PharmaBio Development Group’s financing arrangements were $30.9 million for 2003 versus $13.7 million for 2002. Investment revenues for 2003 included $23.6 million of gain on the sale of equity investments in Triangle Pharmaceuticals, Inc., or Triangle, The Medicines Company and CV Therapeutics, Inc. and a $12.1 million gain on warrants to acquire 700,000 shares of Scios as a result of the acquisition of Scios by Johnson & Johnson, Inc. During 2003 and 2002, we recognized $11.8 million and $4.3 million, respectively, of impairment losses on investments whose decline in fair value was considered to be other than temporary.

      Costs of Revenues. Costs of revenues were $1.33 billion in 2003 and $1.35 billion in 2002. Below is a summary of these costs (in thousands):

	2003	2002

Reimbursed service costs	$364,938	$399,650
Service costs	824,521	829,995
Commercial rights and royalties costs	88,424	83,933
Investment costs	—	320
Depreciation and amortization	93,838	86,148
Eliminations — intersegment costs	(40,235)	(54,548)

	$1,331,486	$1,345,498

•	Reimbursed Service Costs. Reimbursed service costs were $364.9 million and $399.7 million for 2003 and 2002, respectively.

•	Service Costs. Service costs were $824.5 million or 53.6% of 2003 net service revenues — combined versus $830.0 million or 54.5% of 2002 net service revenues — combined. Service costs were negatively impacted by approximately $52.3 million from the effect of foreign currency fluctuations. Bonus expense included in service costs increased approximately $3.2 million in 2003 as compared to 2002 as a result of our migration to a cash-based incentive program for our employees. The reduction in service costs, as a percentage of net service revenues — combined, is primarily a result of the residual effect of our process enhancements and cost reduction efforts.

•	Commercial Rights and Royalties Costs. Commercial rights and royalties costs were $88.4 million for 2003 versus $83.9 million for 2002. These costs include services and products provided by third parties, as well as services provided by our other service groups totaling approximately $40.2 million for 2003 and $54.5 million for 2002. The year 2003 includes approximately $7.6 million of expenses relating to our Cymbaltatm contract.

•	Investment Costs. Investment costs, which include costs directly related to direct and indirect investments in our customers or other strategic partners as part of the PharmaBio Development Group’s financing arrangements, were $320,000 in 2002.

•	Depreciation and Amortization. Depreciation and amortization increased to $93.8 million for 2003 versus $86.1 million for 2002. Amortization expense increased approximately $14.3 million as a result of the amortization of the identifiable intangible assets with finite lives that were recorded in connection with the Pharma Services transaction. This increase was partially offset by a decrease in depreciation expense of approximately $6.7 million primarily resulting from the transfer of our Informatics Group to Verispan.

•	Eliminations — Intersegment Costs. Eliminations decreased to $40.2 million for 2003 versus $54.5 million for 2002 primarily as a result of the reduction in services provided under our contract with Scios which was terminated in the fourth quarter of 2002. This decrease was partially offset by increases resulting from the services provided under our Columbia and Cymbaltatm contracts.
      Selling, general and administrative expenses were $552.0 million or 33.9% of total net revenues in 2003 versus $508.1 million or 32.4% of total net revenues in 2002. Selling, general and administrative expenses increased approximately $43.9 million primarily due to a negative impact of approximately $34.9 million as a result of the effect of foreign currency fluctuations and a $4.0 million increase in expenses associated with changes to our employee cash-based incentive program. These increases offset the reduction of approximately $8.6 million due to the transfer of our Informatics Group into the Verispan joint venture.
      Interest income increased slightly in 2003 to $16.9 million as compared to $16.7 million in 2002.

      Interest expense was $22.4 million in 2003 as compared to $2.6 million in 2002. The increase is a result of the interest on the debt we incurred at the end of September 2003, totaling approximately $760.0 million, to fund the Pharma Services transaction.
      Other income was $7.8 million in 2003 versus other expense of $4.5 million in 2002. Included in 2003 was approximately $6.3 million in foreign currency translation gains compared to $5.2 million in 2002. Included in 2002 is approximately $2.7 million of expenses associated with the formation of the Verispan joint venture.
      We recognized $54.1 million of transaction expenses and restructuring charges in 2003 as compared to $3.4 million during 2002. These amounts included $48.7 million and $3.4 million of transaction related expenses, including expenses of the special committee of Quintiles’ Board of Directors and its financial and legal advisors during 2003 and 2002, respectively. In addition, 2003 included a $5.5 million restructuring charge. During the third quarter of 2003, we reviewed our estimates of the restructuring plans adopted in prior years. This review resulted in a net increase of approximately $5.5 million in our accruals, including an increase of $6.8 million in exit costs for abandoned leased facilities and a decrease of approximately $1.3 million for severance payments. The increase in exit costs was due to several factors including, depending on the particular facility: (1) an increase in our estimated time required to sublet, (2) a decrease in the expected price per square foot to sublet or (3) an increase in the estimated cost to otherwise terminate our obligations under those leases brought about by prolonged stagnant conditions in local real estate markets. The decrease in severance payments was a result of an increase in the number of actual voluntary employee terminations beyond our estimates.
      Income before income taxes was $57.4 million or 3.5% of total net revenues for 2003 versus $122.8 million or 7.8% of total net revenues for 2002.
      The effective income tax rate was 64.5% for 2003 (on a combined basis) versus 33.4% for 2002. Our effective income tax rate for the period from January 1, 2003 through September 25, 2003 was 45.6% due to the negative impact of transaction related expenses which are not deductible for income tax purposes. Our effective income tax rate for the period from September 26, 2003 through December 31, 2003 was (425.4%). Our effective income tax rate was negatively impacted by providing deferred income taxes on earnings of our foreign subsidiaries and transaction related expenses which were not deductible for income tax purposes. Due to the Pharma Services transaction, we no longer consider the undistributed earnings of our foreign subsidiaries to be indefinitely reinvested. Accordingly, in connection with recording the Pharma Services transaction, we provided a deferred income tax liability related to those undistributed earnings. Since we conduct operations on a global basis, our effective income tax rate may vary. See “— Critical Accounting Policies — Income Taxes.”
      During 2003 and 2002, we recognized $5,000 and ($526,000), respectively, of earnings (losses) from equity in unconsolidated affiliates, which represents our pro rata share of the net loss of unconsolidated affiliates, primarily Verispan’s net income (loss).
      During 2003 and 2002, we recognized $13,000 and $43,000, respectively, of reductions for minority interests in certain of our consolidated subsidiaries.
      Income from continuing operations was $20.4 million for 2003 versus $81.2 million for 2002.
      Income from our discontinued operation, Bioglan, which we sold on August 10, 2004, was $9.4 million for 2003 versus $442,000 for 2002. Gross revenues of the discontinued operation were approximately $53.2 million and $22.4 million for 2003 and 2002, respectively.
      Effective January 2002, we changed our method for calculating deferred income taxes related to our multi-jurisdictional tax transactions. Under the previous method, we followed an incremental approach to measuring the deferred income tax benefit of our multi-jurisdictional transactions. Under this approach, we considered the income tax benefit from the step-up in tax basis, net of any potential incremental foreign income tax consequences determined by projecting taxable income, foreign source income, foreign tax credit provisions and the interplay of these items among and between their respective tax jurisdictions, based on different levels of intercompany foreign debt. Under the new method, we record deferred income taxes only for the future income tax impact of book and tax basis differences created as a result of multi-jurisdictional transactions. We believe the new method had become more widely used in practice and is preferable because it eliminates the subjectivity and complexities involved in determining the timing and amount of the release or reversal of the valuation allowance under the prior method. In order to effect this change, we recorded a cumulative effect adjustment of $45.7 million in 2002 which represents the reversal of the valuation allowance related to deferred income taxes on these multi-jurisdictional income tax transactions.
      Net income was $29.8 million for 2003 versus $127.3 million for 2002.

Analysis by Segment:
      The following table summarizes the operating activities for our reportable segments for the years ended December 31, 2003 and 2002. In August 2004, we completed our sale of certain assets related to our Bioglan business. The results of operations for the Bioglan business have been separately reported as a discontinued operation and are no longer included in the PharmaBio Development Group. All historical periods presented herein have been restated to reflect the Bioglan business as a discontinued operation. We do not include reimbursed service costs, selling, general and administrative expenses, depreciation and amortization expense except the amortization of commercial rights, interest (income) expense, other (income) expense and income tax expense (benefit) in our segment analysis. Intersegment revenues have been eliminated and the profit on intersegment revenues is reported within the service group providing the services (dollars in millions).

	Total Net Revenues			Contribution

					% of Net		% of Net
	2003	2002	Growth %	2003	Revenues	2002	Revenues

Product Development	$1,005.0	$944.9	6.4%	$516.2	51.4%	$477.5	50.5%
Commercial Services	533.2	558.0	(4.4)	197.5	37.0	207.7	37.2
PharmaBio Development	129.9	101.7	27.7	41.5	31.9	17.5	17.2
Informatics	—	20.3	(100.0)	—	—	8.0	39.4
Eliminations	(40.2)	(54.5)	(26.2)	—	—	—	—

	$1,627.9	$1,570.4	3.7%	$755.2	46.4%	$710.7	45.3%

      Product Development Group. Net service revenues for the Product Development Group were $1.01 billion for 2003 compared to $944.9 million for 2002. Net services revenues for 2003 were positively impacted by approximately $65.9 million due to the effect of foreign currency fluctuations. Net service revenues increased in the Asia Pacific and Africa region $22.0 million or 15.9% to $160.4 million including a positive impact of approximately $17.0 million due to the effect of foreign currency fluctuations. Net service revenues increased $49.0 million or 14.0% to $398.9 million in the Europe region primarily as a result of the positive impact of approximately $47.1 million due to the effect of foreign currency fluctuations. Net service revenues decreased $10.9 million or 2.4% to $445.6 million in the Americas region primarily as a result of increased competition. The Americas region was positively impacted by approximately $1.8 million due to the effect of the strengthening United States dollar relative to the Canadian dollar.
      Contribution for the Product Development Group was $516.2 million for 2003 compared to $477.5 million for 2002. As a percentage of net service revenues, contribution margin was 51.4% for 2003 compared to 50.5% for 2002. Our Product Development Group experiences slight fluctuations in contribution as a percent of net service revenues from period to period as a result of executed contract scope changes and the timing of project expenses for which revenue is not recognized, such as start-up or setup costs.

      Commercial Services Group. Net service revenues for the Commercial Services Group were $533.2 million for 2003 compared to $558.0 million for 2002. Net service revenues for 2003 were positively impacted by approximately $36.9 million due to the effect of foreign currency fluctuations. Net service revenues increased in the Asia Pacific and Africa region $29.6 million or 33.3% to $118.7 million including a positive impact of approximately $11.5 million due to the effect of foreign currency fluctuations. Net service revenues decreased $5.7 million or 2.5% to $226.5 million in the Europe region, although it was positively impacted by $26.1 million due to the effect of foreign currency fluctuations. Difficult business conditions due to the under-utilization of our syndicated sales forces in primarily two of the markets, the United Kingdom and France, contributed to the decrease in net revenues for this region in 2003. Net service revenues decreased $48.7 million or 20.6% to $188.0 million in the Americas region primarily as a result of a decrease in the services provided under our PharmaBio Development contracts during the year including the effect of the settlement of the services element of our contract with Scios.
      Contribution for the Commercial Services Group was $197.5 million for 2003 compared to $207.7 million for 2002. As a percentage of net service revenues, contribution margin was 37.0% for 2003 compared to 37.2% for 2002.
      PharmaBio Development Group. Net revenues for the PharmaBio Development Group increased approximately $28.2 million during 2003 as compared to 2002 due to an $11.0 million increase in commercial rights and royalties revenues and a $17.2 million increase in investment revenues. The commercial rights and royalties costs increased approximately $4.5 million due to the following key factors: (1) approximately $7.6 million of expenses relating to Cymbaltatm, (2) an increase of approximately $7.8 million of expenses relating to our risk-sharing contracts in Europe, including the 2003 termination of the contracts in Germany and Belgium, and (3) increases in costs associated with miscellaneous contracts and activities. These increases were partially offset by a $25.7 million decrease in service costs provided by our Commercial Services Group resulting primarily from the termination of the services portion of our contract with Scios in the fourth quarter of 2002.
      The contribution for the PharmaBio Development Group increased by $24.0 million from 2002 to 2003. The commercial rights and royalties revenues (net of related costs) in 2003 increased the contribution of this group by approximately $6.5 million when compared to 2002 due to the successful performance of our commercial rights and royalties contracts. The contribution from the commercial rights and royalties revenues was negatively impacted by costs of approximately $7.6 million related to the Cymbaltatm contract for which no revenues were recognized. Investment revenues (net of related costs) in 2003 increased the contribution of this group by approximately $17.5 million when compared to 2002 as a direct result of the increase in investment revenues.
      The Informatics Group was transferred into the Verispan joint venture in May 2002 and is no longer a segment in 2003.
Liquidity and Capital Resources
      Cash and cash equivalents were $535.7 million at December 31, 2004 as compared to $373.6 million at December 31, 2003.
      Cash used in operations was $17.8 million in 2004 versus cash provided by operations of $261.1 million and $244.0 million in 2003 and 2002, respectively.
      Cash provided by investing activities was $121.9 million in 2004 versus cash used in investing activities of $1.68 billion and $151.4 million in 2003 and 2002, respectively. Investing activities for 2004 included the proceeds from the disposal of our discontinued operation, certain assets and a minority interest in one of our subsidiaries. Investing activities in 2003 consisted primarily of the payments relating to the Pharma Services transaction including the repurchase of Quintiles’ common stock and the payment of transaction costs. Investing activities for all periods include the purchases and sales of equity securities and other investments, capital asset purchases and the acquisition of commercial rights.

      During August 2004, we completed the sale of certain assets relating to our Bioglan operations to Bradley for approximately $188.3 million in cash including approximately $5.3 million of direct costs for transferred inventory. Based on certain purchase price adjustment provisions in the asset purchase agreement, we paid Bradley approximately $1.9 million in 2004. Our proceeds, net of expenses, were approximately $170.3 million in 2004.
      During 2004, we sold 3,556 ordinary shares or approximately 11.1% of our ownership in our Japanese subsidiary, QJPN, to Mitsui. We received net proceeds from this sale of approximately $36.0 million net of related costs, which is included as a source of cash in the cash provided by investing activities. We also received approximately $41.8 million of net proceeds from the issuance of ordinary and preference shares by our Japanese subsidiary, which is included as a source of cash in the cash provided by financing activities, for total net proceeds received from Mitsui of approximately $77.7 million.
      Capital asset purchases required cash outlays of $50.1 million, $53.9 million, and $39.9 million in 2004, 2003 and 2002, respectively.
      During 2004, cash used to acquire commercial rights and royalties related assets was $53.0 million versus $24.4 million during 2003 and $88.3 million during 2002. The 2004 acquisitions included payments of $25.0 million pursuant to our contract with Eli Lilly and Company, or Lilly, for Cymbaltatm, $25.0 million pursuant to our contract with Cell Therapeutics, Inc., or Cell Therapeutics, and $3.0 million pursuant to a contract with Columbia. The 2003 acquisitions included payments of $14.3 million for the contracts with Columbia, $6.5 million for the contract with Scios, $3.2 million for the contract with a large pharmaceutical customer in Belgium and approximately $500,000 for the acquisition of product and marketing rights. The 2002 acquisitions included $70.0 million of advances to a customer representing payments under our agreement with Lilly.
      Cash used in the acquisition of businesses, net of cash acquired, was $2.3 million, $1.69 billion and $27.2 million during 2004, 2003 and 2002, respectively. Included in 2003 is the Pharma Services transaction. In 2002, we acquired certain assets of Bioglan Pharma, Inc., including its management team and sales force and approximately $1.6 million in cash, for approximately $27.9 million.
      On September 25, 2003, we completed the Pharma Services transaction with a total purchase price of approximately $1.88 billion. Quintiles used approximately $578.7 million of cash to fund this transaction and received $390.5 million in cash for capital contributions. In addition, Quintiles entered into a secured credit facility which consists of a $310.0 million principal senior term loan and a $75.0 million revolving loan facility. Quintiles also issued $450.0 million principal amount of 10% Senior Subordinated Notes due 2013. As of December 31, 2004, Quintiles did not have any outstanding balance on the revolving loan facility.
      Purchases of equity securities and other investments required an outlay of cash of $14.9 million for 2004 compared to an outlay of $16.9 million for 2003 and $18.1 million for 2002. Proceeds from the sale of equity securities and other investments were $40.7 million during 2004 as compared to $69.6 million for 2003 and $27.5 million for 2002.
      The following table is a summary of our net service receivables outstanding (amounts in thousands, except days):

	December 31,

	2004	2003

Trade accounts receivable, net	$151,981	$122,496
Unbilled services	138,347	102,802
Unearned income	(202,148)	(190,918)

Net service receivables outstanding	$88,180	$34,380

Number of days of service revenues outstanding	14	7

      The increase in the number of days of service revenues outstanding is a result in large part due to a change in the mix of business from large pharmaceutical customers under master service agreements.
      Investments in debt securities were $12.1 million at December 31, 2004 versus $11.0 million at December 31, 2003. Our investments in debt securities consist primarily of state and municipal securities.
      Investments in marketable equity securities decreased $33.9 million to $24.4 million at December 31, 2004 as compared to $58.3 million at December 31, 2003 as a result of sales of equity securities and losses due to impairment. In accordance with our policy to continually review declines in fair value of our marketable equity securities for declines that may be other than temporary, during 2004, we recognized $11.4 million of losses due to the impairment of marketable equity securities.
      Investments in non-marketable equity securities and loans at December 31, 2004 were $56.4 million, as compared to $48.6 million at December 31, 2003. In accordance with our policy to review the carrying values of our non-marketable equity securities and loans if the facts and circumstances suggest that a potential impairment, representing an other than temporary decline in fair value, may have occurred, we recorded losses totaling approximately $1.1 million in 2004 to establish a new cost basis for certain of these investments.
      Investments in unconsolidated affiliates, primarily Verispan, were $121.0 million at December 31, 2004 as compared to $121.2 million at December 31, 2003.
      Cash provided by financing activities was $32.9 million and $1.12 billion for 2004 and 2003, respectively, versus cash used by financing activities of $31.7 million for 2002. Financing activities included approximately $18.8 million, $18.9 million and $15.5 million of principal payments on credit arrangements for 2004, 2003 and 2002, respectively.
      In March 2004, we issued senior discount notes with an aggregate principal at maturity of $219.0 million (with gross proceeds of $124.7 million) due 2014. The discount notes accrete at a rate of 11.5% per annum, compounded semiannually on April 1 and October 1 of each year to, but not including April 1, 2009. Thereafter cash interest on the discount notes will accrue at a rate of 11.5% per annum and, subject to specified limitations, will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2009 until maturity. The discount notes are unsecured obligations, are not guaranteed and are structurally subordinated in right of payment to all obligations of our subsidiaries. We used the net proceeds to pay a dividend of approximately $119.3 million on our common stock to our parent company, Pharma Services.
      Our various long-term debt agreements contain usual and customary negative covenants that, among other things, place limitations on our ability to: (1) incur additional indebtedness, including capital leases and liens; (2) pay dividends and repurchase our capital stock; (3) enter into mergers, consolidations, acquisitions, asset dispositions and sale-leaseback transactions; (4) make capital expenditures; and (5) issue capital stock of our subsidiaries. The agreements also contain financial covenants requiring us to maintain minimum interest coverage ratios and maximum consolidated leverage and senior leverage ratios as defined therein. As of December 31, 2004, we are in compliance with these covenants.

      Below is a summary of our future payment commitments by year under contractual obligations as of December 31, 2004 (in thousands):

	2005	2006	2007	2008	2009	Thereafter	Total

Long-term debt	$71,496	$70,868	$69,701	$69,143	$76,556	$1,245,824	$1,603,588
Obligations under capital leases	16,060	14,341	1,341	704	421	242	33,109
Operating leases	63,669	46,909	30,834	18,696	10,158	43,495	213,761
Service agreements	27,186	22,582	20,877	15,658	—	—	86,303
Management fee agreement	3,750	3,750	3,750	3,750	—	—	15,000
PharmaBio funding commitments in various commercial rights and royalties:
Service commitments	130,729	99,086	97,431	88,593	66,932	—	482,771
Milestone payments	20,000	—	—	—	—	—	20,000
Licensing and distribution rights	2,183	—	—	—	—	—	2,183
PharmaBio funding commitments to purchase non-marketable equity securities and loans:
Venture capital funds	12,419	—	—	—	—	—	12,419
Equity investments	1,023	—	—	—	—	—	1,023
Convertible loans	19	—	—	—	—	—	19
Loans	2,564	—	—	—	—	—	2,564

Total	$351,098	$257,536	$223,934	$196,544	$154,067	$1,289,561	$2,472,740

      We also have additional future PharmaBio Development Group funding commitments that are contingent upon satisfaction of certain milestones by the third party such as receiving FDA approval, obtaining funding from additional third parties, agreement of a marketing plan and other similar milestones. Due to the uncertainty of the amounts and timing of these commitments, they are not included in the commitment amounts above. If all of these contingencies were satisfied over approximately the same time period, then we estimate these commitments to be a minimum of approximately $4-16 million per year over the next three years, subject to certain limitations and varying time periods.
      In March 2001, Quintiles’ Board of Directors authorized the repurchase of up to $100 million of Quintiles’ common stock from time to time until March 1, 2002, which was subsequently extended to March 1, 2003. During the first half of 2002, Quintiles entered into agreements to repurchase approximately 1.6 million shares for an aggregate price of $22.2 million. Quintiles did not enter into any agreements to repurchase its common stock during the second half of 2002 or during the period from January 1, 2003 through September 25, 2003.
      Stockholders’ equity at December 31, 2004 was $307.5 million versus $402.3 million at December 31, 2003.
      Based on our current operating plan, we believe that our available cash and cash equivalents, together with future cash flows from operations and borrowings available under the revolving portion of Quintiles’ senior credit facility will be sufficient to meet our foreseeable cash needs in connection with our operations and debt repayment obligations. We regularly evaluate our debt arrangements, as well as market conditions, and we actively explore opportunities to modify our existing debt arrangements or pursue additional debt financing arrangements that could result in the issuance of new debt securities by us, our subsidiaries or our affiliates in the near future or at a later time. We may use our existing cash, cash generated from operations or dispositions of assets or businesses and/or the proceeds from any new financing arrangements to pay off or reduce some of our outstanding obligations or to pay dividends to our parent which could be used to repurchase equity securities or for other purposes. As part of our ongoing business strategy, we also are continually evaluating new acquisition and expansion possibilities, as well as potential dispositions of assets or businesses, as appropriate, and we may seek to obtain debt or equity financing to facilitate possible acquisitions or expansion. Our ability to enter into any of these contemplated or potential transactions and our use of cash or proceeds is limited to varying degrees by the terms and restrictions contained in the credit agreement governing Quintiles’ senior secured credit facility, Quintiles’ indenture governing Quintiles’ senior subordinated notes and the indenture governing our senior discount notes. We cannot assure you that we will be able to complete any such alternative financing arrangements or other transactions or that the terms of any financing transactions would be more favorable to us than our existing obligations.
Critical Accounting Policies
      As we believe these policies require difficult, subjective and complex judgments, we have identified the following critical accounting policies which we use in the preparation of our financial statements.

Revenue Recognition
      We recognize revenue for service contracts based upon (1) the ratio of outputs or performance obligations completed to the total contractual outputs or performance obligations to be provided for fixed-fee contracts, (2) contractual per diem or hourly rate basis as work is performed for fee-for-service contracts or (3) completion of units of service for unit-of-service contracts. We do not recognize revenue with respect to start-up activities associated with contracts, which include contract and scope negotiation, feasibility analysis and conflict of interest review. We expense these costs as incurred. We estimate the total expected revenues, costs, profitability, duration of the contract and outputs for each contract to evaluate for anticipated losses. If anticipated losses result from this evaluation, we recognize the loss in earnings in the period identified. These estimates are reviewed periodically and, if any of these estimates change, then an adjustment for the anticipated loss is recorded. These adjustments could have a material effect on our results of operations.
      Certain of our commercial rights and royalty contracts provide for us to receive minimum guaranteed payments. These contracts often contain provisions requiring us to make payments to the customer and to receive payments from the customer. We account for the contracts as single element contracts. We recognize revenue over the related service period of the contract based on the present value of the guaranteed payments. As revenues are recognized and payments are made between the customer and us, we record an asset, which represents the obligation owed to us by the customer. Cash milestone payments, which we make to the customer, are amortized as a reduction to revenue over the service period of the contract. We also impute interest on the asset balance and record interest income as the contract progresses. We expect to fully realize the asset balance when we receive the guaranteed minimum level of cash flows. We recognize royalty revenues in excess of the guaranteed minimums as we obtain sufficient information to reasonably estimate the net sales of the underlying product. The inherent subjectivity of determining the present values of the guaranteed payments could have a significant impact on the revenues recognized in any period.
      We recognize product revenues upon shipment when title passes to the customer. Revenues are net of allowances for estimated returns, rebates and discounts. We are obligated to accept from customers the return of products that are nearing or have reached their expiration date. We also monitor product ordering patterns and actual returns and analyze wholesale inventory levels to estimate potential product return rates. When we lack sufficient historical basis to estimate return rates, we recognize revenues and the related cost of revenues when we receive end-user prescription data from third-party providers. Although we believe the product return allowances are adequate, if actual product returns exceed our estimates, our results of operations could be adversely affected.

Accounts Receivable and Unbilled Services
      Accounts receivable represents amounts billed to customers. Revenues recognized in excess of billings are classified as unbilled services. The realization of these amounts is based on the customer’s willingness and ability to pay us. We have an allowance for doubtful accounts based on management’s estimate of probable incurred losses resulting from a customer failing to pay us. If any of these estimates change or actual results differ from expected results, then an adjustment is recorded in the period in which they become reasonably estimable. These adjustments could have a material effect on our results of operations.

Marketable Debt and Equity Investments
      We have investments in debt securities and investments in marketable equity securities. Periodically, we review our investments for declines in fair value that we believe may be other than temporary. When we identify such a decline in fair value we record a loss through earnings to establish a new cost basis for the investment. In addition, we may experience future material declines in the fair value of our investments which would require us to record additional losses. These adjustments could have a material adverse effect on our results of operations.

Non-Marketable Equity Investments and Loans
      We have investments in non-marketable equity securities and loans. These arrangements typically involve funding, either by direct investment or in the form of a loan, which we commit to provide. Any securities we may acquire as a result of our investment or upon conversion of the loan may not be readily marketable, and we will bear the risk of carrying these investments for an indefinite period of time. We may not be able to recover our cost of the investment or loan at any time in the future, and we could experience an impairment in the carrying value of these investments, which would require us to record additional losses and could have a material adverse effect on our results of operations.

Income Taxes
      Certain items of income and expense are not recognized on our income tax returns and financial statements in the same year, which creates timing differences. The income tax effect of these timing differences results in (1) deferred income tax assets that create a reduction in future income taxes and (2) deferred income tax liabilities that create an increase in future income taxes. Recognition of deferred income tax assets is based on management’s belief that it is more likely than not that the income tax benefit associated with certain temporary differences, income tax operating loss and capital loss carry forwards and income tax credits, would be realized. We recorded a valuation allowance to reduce our deferred income tax assets for those deferred income tax items for which it was more likely than not that realization would not occur. We determined the amount of the valuation allowance based, in part, on our assessment of future taxable income and in light of our ongoing prudent and feasible income tax strategies. Due to the significant debt service requirements and other costs relating to the Pharma Services transaction, we changed our estimate of the valuation allowance for deferred income tax assets. Accordingly, in connection with recording the Pharma Services transaction, we increased our valuation allowance substantially. If our estimate of future taxable income or tax strategies change at any time in the future, we would record an adjustment to our valuation allowance. Recording such an adjustment could have a material effect on our financial position.
      Prior to the Pharma Services transaction, we considered undistributed earnings of our foreign subsidiaries to be indefinitely reinvested and, accordingly, no deferred income tax liabilities were recorded. Due to the significant debt service requirements and other costs relating to the Pharma Services transaction, we no longer consider the undistributed earnings of our foreign subsidiaries to be indefinitely reinvested. Accordingly, in connection with recording the Pharma Services transaction, we provided a deferred income tax liability related to those undistributed earnings. With its enactment in October 2004, the Jobs Act created a temporary incentive for United States corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and uncertainty remains as to how to interpret numerous provisions in the Jobs Act. In November 2004, FASB issued proposed FASB staff position SFAS No. 109-2 which allows companies to evaluate the effect of the law on their prior treatment of unrepatriated foreign earnings before they give effect of the new law in their provision for income taxes. As of December 31, 2004, we had not decided on whether, and to what extent, we might repatriate earnings under the Jobs Act, and accordingly provided deferred income taxes on all our foreign earnings at tax rates that were in effect prior to the Jobs Act. Subsequently, we have partially completed our analysis of the impact of the Jobs Act on our plans for repatriation. Based on this analysis, we plan to repatriate $117.5 million in extraordinary dividends, as defined in the Jobs Act, during the first quarter of 2005, and accordingly anticipate recording an income tax benefit within a range between approximately $0 to $37.0 million depending on the profitability of our operations in the countries from which the earnings are repatriated. We have not decided whether any additional amounts of foreign earnings will be repatriated as we are continuing our assessment and we expect to complete our assessment by December 1, 2005.

Foreign Currencies
      We derive a large portion of our net revenue from international operations. Our financial statements are denominated in United States dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates, could significantly affect our results of operations and financial condition. Exchange rate fluctuations between local currencies and the United States dollar create risk in several ways, including the risk of translating revenues and expenses of foreign operations into United States dollars, known as translation risk, and the risk that we incur expenses in a currency other than that in which the contract revenues are paid, known as transaction risk. Gains and losses on foreign currency transactions are reported in results of operations, while translation adjustments are reported as a component of accumulated other comprehensive income within stockholders’ equity. If certain balances owed by our foreign subsidiaries are deemed to be not of a long-term investment nature, then the translation effects related to those balances would not be classified as translation adjustments but rather transaction adjustments, which could have a material effect on our results of operations.

Goodwill, Tangible and Identifiable Intangible Assets
      In connection with recording the Pharma Services transaction, we conducted a study of the fair value of our tangible and identifiable intangible assets as of September 25, 2003. Accordingly, the excess of the cost over the fair value of the net assets acquired, known as goodwill, was recorded and allocated to our reportable business segments. The recoverability of the goodwill and indefinite-lived intangible assets are evaluated annually for impairment or if and when events or circumstances indicate a possible impairment. Goodwill and indefinite-lived intangible assets are not amortized. We review the carrying values of other identifiable intangible assets if the facts and circumstances indicate a possible impairment. Other identifiable intangible assets are amortized over their estimated useful lives. The inherent subjectivity of applying a discounted cash flow and market comparables approach to valuing our assets and liabilities could have a significant impact on our analysis. Any future impairment could have a material adverse effect on our financial condition or results of operations.
      Periodically, we review the carrying values of property and equipment if the facts and circumstances suggest that a potential impairment may have occurred. If this review indicates that carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining depreciation or amortization period, we will reduce carrying values to estimated fair value. The inherent subjectivity of our estimates of future cash flows could have a significant impact on our analysis. Any future write-offs of long-lived assets could have a material adverse effect on our financial condition or results of operations.

Backlog Reporting
      We report revenue backlog based on anticipated net revenue from uncompleted projects that our customers have authorized and we believe to be firm. We report only service-related revenue as backlog, and we do not include product revenue or commercial rights-related revenue (royalties and commissions) in backlog. Our backlog is calculated based upon our estimate of forecasted currency exchange rates. Annually, we adjust the beginning balance of our backlog to reflect changes in our forecasted currency exchange rates. Our backlog at anytime can be affected by:

•	the variable size and duration of projects,

•	the loss or delay of projects, and

•	a change in the scope of work during the course of a project.
If customers delay projects, the projects will remain in backlog, but the timing of revenue generated may differ from the timing originally expected. Accordingly, historical indications of the relationship of backlog to revenues may not be indicative of the future relationship. The reporting of revenue backlog is not authoritatively prescribed; therefore, practices tend to vary among competitors and reported amounts are not necessarily comparable.
Inflation
      We believe the effects of inflation generally do not have a material adverse impact on our operations or financial condition.
Market Risk
      Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange rates, interest rates and other relevant market rate or price changes. In the ordinary course of business, we are exposed to various market risks, including changes in foreign currency exchange rates, interest rates and equity price changes, and we regularly evaluate our exposure to such changes. Our overall risk management strategy seeks to balance the magnitude of the exposure and the cost and availability of appropriate financial instruments. From time to time, we have utilized forward exchange contracts to manage our foreign currency exchange rate risk. The following analyses present the sensitivity of our financial instruments to hypothetical changes in interest rates and equity prices that are reasonably possible over a one-year period.

Foreign Currency Exchange Rates
      Approximately 66.0%, 60.3% and 55.1% of our total net revenues for the years ended December 31, 2004, 2003 and 2002, respectively, was derived from our operations outside the United States. We do not have significant operations in countries in which the economy is considered to be highly-inflationary. Our financial statements are denominated in United States dollars and, accordingly, changes in the exchange rate between foreign currencies and the United States dollar will affect the translation of our subsidiaries’ financial results into United States dollars for purposes of reporting our consolidated financial results. Accumulated currency translation adjustments recorded as a separate component of stockholders’ equity were $45.3 million at December 31, 2004 as compared to $19.8 million at December 31, 2003.
      We may be subject to foreign currency transaction risk when our service contracts are denominated in a currency other than the currency in which we earn fees or incur expenses related to such contracts. At December 31, 2004 and 2003, our most significant foreign currency exchange rate exposures were in the British pound, Japanese yen and the euro. We limit our foreign currency transaction risk through exchange rate fluctuation provisions stated in our contracts with customers, or we may hedge our transaction risk with foreign currency exchange contracts or options. At December 31, 2004, we had 12 open foreign exchange forward contracts relating to service contracts with various amounts maturing monthly through September 2005 totaling approximately $10.9 million. There were no open foreign exchange contracts or options relating to service contracts at December 31, 2003.

Interest Rates
      We are subject to market risk associated with changes in interest rates. Our principal interest rate exposure relates to the term loans outstanding under Quintiles’ senior secured credit facility. At December 31, 2004 and 2003, we had $306.1 million and $309.2 million, respectively, outstanding under the senior secured credit facility subject to variable rates. Each quarter point increase or decrease in the applicable interest rate at December 31, 2004 and 2003 would change our interest expense by approximately $765,000 per year and $775,000 per year, respectively.
      At December 31, 2004 and 2003, our investment in debt securities portfolio consisted primarily of United States Government securities, of which most are callable by the issuer at par, and money funds. The portfolio is primarily classified as available-for-sale and therefore these investments are recorded at fair value in the financial statements. These securities are exposed to market price risk which also takes into account interest rate risk. As of December 31, 2004 and 2003, the fair value of the investment portfolio was $12.1 million and $11.0 million, respectively, based on quoted market prices. The potential loss in fair value resulting from a hypothetical decrease of 10% in quoted market price was approximately $1.2 million at December 31, 2004 and $1.1 million at December 31, 2003.

Equity Prices
      At December 31, 2004 and 2003, we held investments in marketable equity securities. These investments are classified as available-for-sale and are recorded at fair value in the financial statements. These securities are subject to equity price risk. As of December 31, 2004 and 2003, the fair value of these investments was $24.4 million and $58.3 million, respectively, based on quoted equity prices. The potential loss in fair value resulting from a hypothetical decrease of 10% in quoted equity price was approximately $2.4 million at December 31, 2004 and $5.8 million at December 31, 2003.
Recently Issued Accounting Standards
      In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29,” which eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 indicates that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 becomes effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We are currently evaluating the impact that the adoption of SFAS No. 153 will have on us.
      In December 2004, FASB issued SFAS No. 123(R), “Share-Based Payment,” which requires that the cost resulting from all share-based payments be recognized in the financial statements. In addition, SFAS No. 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees. We adopted SFAS No. 123 utilizing the modified prospective approach during 2004. The adoption did not have a material effect on our results of operations or financial position.
      In October 2004, the Jobs Act was signed into law. The Jobs Act creates a temporary incentive for United States multinationals to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and uncertainty remains as to how to interpret numerous provisions in the Jobs Act. In December 2004, FASB issued FASB staff position SFAS No. 109-2 which allows companies to evaluate the effect of the Jobs Act on their provision for income taxes. As of December 31, 2004, we had not decided on whether, and to what extent, we might repatriate earnings under the Jobs Act, and accordingly provided deferred income taxes on all our foreign earnings at tax rates that were in effect prior to the Jobs Act. Subsequently, we have partially completed our analysis of the impact of the Jobs Act on our plans for repatriation. Based on our analysis, we plan to repatriate $117.5 million in extraordinary dividends, as defined in the Jobs Act, during the first quarter of 2005, and accordingly anticipate recording an income tax benefit within a range between approximately $0 to $37.0 million depending on the profitability of our operations in the countries from which the earnings are repatriated. We have not decided whether any additional amounts of foreign earnings will be repatriated as we are continuing our assessment which we expect to complete by December 1, 2005.
      In January 2003, FASB issued Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities”, which requires the assets, liabilities and results of operations of variable interest entities, or VIEs, to be consolidated into the financial statements of the company that has controlling financial interest. FIN 46 also provides the framework for determining whether a VIE should be consolidated based on voting interest or significant financial support provided to the VIE. In December 2003, the FASB published a revision to FIN 46, or FIN 46R, to clarify some of the provisions of the interpretation and to defer the effective dates of implementation for certain entities. We adopted these provisions, as required, with respect to VIEs created after December 31, 2003. We have determined that we are a non-public entity as defined by accounting guidance in FIN 46R. The effective date for applying the provisions of FIN 46R for interests held by non-public entities in VIEs or potential VIEs created after December 31, 2003 is January 1, 2005. We are currently evaluating the impact of FIN 46R on these interests created after December 31, 2003.
Subsequent Events
      In January 2005, Quintiles’ Board of Directors approved the second phase of our review of aspects of Quintiles’ current operating and future strategic direction. We expect that certain costs will be incurred in both our Product Development and Commercial Services Groups to implement this phase, including restructuring and exit costs. We expect to incur over the first three quarters of 2005 aggregate restructuring charges of approximately $35.7 million. The estimated cash expenditures total approximately $25.1 million and include termination benefits of approximately $12.3 million to eliminate approximately 316 positions globally, and exit costs of approximately $12.7 million. In addition, we anticipate incurring non-cash charges consisting primarily of asset impairments related to buildings, plant and equipment write-downs due to potential future facility closings. We estimate the charge not to exceed approximately $10.7 million. We have targeted substantial completion of the cash expenditures previously announced relating to the second phase by the end of 2005.
      In March 2005, Quintiles’ Board of Directors approved the third phase of our review. We expect that certain costs will be incurred in both our Product Development and Commercial Services Groups to implement this phase, including restructuring and exit costs. We expect to incur over the last three quarters of 2005 and the first quarter of 2006 aggregate restructuring charges of approximately $16.5 million. The estimated cash expenditures total approximately $15.8 million and include termination benefits of approximately $15.3 million to eliminate approximately 384 positions globally, and exit costs of approximately $500,000. In addition, we anticipate incurring non-cash charges consisting primarily of asset impairments. We are in the process of performing the asset impairment tests and estimate the charge not to exceed approximately $700,000. We have targeted substantial completion of the cash expenditures relating to the third phase for the end of 2005.
      We anticipate that additional costs will be incurred in later quarters, as subsequent phases of this review are completed. At this time, we estimate that anticipated additional costs relating to the remaining phases will be substantially less than the aggregate costs we previously announced relating to this review.

BUSINESS
General
      We operate our business through Quintiles and its subsidiaries, which provide a full range of integrated product development and commercial development services to the pharmaceutical and biotechnology industries. Dr. Gillings founded Quintiles in 1982 to offer biostatistics and data management services to the pharmaceutical industry. Since that time, we have grown to become a market leader in providing a full range of integrated product development and commercial development solutions to the pharmaceutical, biotechnology and medical device industries. Based on our competitors’ press releases and public filings with the SEC, we are the largest company in the pharmaceutical outsourcing services industry as ranked by 2004 gross revenues. We also provide market research services and strategic analyses to support healthcare decisions and healthcare policy consulting to governments and other organizations worldwide. This broad range of services helps our customers lower their costs, reduce the length of time from the beginning of development to peak sales of a new drug or medical device and increase the sales of their products.
      Our business is organized into three segments: the Product Development Group, the Commercial Services Group and the PharmaBio Development Group. The combination of these three business segments, together with Verispan, our joint venture with McKesson, which provides research and market data to help drug sponsors better market their products, enables us to provide a broad range of outsourcing services to the pharmaceutical and biotechnology industries. We believe this comprehensive suite of services offers customers the opportunity to outsource through Quintiles all key phases of a product’s development and sales from the preclinical phase through patent expiration and beyond.
      Product Development Group. Our Product Development Group provides global expertise in drug development from early compound analysis through regulatory submission. Our capabilities span preclinical and all phases of clinical testing with particular strength in Phase I, Phase II and Phase III clinical studies. The Product Development Group has been divided into two lines of business: EDLS, which focuses on early stage pharmaceutical development and laboratory services for the later phases, and CDS, which specializes in clinical trials for regulatory approval of products under investigation. We also emphasize and target strong opportunity in Phase IIIb and Phase IV clinical and marketing studies, traditionally known as Late Phase studies, which are developing into a third line of business in the Product Development Group called Strategic Research Services. Late Phase studies may be recommended by regulators and utilized by our customers to assess safety issues and responses to drug therapy for commonly occurring patient profiles.
      Commercial Services Group. Our Commercial Services Group provides our customers with a comprehensive range of specialized pre-launch, launch and post-launch fee-for-service contract sales and strategic marketing services. The Commercial Services Group is comprised of our Commercialization business and our Medical Communications and Consulting business. Our Commercial Services Group not only provides contract sales, but also provides contract marketing and other services. This group delivers integrated, strategic and tactical solutions in sales and marketing across the product life cycle for pharmaceutical and biotechnology companies as well as for other entities across the healthcare spectrum. In addition, our Commercial Services Group provides strategic health and human services consulting for customers including hospitals, long-term care facilities, foundations, managed care organizations, employers, the military and federal and state governments.
      PharmaBio Development Group. Our PharmaBio Development Group enters into partnering arrangements with certain of our customers. These arrangements typically involve providing funding to the customer, either through direct payments or loans (sometimes convertible into capital stock of the customer) to help customers develop and/or market their particular drug(s). We also may invest in customers’ equity and/or provide services through our Commercial Services Group, sometimes at our cost, in connection with these arrangements. These arrangements often grant us royalties or commissions based on sales of the customer’s product. We believe these partnering arrangements allow us to explore new opportunities and areas for incremental growth in a controlled manner that draws upon our skill and industry knowledge. Our professional clinical staff numbers in the thousands and provides a very broad base of knowledge and experience with considerable numbers of pharmaceutical products. This expertise enables us to conduct an in-depth assessment of a product’s potential in the marketplace before we enter into partnering arrangements with any of our customers. At the end of 2001, the PharmaBio Development Group expanded its scope of activities to include the acquisition of rights to market products.
Pharma Services Transaction
      On September 25, 2003, Pharma Services acquired all of the issued and outstanding shares of Quintiles’ common stock. Intermediate Holding currently holds 99.2% of Quintiles’ outstanding common stock with Pharma Services owning the remainder. Intermediate Holding is wholly owned by Pharma Services. Pharma Services was formed for purposes of the going private transaction by Dennis B. Gillings, Ph.D., the Executive Chairman, Chief Executive Officer and founder of Quintiles, and One Equity.
Services
      We provide globally integrated contract research, sales, marketing and healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries. Additionally, we offer our customers the possibility of a strategic partnering relationship. We can support our customers through the entire life cycle of a drug from initial testing to patent expiration. We currently operate in three reportable segments: Product Development, Commercial Services and PharmaBio Development. We provide our customers with a continuum of services that spans these three segments. We believe that the broad scope of our services allows us to help our customers rapidly assess the viability of a growing number of new drugs, cost-effectively accelerate development of the most promising drugs, launch new drugs to the market quickly and evaluate their impact on healthcare. Note 27 of the notes to our consolidated financial statements, included elsewhere in this prospectus, provides financial information regarding each segment.
      The following discussion describes our service offerings in greater detail.
Product Development Offerings
      Our Product Development Group provides a broad range of services to support our customers throughout the development cycle of a pharmaceutical product or medical device. This cycle includes the following steps to obtaining regulatory approval from the Food and Drug Administration, or the FDA:

•	Preclinical, which involves testing to identify, quantify and evaluate biological activity and safety;

•	Phase I, which involves determining how a drug is processed by the body and the duration of the drug’s actions on the body;

•	Phase II, which involves controlled testing of a drug to determine the safe dosage range of a drug and a broader safety profile;

•	Phase IIIa, which involves extensive testing to confirm the effectiveness and safety of a drug;

•	Phase IIIb, which involves conducting additional studies following submission to the FDA and/or foreign regulatory authorities and agencies; and

•	Phase IV, which involves conducting additional studies to further evaluate the effectiveness, side effects and cost effectiveness of a drug following regulatory approval.
      Our Product Development Group historically has been divided into two lines of business: EDLS, which focuses on early stage pharmaceutical development and laboratory services for the later phases, and CDS, which specializes in clinical trials for regulatory approval of products under investigation. We also emphasize and target a strong opportunity in Phase IIIb and Phase IV clinical and marketing studies, traditionally known as Late Phase studies, which are developing into a third line of business in the Product Development Group, known as SRS. SRS studies may be recommended by regulators and utilized by our customers to assess safety issues and responses to drug therapy for commonly occurring patient profiles.
Early Development and Laboratory Services
      Preclinical Services. Our preclinical unit provides customers with a wide array of early development services. These services are designed to produce the data required to identify, quantify and evaluate the risks to humans resulting from the manufacture or use of pharmaceutical and biotechnology products. Such services include general toxicology, carcinogenicity testing, pathology, efficacy and safety pharmacology, bioanalytical chemistry, drug metabolism and pharmacokinetics. During 2001, we opened a safety pharmacology unit in Kansas City, Missouri. The development of this capability in the United States, in combination with our Edinburgh, Scotland unit, has allowed us to provide full service safety pharmacology to our United States customers while further strengthening our global position.
      Pharmaceutical Services. We offer services in the design, development, analytical testing and commercial manufacture of pharmaceutical dose forms. We provide study medications for preclinical and clinical studies along with necessary good manufacturing practice, or GMP, chemistry, manufacturing and controls, or CMC, and regulatory documentation. We recently completed construction of a new GMP sterile clinical supplies manufacturing facility in Kansas City, Missouri.
      Clinical Trial Services. At our clinical trial supplies facilities, medications for use in clinical (both pre- and post-marketing) studies are received, packaged according to the appropriate protocol, labeled and distributed globally. We also provide services to reconcile these drugs in connection with a particular clinical trial. These services can expedite the drug development process because clinical trials are often postponed by delays in the manufacture and distribution of study drug materials.
      Phase I Services. Phase I clinical trials involve testing a new drug on a limited number of healthy individuals. Our Phase I services include dose ranging, bioavailability/ bioequivalence studies, pharmacokinetic/ pharmacodynamic modeling, first administration to humans, multiple dose tolerance, dose effect relationship and metabolism studies.
      Centralized Clinical Trial Laboratories. Our centralized laboratories provide globally integrated clinical laboratory services to support all phases of clinical trials with facilities in the United States, Europe, South Africa and Singapore. Services include the provision of protocol-specific study materials, customized lab report design and specimen archival and management for study sponsors. In addition to providing comprehensive safety and efficacy testing for clinical trials, our centralized laboratories allow for global standardization of clinical testing, database development and electronic data transfer and provide direct electronic integration of laboratory data into safety and efficacy reports for new drug application, or NDA, submissions.
Clinical Development Services
      Clinical Trial Services. We offer comprehensive clinical trial services throughout the life cycle of a pharmaceutical product or medical device, primarily from Phase II to Phase IV in the drug development life cycle. In addition to Phase I through III clinical studies, which are the basis for obtaining initial regulatory approval for drugs and medical devices, we provide expertise in the development and execution of Phase IIIb and IV clinical studies. Services provided include project management, clinical monitoring, patient recruitment, pharmacovigilance, medical affairs, regulatory affairs, data management, biostatistics and quality assurance.
      Our employees have drug development and medical device experience spanning the therapeutic areas of the cardiovascular, central nervous system, allergy/respiratory, genitourinary, anti-infectives, ophthalmology, gastrointestinal, oncology, endocrinology, immunology and dermatology. Other specialized offerings include development services in neonatal, pediatric and adolescent care. Because of our global presence and ability to coordinate clinical staff to service customers on an international basis, we are experienced in managing trials involving several thousand patients at hundreds of sites concurrently in the Americas, Europe, the Asia-Pacific region and South Africa.
      We provide our customers with one or more of the following core clinical trial services:

Study Design. We assist our customers in preparing the study protocol and designing case report forms, or CRFs. The study protocol defines the medical issues to be examined, the number of patients required to produce statistically valid results, the period of time over which they must be tracked, the frequency and dosage of drug administration and the study procedures.

Investigator Recruitment. During clinical trials, the drug is administered to patients by physicians, referred to as investigators, at hospitals, clinics or other sites. We have access to several thousand investigators who conduct our clinical trials worldwide.

Patient Recruitment. We assist our customers in recruiting patients to participate in clinical trials through investigator relationships, media advertising, use of Web-based techniques and other methods. We also help to ensure patients are retained for the duration of the studies.

Study Monitoring. We provide study monitoring services which include investigational site initiation, patient enrollment assistance and data collection and clarification. Site visits help to assure the quality of the data, which are gathered according to good clinical practice, or GCP, and International Conference on Harmonization, or ICH, regulations and guidelines, and to meet the sponsors’ and regulatory agencies’ requirements according to the study protocol.

Clinical Data Management and Biostatistical Services. We have extensive experience in the creation and statistical analysis of scientific databases for all phases of the drug development process. These databases include customized databases to meet customer-specific formats, integrated databases to support NDA submissions and databases in accordance with ICH guidelines.
      Regulatory Affairs Services. We provide comprehensive medical and regulatory services for our pharmaceutical and biotechnology customers. Our medical services include medical oversight of studies, review and interpretation of adverse experiences, medical writing of reports and study protocols and strategic planning of drug development programs. Regulatory services for product registration include regulatory strategy design, document preparation, publishing, consultation and liaison with various regulatory agencies. Our regulatory affairs professionals help to define the steps necessary to obtain registration as quickly as possible. We are one of the few companies able to provide such services in numerous countries, including the key regions of focus for pharmaceutical companies, to meet our customers’ needs to launch products in multiple countries simultaneously.
      Late Phase Clinical Studies. Designed to meet the increasing demand for information from patients, prescribers, payors and regulators and to deepen customers’ understanding of physician practices and product adoption patterns, SRS provides non-registration research and consulting services. SRS specializes in providing strategic Phase IIIb and Phase IV clinical services such as post-marketing pharmacovigilance programs, health outcomes studies and other market-relevant research activities to accelerate the commercialization process. This group also offers specialized reimbursement support services and patient assistance programs to facilitate coverage and payment for treatment, utilizing our proprietary new technologies. SRS studies are developing into a third line of business in the Product Development Group.
      Medical Device Services. We offer medical device services similar to our offerings for the development and introduction of pharmaceutical products. Our core medical device services include identification of regulatory requirements in targeted markets; global clinical study design, planning, management and monitoring, including data management and statistical analysis of report preparations; preparation of regulatory filings and compliance with regulatory requirements for market access and long range planning for product launches, including pricing strategies.

Commercial Services Offerings
      The Commercial Services Group is comprised of our Innovex-branded commercialization business, which includes the largest global contract sales organization, or CSO, based on reported revenues in 2003 and for the first three quarters of 2004, and the integrated strategic solutions business. We entered the CSO industry in 1996 when we acquired Innovex, a United Kingdom-based company with global operations, and have since grown the business organically as well as through acquisitions. We continue to operate our CSO business under the Innovex brand. We have specialized therapeutic expertise in the areas of cardiovascular, central nervous system, gastrointestinal, women’s health, endocrinology, allergy-respiratory, anti-infectives and oncology.
Commercialization Offerings
      Our customized sales and marketing services are designed to accelerate the commercial success of pharmaceutical, biotechnology, veterinary and other health-related products.
      Contract Sales. Skilled, Web-integrated primary care, specialty, and innovative promotional alternative sales teams provide our customers with a flexible resource which is able to respond quickly and effectively to a changing marketplace at a variable cost to the customer. We provide our customers with a variety of staffing options, including direct hire, flexible work arrangement, leave of absence, and “strike force” arrangements (in which a team is deployed to a particular territory to capitalize on a market niche opportunity). We use a proprietary review process and a variety of techniques, including our extensive computerized databases and candidate referrals, to recruit candidates for our contract sales teams. Our training and development services integrate traditional and Web-based services. Our contract sales unit helps our customers design or revamp their existing sales programs to meet marketplace demands.
      Customers may contract for dedicated or syndicated sales teams. When dedicated teams are deployed, we take on a primary management role or a supporting role to the customer’s field management, depending on the customer’s needs. In certain circumstances, dedicated teams may be transferred to the customer for an additional placement fee included in the contract. Our syndicated teams promote a number of non-competing drugs for different customers simultaneously. We always maintain direct management of our syndicated sales teams.
      Health Management Services. We also provide teams of healthcare professionals, including nurses, pharmacists and physicians, who are dedicated to assisting customers with disease management issues. Our health management services offer customized clinical solutions to bridge the gap between the clinical and commercial phases of product development and to provide expertise across a broad range of pre-launch, launch and post-launch opportunities. We believe that our clinical and promotional expertise, commercial orientation and international experience enable us to tailor these programs to meet the diverse needs of the global pharmaceutical industry across a wide range of disciplines and local market conditions.
      Marketing Services. We provide customized product marketing services for pharmaceutical and biotechnology companies designed to influence the decisions of patients and physicians and accelerate the acceptance of drugs into treatment guidelines and formularies. We assess markets, conduct research, develop strategies and tactics, assist in discussions with regulatory bodies, identify distribution channels and coordinate vendors in every region of the country. Our industry experts, with experience in many therapeutic areas, can provide marketing insight into a wide range of geographic markets while working to optimize commercial success.
      Internet-Based Sales and Marketing Services. Innovex eSolutions Group provides Internet-based sales and marketing services for the pharmaceutical, biotechnology and medical device industries. The group has three main products. iQLearning.com is an Internet service portal that further expands our range of healthcare information resources and services to physicians in the United States and currently has a membership of more than 117,000 United States physicians and 3,000 general practitioners in the United Kingdom. The second product that the eSolutions Group maintains is the iQRepConnect portal, which is a Web-based sales representative portal that allows field-based representatives to access all of their support services with a single sign-on and in one place. The third product that the eSolutions Group maintains is the Beansprout Network, which is one of the leading pediatrician websites with both a physician facing side and a direct to consumer side. The Beansprout Network hosts thousands of private practice websites for its members.
      Training. In various countries around the world we offer industry specific training to professionals working in retail pharmacy, manufacture, distribution, regulatory, sales and marketing. The training in many instances is outcomes based, covers both knowledge and skills, and may be delivered via the Internet or email, as well as hard copy.
Quintiles Medical Communications and Consulting
      Strategic Marketing Services. Our expert consultants support pharmaceutical and biotechnology product commercialization through a continuum of services. We begin in the conceptualization phase of development with strategic market research. Through a combination of secondary data and qualitative primary research, we assist customers in making development decisions. Once a product proceeds to large scale clinical trials, this group creates product positioning, pricing and formulary access/reimbursement strategies based on extensive primary research with providers, patients, payors and other administrative decision-makers. Finally, in support of product marketing at launch, we create health economic models to justify price to formulary decision-makers, and, post-launch, we track actual product costs and outcomes through medical claims data, medical records and patient interviews. The combination of these services provides our customers with the marketing, economic and reimbursement support they need to help to maximize commercial potential at each stage of the product lifecycle.
      Healthcare Policy Research and Consulting. Our management consulting services focus on improving the quality, availability and cost-effectiveness of healthcare in the highly regulated and rapidly changing healthcare industry. These services include corporate strategic planning and management, program and policy development, financial and cost-effectiveness analyses, evaluation design, microsimulation modeling and data analysis. These services represent the core competencies of The Lewin Group, an internationally recognized management consulting firm with more than three decades of experience solving problems for organizations in the public, non-profit and private sectors.
      Regulatory and Compliance Consulting. We supply regulatory and compliance consulting services to the pharmaceutical, biotechnology, medical device development and manufacturing industries. Services include global regulatory consulting, quality systems and engineering and validation. We assist companies in preparing for interactions with the FDA, and other foreign regulatory authorities or agencies, including inspections and resolution of enforcement actions, complying with current GMP, GCP and quality systems regulations, meeting process and software validation requirements, and bringing new medical devices to market.
      Strategic Medical Communications. Our strategic medical communications group offers a range of pre-launch, launch and post-launch services, beginning in the early stages of product development and continuing until the product reaches peak penetration. Services include communications strategies and planning, product positioning and branding, opinion leader development, faculty training, symposia, continuing medical education programs, promotional programs, sponsored publications, new media-based programs, patient education and clinical experience programs (e.g., patient starter programs and compliance programs). As early as Phase I and Phase II clinical trials, we can begin to disseminate scientific information and develop and present educational forums to help gain opinion leader support for a new drug.
PharmaBio Development Offerings
      Our PharmaBio Development Group manages our investment portfolio and enters into partnering arrangements with certain of our customers. These arrangements typically involve providing funding to the customer, either through direct payments or loans (sometimes convertible into capital stock of the customer) or through the provision of services to the customer. We also may invest in our customers’

equity and/or provide services through our Commercial Services Group, sometimes at our cost, in connection with these arrangements. These arrangements often grant us royalties or commissions based on sales of the customer’s product.
      In all cases, the PharmaBio Development Group engages in a rigorous due diligence and internal review process, involving the relevant aspects of our organization, prior to making investments and entering partnering arrangements. This process helps us to develop transaction structures that are designed to balance targeted returns with our perceived risk.
      In addition to the rigorous due diligence and internal review process, we further attempt to mitigate the risk of PharmaBio Development Group arrangements by:

•	Focusing primarily on compounds that already have regulatory approval or are in the later stages of clinical development, thus reducing regulatory risk;

•	Structuring all transactions in a prudent manner which, in some instances, may include structuring financial commitments in the form of milestone payments, whereby payments are made based on the successful completion of different stages of the development cycle; and

•	In some instances, requiring an option to reduce our financial commitment if the drug sponsor does not invest a certain minimum amount on promotion of the drug.
      Overall, our revenues and operating income from these arrangements depend on the performance of the customer’s capital stock and/or its product. Since we created the PharmaBio Development Group in 2000, it has entered into numerous transactions. The PharmaBio Development Group recognized revenues of approximately $52.9 million for the year ended December 31, 2004, $30.7 million for the period from September 26, 2003 to December 31, 2003, $99.2 million for the period from January 1, 2003 through September 25, 2003 ($129.9 million on a combined basis for 2003) and $101.7 million for the year ended December 31, 2002. The contribution for the PharmaBio Development Group was ($84.3) million for the year ended December 31, 2004, $4.0 million for the period from September 26, 2003 through December 31, 2003, $37.5 million for the period from January 1, 2003 through September 25, 2003 ($41.5 million on a combined basis for 2003) and $17.5 million for the year ended December 31, 2002.
Transaction Models
      Our PharmaBio Development Group enters into the following types of arrangements:

•	Risk-Based Commercialization Arrangements. Risk-based commercialization arrangements include transactions in which we provide commercialization services in exchange for fees and/or product royalty rights. In these transactions, we receive from our customers the right to royalties on the sales of the products covered by the agreements. We use a variety of contract structures in our risk-based commercialization transactions. Certain transactions may include contractual minimum and/or maximum royalty amounts. In other instances, we may have no guaranteed minimum royalty. Regardless of the structure, we always seek to earn financial returns commensurate with the risks presented by the transaction.

•	Strategic Investments. The PharmaBio Development Group makes a variety of strategic investments, including direct investments in both marketable and non-marketable equities, as well as debt, and indirect investments through such vehicles as venture capital funds. In some cases, PharmaBio Development may make investments in connection with risk-based commercialization agreements. As of December 31, 2004, the PharmaBio Development Group had a total of $80.8 million in such investments, including $24.4 million of investments in marketable equities and $56.4 million of investments in non-marketable equity securities and loans.

In addition, the PharmaBio Development Group occasionally acquires the rights to market certain pharmaceutical products. In 2004, we sold the assets relating to our Bioglan Pharmaceuticals business, which primarily included the rights to certain dermatology products marketed in the United States, including Solaraze® and ADOXA®. We acquired the assets relating to our Bioglan business in 2001 and 2002 for a total consideration of $54.6 million and sold the Bioglan operations in 2004 for net proceeds before taxes of $170.3 million. The PharmaBio Development Group continues to hold the rights to several products in Europe, via licensing or distribution agreements, which involve a variety of up-front or ongoing payments to the licensors. In these arrangements, third parties manufacture the products for us and Innovex sells the products. The PharmaBio Development Group recognizes the revenues from the sales of these pharmaceutical products.

•	Risk-Based Development Services. In these types of arrangements we provide some or all of the clinical development services costs on behalf of a partner in exchange for milestone payments and/or royalty rights in the product. Our September 2004 transaction with Solvay Pharmaceuticals B.V., or Solvay, is an example of such an arrangement and is structured to mitigate our risk through the ability to earn milestone payments from our work on multiple projects.
Recent Strategic Alliances
      The PharmaBio Development Group has entered into the following recent arrangements:

•	In January 2002, we entered into a series of agreements with Kos to commercialize in the United States Kos’ treatments for cholesterol disorders, Advicor® and Niaspan®. We provided a dedicated sales force at our own expense who, in combination with Kos’ sales force, commercialized Advicor® and Niaspan® for two years. In return, we received warrants to purchase shares of Kos’ common stock at an agreed price. We will receive commissions, subject to a minimum and maximum amount over the life of the agreement, based on net sales of the product from 2002 through 2006.

•	During the second quarter of 2002, we finalized an agreement with a large pharmaceutical customer to market pharmaceutical products in Belgium, Germany and Italy. We will provide, at our own expense, sales and marketing resources over the eight-year life of the agreement, in return for which the customer will pay us royalties on product sales in excess of certain baselines. In the first quarter of 2003 and the third quarter of 2003, the agreements in Germany and Belgium, respectively, were terminated.

•	In July 2002, we entered into an agreement with Lilly to support its commercialization efforts for Cymbaltatm in the United States. In return for providing sales representatives and making marketing and milestone payments to Lilly totaling $115 million, we receive an 8.25% percent-of-sales royalty over the five-year service period followed by a three percent royalty over the subsequent three years.

•	In July 2002, we entered into a series of agreements with Columbia to assist them in the United States commercialization of the following women’s health products: Prochievetm 8%, Prochievetm 4%, Advantage-S® and RepHreshtm Vaginal Gel. Under the terms of these agreements, we have paid Columbia an aggregate of $4.5 million in exchange for royalties on the sales of the four Columbia products for a five-year period beginning in the first quarter of 2003. In addition, we will provide to Columbia, at Columbia’s expense on a fee-for-service basis, a sales force to commercialize the products. We also purchased shares of Columbia common stock as part of these arrangements. During January 2004, we restructured the sales force agreement to allow for an accelerated transfer of responsibility to Columbia.

•	In December 2002, we entered into an agreement with a large pharmaceutical customer to market two products in Belgium. Under the terms of the agreement, we acquired the marketing and distribution rights to one of the products and entered into a six-year distribution agreement for the other product.

•	In March 2003, we entered into an additional agreement with Columbia to assist them in the commercialization of Strianttm, Columbia’s testosterone buccal bioadhesive product, in the United States. We have paid Columbia an aggregate of $15.0 million in exchange for royalties on the sales of Strianttm for a seven-year period beginning in the third quarter of 2003. In addition we will provide to Columbia, at Columbia’s expense on a fee-for-service basis, a sales force to commercialize the products. During January 2004, we restructured the sales force agreement to allow for an accelerated transfer of responsibility to Columbia.

•	In February 2004, we entered into an agreement with a large pharmaceutical customer to provide services in connection with the customer’s development and the United States launch of a Phase III product, or the new product, which is related to one of the customer’s currently marketed pharmaceutical products, or the existing product. The existing product has historically achieved multi-hundred million dollars in sales annually. Under the agreement, we will provide up to $90.0 million of development and commercialization services for the new and existing products. Our customer has agreed that at least $67.5 million of those services will be performed by our affiliates, at agreed upon rates. The customer, though, may direct us to use third parties to perform up to $22.5 million of the $90.0 million of services. The agreement contains quarterly limits on our service obligations with a maximum of $10.0 million of services in any quarter. Without revising the overall limits of the agreement, the agreement was amended to allow for $11.0 million of spending in the second quarter of 2004 and $13.0 million in each of the third and fourth quarters of 2004. Our service obligations are anticipated to occur through the end of 2006, but may run longer depending on the customer’s actual use of services and when, and if, FDA approval of the new product occurs. Until the FDA approves the new product, we are obligated to provide no more than $57.5 million in services. In return for performing our obligations, we will receive (1) beginning in the first quarter of 2005, a low, single-digit royalty on the United States net sales of the existing product and (2) beginning on the United States launch of the new product, a declining tiered royalty (beginning in the low teens) on the United States net sales of the new product. Our royalty period under the agreement lasts for approximately 9 years; however, the agreement limits the amount of royalties we receive each year and also caps the aggregate amount of royalties we can receive under the agreement at $180.0 million. We will also receive a $20.0 million payment from the customer upon the United States launch of the new product. If the new product is not approved by the FDA or a significant delay occurs in its approval process, we may terminate our remaining service obligations and continue to receive the royalty on the existing product subject to a return ceiling of no less than 8%. The agreement also provides for royalty term extensions, in the event of certain other specified unfavorable circumstances such as product shortages or recalls. The customer may terminate the agreement at any time subject to the customer’s payment to us of the then-present value of its remaining expected royalties.

•	In September 2004, we entered into an agreement with Solvay to provide clinical development services valued at $25.0 million for ten Solvay clinical Phase II projects, thereby sharing the costs and uncertainties of the outcomes for these projects. The agreement specifies project and annual spending limits. Spending beneath these limits may be carried over to one of the other ten projects or another year, but may not exceed the overall $25.0 million limit. In return, we will receive a milestone payment from Solvay for each of the compounds reaching positive clinical proof-of-principle and moving into further development. The agreement terminates upon the final determination of the successful or unsuccessful completion of the ten projects.

•	In December 2004, we entered into an agreement with Cell Therapeutics involving its cancer therapy, TRISENOX® (arsenic trioxide). Under the agreement, we paid Cell Therapeutics $25.0 million in cash and will make available $5.0 million in services. In return, Cell Therapeutics will pay us royalties based on a percentage of net sales of TRISENOX® in the United States and certain European countries over a five year period beginning January 1, 2006 and provide us with a security interest in Cell Therapeutics’ TRISENOX® assets related to the royalty payment obligations. The royalty payments from Cell Therapeutics are subject to minimum and maximum amounts of $53.0 million and $69.0 million, respectively, over the life of the agreement. Under certain termination events, including product divestiture by Cell Therapeutics, the minimum amounts due from Cell Therapeutics may be adjusted to ensure we maintain a certain internal rate of return.

•	In December 2004, we entered into a co-promotion agreement with Yamanouchi Pharma Limited, or Yamanouchi, to support Yamanouchi in its commercialization efforts for Vesicaretm in the United Kingdom. Vesicaretm, or solifenacin, is currently approved for the treatment of overactive bladder. Under the terms of the agreement, we will provide, at our expense, a £500,000 (approximately $963,000) marketing contribution and a sales force to supplement Yamanouchi’s sales force for three years. Our sales force will promote Vesicaretm in its primary, or P1, position within sales calls and will be required to make a minimum number of sales calls each year. In return for the P1 position for Vesicaretm, Yamanouchi will pay us a royalty based on the net sales of Vesicaretm over six years.
      We review many candidates for strategic alliances under our PharmaBio Development Group business models. In addition to the arrangements already under way, we are continually evaluating new strategic possibilities, and we may enter into additional arrangements in the future.
Informatics Offerings
      Prior to May 2002, we had a fourth business segment, consisting of our informatics services. Our Informatics Group provided a broad range of knowledge-rich products and services for use by the pharmaceutical, biotechnology, and medical and surgical device industries, and healthcare providers, payors and patients to improve the quality of care and to efficiently manage the delivery of care at multiple points along the continuum of healthcare delivery.
      In May 2002, we completed the formation of our healthcare informatics joint venture, Verispan, with McKesson. The joint venture is designed to leverage the operational strengths of the healthcare information businesses of each company. We are an equal co-owner with McKesson of a majority of the equity of Verispan. A minority portion of the equity in Verispan is owned by key providers of de-identified healthcare data and Verispan employees. We contributed the net assets of our Informatics Group and funded $10.0 million to Verispan.
      Several major data providers have contracted to provide de-identified prescription or medical data to the joint venture. Verispan has licensed its data products to McKesson and us for use in our respective core businesses. Under the license arrangement, we continue to have access to Verispan’s commercially available market information and products, at no further cost to us, to enhance service to and partnering with our customers.
Customers and Marketing
      In order to coordinate the multiple contracts and service offerings we may have with each customer and leverage these into new business opportunities, we operate our business development efforts across our service offerings through integrated business development functions. These integrated business development functions direct the activities of business development employees in each of our United States locations, as well as other key locations throughout Europe, Asia-Pacific, Canada and Latin America. In each of the last four years, we provided services to all of the world’s 20 largest pharmaceutical companies and to many of the world’s leading biotechnology and smaller and mid-sized pharmaceutical companies.
      For the year ended December 31, 2004, approximately 34.9% of our net service revenue from external customers was attributed to operations in the United States and 65.1% to operations outside the United States. Please refer to the notes to our consolidated financial statements included elsewhere in this prospectus for further details regarding our foreign and domestic operations. Approximately 45.6%, 43.5% and 42.7% of our net revenue was attributed to our clinical development services in 2004, 2003 and 2002, respectively; approximately 17.6%, 18.2% and 17.4% of our net revenue was attributed to our early development and laboratory services in 2004, 2003 and 2002, respectively; and approximately 28.4%, 24.7% and 26.0% of our net revenue was attributed to our commercialization services in 2004, 2003 and 2002, respectively. Neither our medical communications and consulting services, our commercial rights and royalties, nor our informatics services accounted for more than 10% of our net revenue in any of these years.

      In the past, we have derived, and may in the future derive, a significant portion of our service revenue from a relatively limited number of major projects or customers. As pharmaceutical companies continue to outsource large projects and studies to fewer full-service providers, the concentration of business could increase; for example, Aventis S.A. accounted for approximately 11% of our consolidated net service revenue in 2002. No single customer accounted for 10% of our consolidated net revenue for 2004 or any 2003 period presented herein. However, for the quarter ended December 31, 2004, we did have one customer who is approaching 10% of our consolidated net revenues.
Competition
      The market for our product development services is highly competitive, and we compete against traditional contract research organizations, or CROs, and the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. Among the traditional CROs, there are several hundred small, limited-service providers, several medium-sized firms, and only a few full-service companies with global capabilities. Consolidation among CROs likely will result in greater competition among the larger contract research providers for customers and acquisition candidates. Our primary CRO competitors include Covance Inc., PPD Inc., PAREXEL International Corporation, ICON plc and PRA International. Competitive factors for product development services include:

•	previous experience,

•	medical and scientific expertise in specific therapeutic areas,

•	the quality of contract research,

•	speed to completion,

•	the ability to organize and manage large-scale trials on a global basis,

•	the ability to manage large and complex medical databases,

•	the ability to provide statistical and regulatory services,

•	the ability to recruit investigators,

•	the ability to deploy and integrate information technology systems to improve the efficiency of contract research,

•	an international presence with strategically located facilities and

•	financial viability and price.
      Our Commercial Services Group competes against the in-house sales and marketing departments of pharmaceutical companies and other CSOs in each country in which we operate. We also compete against national consulting firms offering healthcare consulting and medical communications services, including boutique firms specializing in the healthcare industry and the healthcare departments of large firms. Our primary CSO competitors in the United States include Ventiv Health, Inc. and PDI, Inc. Outside of the United States, we typically compete against single country or regionally-focused commercial service providers. The primary competitive factors affecting commercial services are the proven ability to quickly assemble, train and manage large qualified sales forces to handle broad scale launches of new drugs and price. Competitive factors affecting healthcare consulting and medical communications services include experience, reputation and price.
      Because our PharmaBio Development Group custom tailors its risk-based service arrangements to meet our customers’ financial and strategic needs, it is more difficult to assess its potential competitors. Theoretically, a financing party could choose to provide such risk-based commercialization or development efforts, as does the PharmaBio Development Group. However, such a group would have to contract with third parties for the provision of services. We are aware that several commercial service firms, such as Ventiv Health, Inc. and PDI, Inc., have entered into risk-based commercialization transactions. Our

PharmaBio Development Group has a large number of competitors for specialty pharmaceutical products. The key competitive factors for PharmaBio Development include access to capital, the quality of the services provided by our other business units in connection with PharmaBio Development’s transactions, and the ability to perform detailed and accurate scientific, strategic, and financial due diligence prior to completing transactions.
      Competitors for our informatics services included IMS Health Incorporated and NDC Health Corporation.
      Notwithstanding all these competitive factors, we believe that the synergies arising from integrating product development services with commercial services, supported by global operations and information technology differentiate us from our competitors.
Employees
      As of January 31, 2005, we had approximately 16,986 full-time equivalent employees, comprised of approximately 5,920 in the Americas, 7,343 in Europe and 3,723 in the Asia-Pacific and Africa region. As of January 31, 2005, our Product Development Group had 9,452 full-time equivalent employees, our Commercial Services Group had 6,889 full-time equivalent employees and our PharmaBio Development Group had 62 full-time equivalent employees. In addition, our centralized operations/corporate office had 583 full-time equivalent employees.
Backlog Reporting
      We report backlog based on anticipated net revenue from uncompleted projects that our customers have authorized and we believe to be firm. Once work begins on a project, net revenue is recognized over the duration of the project. Using this method of reporting backlog, at December 31, 2004, backlog was approximately $2.6 billion, as compared to approximately $1.9 billion at December 31, 2003. The backlog at December 31, 2004 and 2003 includes approximately $357.3 million and $28.8 million, respectively, of backlog related to services contracted from our service groups, primarily commercialization, in connection with the strategic alliances forged by our PharmaBio Development Group. Backlog does not include any product revenues, royalties or commissions related to our commercial rights. We estimate that we will recognize approximately $1.3 billion to $1.5 billion of our December 31, 2004 backlog as revenue in 2005, with the remaining $1.1 billion to $1.3 billion to be recognized in future years.
      Net new business, which is anticipated net revenue from contracts which we entered into during the period and adjusted for contracts that were canceled during the period, for the twelve months ended December 31, 2004 and 2003, was $2.3 billion and $1.6 billion, respectively. Included in net new business was approximately $388.0 million and ($23.3) million of net wins (cancellations), respectively, of internal service contracts for the same periods. Net new business during the same period was $1.3 billion and $1.0 billion, respectively, for our Product Development Group and $1.00 billion and $519.8 million, respectively, for our Commercial Services Group.
      We believe that backlog may not be a consistent indicator of future results because it has been and likely will be affected by a number of factors, including the variable size and duration of projects, many of which are performed over several years, and changes to the scope of work during the course of projects. Additionally, projects may be terminated or delayed by the customer or delayed by regulatory authorities. Projects that have been delayed remain in backlog, but the timing of the revenue generated may differ from the timing originally expected. Accordingly, historical indications of the relationship of backlog to revenues may not be indicative of the future relationship. If our product revenues, royalties and commissions related to our commercial rights increase, an increasing proportion of our revenues will not be reflected in our reported backlog.

Potential Liability
      In conjunction with our product development services, we contract with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers in those clinical trials. Such testing creates risk of liability for personal injury to or death of participants, particularly to participants with life-threatening illnesses, resulting from adverse reactions to the drugs administered. Although we do not believe we are legally accountable for the medical care rendered by third party investigators, it is possible that we could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials.
      In the context of the conduct of Phase I clinical trials at our Phase I facilities, we could be liable for the general risks associated with a Phase I facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. We also could be held liable for errors or omissions in connection with the services we perform through each of our service groups. For example, we could be held liable for injury, errors or omissions or breach of contract if one of our labs inaccurately reports or fails to report lab results, or if direct or indirect contact with a patient or clinical trial participant causes harm. We believe that some of our risks are reduced by one or more of the following: (1) indemnification provisions and provisions seeking to limit or exclude liability contained in our contracts with customers and investigators, (2) insurance maintained by customers and investigators and by us and (3) various regulatory requirements, including the use of institutional review boards and the procurement of each participant’s informed consent to participate in the study. The contractual indemnifications generally do not fully protect us against certain of our own actions such as negligence. Contractual arrangements are subject to negotiation with customers and the terms and scope of any indemnification or limitation or exclusion of liability may vary from customer to customer and from contract to contract. Additionally, financial performance of these indemnities is not secured. We do, however, seek to ensure through the contracting process that our customers and vendors are contractually obliged to carry certain minimum amounts of applicable liability insurance and provide evidence of insurance upon request or prior to commencement of work. Because of the volume of contracts and geographic breadth of operations, it is not always possible to obtain such certificates of insurance nor do we have ability to confirm that such insurance remains in place or whether it may have been reduced in the aggregate by ongoing claims. Therefore, we bear the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations.
      We maintain professional liability insurance that covers our worldwide operations in the countries in which we currently do business. We could be materially and adversely affected if we were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or for which coverage is not provided by our insurance program. For example, we were among the defendants in a purported class action brought by participants in an Alzheimer’s study seeking to hold us liable for alleged damages to the participants arising from the study, since settled by the parties subject to court approval. Our former insurance carrier to whom we paid premiums to cover this type of risk subsequently filed suit against us seeking to rescind the insurance policies or to have coverage denied for some or all of the claims arising from the Alzheimer’s study litigation, which were the only claims outstanding under the policies. This suit has since been settled, resulting in no payment by us.
      Our rights to commercialize and sell certain pharmaceutical products also expose us to potential liabilities typically associated with pharmaceutical companies. For example, we could face product liability claims in the event users of any of the products we market or distribute now, or in the future, experience negative reactions or adverse side effects or in the event any of these products causes injury or death, is found to be unsuitable for its intended purpose or is otherwise defective. While we believe we currently have adequate insurance in place to protect against these risks, we may nevertheless be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we manufacture or sell. These risks may be augmented by certain risks relating to our outsourcing of the manufacturing and distribution of these products or any pharmaceutical product rights we may acquire in the future.
Government Regulation
      Our preclinical, laboratory and clinical trial supply services are subject to various regulatory requirements designed to ensure the quality and integrity of the data or products of these services. The industry standard for conducting preclinical laboratory testing is embodied in the good laboratory practice, or GLP, regulations. The requirements for facilities engaging in clinical trial supplies preparation, labeling and distribution are set forth in the current good manufacturing practices, or cGMP, regulations. GLP and cGMP regulations have been mandated by the FDA and the Department of Health in the United Kingdom, and adopted by similar regulatory authorities in other countries. GLP and cGMP stipulate requirements for facilities, equipment, supplies and personnel engaged in the conduct of studies to which these regulations apply. The regulations require adherence to written, standardized procedures during the conduct of studies and the recording, reporting and retention of study data and records. To help assure compliance, we have established quality assurance programs at our preclinical, laboratory and clinical trial supply facilities which monitor ongoing compliance with GLP and cGMP regulations by auditing study data and conducting regular inspections of testing procedures. Our clinical laboratory services, to the extent they are carried out in the United States, are subject to the requirements of the Clinical Laboratory Improvement Amendments of 1988.
      Many regulatory authorities, including those in the EU, require that study results and data submitted to such authorities be based on studies conducted in accordance with what are called GCP. These provisions represent the global industry standards for the conduct of clinical research and development studies. These provisions include:

•	complying with specific regulations governing the selection of qualified investigators,

•	obtaining specific written commitments from the investigators,

•	ensuring the protection of human subjects by verifying that Institutional Review Board or independent Ethics Committee approval and patient informed consent are obtained,

•	instructing investigators to maintain records and reports,

•	verifying drug or device accountability,

•	reporting of adverse events,

•	adequate monitoring of the study for compliance with GCP requirements and

•	permitting appropriate regulatory authorities access to data for their review.
      Records for clinical studies must be maintained for specified periods for inspection by the FDA and other regulators. Significant non-compliance with GCP requirements can result in the disqualification of data collected during the clinical trial. We are also obligated to comply with regulations issued by national and supra-national regulators such as the FDA and the European Medicines Agency, or EMEA. By way of example, these regulations include the FDA’s regulations on electronic records and signatures (21 CFR Part 11) which set out requirements for data in electronic format regarding submissions made to the FDA, and the EMEA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.”
      We write our standard operating procedures related to clinical studies in accordance with regulations and guidelines appropriate to the region where they will be used, thus helping to ensure compliance with GCP. Within Europe, we perform our work subject to the EMEA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.” All clinical trials (other than those defined as “non-interventional”) to be submitted to the EMEA must meet the requirements of the ICH — GCP. In addition, FDA regulations and guidelines serve as a basis for our North American standard operating procedures. Our offices in the Asia-Pacific region and in Latin America have developed standard operating procedures in accordance with their local requirements and in harmony with those adopted by North American and European operations.
      Our commercial services are subject to detailed and comprehensive regulation in each geographic market in which we operate. Such regulation relates, among other things, to the distribution of drug samples, the qualifications of sales representatives and the use of healthcare professionals in sales functions. In the United States, our commercial services are subject to the Prescription Drug Marketing Act, or PDMA, with regard to the distribution of drug samples. In the United Kingdom, they are subject to the Association of the British Pharmaceutical Industry Code of Practice for the Pharmaceutical Industry, which prescribes, among other things, an examination that must be passed by sales representatives within two years of their assuming or beginning employment. We follow similar regulations currently in effect in the other countries where we offer commercial services.
      Our United States laboratories are subject to licensing and regulation under federal, state and local laws relating to hazard communication and employee right-to-know regulations, the handling and disposal of medical specimens and hazardous waste and radioactive materials, as well as the safety and health of laboratory employees. All of our United States laboratories are subject to applicable federal and state laws and regulations relating to the storage and disposal of all laboratory specimens including the regulations of the Environmental Protection Agency, the Nuclear Regulatory Commission, the Department of Transportation, the National Fire Protection Agency and the Resource Conservation and Recovery Act. Companies holding or distributing controlled substances are subject to regulation by the DEA. For example, accounting for controlled substances is subject to regulation by the DEA. Some of our facilities have been audited by the DEA. In one case, the DEA indicated that it found that we miscounted certain drugs, which was resolved to the DEA’s satisfaction by our providing a corrected accounting of these drugs to the DEA. Since the inspection, we have reviewed and strengthened our procedures relating to the handling, storage and record keeping for controlled drugs. These new procedures have been reviewed at our request by a reputed firm of independent experts. The regulations of the United States Department of Transportation, the Public Health Service and the Postal Service apply to the surface and air transportation of laboratory specimens. Our laboratories also are subject to International Air Transport Association regulations, which govern international shipments of laboratory specimens. Furthermore, when the materials are sent to a foreign country, the transportation of such materials becomes subject to the laws, rules and regulations of such foreign country. Our laboratories outside the United States are subject to applicable national laws governing matters such as licensing, the handling and disposal of medical specimens, hazardous waste and radioactive materials, as well as the health and safety of laboratory employees.
      Moreover, from time to time one or more of our customers may be investigated by regulatory authorities or enforcement agencies with respect to regulatory compliance of their clinical trials and programs. In these situations, we often have provided services to our customers with respect to the trials and programs being investigated, and we are called upon to respond to requests for information by these authorities and agencies. There is a risk that either our customers or regulatory authorities could claim that we performed our services improperly or that we are responsible for trial or program compliance. For example, our customer Biovail Corporation became the subject of government inquiries relating to the Cardizem LA P.L.A.C.E., late phase clinical program and asserted publicly that we had warranted that this program complied with all laws and regulations, to which we took exception. If our customers or regulatory authorities make such claims against us and prove them, we could be subject to substantial damages, fines or penalties.
      In addition to its comprehensive regulation of safety in the workplace, the United States Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employers whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to chemicals and transmission of blood-borne and airborne pathogens. Furthermore, certain employees receive initial and periodic training to ensure compliance with applicable hazardous materials regulations and health and safety guidelines. Although we believe that we are currently in compliance in all material respects with such federal, state and local laws, failure to comply with such laws could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.
      Our disease management and healthcare information management services relate to the diagnosis and treatment of disease and are, therefore, subject to substantial governmental regulation. In addition, the confidentiality of patient-specific information and the circumstances under which such patient-specific records may be released for inclusion in our databases or used in other aspects of our business are heavily regulated. Legislation has been proposed at both the state and federal levels that may require us to implement security measures that could involve substantial expenditures or limit our ability to offer some of our products and services. In addition, privacy legislation in non-United States jurisdictions could have a limiting effect on some of our services, including, for example, the European Data Protection Directive, the Directive, which applies in each member state of the EU. The Directive seeks to protect the personal data of individuals and, among other things, places restrictions on the manner in which such personal data can be collected, processed and disclosed and the purposes for which such data can be used.
      HIPAA requires the use of standard transactions, privacy and security standards and other administrative simplification provisions by covered entities, which includes many healthcare providers, health plans and healthcare clearinghouses. The United States law instructs the Secretary of the HHS to promulgate regulations implementing these standards in the United States.
      On December 28, 2000, the Secretary issued the final rule on Standards for Privacy of Individually Identifiable Health Information to implement the privacy requirements for HIPAA. These regulations, as amended on August 14, 2002, generally (1) impose standards for covered entities transmitting or maintaining protected data in an electronic, paper or oral form with respect to the rights of individuals who are the subject of protected health information; and (2) establish procedures for (a) the exercise of those individuals’ rights, (b) the uses and disclosure of protected health information by the covered entity, and (c) the methods permissible for de-identification of health information. The final rule had an effective date of April 14, 2001 and a compliance date of April 14, 2003. The final regulation for the HIPAA security standards was issued by HHS on February 20, 2003 with a compliance date of April 21, 2005.
      We are not a “covered entity” under the HIPAA Standards for Privacy of Individually Identifiable Health Information (also known as the HIPAA Privacy Rule). We receive identifiable health information from various sources, including from investigators on research studies who are covered entities or who are employed by covered entities. In order for covered entities to disclose identifiable health information to us for research purposes, there must be an applicable permission from the research participant or an exception under the HIPAA Privacy Rule. Depending on the facts, the possible permissions include where a research participant signs an authorization for research; an institutional review board waives the authorization requirement; the review of the information is conducted under specific conditions preparatory to research or with respect to decedents or other exception; or the information is stripped of direct identifiers and is disclosed to us pursuant to a limited data set agreement. Covered entities may also provide “deidentified” health information to us. Based on our communications with our investigators and other covered entities from whom we receive identifiable health information, we believe that we will continue to be able to obtain such information, consistent with requirements of the HIPAA Privacy Rule. However, if the covered entities do not understand the permissions for disclosure of information for research purposes, it is possible that they could object to providing identifiable health information to us, which could have an adverse effect on our ability to obtain such information in a timely manner for our business operations relating to research.
      The impact of such legislation and regulations relating to identifiable health information in the United States cannot be predicted. Other countries have or are in the process of putting privacy laws into place affecting similar areas of our business. For instance, the Directive applies standards for the protection of all personal data, not just health information, in the EU and requires the EU member states to enact national laws implementing the Directive. Such legislation or regulations could materially affect our business.

      Various aspects of the United States Medicare program may also apply to certain drug and device research and marketing practices. In 1977, Congress adopted the Medicare and Medicaid Anti-Fraud and Abuse Amendments of 1977, or the Anti-Fraud and Abuse Law, which have been strengthened by subsequent amendments and the creation of the Office of Inspector General, or OIG, to enforce compliance with the statute, as amended. The Anti-Fraud and Abuse Law prohibits the knowing and willful offer, payment, solicitation, or receipt of any remuneration in any form as an inducement or reward for either the referral of patients or the arranging for reimbursable services. For example, the Anti-Fraud and Abuse Law prohibits the use of research grants or clinical trials if the purpose is to induce the purchase or prescription of products or services paid for by Medicare or Medicaid, rather than the collection of research data. A violation of the statute may result in criminal and/or civil penalties, including exclusion from the Medicare program, even if no criminal prosecution is initiated.
      HHS has issued regulations from time to time setting forth so-called “safe harbors,” which would protect certain limited types of arrangements from prosecution under the statute. To date, twenty-one final safe harbors have been developed. Failure to comply with each element of a particular safe harbor does not mean that an arrangement is per se in violation of the Anti-Fraud and Abuse Law. Nevertheless, if an arrangement implicates the Anti-Fraud and Abuse Law and no safe harbor is available, we risk greater scrutiny from OIG and, potentially, civil and/or criminal sanctions. Federal law also provides for minimum periods of exclusion from federal and state healthcare programs for certain offenses and frauds.
      In addition to the Anti-Fraud and Abuse Law, the federal Civil False Claims Act may apply to certain drug and device research and marketing practices. The Civil False Claims Act prohibits knowingly presenting or causing to be presented a false, fictitious or fraudulent claim for payment to the United States. Actions under the Civil False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the Civil False Claims Act can result in significant monetary penalties. The federal government is using the Civil False Claims Act, and the threat of significant liability, in its investigations of healthcare providers, suppliers and drug and device manufacturers throughout the country for a wide variety of drug and device marketing and research practices, and has obtained multi-million dollar settlements. The government may continue to devote substantial resources toward investigating healthcare providers’, suppliers’ and drug and device manufacturers’ compliance with the Civil False Claims Act and other fraud and abuse laws.
Properties
      As of January 31, 2005, we had approximately 105 offices located in 50 countries. Our executive headquarters is located adjacent to Research Triangle Park, North Carolina. We maintain substantial offices serving our Product Development Group in Durham, North Carolina; Kansas City, Missouri; Smyrna, Georgia; Bracknell, England; Irene, South Africa; Tokyo, Japan; Bangalore, India and Singapore. We also maintain substantial offices serving our Commercial Services Group in Parsippany, New Jersey; Falls Church, Virginia; Hawthorne, New York; Bracknell, England and Tokyo, Japan. We own facilities that serve our Product Development Group in Lenexa, Kansas; Kansas City, Missouri; Riccarton, Scotland; Bathgate, Scotland; Glasgow, Scotland; Livingston, Scotland and Freiburg, Germany. We also own a facility in Gotenba City, Japan, which is subject to a mortgage, that serves our Product Development and Commercial Services Groups. All of our other offices are leased. We believe that our facilities are adequate for our operations and that suitable additional space will be available when needed.
Legal Proceedings
      On January 22, 2002, Federal Insurance Company, or Federal, and Chubb Custom Insurance Company, or Chubb, filed suit against Quintiles, Quintiles Pacific, Inc. and Quintiles Laboratories Limited, three of Quintiles’ subsidiaries, in the United States District Court for the Northern District of Georgia. In the suit, Chubb, Quintiles’ primary commercial general liability carrier for coverage years 2000-2001 and 2001-2002, and Federal, Quintiles’ excess liability carrier for coverage years 2000-2001 and 2001-2002, seek to rescind the policies issued to Quintiles based on an alleged misrepresentation by Quintiles on the policy application. Alternatively, Chubb and Federal seek a declaratory judgment that there is no coverage under the policies for some or all of the claims asserted against Quintiles and its subsidiaries in a class action lawsuit that was settled earlier this year involving an Alzheimer’s study and, if one or more of such claims is determined to be covered, Chubb and Federal request an allocation of the defense costs between the claims they contend are covered and non-covered claims. Quintiles has filed an answer with counterclaims against Federal and Chubb in response to their complaint. Additionally, Quintiles has amended its pleadings to add AON Risk Services, or AON, as a counterclaim defendant, as an alternative to its position that Federal and Chubb are liable under the policies. In order to preserve its rights, on March 27, 2003, Quintiles also filed a separate action against AON in the United States District Court for the Middle District of North Carolina. Quintiles signed a settlement agreement with Federal and Chubb, which did not result in Quintiles making any payments. The case against Quintiles by Federal and Chubb was dismissed on December 30, 2004. Quintiles has also agreed to a settlement in principle with AON, which does not result in Quintiles making any payments.
      On June 13, 2003, ENVOY and Federal filed suit against Quintiles in the United States District Court for the Middle District of Tennessee. One or both plaintiffs in this case have alleged claims for breach of contract, contractual subrogation, equitable subrogation, and equitable contribution. The plaintiffs reached settlement in principle, in the amount of $11.0 million, of the case pending in the same court captioned In Re Envoy Corporation Securities Litigation, Case No. 3-98-0760, or the Envoy Securities Litigation. The plaintiffs claim that Quintiles is responsible for payment of the settlement amount and associated fees and costs in the Envoy Securities Litigation based on merger and settlement agreements between WebMD, ENVOY and Quintiles. Quintiles has filed a motion to dismiss the suit, and the plaintiffs have filed motions for summary judgment. These motions are pending before the court. All parties have agreed to a stay of discovery. We believe that the allegations made by ENVOY and Federal are without merit and intend to defend the case vigorously.
      On June 28, 2004, ML Laboratories PLC, or ML, filed a request to the International Chamber of Commerce seeking arbitration in connection with a contract dispute with Novex Pharma Limited, or Novex, one of our subsidiaries. This claim relates to a contract entered into by Novex with ML for the marketing and sales promotion of ML’s medical device product known as Adept, a solution used for the treatment and prevention of adhesions in abdominal surgery. ML’s claim alleges breach of contract by Novex by failing to provide an adequate United Kingdom sales force, failing to implement marketing efforts in European countries as required by the contract, and repudiatory breach of the contract. The claim by ML is for damages of £55.1 million (approximately $100.5 million). On December 17, 2004, Novex filed an answer and counterclaim asserting breach of contract. We believe that the allegations made by ML are without merit and intend to defend the case vigorously.
      On May 26, 2000, Quintiles completed the sale of its electronic data interchange unit, ENVOY, to Healtheon/ WebMD Corp., which subsequently changed its name to WebMD. Prior to the sale, ENVOY transferred its informatics subsidiary, Synergy Health Care, Inc., to Quintiles. Quintiles received $400 million in cash and 35 million shares of WebMD common stock in exchange for its entire interest in ENVOY and a warrant to acquire 10 million shares of Quintiles’ common stock at $40 per share, exercisable for four years. Quintiles recorded an extraordinary gain on the sale of $436.3 million, net of estimated taxes of $184.7 million. Because the original acquisition of ENVOY qualified as a tax-free reorganization, Quintiles’ tax basis in the acquisition was allowed to be determined by substituting the tax basis of the previous shareholders of ENVOY. However, when Quintiles sold ENVOY to WebMD during 2000, the tax basis of the previous shareholders was not available to Quintiles since ENVOY had been a publicly traded corporation at the time of the original acquisition. Therefore, Quintiles had to estimate its tax basis in ENVOY by reviewing financial statements, tax returns and other public documents which were available to Quintiles at that time. In September 2001, Quintiles received the results of a tax basis study completed by its external tax advisors, which was prepared so that Quintiles could prepare and file its 2000 United States Corporate income tax return. Using the tax basis determined in that study, income taxes from the sale totaled approximately $42.7 million, or approximately $142 million less than the estimate previously used to determine the extraordinary gain on the sale. This resulted in an increase of $142 million in the extraordinary gain on the sale of ENVOY. In January 2004, Quintiles received a communication from the Internal Revenue Service proposing an increase in its income taxes owed for 2000 by approximately $153.1 million. After further discussions, the Internal Revenue Service revised and reissued its prior communication, reducing the proposed assessment to $84.6 million. The increase relates to the Internal Revenue Service challenging Quintiles’ method for determining the basis it applied to the sale of ENVOY. Quintiles is contesting the proposed increase and is presently in the appeals process with the Internal Revenue Service.
      Quintiles is also party to other legal proceedings incidental to its business. While Quintiles currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its consolidated financial statements, litigation is subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs.

MANAGEMENT
Directors and Executive Officers of the Registrant
      Set forth below is certain information with respect to each of our executive officers and directors. There are no family relationships between any of our directors or executive officers. Each of our directors holds office until their respective successors are elected and qualified or until their earlier resignation or removal. Each of our directors also serves as a director of Pharma Services and Quintiles.

			First Year
			Elected
Name	Position with Company	Age	Director

Dennis B. Gillings, Ph.D.	Executive Chairman, Chief Executive Officer and Director	60	1982
John D. Ratliff	Executive Vice President and Chief Financial Officer	45	N/A
John S. Russell	Executive Vice President and Corporate Secretary	50	N/A
Richard M. Cashin, Jr.	Director	51	2003
Clateo Castellini(3)	Director	69	2004
Jonathan J. Coslet(1)(2)	Director	40	2004
Jack M. Greenberg(1)(2)	Director	62	2004
Robert A. Ingram(2)(3)	Director	62	2004
S. Iswaran(2)	Director	42	2003
Jacques Nasser(2)	Director	58	2003
James S. Rubin(1)(3)	Director	37	2003

(1)	Member of Audit Committee

(2)	Member of Compensation and Nominations Committee

(3)	Member of Quality/ Regulatory Committee
      Our Board of Directors and the committees of our Board of Directors are comprised of the same individuals that comprise each of Pharma Services’ and Quintiles’ Boards of Directors and the committees of their respective Board of Directors. The composition of all other Boards of Directors and committees of other Quintiles’ or Pharma Services’ subsidiaries are determined by the Board of Directors of Pharma Services, provided that One Equity has the right to be represented on all such committees.
      Set forth below is a brief description of the business experience of each of our executive officers and directors.
      Dennis B. Gillings, Ph.D. has served as the Executive Chairman and Chief Executive Officer, as well as a Director of each of Quintiles, Pharma Services and Intermediate Holding, since the Pharma Services transaction. Dr. Gillings began providing statistical consulting and data management services to pharmaceutical customers in 1974 during his tenure as professor of biostatistics at the University of North Carolina at Chapel Hill. Quintiles arose from these consulting services and was founded by Dr. Gillings in 1982. Dr. Gillings also has served as the Chairman of Quintiles’ Board of Directors since its inception and served as Quintiles’ Chief Executive Officer from its inception until April 2001. Dr. Gillings currently oversees Quintiles’ corporate strategic planning, as chair of its strategy committee, and is active in the continued international expansion of Quintiles, particularly in Japan and the Asia-Pacific region. Dr. Gillings serves on several other Boards and councils, including ICAgen, Inc., the UNC School of Public Health Dean’s Advisory Council, the Graduate Education Advancement Board of UNC, the North Carolina Institute of Medicine and the UNC Health Care Systems. He formerly served as the founding Chairman of the Association of Clinical Research Organizations, a Washington-based trade group formed in 2002. Dr. Gillings received a diploma in Mathematical Statistics from Cambridge University in 1967 and a Ph.D. in Mathematics from the University of Exeter, England, in 1972. He served for more than 15 years as a professor at the University of North Carolina at Chapel Hill and received the Honorary Degree of Doctor of Science from the University in May 2001.
      John D. Ratliff has served as the Executive Vice President and Chief Financial Officer of each of Quintiles, Pharma Services and Intermediate Holding since June 2004. He joined Acterna Corporation, a global communications equipment company, in June 2000 and served as its Corporate Vice President and Chief Financial Officer from January 2002 through October 2003. In May 2003, Acterna and its domestic subsidiaries commenced a prearranged bankruptcy and emerged five months later as a privately held company. Prior to joining Acterna, Mr. Ratliff held several senior executive positions over 19 years at IBM, including most recently, Vice President of Finance and Planning, Personal Systems Group, Vice President of Finance and Planning, Latin America and IBM Assistant Controller. Mr. Ratliff received his Bachelor of Industrial and Systems Engineering from Georgia Institute of Technology and a Master of Business Administration from Duke University.
      John S. Russell has served as the Executive Vice President, General Counsel and Chief Administrative Officer of Quintiles and Executive Vice President and Corporate Secretary of each of Pharma Services and Intermediate Holding since the Pharma Services transaction. Prior to the Pharma Services transaction, Mr. Russell had served as Quintiles’ General Counsel since 1998. Mr. Russell’s duties include acting as General Counsel, Board Secretary and manager of global Quality Assurance and Regulatory Matters as well as Government Relations. Previously, he also served as Quintiles’ Head of Global Human Resources. Prior to joining Quintiles in 1998, Mr. Russell practiced law for 12 years in the Research Triangle Park area of North Carolina, concentrating in the creation and acquisition of high technology and life sciences companies, and worked for four years at Houghton Mifflin Company in New York. He has served as a director of public and private companies and as founding Board Secretary of the Association of Clinical Research Organizations in Washington, D.C. He also serves on the Dean’s Advisory Council for the UNC School of Public Health. Mr. Russell holds degrees from the University of North Carolina at Chapel Hill (B.A., 1977), Columbia University (M.A., 1978), and Harvard Law School (J.D., 1985).
      Richard M. Cashin, Jr. has served as a Director of each of Quintiles, Pharma Services and Intermediate Holding since the Pharma Services transaction. Mr. Cashin is the Managing Partner of One Equity. One Equity manages $2.0 billion of investments and commitments. Prior to joining One Equity, Mr. Cashin was at Citicorp Venture Capital from 1980 to 2000 (President 1994 — 2000), where he led investments in approximately 100 companies. Mr. Cashin serves on the Board of Directors of Titan International, Inc., Remy International Inc. and Fairchild Semiconductor International Inc. Mr. Cashin received his BA from Harvard University and his MBA from Harvard Business School.
      Clateo Castellini has served as a Director of each of Quintiles, Pharma Services and Intermediate Holding since January 2004. Mr. Castellini served as the Chairman, President and CEO of Becton, Dickinson and Company from 1994 until 1999 and also served as the Chairman of its Board of Directors from 1999 until 2003 and continues to serve as Director Emeritus. Prior to joining Becton, Dickinson and Company in 1978, Mr. Castellini served in various management positions at Dow-Lepetit Pharmaceuticals, a subsidiary of the Dow Chemical Company. Mr. Castellini has also served as a director for Bestfoods, Inc., a leading manufacturer of food products in the United States and Canada, from 1997 until 1999 and currently serves on the Board of Directors of A-Bio Pharma Pte. Ltd, a biologics contract manufacturer located in Singapore, and EDB and A-Bio, two other companies located in Singapore. Mr. Castellini received a degree from Bocconi University in Milan, Italy and an MBA from Harvard Business School.
      Jonathan J. Coslet has served as a Director of each of Quintiles, Pharma Services and Intermediate Holding since the Pharma Services transaction. Mr. Coslet is a Senior Partner of TPG, responsible for the firm’s generalist and healthcare investment activities. Mr. Coslet is also a member of the firm’s Investment Committee and Management Committee. Prior to joining TPG in 1993, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991 to 1993. From 1987 to 1989, Mr. Coslet worked at Drexel Burnham Lambert.

Mr. Coslet serves on the Boards of Directors of Oxford Health Plans, Inc., Petco Animal Supplies, Inc., Endurance Specialty Holdings Ltd. and J.Crew Group, Inc. Mr. Coslet received his MBA from Harvard Graduate School of Business Administration in 1991, where he was a Baker Scholar and a Loeb Fellow. Mr. Coslet received his Bachelor of Science in Economics (Finance) from the University of Pennsylvania Wharton School, where he was Valedictorian, summa cum laude, a Gordon Fellow and a Steur Fellow.
      Jack M. Greenberg has served as a Director of each of Quintiles, Pharma Services and Intermediate Holding since January 2004. At the end of 2002, Mr. Greenberg retired as Chairman and Chief Executive Officer of McDonald’s Corporation. Mr. Greenberg had served as McDonald’s Chairman since May 1999 and its Chief Executive Officer since August 1998. Mr. Greenberg served as McDonald’s President from August 1998 to May 1999, and as its Vice-Chairman from December 1991 to 1998. Mr. Greenberg also served as Chairman (from October 1996) and Chief Executive Officer (from July 1997) of McDonald’s USA, a division of McDonald’s Corporation, until August 1998. Mr. Greenberg is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is a director of The Allstate Corporation, Abbott Laboratories, First Data Corporation, Hasbro, Inc. and Manpower, Inc. Mr. Greenberg is also a member of the board of trustees of Ronald McDonald House Charities, DePaul University, where he previously served as Chairman, the Field Museum, the Chicago Symphony Orchestra and the Institute of International Education. Mr. Greenberg is a graduate of DePaul University’s School of Commerce and School of Law.
      Robert A. Ingram has served as a Director of each of Quintiles, Pharma Services and Intermediate Holding since February 2004. Mr. Ingram has been the Vice Chairman of Pharmaceuticals of GlaxoSmithKline plc since January 2003. Mr. Ingram was the Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc from January 2001 to January 2003. Mr. Ingram was Chief Executive of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. Mr. Ingram was Chairman, President and Chief Executive Officer of Glaxo Wellcome plc from October 1997 to January 1999. Mr. Ingram serves on the Board of Directors of Edwards Life Sciences, Lowe’s Companies, Inc., Misys plc, Nortel Networks, OSI Pharmaceuticals, Valent Pharmaceuticals International and Wachovia Corporation. Mr. Ingram received his Bachelor of Science in Business Administration from Eastern Illinois University.
      S. Iswaran has served as a Director of each of Quintiles, Pharma Services and Intermediate Holding since November 2003. Mr. Iswaran is the Managing Director at Temasek. Mr. Iswaran was previously Director (Strategic Development) at Singapore Technologies Pte Ltd. Prior to that, Mr. Iswaran was Director for Trade in the Ministry of Trade & Industry. Mr. Iswaran is a Member of Parliament of the West Coast GRC of Singapore. Mr. Iswaran serves on the Board of Directors of Sunningdale Precision Industries Ltd., Hyflux Ltd and SciGen Ltd. Mr. Iswaran graduated with a Bachelor of Economics (First Class Honours) from the University of Adelaide, Australia in 1986 and a Master of Public Administration from Harvard University in 1995.
      Jacques Nasser has served as a Director of each of Quintiles, Pharma Services and Intermediate Holding since September 2003. Mr. Nasser is a Senior Partner with One Equity and also serves as the Non-Executive Chairman of Polaroid Corporation, the instant-imaging company based in Waltham, Mass., which was acquired by an affiliate of One Equity in July 2002 following Polaroid’s voluntary bankruptcy filing in 2001. Mr. Nasser also serves on the International Advisory Board of Allianz AG and on the Board of Directors of News Corporation’s British Sky Broadcasting Group and Brambles Industries Ltd. Prior to joining One Equity, Mr. Nasser served as the President and Chief Executive Officer of Ford Motor Company, Inc. from January 1999 until October 2001 and served as a member of Ford’s Board of Directors from 1998 until 2001. Mr. Nasser’s 33-year career with Ford covered a variety of positions and assignments including senior leadership responsibilities in Europe, Australia, Asia and South America. Mr. Nasser also oversaw the growth and acquisition of Jaguar, Aston Martin, Volvo, Land Rover and Hertz. Mr. Nasser holds an honorary Doctorate and a Business degree from the Royal Melbourne Institute of Technology.

      James S. Rubin has served as a Director of each of Quintiles, Pharma Services and Intermediate Holding since September 2003. Mr. Rubin is a Partner with One Equity. Prior to joining One Equity, Mr. Rubin was a Vice President with Allen & Company, Incorporated, a New York investment bank specializing in media and entertainment transactions and advisory work. From 1996 to 1998, he held a number of senior positions with the Federal Communications Commission under Chairman Reed Hundt, including Executive Director of the Education Technology Task Force and General Counsel to the Chief of the Wireless Bureau. Mr. Rubin received his Bachelor of Arts in History from Harvard University and received his Juris Doctor from Yale Law School.

Quintiles
      The following table sets forth information about Quintiles’ executive officers, their ages and positions.

Name	Age	Position

Dennis B. Gillings, Ph.D.	60	Executive Chairman, Chief Executive Officer and Director
John D. Ratliff	45	Executive Vice President and Chief Financial Officer
John S. Russell	50	Executive Vice President, General Counsel and Chief Administrative Officer
Ronald J. Wooten	45	Executive Vice President, Corporate
Oppel Greeff, M.D.	56	President and CEO, AAA Region
Michael Mortimer	44	Executive Vice President, Global Human Resources
      Set forth below is a brief description of the business experience of each of these executive officers, other than Dr. Gillings and Messrs. Ratliff and Russell, each of whom is previously described.
      Ronald J. Wooten has served as the Executive Vice President, Corporate Development of Quintiles since June 2003. Mr. Wooten joined Quintiles in July 2000 as Senior Vice President, Finance to manage the formation of the PharmaBio Development Group and to contribute to the execution of its merger and acquisition and corporate finance strategies. Mr. Wooten’s previous experience includes nine years with First Union Securities, now Wachovia Securities, Inc., where Mr. Wooten most recently served as a Managing Director in Investment Banking. His capital markets and corporate finance experience includes mergers and acquisitions, public and private equity finance and fixed income advisory. Mr. Wooten earned his Bachelors degree in Chemistry from the University of North Carolina at Chapel Hill and a Masters degree in Finance from Boston University.
      Oppel Greeff, M.D. has served as Quintiles’ President and CEO, AAA Region since 2004. Prior to his current position, Dr. Greeff worked in various capacities within our Africa-India region. Before joining Quintiles, Dr. Greeff founded or co-founded several corporations, including Clindepharm International, which he sold to Quintiles in 1997, and PharmaNet, Inc., a retail pharmacy franchise. Dr. Greeff received an M.D. in Psychiatry at the University of Natal and received his MpharmMed and MBChB degrees from the University of Pretoria. Dr. Greeff was elected a Fellow of the Faculty of Pharmaceutical Medicine of the Royal Colleges of Physicians of the United Kingdom in 1997.
      Michael Mortimer has served as Quintiles’ Executive Vice President, Global Human Resources since July 2003 and began serving as an executive officer as of February 9, 2005. Mr. Mortimer’s previous experience includes ten years at Charles Schwab Corp., where he was Senior Vice President of Human Resources for the company’s international and United States domestic retail organizations. Prior to joining Charles Schwab, Mr. Mortimer began his human resources career in 1986 with United Telecommunications, a division of GTE that later became Sprint Corporation. Mr. Mortimer received a Bachelors degree in Behavioral Sciences from Ohio State University.
      Dr. Gillings is also the Executive Chairman and Chief Executive Officer of Pharma Services and Intermediate Holding and Messrs. Ratliff and Russell are also executive officers of Pharma Services and Intermediate Holding. The compensation described below is paid to each of Dr. Gillings and Messrs. Ratliff and Russell in connection with their services as executive officers of each of Quintiles, Pharma Services and Intermediate Holding. All compensation has been, and will be, paid by Quintiles.

Nomination of Directors
      Pharma Services entered into a stockholders agreement in connection with the Pharma Services transaction that requires each stockholder who is party to that agreement to vote his/her/its respective shares of common stock of Pharma Services in favor of ten nominees to the Board of Directors of Pharma Services. The stockholders agreement also provides that the constituents on our Board of Directors and the committees thereof are the same as Pharma Services. Each stockholder has agreed to vote all shares for the following directors: (i) one individual to be designated by Dr. Gillings, who is currently Dr. Gillings; (ii) three individuals to be designated by One Equity, who are currently Messrs. Cashin, Nasser and Rubin; (iii) one member of management who shall be the chief financial officer until a chief executive officer (other than Dr. Gillings) or a new chief operating officer is hired, which seat is currently vacant; (iv) two individuals who are not affiliates or associates of any stockholder or employee of Pharma Services or any of its subsidiaries to be designated by the Compensation and Nominations Committee of the Board of Directors, who are currently Messrs. Greenberg and Ingram; (v) two individuals to be designated by Temasek, who are currently Messrs. Iswaran and Castellini; and (vi) one individual to be designated by TPG, who is currently Mr. Coslet. In addition, the Pharma Services Plan requires each holder of shares of Pharma Services common stock issued under the Pharma Services Plan to vote in the election of directors as directed by the Pharma Services Board of Directors, which shall be consistent with the provisions of the stockholders agreement. The rollover agreements entered by certain of our executive officers (among others) in connection with the Pharma Services transaction include similar provisions.
      Our Board has determined that Mr. Greenberg is an independent director who qualifies as an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K. The Board also has determined that Messrs. Rubin and Coslet, who serve with Mr. Greenberg on the Audit Committee, also qualify as audit committee financial experts. As to Messrs. Rubin and Coslet, who serve as Board representatives for One Equity and TPG, respectively, the Board made no determination of their independence and without that determination, they should not be assumed to be independent.
Code of Ethics
      Our executive officers are subject to a code of ethics that complies with standards mandated by the Sarbanes-Oxley Act of 2002. The complete code of ethics is available on Quintiles’ website at www.quintiles.com. At any time it is not available on Quintiles’ website, Quintiles will provide a copy upon written request made to its Corporate Communication Department, at 4709 Creekstone Drive, Suite 200, Durham, North Carolina 27703-8411. Information on Quintiles’ website is not part of this prospectus. If we amend or grant any waiver from a provision of our code of ethics that applies to our executive officers, we will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on Quintiles’ website at www.quintiles.com or by filing a Current Report on Form 8-K.

Executive Compensation
      The following table shows the annual and long-term compensation paid to, or accrued by Quintiles for, its Chief Executive Officer, the next four most highly compensated executive officers serving at the end of the 2004 fiscal year and its former Chief Financial Officer (collectively, the “named executive officers”) for services rendered to Quintiles, Pharma Services and Intermediate Holding during the fiscal years indicated. Each of Dr. Gillings and Messrs. Ratliff and Russell also serves as an executive officer of Pharma Services and Quintiles, but the compensation referenced above is for service to all three companies and is not duplicated as a result of their service to such other companies.
Summary Compensation Table

	Annual Compensation							Long Term Compensation

										Number of
										Shares of
										Common
										Stock
										Underlying
								Restricted		Options
Name and						Other Annual		Stock				Pharma	All Other
Principal Position	Year	Salary		Bonus		Compensation		Awards		Quintiles(1)		Services	Compensation

Dennis B. Gillings(2)	2004	$1,000,000		$650,000		$81,380	(3)	$—		—		—	$503,549	(4)
Executive Chairman and	2003	706,061		0		—	(5)	—		242,692	(6)	—	1,705,704	(7)
Chief Executive Officer	2002	600,000	(8)	80,067	(9)	—	(5)	—		339,733	(10)	—	847,422	(11)
John D. Ratliff(12)	2004	$219,697		$125,000		$628,956	(13)	$—	(14)	—		150,000	$405	(15)
Executive Vice President and Chief Financial Officer
John S. Russell	2004	$400,000	(16)	$150,000		$738	(17)	$—	(18)	—		—	$76,206	(19)
Executive Vice President,	2003	316,227	(20)	709,000		—	(5)	0	(21)	97,076		225,000	590,587	(22)
General Counsel, and Chief	2002	283,250	(23)	24,694	(24)	394	(25)	—		142,743		—	10,058	(26)
Administrative Officer
Ronald J. Wooten(27)	2004	$400,000	(28)	$600,000	(29)	$—	(5)	$—	(30)	—		—	$60,565	(31)
Executive Vice President,	2003	295,833	(32)	$825,000		—	(5)	0	(33)	54,363		225,000	252,288	(34)
Corporate Development
Oppel Greeff(35)	2004	$400,000	(36)	$150,000	(37)	$52,457	(38)	$—	(39)	—		—	$88,842	(40)
President and CEO, AAA	2003	333,864	(41)	690,000		51,357	(42)	0	(43)	97,076		225,000	389,053	(44)
Region
James L. Bierman(45)	2004	$275,000		$4,715,582		$—	(5)	—		—		—	$9,846	(46)
Former Executive Vice	2003	371,000		92,750		—	(5)	—		97,076		—	595,235	(47)
President, Chief Financial	2002	365,750		65,956		—	(5)	—		144,387		—	5,782	(48)
Officer

(1)	In connection with the Pharma Services transaction, all options to purchase shares of our common stock, or the Quintiles options, became fully vested and exercisable. Messrs. Russell and Wooten and Dr. Greeff were each given the opportunity to roll over the “in-the-money value” of their Quintiles options for a combination of shares of common stock and Series A Preferred Stock of Pharma Services, referred to together as the Pharma Services Units. The “in-the-money value” of such options means the excess of $14.50 over the exercise price of the option to purchase shares of Quintiles common stock, multiplied by the number of shares subject to each such option, less any applicable withholding taxes. Messrs. Russell and Wooten and Dr. Greeff elected to roll over $300,000, $232,028 and $361,569, respectively, of the “in-the-money value” of their Quintiles options to acquire Pharma Services Units. Apart from the rollover arrangements described above, in connection with the Pharma Services transaction, Dr. Gillings rolled over $1,456,768 of the value of his Quintiles options (other than those options issued to Dr. Gillings as reimbursement for the business use of his airplane) to acquire Pharma Services Units. Quintiles options held by named executive officers prior to the Pharma Services transaction and not rolled over for Pharma Services Units, including those held by Mr. Bierman, were canceled in exchange for a cash payment equal to the “in-the-money value” of such options. The value of the Quintiles options rolled over in the Pharma Services transaction is reflected in the “All Other Compensation” column for fiscal year 2003.

(2)	Dr. Gillings became our Executive Chairman and Chief Executive Officer effective September 25, 2003.

(3)	Includes $11,664 for automobile allowance, $47,093 for country club dues and $22,623 for reimbursement of taxes incurred by Dr. Gillings as a result of Quintiles’ payment of country club dues.

(4)	Includes $9,225 of matching contributions under the 401(k) Plan, $10,051 for the present value of the benefit to Dr. Gillings of the premiums we paid in prior years under a split-dollar life insurance arrangement (we paid no premiums in 2004), $3,564 of other life insurance premiums and $480,709 relating to the repurchase of shares of Series A Preferred Stock of Pharma Services for which Dr. Gillings deferred receipt in connection with his initial purchase thereof. See “Certain Relationships and Related Transactions” for additional information regarding the repurchase of such shares.

(5)	Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for the named executive officer.

(6)	In 2003, Dr. Gillings used his own airplane to provide extensive business-related travel services for himself and other of Quintiles’ employees. To reimburse Dr. Gillings for the business use of his airplane prior to the Pharma Services transaction, Quintiles made cash payments of $2,328,724, which is in addition to the amounts shown in the table, and on March 17, 2003, Quintiles granted Dr. Gillings Quintiles options with an aggregate Black-Scholes value of approximately $350,000. These options to purchase 49,869 shares at an exercise price of $12.27 per share are not included in the table because they were not treated as long-term compensation. To reimburse Dr. Gillings for the use of his airplane after the Pharma Services transaction, Quintiles made a cash payment of $1,096,455, which is in addition to the amounts shown in the table. The terms of our arrangement to reimburse Dr. Gillings for business use of his airplane are described in “Certain Relationships and Related Transactions.”

(7)	Includes $5,625 of matching contributions under the 401(k) Plan, $105 of estimated forfeitures allocated under the profit sharing portion of the 401(k) Plan, $240,884 for the present value of the benefit to Dr. Gillings of the premiums Quintiles paid in prior years under a split-dollar life insurance arrangement (Quintiles paid no premiums in 2003) (see “Certain Relationships and Related Transactions” for additional information), $2,322 of other life insurance premiums and $1,456,768 related to the cancellation of options (other than those options issued to Dr. Gillings for the use of his airplane) in connection with the Pharma Services transaction, all of which Dr. Gillings used to acquire Pharma Services Units.

(8)	Includes $540,000 deferred during 2002 pursuant to the Quintiles Elective Deferred Compensation Plan.

(9)	Includes $31,875 deferred during 2002 pursuant to the Quintiles Elective Deferred Compensation Plan.

(10)	In 2002, Dr. Gillings used his own airplane to provide extensive business-related travel services for himself and other of Quintiles’ employees. To reimburse Dr. Gillings for these services, the Human Resources and Compensation Committee of Quintiles’ former Board of Directors authorized cash payments up to approximately $1.4 million, which is in addition to the amounts shown in this table. Quintiles also granted Quintiles options to Dr. Gillings with an aggregate Black-Scholes value of approximately $1.4 million in quarterly installments with an exercise price on March 31, 2002 of $17.75 per share; on June 15, 2002 of $13.09 per share; on September 16, 2002 of $9.76 per share; and on December 16, 2002 of $12.11 per share. These options to purchase 190,250 shares are not included in the table because they were not treated as long-term compensation.

(11)	Includes $1,688 of matching contributions under the 401(k) portion of the ESOP and 401(k) Plan, $158 for the estimated value of forfeitures allocated under the ESOP portion of the ESOP and 401(k) Plan, $843,255 for the present value of the benefit to Dr. Gillings of the premiums Quintiles paid under a split-dollar life insurance arrangement and $2,322 of other life insurance premiums.

(12)	Mr. Ratliff became Quintiles’ Executive Vice President and Chief Financial Officer in June 2004. We have not provided information about any compensation paid to Mr. Ratliff for any periods in which he did not serve as an executive officer.

(13)	Includes $424,860 representing the difference between the discounted price paid by Mr. Ratliff upon his purchase of restricted shares of Pharma Services common stock pursuant to the Pharma Services Plan and the fair market value of such shares and $204,096 for reimbursement of taxes incurred by Mr. Ratliff as a result of such purchase.

(14)	As of December 31, 2004, Mr. Ratliff held 300,000 restricted shares of Pharma Services common stock. The aggregate fair market value of such shares at the end of fiscal year 2004 was $1,062,000. These restricted shares vest, but remain subject to repurchase, over five years from the date of purchase, with 20% of such shares vesting on each anniversary of the date of purchase. Dividends will be paid on the restricted shares on the same basis as common stock to the extent declared by the Pharma Services Board of Directors. Mr. Ratliff purchased these restricted shares at a discount to fair market value, and the aggregate value of the discount is reflected under Other Annual Compensation.

(15)	Includes $405 in life insurance premiums.

(16)	Includes $20,000 deferred during 2004 pursuant to the Quintiles Elective Deferred Compensation Plan.

(17)	Includes $738 for reimbursement of taxes incurred by Mr. Russell as a result of our payment of his tax preparation expenses. Perquisites and other personal benefits received by Mr. Russell did not exceed the lesser of $50,000 or 10% of his salary and bonus.

(18)	As of December 31, 2004, Mr. Russell held 450,000 restricted shares of Pharma Services common stock. The aggregate fair market value of such shares at the end of fiscal year 2004 was $1,593,000. These restricted shares vest, but remain subject to repurchase, over five years from the date of purchase, with 20% of such shares vesting on each anniversary of the date of purchase. Dividends will be paid on the restricted shares on the same basis as common stock to the extent declared by the Pharma Services Board of Directors.

(19)	Includes $9,225 in matching contributions under the 401(k) Plan, $2,392 in life insurance premiums and $64,589 relating to the repurchase of shares of Series A Preferred Stock of Pharma Services for which Mr. Russell deferred receipt in connection with his initial purchase thereof. See “Certain Relationships and Related Transactions” for additional information regarding the repurchase of such shares.

(20)	Includes $15,215 deferred during 2003 pursuant to the Quintiles Elective Deferred Compensation Plan.

(21)	Pharma Services granted Mr. Russell the right to purchase 450,000 shares of its restricted common stock at a purchase price of $0.2438, or fair market value, per share. $0 represents the dollar value at the date of the grant, less the amounts paid by Mr. Russell for the award.

(22)	Includes $9,000 in matching contributions under the 401(k) Plan, $105 for the estimated forfeitures allocated under the profit sharing portion of the 401(k) Plan, $1,225 in life insurance premiums, $579,110 related to the cancellation of Quintiles options in connection with the Pharma Services transaction, $300,000 of which Mr. Russell used to acquire Pharma Services Units and $1,147 in disqualifying dispositions under the Employee Stock Purchase Plan as a result of the Pharma Services transaction.

(23)	Includes $28,325 deferred during 2002 pursuant to the Quintiles Elective Deferred Compensation Plan.

(24)	Includes $945 deferred during 2002 pursuant to the Quintiles Elective Deferred Compensation Plan.

(25)	Includes $394 for reimbursement of taxes incurred by Mr. Russell as a result of our payment of his tax preparation expenses. Perquisites and other personal benefits received by Mr. Russell did not exceed the lesser of $50,000 or 10% of his salary and bonus.

(26)	Includes $8,250 in matching contributions under the 401(k) portion of the ESOP and 401(k) Plan, $603 for the estimated value of forfeitures allocated under the ESOP portion of the ESOP and 401(k) Plan and $1,205 in life insurance premiums.

(27)	Mr. Wooten became Quintiles’ Executive Vice President, Corporate Development in June 2003. We have not provided information about any compensation paid to Mr. Wooten for any periods in which he did not serve as an executive officer.

(28)	Includes $40,000 deferred during 2004 pursuant to the Quintiles Elective Deferred Compensation Plan.

(29)	Includes approximately $120,000 deferred during 2004 pursuant to the Quintiles Elective Deferred Compensation Plan.

(30)	As of December 31, 2004, Mr. Wooten held 450,000 restricted shares of Pharma Services common stock. The aggregate fair market value of such shares at the end of fiscal year 2004 was $1,593,000. These restricted shares vest, but remain subject to repurchase, over five years from the date of purchase, with 20% of such shares vesting on each anniversary of the date of purchase. Dividends will be paid on the restricted shares on the same basis as common stock to the extent declared by the Pharma Services Board of Directors.

(31)	Includes $9,225 in matching contributions under the 401(k) Plan, $1,575 in life insurance premiums and $49,765 relating to the repurchase of shares of Series A Preferred Stock of Pharma Services for which Mr. Wooten deferred receipt in connection with his initial purchase thereof. See “Certain Relationships and Related Transactions” for additional information regarding the repurchase of such shares.

(32)	Includes $28,490 deferred during 2003 pursuant to the Quintiles Elective Deferred Compensation Plan.

(33)	Pharma Services granted Mr. Wooten the right to purchase 450,000 shares of its restricted common stock, at a purchase price of $0.2438, or fair market value, per share. $0 represents the dollar value at the date of the grant, less the amounts paid by Mr. Wooten for the award.

(34)	Includes $9,000 in matching contributions under the 401(k) Plan, $105 for the estimated forfeitures allocated under the profit sharing portion of the 401(k) Plan, $850 in life insurance premiums and $242,333 related to the cancellation of Quintiles options in connection with the Pharma Services transaction, $232,028 of which Mr. Wooten used to acquire Pharma Services Units.

(35)	Dr. Greeff became an executive officer in 2003. We have not provided information about any compensation paid to Dr. Greeff for any periods in which he did not serve as an executive officer.

(36)	Includes $55,200 deferred during 2004 pursuant to the Quintiles Elective Deferred Compensation Plan.

(37)	Includes approximately $12,000 deferred during 2004 pursuant to the Quintiles Elective Deferred Compensation Plan.

(38)	Includes $2,541 for automobile allowance, $2,021 for tax preparation, $46,152 for relocation expenses, $1,200 for the purchase of a personal computer and $543 relating to the reimbursement of taxes incurred by Dr. Greeff in connection with our payment of his tax preparation and relocation expenses.

(39)	As of December 31, 2004, Dr. Greeff held 450,000 restricted shares of Pharma Services common stock. The aggregate fair market value of such shares at the end of fiscal year 2004 was $1,593,000. These restricted shares vest, but remain subject to repurchase, over five years from the date of purchase, with 20% of such shares vesting on each anniversary of the date of purchase. Dividends will be paid on the restricted shares on the same basis as common stock to the extent declared by the Pharma Services Board of Directors.

(40)	Includes $9,225 in matching contributions under the 401(k) Plan, $2,322 in life insurance premiums and $77,295 relating to the repurchase of shares of Series A Preferred Stock of Pharma Services for which Dr. Greeff deferred receipt in connection with his initial purchase thereof. See “Certain

Relationships and Related Transactions” for additional information regarding the repurchase of such shares.

(41)	Includes $44,291 deferred during 2003 pursuant to the Quintiles Elective Deferred Compensation Plan.

(42)	Includes $40,000 for housing allowance, $10,164 for automobile allowance, $750 for tax preparation services and $443 relating to the reimbursement of taxes incurred by Dr. Greeff in connection with our payment of his tax preparation expenses.

(43)	Pharma Services granted Dr. Greeff the right to purchase 450,000 shares of its restricted common stock, at a purchase price of $0.2438, or fair market value, per share. $0 represents the dollar value at the date of the grant, less the amounts paid by Dr. Greeff for the award.

(44)	Includes $9,000 in matching contributions under the 401(k) Plan, $105 for estimated forfeitures allocated under the profit sharing portion of the 401(k) Plan, $2,322 in life insurance premiums and $377,626 related to the cancellation of Quintiles options in connection with the Pharma Services transaction, $361,569 of which Dr. Greeff used to acquire Pharma Services Units.

(45)	Mr. Bierman resigned as Executive Vice President and Chief Financial Officer effective June 30, 2004.

(46)	Includes $9,225 in matching contributions under the 401(k) Plan and $621 in life insurance premiums.

(47)	Includes $8,533 of matching contributions under the 401(k) Plan, $105 for the estimated forfeitures allocated under the profit sharing portion of the 401(k) Plan, $1,242 in life insurance premiums, $580,632 related to the cancellation of Quintiles options in connection with the Pharma Services transaction and $4,723 in disqualifying dispositions under the Quintiles Employee Stock Purchase Plan as a result of the Pharma Services transaction.

(48)	Includes $3,938 in matching contributions under the 401(k) portion of the ESOP and 401(k) Plan, $603 for the estimated value of forfeitures allocated under the ESOP portion of the ESOP and 401(k) Plan and $1,242 in life insurance premiums.

Option Grants In Last Fiscal Year
Pharma Services Holding, Inc.
      The following table reflects the options to purchase shares of common stock of Pharma Services granted during the past fiscal year to the named executive officers pursuant to the Pharma Services Plan. No stock appreciation rights were granted to the named executive officers during 2004. Each option will terminate upon the tenth anniversary of the date of grant. However, except as provided in a grant certificate, upon the grantee’s termination of employment with Pharma Services and its subsidiaries for any reason, (1) options that are not then vested and exercisable shall immediately terminate, and (2) options that are vested and exercisable shall generally remain exercisable until, and terminate upon, the 91st day following such termination of employment (or the 366th day following such termination where such termination is by reason of death, or a disability, retirement or redundancy that is approved by the Compensation and Nominations Committee); provided, however, that if such termination is for cause, as defined in the Pharma Services Plan, or following such termination the grantee violates a restrictive covenant, as defined in the Pharma Services Plan, all options will terminate immediately.

						Potential
						Realizable Value
	Individual Grants					at Assumed
						Annual Rates of
	Number of					Stock Price
	Securities		Percent of Total			Appreciation for
	Underlying		Options Granted	Exercise or Base		Option Term(1)
	Options		to Employees in	Price per	Expiration
Name	Granted		Fiscal Year(2)	Share($)	Date	5% ($)	10% ($)

Dennis B. Gillings	0		N/A	N/A	N/A	N/A	N/A
John D. Ratliff	150,000	(3)	29.7%	14.50	7/16/14	0	0
John S. Russell	0		N/A	N/A	N/A	N/A	N/A
Ronald J. Wooten	0		N/A	N/A	N/A	N/A	N/A
Oppel Greeff	0		N/A	N/A	N/A	N/A	N/A
James L. Bierman	0		N/A	N/A	N/A	N/A	N/A

(1)	Potential realizable value of each grant is calculated assuming that market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the respective term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Pharma Services common stock, which was $3.54 on December 31, 2004, increasing to $5.77 and $9.18 per share for the options expiring July 16, 2014. Because the exercise price per share of $14.50 is significantly greater than these appreciated prices, at stock price appreciation rates of both 5% and 10%, the options will have potential realizable values of zero.

(2)	Options to purchase an aggregate of 505,000 shares of Pharma Services common stock were granted to employees during 2004.

(3)	Nonqualified stock options granted July 16, 2004. Shares subject to the options granted vest over the next five years, with 20% of such shares vesting on June 14 of each year beginning June 14, 2005.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year End Option Values
Pharma Services Holding, Inc.
      As indicated by the following table, no options to purchase shares of Pharma Services common stock were exercised by the named executive officers during 2004. Further, none of such options were in-the-money on December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at FY-End		Options at FY-End(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

Dennis B. Gillings	—	—	—	—	—	—
John D. Ratliff	—	—	—	150,000	—	—
John S. Russell	—	—	45,000	180,000	—	—
Ronald J. Wooten	—	—	45,000	180,000	—	—
Oppel Greeff	—	—	45,000	180,000	—	—
James L. Bierman	—	—	—	—	—	—

(1)	The value of the options is based upon the difference between the exercise price and the fair market value per share on December 31, 2004, $3.54. As of December 31, 2004, shares of Pharma Services common stock were not publicly traded.
Director Compensation
      Messrs. Castellini, Greenberg and Ingram each will annually receive retainer fees of $40,000 (with an additional $1,000 for meetings attended in person and $500 for telephone meetings) for their service on the Board of Directors. Mr. Greenberg will receive an additional $10,000 retainer for his services as chair of the Audit Committee. Messrs. Ingram and Castellini will each receive $8,000 for their service as the chairs of the Compensation and Nominations Committee and Quality/ Regulatory Committee, respectively.
      In late December 2003, Pharma Services provided newly appointed directors an opportunity to purchase 50,000 shares of its common stock pursuant to the Pharma Services Plan. On January 6, 2004 and January 21, 2004, respectively, Messrs. Castellini and Greenberg each purchased 50,000 shares of Pharma Services common stock for an aggregate purchase price of $12,190. In early 2005, Pharma Services renewed its offer to Mr. Ingram to purchase 50,000 shares of its common stock pursuant to the Pharma Services Plan. On February 8, 2005, Mr. Ingram purchased 50,000 shares of Pharma Services common stock for an aggregate purchase price of $12,190, at a per share purchase price of $0.2438, representing a per share discount of approximately $3.30. In connection therewith, we also agreed to pay Mr. Ingram approximately $79,172.24 to offset potential tax liability arising in connection with his purchase.
      The restricted shares purchased pursuant to the Pharma Services Plan are subject to a right of repurchase exercisable by Pharma Services upon cessation of the director’s service on the Board. Unvested restricted shares can be repurchased, under certain circumstances, at a price equal to the price per share paid by the director. Restricted shares that have vested and shares received upon the exercise of a vested option can also be repurchased, but at a price equal to the fair market value of such shares. The restricted shares vest over a period of five years of continued service on the Board of Directors by Messrs. Castellini, Greenberg and Ingram. If Pharma Services does not exercise its repurchase right, One Equity, Temasek and TPG and their affiliates may elect to purchase the shares on the same terms. The restricted shares are also subject to certain drag-along rights in the event a majority of the common stockholders approve a sale of Pharma Services. In addition, the holder of such shares has agreed to vote his or her shares as directed by the Pharma Services Board of Directors, which, pursuant to the Pharma Services Plan, will be consistent with the terms of the Stockholders Agreement.

      Each of our directors also serves as a director of Pharma Services and Quintiles, but the compensation referenced above is for service on all three Boards and is not duplicated as a result of their service on such other Boards.
Employment Agreements
      Quintiles has entered into employment agreements with Dr. Gillings, Messrs. Ratliff, Russell, Wooten and Bierman and Dr. Greeff. Except to the extent described below, the named executive officers are eligible to participate in any bonus, stock option, pension, insurance, medical, dental, 401(k), disability and other plans generally made available to Quintiles executives.
      Employment Agreement with Dr. Gillings. On September 25, 2003, in connection with the Pharma Services transaction, Dr. Gillings entered into a new employment agreement with Quintiles and Pharma Services to replace his then-existing employment agreement with Quintiles. The term of the new employment agreement commenced on September 25, 2003 and will continue until it is terminated pursuant to its terms. Under his new employment agreement, Dr. Gillings serves as Quintiles’ Executive Chairman and Chief Executive Officer for an annual base salary of $1.0 million, the opportunity to earn an annual cash bonus, and certain other benefits, which include, without limitation:

•	participation in all of Quintiles’ general benefit programs and group health coverage for the respective lifetimes of Dr. Gillings and his wife;

•	reimbursement for expenses, at the rate of $10,794 per hour, related to the use of the airplane owned and operated by GF Management Company, Inc., or GFM, a company controlled by Dr. Gillings, for business- related travel (estimated to be approximately 700 hours per year); and

•	Quintiles’ agreement to modify, revise, and/or terminate, to the extent permitted by applicable law, certain insurance arrangements providing death benefits to Dr. Gillings and certain irrevocable life insurance trusts created by Dr. Gillings, as reasonably necessary or appropriate, in a manner that will ultimately result in death benefits no less favorable to the trusts and Dr. Gillings than those that would have been provided had such arrangements prior to September 25, 2003 remained in place without change.
Dr. Gillings serves as Executive Chairman and Chief Executive Officer of each of Pharma Services and Intermediate Holding for no additional compensation.
      The employment agreement provides for severance payments to Dr. Gillings equal to 2.9 times his then-current annual base salary and most recent annual bonus and for the continuation of benefits in the event Dr. Gillings’ employment is terminated by Dr. Gillings due to:

•	his permanent disability;

•	a material breach of the new employment agreement by Quintiles or by Pharma Services;

•	his improper termination by Quintiles for cause if cause is found not to exist;

•	a change in his position of Executive Chairman;

•	the consummation of an underwritten public offering of common stock of Pharma Services registered under the Securities Act that, together with the consummation of any other prior underwritten public offering of Pharma Services common stock, results in gross proceeds to Pharma Services of at least $100 million in the aggregate, or a Qualified Offering; or

•	a sale of securities representing at least 75% of the voting power of the common stock of Pharma Services or of all, or substantially all, of the assets of Pharma Services, each referred to as a Sale of Pharma Services, except when Dr. Gillings is one of the stockholders of Pharma Services holding a majority of the outstanding shares of Pharma Services common stock or votes in favor of such transaction;

or by Quintiles for any reason other than:

•	cause;

•	a Qualified Offering; or

•	a sale of Pharma Services, except when Dr. Gillings is not one of the stockholders of Pharma Services holding a majority of the outstanding shares of Pharma Services common stock or if he does not vote in favor of such transaction.
Any severance payments owed Dr. Gillings are to be paid in equal monthly installments during the three-year period following the termination of his employment. The continuation of benefits applies for the three-year period following the termination of his employment. If Dr. Gillings breaches any of the restrictive covenants (described immediately below) following his termination, then Quintiles is not obligated to provide him any severance benefits.
      The employment agreement includes certain restrictive covenants pursuant to which Dr. Gillings has agreed not to:

•	compete with Quintiles, Pharma Services or any of Quintiles’ subsidiaries in any geographic area in which Quintiles or Pharma Services do business;

•	solicit or interfere with Quintiles’, Pharma Services’ or any of Quintiles’ subsidiaries’ relationship with any person or entity doing business with Quintiles or them;

•	offer employment to any person employed by Quintiles, Pharma Services or any of Quintiles’ subsidiaries; or

•	disclose any of Quintiles’ confidential information
until the latest of (1) five years from the date of the Pharma Services transaction, (2) three years following the date he ceases to own any equity interest in Quintiles, Pharma Services, or any of Quintiles’ subsidiaries, and (3) three years from the date of his termination of employment. For so long as Quintiles requires Dr. Gillings to comply with these restrictive covenants, Quintiles is required to pay him during the non-competition period monthly amounts equal to his then-current annual base salary plus his most recent annual bonus divided by 12, provided however, that Quintiles is not required to make such payments during the three-year period following termination if Quintiles is paying Dr. Gillings any severance payments described above.
Employment Agreements With Messrs. Ratliff, Russell and Wooten and Dr. Greeff
      Our employment agreements with Messrs. Ratliff, Russell and Wooten and Dr. Greeff have substantially the same provisions. Mr. Ratliff’s employment agreement is dated June 14, 2004.
      Mr. Russell’s employment agreement is dated December 3, 1998 and was amended on October 26, 1999 and November 14, 2003. His employment arrangement also is affected by three letters from Pharma Services to him, one dated September 12, 2003 relating to the acquisition of stock of Pharma Services by rolling over certain options to purchase shares of Quintiles common stock in connection with the Pharma Services transaction, and two letters dated November 3, 2003 relating to the acquisition of restricted stock and certain option grants under the Pharma Services Plan.
      Mr. Wooten’s employment agreement is dated July 25, 2000, was amended on November 5, 2003, and further amended on November 14, 2003. His employment arrangement also is affected by three letters from Pharma Services to him, one dated September 12, 2003 relating to the acquisition of stock of Pharma Services by rolling over certain options to purchase shares of Quintiles common stock in connection with the Pharma Services transaction, and two letters dated October 30, 2003 relating to the acquisition of restricted stock and certain option grants under the Pharma Services Plan.
      Dr. Greeff’s employment agreement is dated February 8, 2002, and was amended on November 17, 2003, and further amended on December 6, 2003. His employment arrangement also is affected by three letters from Pharma Services to him, one dated September 12, 2003 relating to the acquisition of restricted stock of Pharma Services by rolling over certain options to purchase shares of Quintiles common stock in connection with the Pharma Services transaction, and two letters dated October 30, 2003 relating to the acquisition of restricted stock and certain option grants under the Pharma Services Plan.
      Messrs. Ratliff, Russell and Wooten and Dr. Greeff, pursuant to their employment agreements, are each entitled to receive a monthly base salary of $33,333.33, to participate in Quintiles’ annual cash bonus plan, and to enjoy certain other benefits, including participation in all of Quintiles’ general benefit plans.
      Each of their employment agreements extends for successive one year terms. Each agreement may be terminated by Quintiles:

•	by 90 days’ written notice of Quintiles’ intent not to renew the agreement;

•	without cause upon 90 days’ written notice (60 days’ written notice under Mr. Ratliff’s agreement); or

•	immediately for cause, defined to include the executive’s death, disability, material breach of the agreement, acts or omissions that are materially harmful to Quintiles’ interests, or any other reason recognized as “cause” under applicable law.
The executive may terminate the agreement:

•	by 90 days’ written notice of intent not to renew;

•	without cause upon 90 days’ written notice (60 days’ written notice under Mr. Ratliff’s agreement); or

•	because of Quintiles’ material breach which is not cured within 30 days of receiving notice of the breach from him.
      If the executive’s employment is terminated by Quintiles by notice of non-renewal or without cause or by him because of Quintiles’ failure to cure its material breach, then, subject to his compliance with the non-competition, confidential information, intellectual property, and release provisions of the agreement, the executive will be entitled to severance payments for 36 months (24 months under Mr. Ratliff’s agreement) with each monthly payment being equal to 1.55 times his monthly rate of pay at the time of termination. In addition, he may continue to participate during the severance period in all of Quintiles’ benefit plans in which he participated on the termination date, unless he becomes eligible for comparable coverage. The December 6, 2003 amendment to Dr. Greeff’s agreement provides that the severance payments and benefits also will be payable, subject to his compliance with his obligations under the employment agreement, if his employment terminates prior to September 25, 2006 because of his death or disability. The payments will be reduced by any disability payments he receives from Quintiles.
      The employment agreements for Messrs. Russell and Wooten and Dr. Greeff provided for a bonus payable as soon as practicable following the occurrence of the Pharma Services transaction. Mr. Russell and Dr. Greeff each were entitled to a $500,000 bonus and Mr. Wooten was entitled to a $200,000 bonus. We paid these bonuses on December 31, 2003.
      The employment agreements contain certain restrictive covenants which prohibit the executive during his employment and for one year following the termination of his employment (two years under Mr. Ratliff’s agreement), from competing with Quintiles or its affiliates in any geographic area in which Quintiles does business, soliciting from or interfering with Quintiles’ relationship with any person or entity who is its customer or a customer of its affiliates, and from soliciting for or offering employment to any person who had been employed by Quintiles or its affiliates during his last year of employment. In addition, each executive must refrain from disclosing Quintiles’ confidential information and trade secrets.
      The letters from Pharma Services to each of Messrs. Russell and Wooten and Dr. Greeff relating to the rollover of certain shares of Quintiles stock in connection with the Pharma Services transaction and issuances under the Pharma Service Plan include provisions that allow Pharma Services to repurchase the

Pharma Services shares acquired under the applicable letter agreement upon the executive’s termination of employment in certain circumstances. If during the 18-month period following the Pharma Services transaction, the executive resigns his position under circumstances that would entitle him to severance payments as a result of a change in control, Pharma Services will reacquire the Pharma Services shares purchased pursuant to the applicable rollover letter in exchange for a cash payment equal to the purchase price. The Pharma Services shares acquired under the rollover letters are not otherwise subject to any vesting provisions or any reacquisition rights, although they are subject to certain transfer restrictions, drag-along rights with respect to the sale of Pharma Services in certain circumstances and voting requirements with respect to the election of members of the Pharma Services Board of Directors.
      The letters to Messrs. Russell and Wooten and Dr. Greeff relating to the purchase of restricted shares and grants of options under the Pharma Services Plan provide that the shares purchased and any shares received upon the exercise of vested options are subject to a right of repurchase exercisable by Pharma Services upon termination of the executive’s employment with Quintiles. Unvested restricted shares can be repurchased, under certain circumstances, at a price equal to the price per share paid by the employee. Restricted shares that have vested and shares received upon the exercise of a vested option also can be repurchased, but at a price equal to the fair market value of such shares. The restricted shares and options vest over a period of five years of continued employment from the date of grant.
      Letter Agreement with Mr. Bierman. Mr. Bierman was party to an employment agreement with Quintiles dated June 16, 1998 and amended on March 31, 2003. The terms of this employment agreement, except for certain restrictive covenants and indemnification provisions discussed below, were expressly superseded by the terms of a letter agreement entered between Mr. Bierman and Quintiles on January 21, 2004.
      Pursuant to the letter agreement, Mr. Bierman remained employed by Quintiles through June 30, 2004. Prior to June 30, 2004, Mr. Bierman could only be terminated by Quintiles for his breach of the letter agreement, his failure to perform or gross negligence in the performance of his duties, or his conviction of certain crimes. Mr. Bierman was to perform duties consistent with his position as Chief Financial Officer or the transition of his duties to his successor. Mr. Bierman’s employment with Quintiles terminated on June 30, 2004 pursuant to the terms of the letter agreement.
      Mr. Bierman received a lump sum signing bonus of $500,000 for his acceptance of the letter agreement. Until the termination of his employment, he was paid a base salary at the annual rate of $550,000 and he continued in Quintiles’ benefit plans. Because Mr. Bierman remained employed until June 30, 2004, he exercised his right to continue to participate in Quintiles’ group health plan following his termination for the earlier of 18 months or until he becomes entitled to comparable group coverage and he received retention bonus payments in the aggregate amount of $4,215,582.
      By the terms of the letter agreement, the indemnification provisions and restrictive covenants in Mr. Bierman’s employment agreement, dated June 16, 1998 as amended on March 31, 2003, remain in full force and effect, except that the non-competition period was extended from 12 to 13 months following the termination of his employment. Thus, for 13 months following his termination from employment, Mr. Bierman is prohibited from competing with Quintiles or its affiliates in any geographic area in which Quintiles does business, from soliciting or interfering with Quintiles’ relationship with any person or entity who is its customer or a customer of its affiliates, and from soliciting for or offering employment to any person who had been employed by Quintiles or its affiliates during the last year of his employment with Quintiles. Additionally, Mr. Bierman must refrain from disclosing Quintiles’ confidential information and trade secrets.
Compensation Committee Interlocks and Insider Participation
      On March 31, 2004, Mr. Greenberg purchased 61,525 shares of Pharma Services common stock and 285 shares of Pharma Services preferred stock for an aggregate purchase price of $300,000. The Pharma Services stock purchased by Mr. Greenberg is not subject to any vesting provisions or any reacquisition rights; however, such securities are subject to certain transfer restrictions, drag-along rights with respect to the sale of Pharma Services in certain circumstances and voting requirements with respect to the election of members of the Pharma Services Board of Directors.
      Following Intermediate Holding’s sale of the discount notes in March 2004, Intermediate Holding used the $119,216,381 of net proceeds to pay a dividend on its common stock to Pharma Services. Pharma Services used these funds for the repurchase of certain outstanding shares of its preferred stock on a pro rata basis and for the payment of accrued and unpaid dividends on the stock repurchased. Certain of our directors who serve on the Compensation and Nominations Committee participated in the repurchase as indicated below.
      Mr. Nasser received $108,001 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased. In addition, One Equity, an entity of which Mr. Nasser is a principal, received $46,732,521 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased.
      TPG Quintiles Holdco LLC, an affiliated entity of TPG, of which Mr. Coslet is a principal, and Temasek Life Sciences Investment Private Limited, an affiliated entity of Temasek, of which Mr. Iswaran is a Managing Director, each received $19,485,648 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased.
      Mr. Greenberg received $61,325 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased.

PRINCIPAL STOCKHOLDERS
Principal Stockholders
      Since we are a wholly owned subsidiary of Pharma Services, set forth below is certain information regarding the beneficial ownership of the outstanding preferred stock and common stock of Pharma Services. As of February 11, 2005, there were 410,770 shares of preferred stock and 127,535,979 shares of common stock of Pharma Services outstanding. Currently, there is only one series of preferred stock, Series A Redeemable Preferred Stock, authorized under Pharma Services’ certificate of incorporation. Shares of preferred stock have no voting rights except as required by law. Holders of shares of common stock are entitled to one vote per share in the election of directors and all other matters submitted to a vote of stockholders.
      On March 18, 2004, we completed the offering of private notes with aggregate gross proceeds of $124.7 million. We used the net proceeds of that offering to pay a dividend on our common stock to Pharma Services. Pharma Services used the funds for the repurchase of a portion of its outstanding shares of preferred stock on a pro rata basis and for the payment of accrued and unpaid dividends on the stock repurchased. Holders of shares of Pharma Services preferred stock participated in the repurchase, including certain of our directors and executive officers.
      Notwithstanding the beneficial ownership of common and preferred stock presented below, a stockholders agreement governs the stockholders’ exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders agreement have agreed to vote their shares to elect the Board of Directors as set forth therein. See “— Stockholders Agreement” below for a detailed description of the stockholders agreement.
      The following table sets forth certain beneficial ownership of Pharma Services of (1) each person or entity who is known to us to beneficially own more than 5% of Pharma Services common or preferred stock, (2) each of our named executive officers, (3) each of our directors and (4) all of our directors and executive officers, in each case as of February 11, 2005. Our directors are identical to those of Pharma Services and of Quintiles, and certain of our executive officers also serve as the executive officers of Pharma Services and Quintiles. Beneficial ownership has been determined in accordance with the applicable rules and regulations of the SEC, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares that may be acquired within sixty days through the exercise of any options or other rights. Except as otherwise indicated, the address for each of the named individuals is 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703.

	Common Stock		Preferred Stock
	(Voting)		(Non-Voting)

	Number		Number
	of		of
	Shares	Percent(1)	Shares	Percent(2)

One Equity Partners LLC(3)	45,416,357	35.61%	165,097	40.19%
Temasek Holdings (Private) Limited(4)	18,457,752	14.47%	67,097	16.33%
TPG Advisors III, Inc.(5)	18,457,752	14.47%	67,097	16.33%
Dennis B. Gillings, Ph.D.(6)	24,943,777	19.56%	69,883	17.01%
John D. Ratliff(7)	375,000	*	—	—
John S. Russell(8)	556,525	*	224	*
Oppel Greeff, M.D.(9)	885,009	*	1,419	*
Ronald Wooten(10)	542,585	*	173	*
Richard M. Cashin, Jr.(11)	45,293,306	35.51%	164,649	40.08%
Clateo Castellini(12)	111,525	*	224	*
Jonathan J. Coslet(13)	—	—	—	—
Jack M. Greenberg(14)	111,525	*	224	*

	Common Stock		Preferred Stock
	(Voting)		(Non-Voting)

	Number		Number
	of		of
	Shares	Percent(1)	Shares	Percent(2)

Robert A. Ingram(15)	50,000	*	—	—
S. Iswaran(16)	18,457,752	14.47%	67,097	16.33%
Jacques Nasser(17)	44,370,418	34.79%	161,294	39.27%
James S. Rubin(18)	44,288,384	34.73%	160,996	39.19%
James L. Bierman	—	—	—	—
All directors and current executive officers as a group (14 persons)(19)	91,878,068	71.95%	304,418	74.11%

*	Less than 1%

(1)	The percentage amount is based on 127,535,979 shares of common stock outstanding as of February 11, 2005. This amount includes 8,528,500 shares of restricted common stock held by certain members of management and our Board of Directors under the Pharma Services Plan, which are subject to certain repurchase rights exercisable by Pharma Services.

(2)	The percentage amount is based on 410,770 shares of preferred stock outstanding as of February 11, 2005.

(3)	Includes 454,615 shares of common stock and 1,652 shares of preferred stock held by OEP Co-Investors, LLC, an entity affiliated with One Equity. Includes 1,025,430 shares of common stock and 3,728 shares of preferred stock held by Mr. Cashin, the Chairman of One Equity, 102,543 shares of common stock and 373 shares of preferred stock held by Mr. Nasser, a senior partner of One Equity, and 20,508 shares of common stock and 75 shares of preferred stock held by Mr. Rubin, a partner of One Equity. One Equity disclaims beneficial ownership of all shares held by Messrs. Cashin, Nasser and Rubin. The principal business address of One Equity is 320 Park Avenue, 18th Floor, New York, New York 10022.

(4)	The shares of common stock and shares of preferred stock indicated as beneficially owned by Temasek are directly held by Temasek Life Sciences Investments Private Limited. The foregoing entity is affiliated with Temasek. The principal business address of Temasek and of Temasek Life Sciences Investments Private Limited is 60 B. Orchard Road #06-18, Tower 2 The Atrium Orchard Singapore 238891.

(5)	The shares of common stock and shares of preferred stock indicated as beneficially owned by TPG Advisors III, Inc. are directly held by TPG Quintiles Holdco LLC. The foregoing entity is affiliated with TPG Advisors III, Inc. The principal business address of TPG Advisors III, Inc. and TPG Quintiles Holdco LLC is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(6)	Includes 4,195,155 shares of common stock subject to a repurchase right exercisable by Pharma Services under certain circumstances (such restricted amount to be reduced to zero over a period of five years from the original date of issuance). Also includes 1,656 shares of preferred stock that Dr. Gillings purchased but deferred receipt. Dr. Gillings does not currently exercise voting or investment control over such preferred shares, but he could receive the shares, including full power to vote and dispose of them, in the next sixty days under certain circumstances. Also includes: (i) 39,678 shares of common stock and 144 shares of preferred stock owned by Dr. Gillings’ daughter; (ii) 713,699 shares of common stock and 2,595 shares of preferred stock owned by the Gillings Family Limited Partnership, of which Dr. Gillings and his wife are the general partners; (iii) 42,227 shares of common stock and 195 shares of preferred stock owned by the GFEF Limited Partnership, of which Dr. Gillings is the general partner; (iv) 771,027 shares of common stock and 2,806 shares of preferred stock owned by Dr. Gillings’ wife; (v) 163,556 shares of common stock and 757 shares of preferred stock owned by the Gillings Family Foundation, of which Dr. Gillings is the general partner; and (vi) 1,000,000 shares of common stock owned by the Dennis

B. Gillings Grantor Retained Annuity Trust, of which Dr. Gillings is trustee. Dr. Gillings shares voting and investment power over certain of these shares. Dr. Gillings disclaims beneficial ownership of all shares owned by his wife and daughter, all shares in the Gillings Family Limited Partnership, all shares owned by the Gillings Family Foundation, all shares owned by the GFEF Limited Partnership and all shares owned by the Dennis B. Gillings Grantor Retained Annuity Trust, except to the extent of his interest therein.

(7)	Includes 375,000 shares of restricted common stock acquired pursuant to the Pharma Services Plan that are subject to a repurchase right exercisable by Pharma Services under certain circumstances.

(8)	Includes 45,000 shares subject to presently exercisable stock options. Also includes 61,525 shares of common stock and 224 shares of preferred stock subject to repurchase rights exercisable by Pharma Services under certain circumstances through March 25, 2005. Mr. Russell has deferred receipt of the 224 shares of preferred stock and does not currently exercise voting or investment control over such shares. Mr. Russell disclaims beneficial ownership of such shares of preferred stock. Also includes 450,000 shares of restricted common stock acquired pursuant to the Pharma Services Plan that are subject to a repurchase right exercisable by Pharma Services under certain circumstances.

(9)	Includes 45,000 shares subject to presently exercisable stock options. Also includes 390,009 shares of common stock and 1,419 shares of preferred stock held by The Oppel Greeff Family Trust subject to repurchase rights exercisable by Pharma Services under certain circumstances through March 25, 2005. Dr. Greeff has deferred receipt of 270 of such shares of preferred stock and does not currently exercise voting or investment control over these shares. Dr. Greeff disclaims beneficial ownership of such shares of preferred stock. Also includes 450,000 shares of restricted common stock acquired pursuant to the Pharma Services Plan that are subject to a repurchase right exercisable by Pharma Services under certain circumstances.

(10)	Includes 45,000 shares subject to presently exercisable stock options. Also includes 47,585 shares of common stock and 173 shares of preferred stock subject to repurchase rights exercisable by Pharma Services under certain circumstances through March 25, 2005. Mr. Wooten has deferred receipt of the 173 shares of preferred stock and does not currently exercise voting or investment control over these shares. Mr. Wooten disclaims beneficial ownership of such shares of preferred stock. Also includes 450,000 shares of restricted common stock acquired pursuant to the Pharma Services Plan that are subject to a repurchase right exercisable by Pharma Services under certain circumstances.

(11)	Includes 43,813,659 shares of common stock and 159,268 shares of preferred stock held by One Equity, of which Mr. Cashin is the Chairman. Includes 454,615 shares of common stock and 1,652 shares of preferred stock held by OEP Co-Investors, LLC, an entity affiliated with One Equity. Mr. Cashin disclaims beneficial ownership of any shares held by either One Equity or OEP Co-Investors, LLC, except to the extent of his pecuniary interest therein. Mr. Cashin’s principal business address is 320 Park Avenue, 18th Floor, New York, New York 10022.

(12)	Includes 50,000 shares of restricted common stock acquired pursuant to the Pharma Services Plan that are subject to a repurchase right exercisable by Pharma Services under certain circumstances. Mr. Castellini’s principal business address is Via Foletti 6, 6900 Massagno, Switzerland.

(13)	Mr. Coslet does not exercise voting or investment control over, and disclaims beneficial ownership of, the shares held by TPG Advisors III, Inc. Mr, Coslet’s principal business address is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(14)	Includes 46,525 shares of restricted common stock acquired pursuant to the Pharma Services Plan that are subject to a repurchase right exercisable by Pharma Services under certain circumstances. Also includes 61,525 shares of common stock owned by the Greenberg Irrevocable Descendants Trust, or the Greenberg Trust, and 3,475 shares of restricted stock acquired pursuant to the Pharma Services Plan owned by the Greenberg Trust which are subject to a repurchase right exercisable by Pharma Services under certain circumstances. Mr. Greenberg disclaims beneficial ownership of the shares owned by the Greenberg Trust, except to the extent of his pecuniary interest therein. Mr. Greenberg’s principal business address is 333 W. Wacker Drive, Suite 1015, Chicago, Illinois 60606.

(15)	Includes 50,000 shares of restricted common stock acquired pursuant to the Pharma Services Plan that are subject to a repurchase right exercisable by Pharma Services under certain circumstances. Mr. Ingram’s principal business address of Five Moore Drive, Research Triangle Park, North Carolina 27709.

(16)	Includes 18,457,752 shares of common stock and 67,097 shares of preferred stock held by Temasek, of which Mr. Iswaran is a Managing Director. Mr. Iswaran disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Mr. Iswaran’s principal business address is c/o Temasek Holdings (Private) Limited, 60 B. Orchard Road #06-18, Tower 2 The Atrium Orchard Singapore 238891.

(17)	Includes 43,813,259 shares of common stock and 159,268 shares of preferred stock held by One Equity, of which Mr. Nasser is a senior partner. Includes 454,615 shares of common stock and 1,652 shares of preferred stock held by OEP Co-Investors, LLC, an entity affiliated with One Equity. Mr. Nasser disclaims beneficial ownership of any shares held by either One Equity or OEP Co-Investors, LLC, except to the extent of his pecuniary interest therein. Mr. Nasser’s principal business address is 100 Bloomfield Hills Parkway, Suite 175, Bloomfield Hills, Michigan 48304.

(18)	Includes 43,813,259 shares of common stock and 159,268 shares of preferred stock held by One Equity, of which Mr. Rubin is a partner. Includes 454,615 shares of common stock and 1,652 shares of preferred stock held by OEP Co-Investors, LLC, an entity affiliated with One Equity. Mr. Rubin disclaims beneficial ownership of any shares held by either One Equity or OEP Co-Investors, LLC, except to the extent of his pecuniary interest therein. Mr. Rubin’s principal business address is 320 Park Avenue, 18th Floor, New York, New York 10022.

(19)	Includes shares of restricted common stock and beneficially owned shares as described in footnotes (6)-(18). Also includes 75 shares of preferred stock, 395,508 shares of common stock, 375,000 shares of which are restricted common stock acquired pursuant to the Pharma Services Plan subject to a repurchase right exercisable by Pharma Services under certain circumstances, and 32,500 shares of common stock subject to presently exercisable stock options held by Michael Mortimer, who became an executive officer of Quintiles as of February 9, 2005.
Stockholders Agreement
      In connection with the Pharma Services transaction, Pharma Services entered into a stockholders agreement with One Equity, Dr. Gillings and his affiliates, Temasek, TPG and certain other investors who acquired equity securities of Pharma Services, dated as of the closing. Messrs. Cashin, Nasser and Rubin are parties to the stockholders agreement in their individual capacities. The stockholders agreement will terminate upon the earlier to occur of (1) a Qualifying Offering, as defined in the stockholders agreement or (2) a sale of Pharma Services.

Transfer Restrictions
      The stockholders agreement prohibits transfers of securities of Pharma Services except (1) to certain “Permitted Transferees,” (2) in a registered public offering, (3) pursuant to certain drag-along rights that require stockholders to sell all or part of their equity interest in Pharma Services to third parties along with certain sales by stockholders holding a majority of the outstanding shares of common stock or a majority of the outstanding shares of preferred stock and on the same terms, and subject to the same conditions, as such sales, (4) pursuant to certain duty of first offer requirements and tag-along rights that require a stockholder wishing to sell all or part of its equity interest in Pharma Services to first offer its shares on the same terms to Pharma Services and the other stockholders of Pharma Services who are party to the stockholders agreement, and if not purchased by Pharma Services or such stockholders, to include shares of such stockholders, at their option, in the event of a sale to a third party, and (5) on the terms, and subject to the conditions, set forth in the restricted stock purchase agreement entered into with Dr. Gillings in connection with his purchase of additional shares of Pharma Services’ outstanding common stock at the effective time of the Pharma Services transaction.

      The stockholders agreement also restricts transfers of securities to our competitors, except pursuant to a sale of Pharma Services.
      Under the stockholders agreement, Dr. Gillings and his affiliates are permitted to enter into a bona fide pledge of preferred stock of Pharma Services to financial institutions that agree to be bound by certain provisions of the stockholders agreement.
      The stockholders agreement provides for a right to purchase additional securities allowing stockholders of Pharma Services to maintain their respective ownership percentage in Pharma Services upon certain sales of stock by Pharma Services.

Corporate Governance
      The stockholders agreement also provides that the constituents on our Board of Directors and committees thereof are the same as those of Pharma Services. In addition, as described in more detail under “Management — Nomination of Directors”, the stockholders agreement requires each stockholder to vote their respective shares of Pharma Services in favor of the ten specified nominees to the Board of Directors.
      All decision making by the Board of Directors generally requires the affirmative vote of a majority of the members of the entire Board of Directors, except that any transactions entered into between Pharma Services or any of its subsidiaries and any stockholder or affiliate or associate of any stockholder will require the affirmative vote of a majority of the Board of Directors of Pharma Services with the nominee(s) of the interested stockholder abstaining from such vote.
Registration Rights Agreement
      Pharma Services and its stockholders that are parties to the stockholders agreement are also parties to a registration rights agreement dated as of September 25, 2003. Pursuant to the registration rights agreement, at any time after the first anniversary of the registration rights agreement, the holders of a majority of the registrable securities of Pharma Services will have the right to require that Pharma Services effect an initial public offering. After the earlier of six months following the completion of an initial public offering or the date on which Pharma Services merges with a publicly held company whereby the common stock of Pharma Services is exchanged for publicly held stock or the common stock of Pharma Services otherwise becomes registered under the Exchange Act, each stockholder of Pharma Services that is a party to the registration rights agreement will be entitled to demand registration of their registrable securities under certain circumstances, and Pharma Services will be required to establish and maintain, as soon as eligible to do so, a “shelf” registration statement for sale of registrable securities by the stockholders until all registrable securities held by them have been sold or are freely transferable. In addition, in most circumstances when Pharma Services proposes (other than pursuant to a demand registration) to register any of its equity securities under the Securities Act, the stockholders that are parties to the registration rights agreement will have the opportunity to register their registrable securities on such registration statement.
Exchange Agreement
      The holders of the Pharma Services preferred stock entered into an exchange agreement pursuant to which transferees of the Series A preferred stock who are unaffiliated with the initial holders of such stock may, under certain circumstances, exchange their shares of Series A preferred stock at any time and from time to time for notes of Intermediate Holding.

Equity Compensation Plans
      As of December 31, 2004, we do not have any compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance. The following table summarizes information regarding compensation plans (including individual compensation arrangements) under which the equity securities of our parent company, Pharma Services, are authorized for issuance as of December 31, 2004.

Number of
Securities
	Number of		Weighted	Remaining Available
	Securities to Be		Average Exercise	for Future Issuance
	Issued upon		Price of	Under Equity
	Exercise of		Outstanding	Compensation Plans
	Outstanding		Options,	(Excluding
	Options, Warrants		Warrants and	Securities Reflected
Plan Category	and Rights		Rights	in Column (a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,755,000	(1)	$14.50	2,192,708	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	3,755,000		$14.50	2,192,708

(1)	Includes 3,755,000 shares issuable upon exercise of outstanding options granted under the Pharma Services Plan. Does not include 8,353,500 restricted shares of Pharma Services common stock granted under the Pharma Services Plan that are issued and outstanding as of December 31, 2004.

(2)	As of December 31, 2004, Pharma Services has a total of 14,452,208 shares of its common stock reserved for issuance under the Pharma Services Plan, 4,817,403 shares of which are reserved for issuance as options to purchase shares of Pharma Services common stock and 9,634,805 shares of which are reserved for issuance as restricted shares. The amount shown above includes 1,062,403 shares of common stock remaining for future issuance as options under the Pharma Services Plan, assuming solely for the purposes hereof that the total number of shares reserved for issuance as options under the Pharma Services Plan is reduced by all outstanding but unexercised options, and 1,130,305 shares of common stock remaining for future issuance as restricted shares under the Pharma Services Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Director Share Purchases
      In late December 2003, Pharma Services provided newly appointed directors an opportunity to purchase shares of its common and preferred stock. Effective as of March 31, 2004, Messrs. Greenberg and Castellini each purchased 61,525 shares of Pharma Services common stock and 285 shares of Pharma Services preferred stock for an aggregate purchase price of $300,000. The Pharma Services stock purchased by these directors is not subject to any vesting provisions or any reacquisition rights; however, such securities are subject to certain transfer restrictions, drag-along rights with respect to the sale of Pharma Services in certain circumstances and voting requirements with respect to the election of members of the Pharma Services Board of Directors.
Repurchase of Pharma Services Series A Preferred Stock
      Following our sale of the discount notes in March 2004, we used the $119,268,522 of net proceeds to pay a dividend on our common stock to Pharma Services. Pharma Services used these funds for the repurchase of certain outstanding shares of its Series A preferred stock on a pro rata basis and for the payment of accrued and unpaid dividends on the stock repurchased. Certain of our directors and executive officers (and executive officers of Quintiles) participated in the repurchase as indicated below.
      Dr. Gillings and his affiliates received $20,289,300 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased. Messrs. Russell, Wooten and Mortimer received $64,589, $49,765 and $20,107 of total consideration, respectively, in exchange for their shares of Pharma Services preferred stock that were repurchased. The Oppel Greeff Family Trust received $409,767 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased. Upon initial purchase in September 2003, Doctors Gillings and Greeff deferred receipt of certain of their shares of Pharma Services preferred stock and Messrs. Russell and Wooten deferred receipt of all of their shares of Pharma Services preferred stock. Amounts received with respect to deferred shares in the repurchase by these executive officers and the Oppel Greeff Family Trust, which owned deferred shares at the time of the repurchase as a result of a transfer from Dr. Greeff, are included as compensation in the Summary Compensation Table under “Management.”
      Messrs. Cashin, Nasser and Rubin received $1,082,124, $108,001 and $21,177 of total consideration, respectively, in exchange for shares of Pharma Services preferred stock that were repurchased. In addition, One Equity, an entity of which Messrs. Cashin, Nasser and Rubin are principals, received $46,732,521 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased.
      TPG Quintiles Holdco LLC, an affiliated entity of TPG, of which Mr. Coslet is a principal, and Temasek Life Sciences Investment Private Limited, an affiliated entity of Temasek, of which Mr. Iswaran is a Managing Director, each received $19,485,648 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased.
      Messrs. Castellini and Greenberg each received $61,325 of total consideration in exchange for shares of Pharma Services preferred stock that were repurchased.
Fee Agreements
      Pharma Services entered into agreements with GFM and certain of the other equity investors of Pharma Services, including One Equity, pursuant to which Pharma Services paid GFM, a company controlled by Dr. Gillings, and One Equity a one-time transaction fee of $5.0 million and $15.0 million, respectively, at the effective time of the Pharma Services transaction and agreed to pay GFM and such investors an annual management service fee of approximately $3.8 million, of which GFM, TPG and Cassia Fund Management Pte Ltd., an affiliate of Temasek, each receive approximately $750,000 and One Equity receives approximately $1.5 million until 2008.

Other Transactions
      Dr. Gillings provides extensive use of his own airplane for business-related travel services for himself and other Quintiles employees. Under the terms of Dr. Gillings’ employment agreement with Quintiles, GFM, a company controlled by Dr. Gillings, will be reimbursed for business use of Dr. Gillings’ airplane on behalf of Pharma Services and its subsidiaries at an hourly rate of $10,794. For the year ended December 31, 2004, Quintiles reimbursed GFM for the business use of Dr. Gillings’ airplane with cash payments totaling approximately $7,454,000.
      As of May 16, 1996, Quintiles entered into split-dollar life insurance agreements with certain trusts created by Dr. Gillings whereby Quintiles and the trusts shared in the premium costs of certain variable and whole life insurance policies that will pay an aggregate death benefit to the trusts upon the death of Dr. Gillings or his wife, Joan Gillings, whichever occurs later. The trusts paid premiums on the policies as if each policy were a one year term life policy, and Quintiles paid the remaining premiums. On December 19, 2003, Quintiles terminated three of the six policies that were then in place and, commensurate with that, received repayment from the trusts of $7,652,126 of the cumulative premiums previously paid by Quintiles with respect to those policies. On December 23, 2003, the trusts also repaid $6,000,000 or approximately 70% of the cumulative premiums previously paid by Quintiles with respect to the remaining policies. Quintiles did not make any premium payments with respect to the remaining policies in 2003 or 2004, nor will it in the future. To the extent those arrangements remain in place, any ongoing funding obligations will be the responsibility of Dr. Gillings. Upon any surrender of a remaining policy, the liability of the related trust to Quintiles is limited to the cash value of the policy. See footnotes (4), (7) and (11) to the Summary Compensation Table under “Management” for additional information on premium payments Quintiles made under the policies.
      Quintiles uses the facilities of several buildings in South Africa owned and operated by two South African entities. Dr. Greeff serves on the Board of Directors and his trust owns 40% of the outstanding shares of stock of one of these entities. Dr. Greeff’s trust owns 40% of a 50% interest in the other entity. Quintiles leases these buildings from these entities pursuant to separate lease agreements on market standard terms. The initial term of each of the three leases is six years and four months, expiring in March 2006, three years and one month, expiring in March 2005, and five years, expiring in March 2006, respectively, and each lease is renewable for one 5-year term. Under the terms of the lease arrangements covering those facilities, Quintiles paid these entities approximately $935,102 in rent during 2004.
      In connection with his purchase of shares of Pharma Services stock in early 2004, Quintiles loaned Mr. Mortimer a net amount of $159,761, which he repaid in 2005 prior to becoming one of Quintiles’ executive officers.

DESCRIPTION OF OTHER INDEBTEDNESS
Quintiles’ Senior Secured Credit Facility
      Summary. Quintiles’ senior secured credit agreement provides for the following:

•	a six-year $310 million Term Loan B facility the proceeds of which were used to finance, in part, the merger and certain related costs and expenses and to refinance certain existing indebtedness of Quintiles; and

•	a five-year $75 million Revolving Loan facility the proceeds of which will (i) be used for working capital, capital expenditures and other general corporate purposes and (ii) include sublimits to be available for letters of credit and certain foreign currency borrowings.
      Prepayments. The loans under the Term Loan B facility are required to be permanently repaid, and after the repayment in full of such loans under the Term Loan B facility, the commitments under the revolving loan facility are required to be permanently reduced, with:

•	100% of the net cash proceeds of asset sales and dispositions, subject to certain exceptions;

•	100% of the net cash proceeds of issuances of certain debt obligations, subject to certain exceptions;

•	50% of the net cash proceeds from issuances of equity by Quintiles or Pharma Services, subject to certain exceptions;

•	50% of annual Excess Cash Flow (as defined in the credit agreement) subject to certain exceptions; and

•	100% of net insurance proceeds, subject to certain exceptions.
      The senior secured credit agreement required us to make annual amortization payments (payable in quarterly installments) equal to 1% per annum with respect to loans under the Term Loan B facility with the remaining amount due at final maturity.
      Voluntary prepayments and commitment reductions are permitted, in whole or in part, subject to minimum prepayment or reduction requirements; provided that voluntary prepayments of certain loans (i) on a date other than the last day of the relevant interest period will be subject to the payment of customary breakage costs, if any, or (ii) prior to the second anniversary of the closing date are subject to a prepayment penalty.
      Interest Rates and Fees. The interest rates under the new senior secured credit agreement are calculated, at our option, at either the base rate or the Eurodollar rate, plus, in each case, a margin.
      Quintiles may elect interest periods of 1, 2, 3 or 6 months, or to the extent available to each lender with outstanding loans and/or commitments under the respective tranche of loans, 9 or 12 months, for Eurodollar loans. With respect to loans bearing interest at a London interbank offered rate or Eurodollar loans, interest is payable at the end of each interest period and, in any event, at least every 3 months for interest periods longer than 3 months. With respect to base rate loans, interest is payable quarterly on the last business day of each fiscal quarter. The calculation of interest for Eurodollar loans is on the basis of actual number of days elapsed in a year of 360 days. The calculation of interest for base rate loans is on the basis of 365 or 366 days, as the case may be, and in some circumstances, 360 days.
      For each letter of credit Quintiles issues, Quintiles is required to pay (i) a per annum participation fee equal to the margin over the Eurodollar rate for the revolving loan facility from time to time in effect plus, (ii) a per annum fronting fee equal to 0.250% on the aggregate outstanding stated amounts of such letters of credit plus, (iii) customary administrative charges. Quintiles is also required to pay a commitment fee equal to 0.5% per annum on the unutilized portion of the revolving loan facility.
      Collateral and Guarantees. The obligations under the senior secured credit agreement are guaranteed by Pharma Services, Intermediate Holding, and all of Quintiles’ existing and future direct and indirect subsidiaries that are organized in the United States (subject to certain exceptions in the case of inactive and unrestricted subsidiaries). The loans are secured by a first-priority perfected security interest in substantially all of our assets and assets of Quintiles’ direct and indirect United States restricted subsidiaries, in each case, now owned or later acquired, including a pledge of all equity interests (subject to certain exceptions) and notes owned by Quintiles and its United States restricted subsidiaries; provided that only 65% of the voting equity interests of Quintiles’ and its domestic restricted subsidiaries’ “first-tier” non-United States subsidiaries are pledged in respect of the obligations under the senior secured credit agreement. The loans also are secured by all of the assets of Pharma Services and Intermediate Holding.
      Covenants. The senior secured credit agreement documentation contains certain customary covenants that are subject to significant exceptions restricting Quintiles’ (other than certain unrestricted subsidiaries) ability to, among other things:

•	declare dividends or redeem or repurchase equity interests;

•	prepay, redeem or purchase debt;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur additional indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales;

•	transact with affiliates; and

•	engage in businesses that are not related to our existing business.
The senior secured credit agreement also includes specified financial covenants, requiring Quintiles to maintain certain consolidated leverage and interest coverage ratios and limiting its ability to make capital expenditures in excess of specified amounts.
      Events of Default. Events of default, which are subject to customary grace periods and exceptions, as defined under the senior secured credit agreement include, but are not limited to:

•	Quintiles’ failure to pay principal or interest when due;

•	Quintiles’ material breach of any representation or warranty;

•	covenant defaults;

•	events of bankruptcy; and

•	a change of control.
Quintiles’ Senior Subordinated Notes
      Summary. In connection with its acquisition by Pharma Services, Quintiles issued $450 million 10% senior subordinated notes pursuant to an indenture with Wells Fargo Bank, N.A., as trustee. Interest on the senior subordinated notes accrues at a rate of 10% per annum and is payable semiannually in arrears on April 1 and October 1, commencing on April 1, 2004. Quintiles will pay interest to those persons who were holders of record on the March 15 or September 15 immediately preceding each interest payment date. Quintiles’ senior subordinated notes will mature on October 1, 2013. Quintiles’ senior subordinated notes are guaranteed, jointly and severally, on an unsecured senior subordinated basis, by all of Quintiles’ existing domestic subsidiaries in addition to any future domestic subsidiaries of Quintiles and any Quintiles subsidiary that guarantees Quintiles’ or any of its domestic subsidiaries’ debt.

      Ranking. Quintiles’ senior subordinated notes are:

•	general unsecured obligations of Quintiles;

•	unconditionally guaranteed on a joint and several basis by Quintiles’ domestic subsidiaries;

•	pari passu in right of payment with all other existing and future senior subordinated debt of Quintiles and the subsidiary guarantors;

•	senior in right of payment to all existing and future debt of Quintiles and Quintiles’ subsidiary guarantors that is, by its terms, expressly subordinated to the senior subordinated notes or subsidiary guarantees, as applicable; and

•	subordinated in right of payment to the prior payment of all existing and future senior debt of Quintiles and Quintiles’ subsidiary guarantors, including their obligations and guarantees of obligations under Quintiles’ senior secured credit agreement.
      As indebtedness of our subsidiary, Quintiles’ senior subordinated notes are structurally senior in right of payment to the exchange notes offered by this prospectus.
      Redemption. Except as set forth in the next succeeding paragraphs, Quintiles’ senior subordinated notes are not redeemable at the option of Quintiles prior to October 1, 2008. Starting on that date, Quintiles may redeem all or any portion of the senior subordinated notes, at any time or from time to time, after giving the required notice under the indenture. Quintiles’ senior subordinated notes may be redeemed at the redemption prices set forth below plus accrued and unpaid interest, if any, to the redemption date.
      The following prices are for Quintiles’ senior subordinated notes redeemed during the 12-month period commencing on October 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price

2008	105.000%
2009	103.333%
2010	101.667%
2011 and thereafter	100.000%
      At any time prior to October 1, 2008, Quintiles’ senior subordinated notes may also be redeemed or repurchased, by or on behalf of Quintiles, in whole, or any portion thereof, at Quintiles’ option, at a price equal to 100% of the principal amount thereof plus an applicable premium equal to the excess of (A) the present value at such pre-2008 redemption date of (1) the redemption price of such note on October 1, 2008 (as set forth in the table above) plus (2) all required remaining scheduled interest payments due on such notes through October 1, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such note on such pre-2008 redemption date and accrued but unpaid interest, if any, to the date of redemption.
      In addition, from time to time prior to October 1, 2006, Quintiles may redeem up to a maximum of 40% of the aggregate principal amount of the senior subordinated notes, with the proceeds of one or more qualified equity offerings, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption, at least 60% of the aggregate principal amount of the senior subordinated notes issued under the indenture prior to such date remains outstanding. Any such redemption shall be made within 120 days of such qualified equity offering upon not less than 30 nor more than 60 days’ prior notice.
      Change of Control. Upon the occurrence of a Change of Control (as defined in the indenture governing the Quintiles’ senior subordinated notes), each holder of such notes will have the right to require Quintiles to repurchase all or any part of such holder’s notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, Quintiles shall not be obligated to purchase the senior subordinated notes in the event that it has mailed the notice to exercise its right to redeem all the senior subordinated notes under the terms of the optional redemption covenant described above.
      Certain Covenants. The indenture governing Quintiles’ senior subordinated notes contains certain covenants that will limit, among other things, Quintiles’ ability and the ability of its restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on, redeem or repurchase capital stock;

•	issue capital stock of restricted subsidiaries;

•	make certain investments;

•	make restricted payments;

•	enter into certain types of transactions with affiliates;

•	engage in unrelated businesses;

•	create liens; and

•	sell certain assets or merge with or into other companies.
      The indenture governing Quintiles’ senior subordinated notes contains customary events of default, which include the failure to pay interest and principal, the failure to comply with covenants in the indentures, a default under specified indebtedness, the failure to pay certain final judgments, any subsidiary guarantee being held unenforceable or invalid or ceasing to be in full force and effect, and the occurrence of specified events of bankruptcy or insolvency.
Other Indebtedness
      Capital Leases. Quintiles leases certain assets, primarily vehicles, under capital leases. As of December 31, 2004, Quintiles had approximately $31.3 million outstanding under various capital leases. The debt outstanding will be coming due between January 2005 and March 2013.
      Missouri Tax Incentive Bonds. As of December 31, 2004, Quintiles, Inc., a subsidiary of Quintiles, had approximately $3.8 million of investments in the form of BUILD Missouri Revenue tax incentive bonds. These bonds are due in October 2009 and have an annual interest rate of 6.7%. In addition, Quintiles, Inc. is party to a loan agreement with the Missouri Development Finance Board dated October 1, 1999 pursuant to which Quintiles has borrowings outstanding as of December 31, 2004 of $3.3 million. The loan was provided from proceeds of Missouri tax incentive bonds issued as of the same date. The interest on the loan and bonds is set at 6.7% and becomes due October of 2009.
      Japanese Bank Debt. Quintiles Transnational Japan, K.K., a Japanese subsidiary of Quintiles, is party to a bank facility with Mitsui Sumitomo, a Japanese bank. This bank facility matures on March 30, 2007. As of December 31, 2004, Quintiles Transnational Japan had $2.6 million of indebtedness outstanding at an interest rate of 2.25% and secured by certain land and buildings and a letter of guarantee from Quintiles. As of December 31, 2004, Quintiles Transnational Japan also had approximately $566,000 of indebtedness outstanding with Mizuho Bank bearing an interest rate of 2.18%, maturing at different times between August 31, 2005 and July 31, 2006 and secured by a lease deposit.

DESCRIPTION OF THE NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Defined terms used in this description but not defined below under the subheading “— Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Issuer,” “us,” “we” and “our” refer to Pharma Services Intermediate Holding Corp. and do not refer to any of its Subsidiaries.
      We issued the private notes and incurred the obligation to issue the exchange notes under an indenture dated as of March 18, 2004, initially between the Issuer and Wells Fargo Bank, N.A., as trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the Securities Act.
      The terms of the exchange notes are identical in all material respects to the private notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. We refer to the exchange notes, together with the private notes, as the “Notes.” The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it may contain additional information and defines your rights as a noteholder. A copy of the indenture is available upon request to the Issuer at the address indicated under “Where You Can Obtain Additional Information.” The indenture contains provisions that define your rights under the Notes. In addition, the indenture governs the obligations of the Issuer under the Notes. The terms of the Notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the Notes, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
      On March 18, 2004, the Issuer issued the Notes at a substantial discount to their aggregate principal amount at maturity and generated gross proceeds of approximately $124.7 million. The Issuer may, subject to compliance with the covenant described under “— Certain Covenants — Limitation on Debt” as well as with the other covenants in the indenture which are described under “— Certain Covenants,” issue additional Notes (the “Additional Notes”) in an unlimited aggregate principal amount at maturity at any time and from time to time under the same indenture. Any Additional Notes that the Issuer issues in the future will be substantially identical in all respects to the Notes that the Issuer is issuing now, and will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, amendments, redemptions, offers to purchase and for all other voting purposes under the indenture, except that Additional Notes issued in the future may have different issuance prices and will have different issuance dates. Unless otherwise indicated, all references herein are to the Notes, including any Additional Notes.
      The Issuer will issue Notes only in fully registered form without coupons, in denominations of $1,000 principal amount at maturity and integral multiples thereof. The Trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. The Issuer may change any paying agent and registrar without notice to holders of the Notes and the Issuer or a Subsidiary Guarantor, if any, may act as paying agent or registrar. The Issuer will pay principal (and premium, if any) on the Notes at the Trustee’s corporate trust office in New York, New York. At the Issuer’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of holders.
      Any private notes that remain outstanding after the completion of the Exchange Offer, together with the exchange notes issued in connection with the Exchange Offer and any Additional Notes, will be treated as a single class of securities under the indenture.
Principal, Maturity and Interest
      The Notes will mature on April 1, 2014. Unless we issue Additional Notes in the future, the aggregate principal amount at maturity of Notes will be $219.0 million.

      Until April 1, 2009, interest will accrue on the Notes in the form of an increase in the Accreted Value such that the Accreted Value shall be equal to the principal amount at maturity of the Notes on April 1, 2009. No cash interest will be paid on the Notes prior to October 1, 2009, although for United States federal income tax purposes, a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as the Notes accrete. See “United States Taxation” for a discussion regarding the taxation of such original issue discount. Cash interest will accrue on the Notes at the rate per annum shown on the front cover of this prospectus from April 1, 2009, or from the most recent date to which interest has been paid, and will be payable semiannually on April 1 and October 1 of each year, commencing October 1, 2009, to the holders of record at the close of business on March 15, and September 15 immediately preceding the interest payment date. The Issuer will also pay additional cash interest on the Notes at such time and under certain circumstances described under the heading “The Exchange Offer — Additional Interest.”
      Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      You should refer to the description under the heading “The Exchange Offer — Additional Interest” for a more detailed description of the circumstances under which the interest rate may increase.
Methods of Receiving Payments on the Notes
      If a holder has given wire transfer instructions to the Issuer, the Issuer will pay, or cause to be paid by the paying agent, all principal, interest and additional interest, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Ranking and Holding Company Structure
      The Debt evidenced by the Notes will be general unsecured senior obligations of the Issuer. The payment of the principal of, premium, if any, and interest on the Notes will:

•	rank pari passu in right of payment with all other existing and future Senior Debt of the Issuer;

•	rank senior in right of payment to all existing and future Debt of the Issuer that is, by its terms, expressly subordinated to the Notes;

•	be effectively subordinated to secured obligations of the Issuer to the extent of the value of the assets securing such obligation; and

•	be effectively subordinated in right of payment to all existing and future Debt of the Issuer’s Subsidiaries including Debt under the Credit Agreement and the Quintiles Notes.
      The Issuer is a holding company and does not have any material assets or operations other than ownership of Capital Stock of Quintiles. All of the Issuer’s operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer’s creditors, including holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors, holders of the Quintiles Notes and lenders under the Credit Agreement) and preferred stockholders (if any) of our Subsidiaries including Quintiles. As of December 31, 2004, we had Debt of approximately $931.1 million outstanding, and our Subsidiaries had Debt and other liabilities of approximately $794.9 million outstanding including the Quintiles Notes and $306.1 million of borrowings outstanding under the Credit Facility. An additional $75.0 million was available for borrowing under the Credit Agreement, all of which would be secured if borrowed and effectively senior to the Notes. Although the indenture limits the Incurrence of Debt and the issuance of preferred stock by us and our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the Incurrence by such Restricted Subsidiaries of liabilities that are not considered Debt under the indenture. See “Risk Factors”. Restrictions on our ability to Incur additional Debt are contained in the covenants described under “— Certain Covenants — Limitation on Debt.” Such restrictions can be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the restrictions contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction. Moreover, the Issuer and the Restricted Subsidiaries may Incur additional Debt in the future, including under the Credit Agreement.
Optional Redemption

General.
      Except as set forth in the next succeeding paragraphs, the Notes will not be redeemable at the option of the Issuer prior to April 1, 2009. Starting on that date, the Issuer may redeem all or any portion of the Notes, at any time or from time to time, after giving the required notice under the indenture. The Notes may be redeemed at the redemption prices set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on April 1 of the years set forth below, and are expressed as percentages of principal amount at maturity:

Redemption Year	Price

2009	105.750%
2010	103.833%
2011	101.917%
2012 and thereafter	100.000%

Pre-2009 Redemption.
      At any time on or prior to April 1, 2009, the Notes may also be redeemed or purchased, by or on behalf of the Issuer, in whole, or any portion thereof, at the Issuer’s option (a “Pre-2009 Redemption”), at a price equal to 100% of the Accreted Value thereof, plus the Applicable Premium as of, and accrued but unpaid additional interest, if any, to the date of redemption or purchase pursuant to such Pre-2009 Redemption (the “Pre-2009 Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such Pre-2009 Redemption or purchase may be made upon notice mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Issuer may provide in such notice that payment of such price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.
      “Applicable Premium” means, with respect to a Note at any Pre-2009 Redemption Date, the excess of (A) the present value at such Pre-2009 Redemption Date of (1) the redemption price of such Note on April 1, 2009 (as set forth in the table above), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the Accreted Value of such Note on such Pre-2009 Redemption Date. Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.
      “Treasury Rate” means, with respect to a Pre-2009 Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Pre-2009 Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Pre-2009 Redemption Date to April 1, 2009; provided, however, that if the period from such Pre-2009 Redemption Date to April 1, 2009 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Pre-2009 Redemption Date to April 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
      Any notice to holders of the Notes of a Pre-2009 Redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate of the Issuer delivered to the Trustee no later than two Business Days prior to the Pre-2009 Redemption Date.

Optional Redemption upon Equity Offerings.
      From time to time prior to April 1, 2007, the Issuer may redeem up to a maximum of 40% of the aggregate principal amount at maturity of the Notes issued under the indenture prior to such date, with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 111.50% of the Accreted Value thereof, plus accrued and unpaid additional interest, if any, at the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 60% of the aggregate principal amount at maturity of Notes issued under the indenture prior to such date remains outstanding. Any such redemption shall be made within 120 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Optional Redemption upon Change of Control.
      In addition, prior to April 1, 2007, upon the occurrence of a Change of Control, the Notes may be redeemed by the Issuer, in whole and not in part, at a redemption price equal to 100% of the Accreted Value thereof on the redemption date plus the Change of Control Premium; provided, that such redemption (the “Change of Control Redemption”) occurs within 60 days of the occurrence of such Change of Control.
Mandatory Redemption
      The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes. Under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “— Repurchase at the Option of Holders upon a Change of Control” and “— Certain Covenants — Limitation on Asset Sales.” The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.
Selection and Notice of Redemption
      If the Issuer redeems less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.
      The Issuer will redeem Notes of $1,000 principal amount at maturity or an integral multiple thereof in whole and not in part. The Issuer will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity thereof to be redeemed. The Issuer will issue a new Note in a principal amount at maturity equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after such redemption date, Accreted Value will cease to accrue and interest will cease to accrue, in each case to the extent applicable, on the Notes or portions thereof called for such redemption.
Repurchase at the Option of Holders upon a Change of Control
      Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Issuer to repurchase all or any part of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Purchase Price”); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this covenant in the event that it has mailed a notice to exercise its right to redeem all the Notes under the terms of the covenants titled “— Optional Redemption” at any time prior to the requirement to consummate the Change of Control Offer and redeems the Notes in accordance with such notice.
      Subject to the foregoing paragraph, within 60 days following any Change of Control, or, at the Issuer’s option, prior to the consummation of such Change of Control but after it is publicly announced, the Issuer shall send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder’s address appearing in the Note register, a notice stating:

(1) that a Change of Control has occurred or will occur and a Change of Control Offer is being made pursuant to the covenant described under “— Repurchase at the Option of Holders upon a Change of Control” and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date (the “Change of Control Payment Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control;

(4) if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring and Notes will not be accepted for payment unless and until the Change of Control is consummated; and

(5) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.
      Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives, not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission, electronic mail or letter setting forth the name of the holder, the principal amount at maturity of the Note that was delivered by the holder for purchase and a statement that such holder is withdrawing its election to have such Note purchased.
      On or prior to the Change of Control Payment Date, the Issuer shall irrevocably deposit with the Trustee or with the paying agent (or, if the Issuer or any of its Subsidiaries is acting as the paying agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the holders entitled thereto, to be held for payment in accordance with the provisions of this covenant. On the Change of Control Payment Date, the Issuer or its agent shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer for payment. The Trustee or the paying agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Issuer to the Trustee or the paying agent, the Trustee or the paying agent, as the case may be, shall deliver the excess to the Issuer immediately after the Change of Control Payment Date.
      The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) and Rule 14e-1 of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance with these securities laws or regulations.
Change of Control Generally
      Each of the Change of Control repurchase feature and the Change of Control redemption feature is a result of negotiations between the Issuer and the initial purchaser. Each of the Change of Control repurchase feature and the Change of Control redemption feature may, in certain circumstances, make more difficult or discourage a sale or takeover of Holding or the Issuer, and, thus, the removal of incumbent management. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that it would decide to do so in the future. Subject to certain covenants described below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.
      The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of the Issuer’s and its Restricted Subsidiaries’ assets, taken as a whole. Although there is case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, if the Issuer were to dispose of less than all its assets, it may be unclear whether a holder of Notes has the right to require the Issuer to repurchase its Notes or whether the Issuer has the right to redeem the Notes.
      The Credit Agreement and the indenture governing the Quintiles Notes contain, and future debt of the Issuer or its Subsidiaries may contain, limitations on certain events that would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of the Notes of their right to require the Issuer to repurchase their Notes could cause a default under existing or future debt of the Issuer or its Subsidiaries, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, the Issuer’s ability to pay cash to holders of the Notes upon a repurchase may be limited by the Issuer’s and its Subsidiaries’ financial resources at that time. Neither the Credit Agreement nor the indenture governing the Quintiles Notes permit Quintiles to pay dividends or make distributions to the Issuer for the purpose of purchasing Notes in the event of a Change of Control. In addition, upon a Change of Control, Quintiles is obligated to make an offer to repurchase the Quintiles Notes on terms substantially similar to those described herein with respect to the Notes. We cannot assure you that sufficient funds will be available to the Issuer when necessary to make any required repurchases. The Issuer’s failure to purchase Notes in connection with a Change of Control would result in a default under the indenture. Such a default could, in turn, constitute a default under the Issuer’s future debt as well. See “Risk Factors — Risks Relating to the Notes — We may not have the ability to raise the funds to purchase the exchange notes upon a change of control as required by the indenture governing the exchange notes.” The Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount at maturity of the Notes. See “— Amendments and Waivers.”
      The Issuer will not be required to make a Change of Control Offer upon a Change of Control if another entity makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.
Certain Covenants

Covenant Suspension.
      During any period of time that the Notes have Investment Grade Ratings from the Required Rating Agencies, the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

•	“— Limitation on Debt,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Asset Sales,”

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“— Limitation on Transactions with Affiliates,”

•	clause (x) of the fourth paragraph of “— Designation of Restricted and Unrestricted Subsidiaries,”

•	“— Limitation on Business,”

•	“— Repurchase at the Option of Holders upon a Change of Control,” and

•	clause (d) of the first paragraph of “— Merger, Consolidation and Sale of Property”
(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, a Required Rating Agency withdraws its rating or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from the Required Rating Agencies or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under “— Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

Limitation on Debt.
      The Issuer will not, and will not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that (i) the Issuer and any Restricted Subsidiary of the Issuer other than Quintiles and any Subsidiary of Quintiles that is a Restricted Subsidiary may Incur Debt and Acquired Debt if the Issuer’s Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters for which financial statements have been filed with the Commission or delivered to the Trustee pursuant to the covenant described under “— Reports” immediately preceding the date on which such Debt is incurred would have been at least 2.00 to 1.00 and (ii) Quintiles and any Subsidiary of Quintiles that is a Restricted Subsidiary may Incur Debt and Acquired Debt if Quintiles’ Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters for which financial statements have been filed with the Commission or delivered to the Trustee pursuant to the covenant described under “— Reports” immediately preceding the date on which such Debt is incurred would have been at least 2.00 to 1.00, in each case, determined on a pro forma basis (including pro forma application of the net proceeds therefrom for such four-quarter period), as if the additional Debt (including Acquired Debt) had been Incurred at the beginning of such four-quarter period, with the revolving credit facility being deemed to be utilized only to the extent of amounts outstanding thereunder.

      Notwithstanding the immediately preceding paragraph, any or all of the following Debt (collectively, “Permitted Debt”) may be Incurred at any time and without compliance with the immediately preceding paragraph:

(a) Debt under a Credit Facility; provided that the aggregate principal amount of all such Debt under Credit Facilities shall not exceed the greater of (x) $385.0 million at any time outstanding less (i) the amount of any permanent mandatory repayments of principal of term loans made under a Credit Facility and (ii) the amount of any permanent mandatory repayments of principal of revolving loans made under a Credit Facility which was Incurred under this clause (a) which are accompanied by a corresponding permanent commitment reduction, in each case under clauses (i) and (ii) which are made with Net Available Cash from Asset Sales as required as a result of a sale of assets and (y) the product of 2.00 and the Consolidated EBITDA of the Restricted Subsidiaries for the most recently ended four fiscal quarters for which financial statements have been filed with the Commission or delivered to the Trustee pursuant to the covenant described under “— Reports”;

(b) the Notes (excluding any Additional Notes) and related Subsidiary Guarantees, if any, and any Notes and related Subsidiary Guarantees, if any, issued in exchange for the Notes (excluding any Additional Notes) and related Subsidiary Guarantees, if any, pursuant to the Registration Rights Agreement;

(c) Debt of the Issuer or any Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt secured thereby does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) and Permitted Refinancing Debt then outstanding pursuant to this clause (c) does not exceed $75.0 million;

(d) Debt (1) of the Issuer owing to and held by any Restricted Subsidiary and (2) of a Restricted Subsidiary owing to and held by the Issuer or any other Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof not permitted by this clause (d);

(e) Debt Incurred and outstanding on or prior to the date on which such Person was acquired by the Issuer or any Restricted Subsidiary or assumed by the Issuer or any Restricted Subsidiary at the time of acquisition of all or any portion of the assets (or any business or product line of another Person) (other than Debt Incurred in connection with or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Issuer); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all the Debt Incurred and then outstanding pursuant to this clause (e) and Permitted Refinancing Debt then outstanding pursuant to this clause (e) does not exceed $25.0 million;

(f) Debt under Interest Rate Agreements entered into by the Issuer or a Restricted Subsidiary in the ordinary course of its financial management and not for speculative purposes;

(g) Debt under Currency Exchange Protection Agreements entered into by the Issuer or a Restricted Subsidiary in the ordinary course of its financial management and not for speculative purposes;

(h) Debt under Commodity Price Protection Agreements entered into by the Issuer or a Restricted Subsidiary in the ordinary course of its financial management and not for speculative purposes;

(i) Debt of the Issuer or a Restricted Subsidiary in connection with (1) one or more letters of credit issued by any of them in the ordinary course of business with respect to trade payables relating to the purchase of materials by such Persons and (2) other letters of credit, surety, performance, appeal or similar bonds, banker’s acceptances, completion guarantees or similar instruments issued in the ordinary course of business of the Issuer or a Restricted Subsidiary, including letters of credit or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (1) and (2) above, such Debt is not in connection with the borrowing of money or the obtaining of advances;

(j) Debt of the Issuer or a Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument written in the ordinary course of business and drawn against insufficient funds; provided that such Debt remains outstanding for ten Business Days or less;

(k) Debt of the Issuer or a Restricted Subsidiary arising from agreements for indemnification, purchase price adjustment obligations and earn-outs or other similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any Property and including by way of merger or consolidation; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries, including the Fair Market Value of non-cash proceeds;

(l) Debt of the Issuer or a Restricted Subsidiary consisting of a Guarantee of, or a Lien securing, Debt of the Issuer or a Restricted Subsidiary; provided that such Debt constitutes Debt that is permitted to be Incurred pursuant to this covenant, but subject to compliance with the other provisions described under “— Certain Covenants”;

(m) Debt of the Issuer or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Debt remains outstanding for ten Business Days or less;

(n) Debt of the Issuer or a Restricted Subsidiary that was outstanding on the Issue Date and is not otherwise described in clauses (a) through (m) above;

(o) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensees;

(p) Permitted Refinancing Debt; and

(q) Debt of the Issuer or a Restricted Subsidiary or the issuance of Disqualified Stock in a principal amount or liquidation value, as applicable, outstanding at any one time not to exceed $100.0 million in the aggregate for all such Debt and Disqualified Stock (which Debt may, but need not, be incurred, in whole or in part, under a Credit Facility).
      For the purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by this covenant or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer in its sole discretion shall be permitted to classify on the date of its Incurrence, or later reclassify, all or a portion of such item of Debt in any manner that complies with this covenant.
      Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt.
      For the purposes of determining any particular amount of Debt under this covenant, (a) Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included and (b) any Liens granted to the holders of the Notes that are permitted by the covenant described under “— Limitation on Liens” will not be treated as Debt.
      For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was Incurred, and any such foreign-denominated Debt may be refinanced or replaced or subsequently refinanced or replaced in an amount equal to the dollar equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar-equivalent principal amount of the Debt on the date of initial incurrence.
      If obligations in respect of letters of credit are Incurred pursuant to the Credit Facility and are being treated as Incurred pursuant to clause (a) of the second paragraph of this covenant and the letters of credit relate to other Debt, then such other Debt shall be deemed not Incurred.
      Notwithstanding any other provision of this covenant, neither the Issuer nor any Subsidiary Guarantor, if any, shall Incur any Debt that is expressly subordinated in right of payment to any other Debt of the Issuer or such Subsidiary Guarantor unless such Debt is also by its terms expressly subordinated in right of payment to the Notes or the applicable Subsidiary Guarantee, as the case may be, to the same or a greater extent and in the same manner as such Debt is subordinated to such other Debt. No Debt will be deemed to be Subordinated Debt solely by virtue of being unsecured.
     Limitation on Restricted Payments.
      The Issuer shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) (1) with respect to a Restricted Payment by the Issuer or any Restricted Subsidiary of the Issuer other than Quintiles and Subsidiaries of Quintiles that are Restricted Subsidiaries, immediately after giving effect to such transaction on a pro forma basis, the Issuer could not Incur $1.00 of additional Debt pursuant to clause (i) of the first paragraph of the covenant described under “— Limitation on Debt” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of the Issuer’s non-cash interest expense and amortization of original issue discount shall be excluded) or

(2) with respect to a Restricted Payment by Quintiles or any Subsidiary of Quintiles that is a Restricted Subsidiary, immediately after giving effect to such transaction on a pro forma basis, Quintiles could not incur at least $1.00 of additional Debt pursuant to clause (ii) of the first paragraph of the covenant described under “— Limitation on Debt;”

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Merger Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income (it being understood that for purposes of calculating Consolidated Net Income for this clause (c)(1) only, any of the Issuer’s noncash interest expense or amortization of original issue discount shall be excluded) of the Issuer accrued on a cumulative basis during the period (treated as one accounting period) from July 1, 2003 to the end of the most recent fiscal quarter ended prior to the date of such proposed Restricted Payment for which financial statements are available pursuant to the covenant described under “— Reports” below (or if the aggregate amount of cumulative Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of Capital Stock Sale Proceeds and cash capital contributions after the Merger Date by a Person who is not the Issuer or a Restricted Subsidiary of the Issuer, plus (without duplication)

(3) the aggregate net cash proceeds received by the Issuer or a Restricted Subsidiary from the issuance or sale after the Merger Date of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for its Capital Stock (other than Disqualified Stock) together with the aggregate net cash proceeds received by the Issuer or a Restricted Subsidiary at the time of such conversion or exchange, but excluding: (x) any such Debt issued or sold to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or a Restricted Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by the Issuer or a Restricted Subsidiary upon any such conversion or exchange, plus (without duplication)

(4) an amount equal to the sum of:

(a) the net reduction in Investments made after the Merger Date in any Person other than the Issuer or a Restricted Subsidiary resulting from dividends, repayments of loans or advances, return of capital or other transfers, sales or liquidations of Property or any other disposition or repayment of such Investments, in each case to the Issuer or any Restricted Subsidiary from any Person (other than the Issuer or a Restricted Subsidiary), less the cost of the disposition of such Investments; and

(b) the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in an Unrestricted Subsidiary or other Person at the time such Unrestricted Subsidiary or other Person is designated a Restricted Subsidiary;

provided, however, that the sum of (a) and (b) described in this clause (4) shall not exceed the sum of the amount of Investments made prior to the date of determination (and treated as a Restricted Payment) by the Issuer or a Restricted Subsidiary in such Person, plus

(5) $15.0 million.
      Notwithstanding the foregoing limitation, the Issuer or a Restricted Subsidiary may:

(i) pay dividends on Capital Stock of the Issuer within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture (such dividend to be included in the calculation of the amount of Restricted Payments only at the time such dividend is paid);

(ii) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Issuer, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Issuer or a Restricted Subsidiary) or a capital contribution to the Issuer from a person other than the Issuer or a Restricted Subsidiary; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iii) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for or out of the proceeds of the substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock (other than any such Capital Stock (or options, warrants or other rights to acquire such Capital Stock) issued or sold to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or such Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Issuer or a Restricted Subsidiary) or a capital contribution to the Issuer from a person other than the Issuer or a Restricted Subsidiary; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such exchange or sale shall not be included in the calculation pursuant to clause (c)(2) above;

(iv) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall not be included in the calculation of the amount of Restricted Payments;

(v) so long as no Default has occurred and is continuing, repurchase or otherwise acquire, or pay dividends directly or indirectly to Holding to provide Holding amounts to repurchase or otherwise acquire, shares of, or options to purchase shares of, Quintiles’, the Issuer’s or Holding’s Capital Stock from their respective employees, former employees, directors or former directors, consultants or former consultants (or permitted transferees of such employees, former employees, directors or former directors or consultants or former consultants), pursuant to the terms of agreements (including, without limitation, employment agreements) or plans or in each case amendments thereto approved by the Board of Directors of Quintiles, the Issuer or Holding, as the case may be, under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided that the aggregate amount of all such repurchases and other acquisitions and dividends (other than such repurchases or other acquisitions or dividends made in connection with the Merger, which shall not be limited) shall not exceed $5.0 million in any calendar year (any such amounts not used in a calendar year shall be available for use in any subsequent year) plus the proceeds of any “key man” life insurance policies that are used to make such repurchases of shares owned by the “key man” or his estate; provided, further, that such repurchase or other acquisition or dividend shall not be included in the calculation of the amount of Restricted Payments and the Capital Stock Sale Proceeds from such sales shall not be included in the calculation pursuant to clause (c) above;

(vi) make cash payments, or pay dividends directly or indirectly to Holding to provide Holding amounts to make cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Quintiles’, the Issuer’s or Holding’s Capital Stock; provided that any such payments and dividends shall not be included in the calculation of the amount of Restricted Payments;

(vii) repurchase, or pay dividends directly or indirectly to Holding to provide Holding amounts to repurchase, Quintiles’, the Issuer’s or Holding’s Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options or warrants; provided that all such repurchases and dividends shall not be included in the calculation of the amount of Restricted Payments and no proceeds in respect of the issuance of such Capital Stock shall be deemed to have been received for the purposes of clause (c)(2) above;

(viii) repurchase or redeem, or pay dividends directly or indirectly to Holding to provide Holding amounts to repurchase or redeem, preferred stock purchase rights issued in connection with any shareholder rights plan of Quintiles, the Issuer or Holding, as the case may be; provided that any such payments shall not be included in the calculation of the amount of Restricted Payments;

(ix) so long as no Default or Event of Default shall have occurred and be continuing, repurchase any Subordinated Obligations or Disqualified Stock of the Issuer or a Restricted Subsidiary, if any, at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock plus accrued and unpaid interest or dividends, as appropriate, in the event of a Change of Control pursuant to a provision similar to “— Repurchase at the Option of Holders upon a Change of Control” in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Issuer has made the Change of Control Offer required by the indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; provided, further, that such payments shall be included in the calculation of the amount of Restricted Payments;

(x) so long as no Default or Event of Default shall have occurred and be continuing, following an Asset Sale, to the extent permitted by the covenant entitled “— Limitation on Asset Sales,” and using the Net Available Cash generated from such Asset Sale, repurchase any Subordinated Obligation or Disqualified Stock of the Issuer, a Restricted Subsidiary or a Guarantor of the Quintiles Notes at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock plus accrued and unpaid interest or dividends, as appropriate, pursuant to a provision similar to the “— Limitation on Asset Sales” covenant in the documents governing such Subordinated Obligation or Disqualified Stock; provided that prior to consummating any such repurchase, the Issuer has made the Prepayment Offer required by the indenture and has repurchased all Notes validly tendered for payment in connection with such Prepayment Offer; provided, further, that such payments shall be included in the calculation of the amount of Restricted Payments;

(xi) so long as no Default or Event of Default shall have occurred and be continuing, the Issuer and any Restricted Subsidiary may pay dividends directly or indirectly to Holding to provide Holding amounts to purchase its common stock for contribution to employee stock purchase and deferred compensation plans, in the ordinary course of business; provided that the aggregate amount of dividends paid in reliance on this clause (xi) shall not exceed $5.0 million in any calendar year; provided, further, that such payments shall be included in the calculation of the amount of Restricted Payments;

(xii) so long as no Default or Event of Default shall have occurred and be continuing, make payments directly or indirectly to Holding to pay fees and expenses (A) pursuant to the Management Agreements in an amount not to exceed in any calendar year the aggregate amount of $3.75 million plus an amount equal to the cumulative CPI Increase Amount for each calendar year following the Merger Date (the “Management Payment”) and (B) pursuant to the Fee Agreement, the Subscription Agreements, the DG Equity Rollover Agreement, as well as in connection with the Transactions, not to exceed the aggregate amount of $140 million collectively since the Merger Date; provided that no payments to Holding with respect to such fees and expenses described in this clause (xii) shall be paid to the extent the Issuer or its Subsidiaries has already paid such fees and expenses; provided, further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(xiii) pay dividends directly or indirectly to Holding to be used by Holding solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for other taxes and general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Holding in the ordinary course of its business as a holding company for the Issuer; provided, however, that such dividends shall not exceed $500,000 in any calendar year; provided, further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(xiv) pay dividends, distributions or advances directly or indirectly to Holding to be used by Holding to pay consolidated combined or similar federal, state and local taxes payable by Holding and directly attributable to (or arising as a result of) the operations of the Issuer and its Subsidiaries; provided, however, that (A) the amount of such dividends, distributions or advances paid shall not exceed the amount that would be due with respect to a consolidated, combined or similar federal, state or local tax return that included the Issuer and its Subsidiaries and (B) such dividends, distributions or advances paid pursuant to this clause (xiv) are used by Holding for such purposes within 90 days of the receipt of such dividends; provided further, however, that such dividends, distributions or advances paid shall be excluded in the calculation of the amount of Restricted Payments;

(xv) so long as no Default or Event of Default shall have occurred and be continuing, make any other Restricted Payment so long as the Total Leverage Ratio, after giving effect to such Restricted Payment, is less than 2.80x; provided, however, that the aggregate amount of such payments pursuant to this clause (xv) shall not exceed $75.0 million; provided, further, however, that such payments made shall be included in the calculation of the amount of Restricted Payments;

(xvi) so long as no Default or Event of Default shall have occurred and be continuing, make any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (xvi) since the Issue Date, does not exceed $25.0 million; provided that such payments shall be included in the calculation of the amount of Restricted Payments;

(xvii) pay dividends or distributions to Holding with the net proceeds received by the Issuer from the sale of the Notes; provided, however, that such dividends or distributions shall be excluded in the calculation of the amount of Restricted Payments; and

(xviii) pay dividends on the Issuer’s Capital Stock following the first Public Equity Offering after the Issue Date of up to 6% per annum of the net proceeds received by or contributed to the Issuer in any past or future public equity offering, other than public equity offerings with respect to the Issuer’s Capital Stock registered on Form S-8.

      The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making such Restricted Payment.

Limitation on Liens.
      The Issuer shall not Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Subsidiary and intercompany notes), or any interest therein or any income or profits therefrom unless, in the case of a Lien securing Senior Debt, the Notes are equally and ratably secured by a Lien on such Property or such interest therein or profits therefrom for so long as such Senior Debt is so secured and, in the case of a Lien securing Subordinated Obligations, the Notes are secured by a Lien on such Property or such interest therein or such income or profits therefrom that is senior in priority to the Lien securing such Subordinated Obligations for so long as such Subordinated Obligations are so secured.

Limitation on Asset Sales.
      The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a) the Issuer or such Restricted Subsidiary receives consideration at least equal to the Fair Market Value (as of the time of such Asset Sale) of the Property subject to such Asset Sale;

(b) in the case of Asset Sales which are not Permitted Asset Swaps, at least 75% of the consideration paid to the Issuer (as measured at the time of such Asset Sale without giving effect to any future change in the value of such consideration following consummation of the Asset Sale) or such Restricted Subsidiary in connection with such Asset Sale is in the form of (1) cash or Temporary Cash Investments; (2) the assumption by the purchaser of liabilities of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee of such Restricted Subsidiary) as a result of which the Issuer and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; (3) any securities, notes or other obligations received by the Issuer or a Restricted Subsidiary from such transferee that are converted into cash (to the extent of the cash received) within 90 days after receipt; (4) Properties to be used by the Issuer or a Restricted Subsidiary in a Related Business or Capital Stock of an entity engaged in a Related Business so long as the receipt of such Capital Stock is a

Permitted Investment or otherwise complies with the covenant described under “— Limitation on Restricted Payments”; or (5) a combination of the consideration specified in clauses (1) through (4); and

(c) the Issuer delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

      The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Issuer or a Restricted Subsidiary, to the extent the Issuer or a Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to permanently prepay or permanently repay, repurchase or redeem any (i) Senior Debt, (ii) Debt which had been secured by the assets sold in the relevant Asset Sale and (iii) Debt of a Restricted Subsidiary, provided that, if an offer to purchase any Debt of a Restricted Subsidiary is made in accordance with the terms of such Debt, such Debt of such Restricted Subsidiary will be deemed to have been paid or repaid to the extent of the amount of the offer, whether or not accepted by the holders thereof, and the Offer Amount will be reduced by the amount of such offer; or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets with Net Available Cash received by the Issuer or a Restricted Subsidiary); or

(c) a combination of repayment and reinvestment permitted by the foregoing clauses (a) and (b).
      Pending the final application of the Net Available Cash (or any portion thereof), the Issuer or a Restricted Subsidiary may temporarily repay Senior Debt or otherwise invest such Net Available Cash in Temporary Cash Investments.
      Any Net Available Cash from an Asian Subsidiary Equity Offering may be retained by the Subsidiary making the Equity Offering and/or used for any purpose not restricted by the indenture until such time as such Net Available Cash is repatriated to the United States, if at all, at which time it shall be applied as set forth above within 395 days of repatriation or, if not applied within such 395 day period following repatriation, as set forth below. Subject to the immediately preceding sentence, any Net Available Cash from an Asset Sale not applied in accordance with the second preceding paragraph within 395 days (or if a binding agreement to reinvest has been entered into within 395 days, such reinvestment occurs within 90 days of the end of the 395 day period) from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will be required to make an offer to purchase (the “Prepayment Offer”) on a pro rata basis from all Holders, the maximum principal amount at maturity of the Notes and any other Debt of the Issuer outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes or a Subsidiary Guarantee, if any, and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Issuer to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer, which can be purchased with the Allocable Excess Proceeds, at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth herein. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence, the Issuer or such Restricted Subsidiary may use such remaining amount for any purpose not restricted by the indenture and the amount of Excess Proceeds will be reset to zero.
      The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount at maturity of the Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest, and

(2) the denominator of which is the sum of (A) the aggregate principal amount at maturity of the Notes outstanding on the date of the Prepayment Offer, together with any accrued and unpaid interest, and (B) the aggregate principal amount at maturity of other Debt of the Issuer or a Subsidiary Guarantee, if any, outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes or a Subsidiary Guarantee, if any, as the case may be, and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Issuer or a Subsidiary Guarantor, if any, to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer (subject to proration in the event that such amount is less than the aggregate offer price of all Notes tendered).
      Within 15 Business Days after the Issuer is obligated to make a Prepayment Offer as described in the second preceding paragraph, the Issuer shall send a written notice, by first-class mail, to the holders of Notes with a copy to the Trustee, accompanied by such information regarding the Issuer and its Restricted Subsidiaries as the Issuer in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date (the “Purchase Date”), which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 20 Business Days nor later than 60 Business Days from the date such notice is mailed.
      Not later than the date upon which written notice of a Prepayment Offer is delivered to the holders of the Notes as provided above, the Issuer shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of the second paragraph of this covenant. On or before the Purchase Date, the Issuer shall also irrevocably deposit with the Trustee or with the paying agent (or, if the Issuer or a Wholly Owned Subsidiary is the paying agent, shall segregate and hold in trust) in cash or Temporary Cash Investments (other than in those enumerated in clause (b) of the definition of Temporary Cash Investments), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by the opening of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this covenant. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer. The Trustee or the paying agent shall, on the Purchase Date, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Issuer to the Trustee is less than the Offer Amount, the Trustee or the paying agent shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this covenant.
      Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the Purchase Date a telegram, telex, facsimile transmission, electronic mail or letter setting forth the name of the holder, the principal amount at maturity of the Note that was delivered for purchase by the holder and a statement that such holder is withdrawing its election to have such Note purchased. If at the expiration of the Offer Period the aggregate Accreted Value of Notes surrendered by holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on pro rata basis for all Notes (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000 principal amount at maturity, or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount at maturity to the unpurchased portion of the Notes surrendered.
      At the time the Issuer or its agent delivers Notes to the Trustee that are to be accepted for purchase, the Issuer shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the

Issuer pursuant to and in accordance with the terms of this covenant. A Note shall be deemed to have been accepted for purchase at the time the Trustee or the paying agent mails or delivers payment therefor to the surrendering holder.
      The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) and Rule 14e-1 of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder, including any applicable securities laws of the United States. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.
      At its option, the Issuer may satisfy, in whole or in part, its obligation to make a Prepayment Offer hereunder by delivering to the Trustee (i) Notes which have been acquired (other than pursuant to a Prepayment Offer) by the Issuer no more than 90 days prior to or 395 days after the date of such Asset Sale, together with an Officers’ Certificate stating the election of the Issuer to have credited against its obligation hereunder the principal amount at maturity of Notes so delivered and ordering the Trustee to cancel such Notes, (ii) an Officers’ Certificate stating the election of the Issuer to have credited against its obligation hereunder a specified principal amount at maturity of Notes which have been acquired (other than pursuant to a Prepayment Offer) no more than 90 days prior to or 395 days after the date of such Asset Sale by the Issuer and theretofore surrendered to the Trustee for cancellation, or (iii) a combination of the foregoing. All Notes made the basis of a credit hereunder shall be credited at the principal amount at maturity thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.
      The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Issuer or any other Restricted Subsidiary,

(b) pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary,

(c) make any loans or advances to the Issuer or any other Restricted Subsidiary, or

(d) transfer any of its Property to the Issuer or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b), (c) and (d), to restrictions which are:

(A) in effect on the Issue Date (as such restrictions may be amended from time to time, provided that any such amendment is not materially more restrictive as to such Restricted Subsidiary);

(B) imposed by the Notes or the indenture, or by indentures governing other Debt the Issuer Incurs (and, if such Debt is Guaranteed, by the guarantors of such Debt) ranking on a parity with the Notes, provided that the restrictions imposed by such indentures are no more restrictive than the restrictions imposed by the indenture;

(C) imposed by a Credit Facility with respect to Debt permitted to be Incurred on or subsequent to the date of the indenture;

(D) relating to Debt of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer or a Restricted Subsidiary (as such restrictions may be amended from time to time in a manner not materially more restrictive as to such Restricted Subsidiary);

(E) resulting from the Refinancing of Debt outstanding pursuant to an agreement referred to in clause (1)(A), (B) or (D) above; provided such restriction is no less favorable in any material respect to the holders of the Notes than those under the agreement evidencing the Debt so Refinanced when taken as a whole;

(F) restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

(G) any encumbrances or restrictions required by any foreign or United States governmental, local or regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary or any of their businesses in connection with any development grant made or other assistance provided to the Issuer or any Restricted Subsidiary by such governmental authority;

(H) customary provisions in joint venture or similar agreements or other arrangements with minority investors in Restricted Subsidiaries and customary provisions in Debt incurred by Restricted Subsidiaries organized outside the United States; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary; and provided, further, that the Issuer determines that any such encumbrance or restriction will not materially affect the ability of the Issuer to make any anticipated payments of principal or interest on the Notes;

(I) customary restrictions contained in asset sale, stock sale, merger and other similar agreements limiting the transfer, disposition or distribution of such Property pending the closing of such sale, including any restriction imposed with respect to such Restricted Subsidiary pursuant to an agreement to dispose of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(J) customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder or in leases governing leasehold interests;

(K) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions of assets (including Capital Stock) by that Restricted Subsidiary pending its sale or other disposition;

(L) restrictions on Debt Incurred by Non-United States Subsidiaries; provided that such restrictions are then customary for Debt of such type Incurred in such jurisdiction; or

(M) restrictions resulting from any United States or foreign law, rule, regulation or order applicable to the Issuer or any Restricted Subsidiary.

(2) with respect to clause (d) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenant described under “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt;

(B) encumbering Property at the time such Property was acquired by the Issuer or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition;

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D) imposed by virtue of any transfer of, agreement to transfer, option or right with respect to or Lien on any Property of the Issuer or the relevant Restricted Subsidiary not otherwise prohibited by the indenture; or

(E) imposed under any Purchase Money Debt or Capital Lease Obligation in the ordinary course of business with respect only to the Property the subject thereof.

Limitation on Transactions with Affiliates.
      The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into or suffer to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, a majority of the disinterested members of the Board of Directors of the Issuer or, if there is only one disinterested director, such disinterested director determines that such Affiliate Transaction complies with clause (a) of this covenant as evidenced in the minutes or other evidence of Board action, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $50.0 million, the Issuer obtains a written opinion from an Independent Financial Advisor to the effect that (i) the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Issuer or such Restricted Subsidiary, as applicable, or (ii) is not less favorable to the Issuer and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate. For purposes of this clause (c) only, any contract or series of related contracts for the rendering of services entered into in the ordinary course of business by the Issuer or any Restricted Subsidiary with any other Person will not be deemed to be in excess of $50.0 million if, when entered into, (x) the payments made or to be made by the Issuer and the Restricted Subsidiaries, and (y) the value of services performed by the Issuer and the Restricted Subsidiaries in connection with such contract or series of related contracts do not exceed, and are not then reasonably expected by the Board of Directors of the Issuer in its good faith judgment to exceed, $50.0 million.
      Notwithstanding the foregoing limitation, the Issuer or any Restricted Subsidiary may make, engage in, enter into or suffer to exist the following:

(a) any transaction or series of related transactions between or among the Issuer or one or more Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of reasonable compensation (including awards or grants in cash, securities or other payments) for the personal services of officers, directors, consultants and employees of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(d) entering into, or adoption or modification or amendment to, or transaction or other arrangements or payments or reimbursements pursuant to employment agreements, collective bargaining agreements, employee benefit plans or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors’ and officers’ indemnification arrangements and retirement or savings plans, stock option, stock ownership and similar plans so long as the Board of Directors of the Issuer in good faith shall have approved the terms thereof;

(e) loans and advances to officers, directors or employees (or guarantees of third party loans to officers, directors or employees) made in the ordinary course of business, provided that such loans and advances do not exceed $8.0 million in the aggregate at any one time outstanding;

(f) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Issuer or the Restricted Subsidiary, as the case may be, or are on terms no less favorable than might reasonably have been obtained at such time from an unaffiliated party; provided that such transactions are approved by a majority of disinterested directors of the Board of Directors of the Issuer or, if there is only one disinterested director, such director;

(g) payments pursuant to the Management Agreements as in effect on the Merger Date or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as such amendment or replacement agreement is not materially less favorable to the holders of the Notes than the original agreements in effect on the Merger Date;

(h) transactions with Persons in their capacity as holders of Debt or Capital Stock, of the Issuer or any Restricted Subsidiary where such Persons are treated no more favorably than holders of such Debt or Capital Stock generally;

(i) sale or issuance of Capital Stock (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(j) transactions pursuant to any agreement as in effect on the Merger Date as the same may be amended or replaced from time to time in any manner not materially less favorable to the holders of the Notes and any agreement or replacement thereto as in effect on the Merger Date and described in this Offering Memorandum under the caption “Certain Relationships and Related Transactions” and “Management — Management Arrangements” or any transaction contemplated thereby, including pursuant to any amendment or any replacement thereto so long as any such amendment or replacement thereto is not materially less favorable to the holders of the Notes than the original agreement as in effect on the Merger Date;

(k) any transaction permitted by the covenant described under the caption “— Merger, Consolidation and Sale of Property”;

(l) any tax sharing or arrangement and payments pursuant thereto among the Issuer and its Subsidiaries and other Persons (including Holding) with which the Issuer or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which the Issuer or any of its Restricted Subsidiaries is or could be a part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture;

(m) any change of control or severance payments made to employees of the Issuer or a Restricted Subsidiary on or after the Issue Date in connection with the Merger, as required by agreements in effect on the Merger Date;

(n) the payment of transaction fees and expenses or other costs relating to the issuance of the Notes or the repurchase of Preferred Stock of Holding, whether paid to a third party or reimbursed to such party, other than to Affiliates of the Issuer; and

(o) remaining payments, if any, pursuant to the Fee Agreement, Subscription Agreements and DG Equity Rollover agreement each as in effect on the Merger Date or any amendment or replacement thereto so long as such amendment or replacement thereto is not materially less favorable to the holders of the Notes than the original Fee Agreement, Subscription Agreements and DG Equity Rollover Agreement each as in effect on the Merger Date.

Designation of Restricted and Unrestricted Subsidiaries.
      By resolution of the Board of Directors of the Issuer, any Subsidiary (or entity to become a Subsidiary) of the Issuer may be designated to be an Unrestricted Subsidiary if:

(a) the Subsidiary (or entity to become a Subsidiary) to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Issuer or any Restricted Subsidiary and does not have any Debt other than Non-Recourse Debt, and

(b) the Issuer would be permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the Fair Market Value of the Investment in such Subsidiary (or entity to become a Subsidiary). For the purposes of this provision, in the event the Fair Market Value of such Investments exceeds $50.0 million, such Fair Market Value shall be determined by an Independent Financial Advisor.
      Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Issuer will be classified as a Restricted Subsidiary at the time it becomes a Subsidiary. If at any time an Unrestricted Subsidiary ceases to satisfy clause (a) above, unless the Issuer is then able to redesignate such Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the Indenture, the Issuer shall be in default of this covenant.
      Except as provided in the preceding paragraphs, and except as otherwise set forth in the definition of an “Unrestricted Subsidiary,” no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Issuer nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).
      By resolution of the Board of Directors of the Issuer, any Unrestricted Subsidiary may be designated to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x)(A) with respect to any Unrestricted Subsidiary of the Issuer other than any Subsidiary of Quintiles that is an Unrestricted Subsidiary, immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Debt pursuant to clause (i) of the first paragraph of the covenant described under “— Limitation on Debt” or

(B) with respect to any Subsidiary of Quintiles that is an Unrestricted Subsidiary, immediately after giving effect to such transaction on a pro forma basis, Quintiles could incur at least $1.00 of additional Debt pursuant to clause (ii) of the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
      Any such designation or redesignation will be evidenced to the Trustee by filing with the Trustee the Board Resolutions giving effect to such designation or redesignation and an Officers’ Certificate of the Issuer that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation, such filing with the Trustee to occur on or before the time financial statements are filed with the Commission or the Trustee pursuant to “— Reports” below in respect of the fiscal quarter in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the fiscal year, on or before the time financial statements in respect of such fiscal year are filed with the Commission or the Trustee pursuant to “— Reports” below).

Creation of Subsidiaries; Subsidiary Guarantees.
      The Issuer will cause each of its Restricted Subsidiaries that guarantees any of its other Debt (other than Debt deemed to be incurred under the Credit Agreement) to, at the same time, execute and deliver to the Trustee a supplemental indenture providing for the Guarantee of payment of the Notes by such Restricted Subsidiary, satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee shall require, including without limitation, the execution of a Guarantee and opinion of counsel as to the enforceability of such Guarantee), pursuant to which such Restricted Subsidiary will fully and unconditionally Guarantee the Notes; provided, however, that if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Debt that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Debt shall be subordinated to the Guarantee.
      The Subsidiary Guarantee, if any, of a Subsidiary Guarantor will be released if

(1) any Subsidiary Guarantor is designated as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(2) in connection with the sale (including, by way of consolidation or merger) of (A) that number of shares of Capital Stock of a Subsidiary Guarantor, if any, such that such Subsidiary Guarantor is no longer a Subsidiary of the Issuer or another Restricted Subsidiary or (B) all or substantially all of the assets of a Subsidiary Guarantor, if any, to a Person that is not the Issuer or a Restricted Subsidiary; provided that such sale complies with the covenant described under “— Limitation on Asset Sales.”
      In addition, in the event a Subsidiary, if any, becomes a Subsidiary Guarantor after the Issue Date solely because it Guarantees other Debt of the Issuer, then upon the full and unconditional release of the Guarantee of such other Debt of the Issuer (provided that the Trustee is given two Business Days’ written notice of such other release) such Subsidiary Guarantee of such Subsidiary Guarantor shall also be released.

Limitation on Business.
      The Issuer will not and will not permit any Restricted Subsidiaries to engage in any business other than the business Quintiles is engaged in on the Issue Date or a Related Business.
Merger, Consolidation and Sale of Property
      The Issuer shall not merge or consolidate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of related transactions, unless:

(a) the Issuer shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Issuer) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the Accreted Value of the Notes, any accrued and unpaid interest on such Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by such Person;

(c) immediately before and after giving effect to such transaction or series of related transactions on a pro forma basis (and treating, for purposes of this clause (c) and clauses (d) and (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of related transactions as having been

Incurred by the Surviving Person or Restricted Subsidiary at the time of such transaction or series of related transactions), no Default or Event of Default shall have occurred and be continuing;

(d) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, the Issuer or the Surviving Person (if other than the Issuer) would be able to Incur at least $1.00 of additional Debt pursuant to clause (i) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”; provided, however, that this clause (d) will not be applicable to (i) the Issuer or a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or part of its properties and assets, as applicable to the Issuer or another Restricted Subsidiary or (ii) the Issuer or a Restricted Subsidiary merging with an Affiliate of the Issuer that is organized in any state of the United States with no material assets or liabilities and which merger is solely for the purpose of reincorporating the Issuer or a Restricted Subsidiary in another jurisdiction; and

(e) the Surviving Person shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereof comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of its predecessor under the indenture.
Reports
      Following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not the Issuer is then subject to Section 13(a) or 15(d) of the Exchange Act, the Issuer will electronically file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that it would be required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Issuer were so subject, and such documents will be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Issuer would be required so to file such documents if it were so subject, unless, in any case, such filings are not then permitted by the Commission.
      If such filings with the Commission are not then permitted by the Commission, or such filings are not yet required in accordance with the above paragraph or are not generally available on the Internet free of charge, the Issuer will, without charge to the holders, within 15 days of each Required Filing Date, transmit by mail to holders, as their names and addresses appear in the Note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that the Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at the Issuer’s cost.
      So long as any of the Notes remain restricted under Rule 144, the Issuer will make available upon request to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.
Events of Default
      The following events shall be “Events of Default”:

(1) the Issuer defaults in any payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days;

(2) the Issuer defaults in the payment of the Accreted Value of or premium amount of any Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) a breach of the covenant described under “— Merger, Consolidation and Sale of Property”;

(4) a breach of any covenant or agreement in the Notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 60 days after written notice demanding that such default be remedied is given to the Issuer as specified below;

(5) a default by the Issuer or any Restricted Subsidiary under any Debt of the Issuer or any Restricted Subsidiary that results in acceleration of the final maturity of such Debt, or the failure to pay any such Debt at final maturity, in an aggregate principal amount in excess of $20 million, unless such acceleration is being contested in good faith by the Issuer or such Restricted Subsidiary;

(6) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary insolvency proceeding;

(B) consents to the entry of an order for relief against it in an involuntary insolvency proceeding or consents to its dissolution or winding-up;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors.
or takes any comparable action under any foreign laws relating to insolvency; provided, however, that the liquidation of any Restricted Subsidiary into another Restricted Subsidiary, other than as part of a credit reorganization, shall not constitute an Event of Default under this clause (6);

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against any Significant Subsidiary in an involuntary insolvency proceeding;

(B) appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up, liquidation or dissolution of the Issuer or any Significant Subsidiary;

(D) orders the presentation of any plan or arrangement, compromise reorganization of the Issuer or any Significant Subsidiary; or

(E) grants any similar relief under any foreign laws;
and in each such case the order or decree remains unstayed and in effect for 90 days;

(8) any judgment or judgments for the payment of money in an unsecured aggregate amount (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim) in excess of $20 million at the time are entered against the Issuer or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days after such judgment becomes final and nonappealable; or

(9) (a) any Subsidiary Guarantee, to the extent required pursuant to the covenant “— Creation of Subsidiaries; Subsidiary Guarantees,” from a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee, if any) or (b) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee, if any.
      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      A Default under clause (4) is not an Event of Default until the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding notify the Issuer (and in the case of such notice by holders, the Trustee) of the Default and such Default is not cured within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
      Except in the case of a Default in payment of the Accreted Value of or interest on any Note (including payment pursuant to a redemption or repurchase of the Notes pursuant to the provisions of the indenture), the Trustee may withhold the notice of default to holders of the Notes if and so long as a committee of the Trustee’s responsible officers in good faith determines that withholding such notice is in the best interests of the holders.
      The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating whether or not to the best knowledge of the signers thereof the Issuer and any Restricted Subsidiary is in default in the performance and observance of the terms, provisions and conditions of the covenants and restrictions on payment of the Notes, covenant suspension and merger, consolidation and sale of property of the Issuer contained in the indenture, and if the Issuer is in default, specifying all such defaults, their status and what action the Issuer is taking or proposes to take with respect thereto.
      If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Issuer or a Significant Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding may declare to be immediately due and payable the Accreted Value of all the Notes then outstanding by written notice to the Issuer and the Trustee, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or a Significant Subsidiary shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount at maturity of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or Accreted Value, premium or interest, have been cured or waived as provided in the indenture.
      In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured or waived by the holders of the relevant Debt within the grace period applicable to such default provided for in the documentation governing such Debt and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or Accreted Value, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
      Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount at maturity of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.
      No holder of Notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or Trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) the registered holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee; and

(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount at maturity of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding, within 60 days after such notice, request and offer.
      However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal or Accreted Value of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.
Amendments and Waivers
      Subject to certain exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal or Accreted Value, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things,

(1) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest on or accretion of any Note,

(3) reduce the principal or Accreted Value of or change the Stated Maturity of any Note,

(4) make any Note payable in money other than that stated in the Note,

(5) impair the right of any holder of the Notes to receive payment of principal or Accreted Value of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(6) modify the provisions described under “— Repurchase at the Option of Holders upon a Change of Control” or the related definitions at any time on or after the Issuer is obligated to make a Change of Control Offer, or

(7) modify or change any provision of the indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the Holders.
      Without the consent of any holder of the Notes, the Issuer and the Trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) comply with the covenant described under “—Merger, Consolidation and Sale of Property,”

(3) provide for uncertificated Notes in addition to or in place of certificated Notes,

(4) add Guarantees with respect to the Notes,

(5) secure the Notes,

(6) add to the covenants of the Issuer or any Subsidiary Guarantors for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Subsidiary Guarantors,

(7) make any change that does not adversely affect the rights of any holder of the Notes in any material respect,

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act,

(9) provide for the issuance of Additional Notes in accordance with the indenture, including the issuance of Additional Notes as restricted securities under the Securities Act and substantially identical Additional Notes pursuant to an Exchange Offer registered with the Commission, or

(10) evidence and provide the acceptance of the appointment of a successor Trustee under the indenture.
      The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment that requires the consent of the holders of Notes becomes effective, the Issuer is required to mail to each registered holder of the Notes at such holder’s address appearing in the Notes register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee or stockholder of the Issuer or any Subsidiary Guarantor shall have any liability for any obligations of the Issuer or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees, if any, or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Defeasance
      The Issuer at any time may terminate some or all of its obligations and the obligations of the Subsidiary Guarantors, if any, under the Notes, the Subsidiary Guarantees, if any, and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate:

(1) its and the Subsidiary Guarantors’, if any, obligations under the covenants described under “— Repurchase at the Option of Holders upon a Change of Control,” “— Certain Covenants” and “— Reports”;

(2) the operation of the cross-acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guaranty provisions described under “— Events of Default” above; and

(3) the limitations contained in clause (d) under the first paragraph of “— Merger, Consolidation and Sale of Property” (“covenant defeasance”)
and thereafter any omission to comply with any covenant referred to in clause (1) above will not constitute a Default or an Event of Default with respect to the Notes.

      The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
      If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to the covenants listed under clause (3) of the first paragraph under “— Defeasance”), clause (4) (with respect to the covenants listed under clause (1) of the first paragraph under “— Defeasance”), (5), (6), (7) (with respect only to Significant Subsidiaries in the case of clause (6), (7), (8) or (9) under “— Events of Default” above). If the Issuer exercises its legal defeasance option or its covenant defeasance option, the Subsidiary Guarantors, if any, will be released from all their obligations under their respective Subsidiary Guarantees.
      The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Issuer irrevocably deposits in trust with the Trustee money or Government Obligations, or a combination thereof, for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

(b) the Issuer delivers to the Trustee a certificate from an internationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal or Accreted Value, as the case may be, premium, if any, and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal or Accreted Value, as the case may be, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “— Events of Default” occurs with respect to the Issuer or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the guaranteeing of any lien securing such borrowing;

(e) such deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;

(f) in the case of the legal defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel stating that:

(1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or

(2) since the date of the indenture there has been a change in the applicable United States federal income tax law to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(g) in the case of the covenant defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

(h) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the indenture.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all Notes and related Subsidiary Guarantees, if any, issued thereunder, when:

(1) either

(A) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of holders, cash in United States dollars, non-callable Government Obligations, or a combination of cash in United States dollars and non-callable Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal or Accreted Value, premium, if any, and accrued interest to the date of maturity or redemption; or

(B) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation;

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the guaranteeing of any lien securing such borrowing;

(3) the Issuer or the Subsidiary Guarantors, if any, have paid or caused to be paid all sums payable by them under the indenture; and

(4) in the event of a deposit as provided in clause (1)(B) above, the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Governing Law
      The indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.
The Trustee
      Wells Fargo Bank, N.A. is the Trustee under the indenture.
      Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. The Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

      “Accreted Value” means, as of any date prior to the Full Accretion Date, an amount per $1,000 principal amount at maturity of Notes that is equal to the sum of (a) the Issue Price per $1,000 principal amount at maturity of such Notes and (b) the portion of the excess of the principal amount of such Notes over such Issue Price which shall have been accreted through such date, such amount to be so accreted on a daily basis and compounded semiannually on each April 1 and October 1 at the rate of 11 1/2% per annum from the Issue Date of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after the Full Accretion Date, the principal amount at maturity of such Notes.
      “Acquired Debt” means Debt of a Person existing at the time such Person becomes a Restricted Subsidiary or merges or consolidates with or into the Issuer or a Restricted Subsidiary, or assumed in connection with the acquisition of assets from such Person and, in any case, such Debt was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition. Acquired Debt shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of such merger, consolidation or acquisition.
      “Acquisition Corp.” means Pharma Services Acquisition Corp., a North Carolina corporation.
      “Additional Assets” means:

(a) any Property (other than cash, Temporary Cash Investments and securities) to be owned by the Issuer or a Restricted Subsidiary and used in the business of the Issuer or a Restricted Subsidiary in a Related Business;

(b) Capital Stock of a Person that is or becomes a Restricted Subsidiary upon or as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary from any Person other than the Issuer or an Affiliate of the Issuer; provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business; or

(c) (i) any Property (other than Cash or Temporary Cash Investments) including securities to be owned by the Issuer or a Restricted Subsidiary and used in the business of the Issuer or a Restricted Subsidiary in a Related Business and (ii) any Capital Stock of a Person, in each case which constitutes or is acquired in connection with a Permitted PharmaBio Investment made in accordance with the other provisions of the indenture.
      “Affiliate” of any specified Person means:

(a) any Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (b) below.

(b) Any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Limitation on Asset Sales” and “— Limitation on Transactions with Affiliates” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Notwithstanding the foregoing, so long as Verispan is not a Subsidiary of the Issuer it shall not constitute an Affiliate of the Issuer.
      “Asian Subsidiary Equity Offering” means a sale of Capital Stock by (i) any Subsidiary of the Issuer that is organized and operating primarily in India, Japan or Korea or (ii) a Non-United States Subsidiary

of the Issuer that is a holding company and that has as its only asset equity interest of the Subsidiary identified in clause (i).
      “Asset Sale” means any sale, transfer, issuance or other disposition (or series of related sales, transfers, issuances or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary),

(b) all or substantially all of the properties and assets of any division or line of business of the Issuer or any Restricted Subsidiary or

(c) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by the Issuer or a Restricted Subsidiary to the Issuer, a Restricted Subsidiary or any Person (if after giving effect to such transfer such other Person becomes a Restricted Subsidiary),

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the covenant described under “— Merger, Consolidation and Sale of Property,”

(4) any sale or other disposition of cash or Temporary Cash Investments in the ordinary course of business,

(5) any disposition of obsolete, worn out or permanently retired equipment or facilities or other property that is no longer used or useful in the ordinary course of the business of the Issuer or any Restricted Subsidiary,

(6) for purposes of the covenant described under “— Limitation on Asset Sales,” any disposition the net proceeds of which to the Issuer and the Restricted Subsidiaries do not exceed $5.0 million in any transaction or series of related transactions in any twelve-month period,

(7) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business,

(8) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy,

(9) any sale or disposition deemed to occur in connection with creating or granting any Liens not prohibited by the indenture,

(10) the surrender or waiver of contract rights or the settlement, release, surrender of contract, tort or other claims of any kind,

(11) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, and

(12) any sale or exchange of equipment in connection with the purchase or other acquisition of equipment of substantially equivalent or greater Fair Market Value and which is usable in a Related Business.

      “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the products of (1) the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by (2) the amount of such payment by

(b) the sum of all such payments.
      “Bankruptcy Law” means Title 11, United States Code, or any similar United States federal or state law.
      “Bioglan” means Bioglan Pharmaceuticals Company, a North Carolina corporation.
      “Board of Directors” means, with respect to any Person, the board of directors, or any equivalent management entity, of such Person or any committee thereof duly authorized to act on behalf of such board.
      “Board Resolution” means, with respect to any Person, a copy of a resolution of such Person’s Board of Directors, certified by the Secretary or an Assistant Secretary, or an equivalent officer, of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.
      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.
      “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.
      “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest prior to conversion or exchange.
      “Capital Stock Sale Proceeds” means the aggregate cash proceeds or Fair Market Value of Property (other than Debt received) received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or trust established by the Issuer or a Restricted Subsidiary for the benefit of its employees and except to the extent that any purchase made pursuant to such issuance or sale is financed by the Issuer or a Restricted Subsidiary) (i) by it of its Capital Stock or (ii) by a Restricted Subsidiary of its Capital Stock (in each case, including upon the exercise of options, warrants or rights) (other than Disqualified Stock) or warrants, options or rights to purchase its Capital Stock or the Capital Stock of a Restricted Subsidiary (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Change of Control” means the occurrence of any of the following events:

(1) prior to a Public Equity Offering, the Permitted Holders cease to “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, a majority in the aggregate of the total voting power of the Voting Stock of Holding or the Issuer, whether as a result of issuance of securities of Holding or the Issuer, any merger, consolidation, liquidation or dissolution of Holding or the Issuer, or any direct or indirect transfer of securities by Holding, the Issuer or otherwise (for purposes of this clause (1), the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “other entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the other entity);

(2) following a Public Equity Offering, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, beneficially owns (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to “beneficially own” all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, more than 40% of the total voting power of the Voting Stock of the Issuer; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election of a majority of the Board of Directors of the Issuer (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person beneficially owns (as defined in this clause (2)), directly or indirectly, more than 40% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

(3) individuals who after the first board meeting following a Public Equity Offering constituted the Board of Directors of Holding together with any new directors whose election by such Board of Directors of Holding or whose nomination for election by such shareholders of Holding was approved or nominated by a vote of a majority of the directors of Holding at the beginning of such period, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors of the Issuer and Holding then in office;

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(5) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

      “Change of Control Premium” means (i) in the case of a Change of Control Redemption occurring prior to April 1, 2005, 17.250% of the Accreted Value of the Notes, (ii) in the case of a Change of Control Redemption occurring on or after April 1, 2005 but prior to April 1, 2006, 14.375% of the Accreted Value of the Notes and (iii) in the case of a Change of Control Redemption occurring on or after April 1, 2006 but prior to April 1, 2007, 11.500% of the Accreted Value of the Notes.
      “Commission” means the United States Securities and Exchange Commission.

      “Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.
      “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus in each case, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent that such provision for taxes was included in computing such Consolidated Net Income;

(b) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(c) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and non-cash reduction of revenues received in connection with Permitted PharmaBio Investments of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income;

(d) expenses or charges relating to the refinancing or repayment of Debt, including the write-off of deferred refinancing costs and any premiums relating to such refinancing or repayment of such Person, to the extent such charges were deducted in computing such Consolidated Net Income; and

(e) any non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or a reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period);
minus any non-cash items increasing Consolidated Net Income for such period (without duplication, excluding any reversal of a reserve for cash expense, if the establishment of such reserve had previously decreased Consolidated Net Income).
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the net interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Rate Agreements; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation, but excluding amortization of deferred financing costs; and

(2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.
      “Consolidated Net Income” means for any Person, for any period, the consolidated net income (loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis prior to any adjustment to net income for any preferred stock (other than Disqualified Stock) as determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a) the net income (or loss) of any Person in which the Person in question or any of its Restricted Subsidiaries has less than a 100% interest (as long as the net income (or loss) of such Person is not required to be consolidated into the net income of the Person in question in accordance with GAAP) except for the amount of dividends or distributions paid to the Person in question or to the Subsidiary;

(b) the net income (or loss) of any Restricted Subsidiary of the Person in question that is subject to any contractual restriction or limitation or legal prohibition on both the payment of dividends and the making of other distributions (other than, if applicable, pursuant to the Notes, the indenture governing the Notes, the Credit Agreement, the Quintiles Notes or the indenture governing the Quintiles Notes) to the extent of such restriction, limitation or prohibition;

(c) any net gain or loss realized upon the sale or other disposition of any Property of such Person or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gains and losses attributable to discontinued operations; provided, however, that any net gain or loss realized upon the sale or other disposition of Permitted PharmaBio Investments shall be included in such Consolidated Net Income whether or not disposed of in the ordinary course of business;

(d) any net after-tax extraordinary gain or loss;

(e) the cumulative effect of a change in accounting principles;

(f) any non-cash compensation expense realized for grants of stock appreciation or similar rights, stock options, Capital Stock or other rights to officers, directors and employees of such Person or a Subsidiary of such Person, provided that such rights (if redeemable), options or other rights can be redeemed at the option of the holder only for Capital Stock of such Person (other than Disqualified Stock) or Capital Stock of a direct or indirect parent of such Person;

(g) to the extent non-cash, any unusual, non-operating or non-recurring gain or loss (including to the extent related to the Merger);

(h) expenses or charges (whether cash or non-cash) related to the Merger (including legal, accounting and debt issuance costs) and any restructuring related thereto, including any refunding or refinancing expenses related to Debt repaid or refinanced; and

(i) gains or losses due to fluctuations in currency values and the related tax effect.

      For purposes of calculating Consolidated Net Income in any period, purchase price allocation adjustments to the balance sheet and any amortization or purchase price allocation adjustments, in each case, related to the Merger shall be excluded and as such considered to be zero.
      Notwithstanding the foregoing, to avoid duplication, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.
      “CPI Increase Amount” means with respect to any calendar year an amount equal to the Management Payment permitted to be paid under clause (xii) of the covenant “— Limitation on Restricted Payments” for the prior calendar year times the percentage of the increase from such preceding calendar year in the Urban Wage Earners and Clerical Workers Consumer Price Index for the New York Metropolitan Area, such amount to be calculated in March of each year, beginning in March 2005.
      “Credit Agreement” means the Credit Agreement, dated as of September 25, 2003, among Holding, the Issuer, Quintiles and the lenders party thereto in their capacities as lenders thereunder, Citicorp North America, Inc., as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified (including to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder) from time to time, including any agreement, extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Debt under such agreement, or any successor or replacement agreement, and whether by the same or any other agent, lender or group of lenders.
      “Credit Facility” means the Credit Agreement and one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, or other forms of guarantees or assurances that one or more times refinances, replaces, supplements, modifies or amends such credit facility (including increasing the amount of available borrowings thereunder or adding obligors as additional borrowers or guarantors thereunder) all or any portion of the Debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.
      “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, currency option, synthetic cap or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.
      “Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
      “Cymbalta Investment” means an Investment by Quintiles in an amount not to exceed $40.0 million pursuant to an agreement dated July 18, 2002 between Quintiles and Lilly to support the commercialization efforts for a drug named Cymbaltatm.
      “Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any, but only in the event such premium has become due) in respect of:

(1) debt of such Person for borrowed money, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit, performance bonds or surety bonds securing obligations (other than obligations described in (a) through (c) above) provided in the ordinary course of business of such Person to the extent such letters of credit and bonds are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Subsidiary Guarantor, any Preferred Stock (measured, in each case, at the greatest of its voluntary or involuntary maximum fixed repurchase price or liquidation value on the date of determination but excluding, in each case, any accrued dividends for any current period not yet payable);

(f) all obligations of other Persons of the type referred to in clauses (a) through (e) above, and all accrued dividends of other Persons currently payable, the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons, the payment of which is secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person and all obligations under Interest Rate Agreements.

      The amount of Debt of any Person at any date shall be the amount necessary to extinguish in full as of such date the outstanding balance at such date of all unconditional obligations as described above including, without limitation, all interest that has been capitalized, and without giving effect to any call premiums in respect thereof. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “— Limitation on Debt,” or

(2) the marked-to-market value of such Hedging Obligation to the counterparty thereof if not Incurred pursuant to such clauses.
      For purposes of this definition, the maximum fixed repurchase price of any Preferred Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Preferred Stock as if such Preferred Stock were purchased on any date on which Debt will be required to be determined pursuant to the indenture at its Fair Market Value if such price is based upon, or measured by, the fair market value of such Preferred Stock determined in good faith by the Board of Directors of the Issuer; provided, however, that if such Preferred Stock is not then permitted in accordance with the terms of such Preferred Stock to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Preferred Stock as reflected in the most recent financial statements of such Person.
      Notwithstanding the foregoing, Debt shall not (i) mean obligations to provide services, including without limitation, the provision of sales force personnel and related expenses, arising pursuant to agreements entered into in connection with Permitted PharmaBio Investments, so long as such obligations are expected to be treated as expenses (and not capitalized) on the income statement of such Person, and (ii) include unearned income to the extent it relates to the receipt of cash in the ordinary course of business with respect to revenues that have not been recognized on such Person’s income statement.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “DG Equity Rollover Agreement” means the rollover agreement, dated as of August 28, 2003, by and among Holding, Dr. Dennis B. Gillings, Joan H. Gillings, Susan Ashley Gillings, the Gillings Family Foundation, the Gillings Family Partnership and the GFEF Limited Partnership.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or upon the happening of an event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the 91st day after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the Change of Control provisions applicable to such Disqualified Stock are no more favorable to the holders of such Disqualified Stock than the provisions of the indenture with respect to a Change of Control and such Disqualified Stock specifically provides that the issuer thereof will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Issuer’s completing a Change of Control Offer.
      “Event of Default” has the meaning set forth under “— Events of Default.”

      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
      “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(i) if such Property has a Fair Market Value equal to or less than $10 million, by any Officer of the Issuer, or

(ii) if such Property has a Fair Market Value in excess of $10 million, by a majority of the Board of Directors of the Issuer and evidenced by a Board Resolution.
      “Fee Agreement” shall mean the Fee Agreement, dated August 28, 2003, among Holding, OEP and Dennis B. Gillings, governing the payment by Holding of OEP’s and Dennis B. Gillings’s and their respective affiliates’ fees and expenses related to the Merger.
      “Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Pro forma Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period.
      “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the Pro forma Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period whether paid or accrued, determined in accordance with GAAP;

(b) all commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, determined in accordance with GAAP, and net payments or receipts (if any) pursuant to Hedging Obligations to the extent such Hedging Obligations related to Debt that is not itself a Hedging Obligation;

(c) any interest expense on Debt of any Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

(d) amortization or write-off of Debt discount in connection with any Debt of such Person and any Restricted Subsidiary, on a consolidated basis in accordance with GAAP; and

(e) the product of (a) all dividend payments (other than any payments to the referent Person or any of its Restricted Subsidiaries and any dividends payable in the form of Capital Stock) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries, times (b) (x) if the dividends are not deductible for income tax purposes based on the law in effect at the time of payment, a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP as estimated by the chief financial officer of such Person in good faith or (y) if the dividends are deductible by such Person for income tax purposes based on law in effect at the time of payment, one.
      “Full Accretion Date” means April 1, 2009.
      “GAAP” means United States generally accepted accounting principles as in effect on the Merger Date.
      “Government Obligations” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States or any certificate of deposit for any of the foregoing.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a “Permitted Investment.”
      The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
      “Hedging Obligations” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.
      “holder” or “noteholder” means the Person in whose name a Note is registered on the Note register.
      “Holding” means Pharma Services Holding, Inc., a Delaware corporation, so long as it is the direct or indirect parent of Quintiles.
      “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or (if earlier) the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP or the application thereof that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided, further, however, that amortization of debt discount, accrual or capitalization of dividends and interest, including the accrual of deferred accrued interest, the accretion of principal and the payment of interest or dividends in the form of additional securities shall not, in any such case, be deemed to be the Incurrence of Debt; provided that in the case of Debt or Preferred Stock sold at a discount or for which interest or dividends are capitalized or accrued or accreted, the amount of such Debt or outstanding Preferred Stock Incurred shall at all times be the then current accreted value or shall include all capitalized interest.
      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, provided that such firm or appraiser is not an Affiliate of the Issuer.
      “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option agreement, interest rate future agreement or other similar agreement designed to protect against fluctuations in interest rates.
      “Investment” by any Person means any loan, advance or other extension of credit (other than advances or extensions of credit and receivables in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or acquired as part of the assets acquired in connection with an acquisition of assets otherwise permitted by the indenture and also excluding advances to officers and employees in the ordinary course of business) or capital contribution (by means of transfers of cash or other Property to others) or payments for Property or services for the account or use of others (other than expenses Incurred in the ordinary course of business, including without limitation, the provisions of sales force personnel and related expenses or as required pursuant to agreements entered into in connection with Permitted PharmaBio Investments so long as such items are expected to be treated as expenses (and not capitalized) on the income statement of such Person) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, or the making of upfront, milestone, marketing or other similar payment by any Person to any other Person in connection with the Person’s obtaining a right to receive royalty or other payments in the future. “Investment” shall include the Fair Market Value of the Investment of (A) a Restricted Subsidiary in any Person at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Issuer and (B) the Issuer and a Restricted Subsidiary in any Subsidiary of the Issuer at the time that any such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as the case may be, shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary (proportionate to its equity interest in such Subsidiary) of an amount (if positive) equal to:

(a) its “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value of its Investment in such Subsidiary at the time of such redesignation.
      In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.
      “Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
      “Investor Stockholder” means OEP, TPG and Temasek.
      “Issue Date” means the date on which the Notes are initially issued (exclusive of any Additional Notes).
      “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).
      “Management Agreements” means (i) the management agreement, dated as of September 25, 2003, by and between OEP, GF Management Company, LLC and TPG GenPar III L.P., Holding and Perseus-Soros Management LLC and (ii) the management agreement, dated as of September 25, 2003, by and between Cassia Fund Management Pte Ltd. and Holding, in each case as in effect on the Issue Date.
      “Merger” means the consummation of the merger of Acquisition Corp. with and into Quintiles in accordance with the terms of the Merger Agreement and the transactions related thereto.
      “Merger Agreement” means the Agreement and Plan of Merger among Quintiles, Holding and Acquisition Corp., dated as of April 10, 2003, as amended as of August 18, 2003, as in effect on the Issue Date.
      “Merger Date” means September 25, 2003.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.
      “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only, in each case, as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations or liabilities relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all United States federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

(d) brokerage commissions and other reasonable fees and expenses (including, without limitation, any severance, pension or shutdown cost and fees and expenses of counsel, accountants, investment bankers and other financial advisors or consultants) related to such Asset Sale and

(e) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Issuer or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any deductions relating to escrowed amounts.
      “Non-Recourse Debt” means Debt

(a) as to which neither the Issuer nor any Restricted Subsidiary provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Issuer or any Restricted Subsidiary; and

(b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuer or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.
      “Non-United States Subsidiary” means any Restricted Subsidiary of the Issuer that is or becomes organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
      “OEP” means One Equity Partners LLC.
      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of the specified Person.
      “Officers’ Certificate” means a certificate signed by an Officer of the specified Person, and delivered to the Trustee.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, Quintiles or the Trustee.
      “Permitted Asset Swap” means any transfer of a Permitted PharmaBio Investment by the Issuer or any of its Restricted Subsidiaries in which the consideration received by the transferor is another Permitted PharmaBio Investment; provided that the aggregate Fair Market Value at the time of the consummation of the Permitted Asset Swap (as determined in good faith by the Board of Directors of the Issuer) of the Permitted PharmaBio Investment being transferred by the Issuer or such Restricted

Subsidiary is not greater than the aggregate Fair Market Value at the time of the consummation of the Permitted Asset Swap (as determined in good faith by the Board of Directors of the Issuer) of the Permitted PharmaBio Investment received by the Issuer or such Restricted Subsidiary in such exchange; and provided, further, that, with respect to any transaction or series of related transactions that constitute a Permitted Asset Swap with an aggregate Fair Market Value in excess of $50.0 million, the Issuer, prior to consummation thereof, shall be required to obtain a written opinion from an Independent Financial Advisor to the effect that such transaction or series or related transactions are fair, from a financial point of view, to the Issuer or such Restricted Subsidiary, taken as a whole.
      “Permitted Holders” means Dennis B. Gillings, the Gillings Family Limited Partnership, the GFEF Limited Partnership, GF Management Company, LLC, the Gillings Family Foundation, OEP, Temasek and TPG and each of such Person’s Affiliates and Permitted Transferees.
      “Permitted Investment” means any Investment by the Issuer or a Restricted Subsidiary in:

(a) the Issuer, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, or that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Related Business, including, without limitation, the Merger and the transactions contemplated thereby;

(b) cash or Temporary Cash Investments;

(c) receivables owing to the Issuer or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(d) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(e) loans and advances, including a program to provide such loans and advances, to employees, directors and consultants either made in the ordinary course of business consistent with past practices or as approved by the Board of Directors of the Issuer or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $8.0 million at any one time outstanding;

(f) stock, obligations or other securities received in settlement or good faith compromise of debts owing to the Issuer or a Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(g) any Person to the extent such Investment represents non-cash consideration received in connection with an asset sale, including an Asset Sale or a Permitted Asset Swap consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales”;

(h) the Notes and, if issued, any Additional Notes and Investments by Quintiles in the Quintiles Notes;

(i) Interest Rate Agreements, Currency Exchange Protection Agreements, Hedging Obligations and Commodity Price Protection Agreement, in each case permitted under the covenant described under “— Limitation on Debt”;

(j) existence on the Merger Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(k) prepaid expenses, negotiable instruments held for deposit or collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(l) any Person, the consideration for which consists solely of Capital Stock of the Issuer;

(m) any Person, since the Merger Date that do not exceed $50.0 million outstanding at any one time in the aggregate (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) any Person, since the Merger Date in a Related Business that do not exceed $100.0 million outstanding at any one time in the aggregate (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o) any Person where such Investment was acquired by the Issuer or any Restricted Subsidiary (1) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or such other transfer of title with respect to any secured Investment in default;

(p) negotiable instruments held for deposit or collection in the ordinary course of business;

(q) guarantees by the Issuer or a Restricted Subsidiary of Debt otherwise permitted to be Incurred by the Issuer or a Restricted Subsidiary under the indenture and the creation of Liens on the assets of the Issuer or a Restricted Subsidiary in compliance with the covenant described under “— Limitation on Liens”;

(r) the Cymbalta Investment; and

(s) Permitted PharmaBio Investments in an amount not to exceed at any one time outstanding the net reduction in Permitted PharmaBio Investments (with the amount of each Permitted PharmaBio Investment being measured as of the time made and without giving effect to subsequent changes in value) in existence on the Merger Date resulting from dividends, repayments of loans or advances, return of capital or other transfers, sales or liquidations of Property or any other disposition or repayment of such Permitted PharmaBio Investments, in each case to the Issuer or any Restricted Subsidiary from any Person (other than the Issuer or a Restricted Subsidiary), less the cost of the disposition of such Permitted PharmaBio Investments.
      “Permitted Liens” means:

(a) Liens securing the Notes and the Subsidiary Guarantees, if any;

(b) Liens securing Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” provided that any such Lien may not extend to any Property of the Issuer or any Restricted Subsidiary other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(c) Liens for taxes, assessments or governmental charges or levies on the Property of the Issuer or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d) Liens imposed by law or regulation, such as statutory Liens or landlords’, carriers’, warehousemen’s and mechanics’ Liens, Liens in favor of customs or revenue authorities and other similar Liens, on the Property of the Issuer or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to customs, duties, bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(e) Liens on the Property of the Issuer or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit, bankers’ acceptances, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a customary manner, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time the Issuer or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Issuer or any Restricted Subsidiary; provided, further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Property was acquired by the Issuer or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Issuer or any other Restricted Subsidiary that is not a direct or, prior to such time, indirect Subsidiary of such Person; provided, further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by the Issuer or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Issuer or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) any provision for the retention of title to any Property by the vendor or transferor of such Property which Property is acquired by the Issuer or a Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Issuer or a Restricted Subsidiary and for which kind of transaction it is normal market practice for such retention of title provision to be included;

(k) Liens arising by means of any judgment, decree or order of any court, to the extent not otherwise resulting in an Event of Default, and any Liens that are customarily required to protect or enforce rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(l) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;

(m) (1) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(n) Liens existing on the Issue Date;

(o) Liens in favor of the Issuer or any Restricted Subsidiary;

(p) Liens on the Property of the Issuer or any Restricted Subsidiary to secure any Refinancing of Debt, in whole or in part, secured by any Lien described in the foregoing clause (a), (f), (g) or (n); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Debt being Refinanced;

(q) Liens on Permitted PharmaBio Investments consisting of call rights, purchase options, transfer restrictions or other similar Liens imposed in connection therewith;

(r) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(s) Liens in the form of licenses, leases or subleases granted or created by the Issuer or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Issuer or such Restricted Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the Property subject thereto; and

(t) Liens securing Debt permitted to be incurred under the Credit Facility pursuant to clause (a) of the covenant described under “Certain Covenants — Limitation on Debt.”
      “Permitted PharmaBio Investments” means the Investments by the Issuer or any Restricted Subsidiary in any Person (including Bioglan but excluding any other Subsidiary) that is involved in the development and production of pharmaceutical products, or in other lines of business within the pharmaceutical services or biotechnology industry or related or complementary businesses in the healthcare industry including without limitation biotechnology consumer marketing and information technology, pharmaco-economics consulting and pharmaco-genomics.
      “Permitted Refinancing Debt” means any Debt that Refinances any other Debt that is Incurred in accordance with the first paragraph of the covenant described under “Certain Covenants — Limitation on Debt” or that is Incurred under clause (b), (c), (e), (n), or previously Incurred under clause (p) of the definition of “Permitted Debt,” including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) and any accrued but unpaid interest then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums, tender and defeasance costs, related to such Refinancing,

(b) in the case of the Refinancing of term Debt, the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) in the case of the Refinancing of term Debt, the final Stated Maturity of the Debt being Incurred is no earlier than the final Stated Maturity of the Debt being refinanced, and

(d) in the case of the Refinancing of Debt of the Issuer or a Subsidiary Guarantor, if any:

(1) the new Debt shall be issued by the same issuer of the Debt being Refinanced or by the Issuer, and

(2) if the Debt being Refinanced constitutes Subordinated Obligations of the Issuer or a Subsidiary Guarantor, if any, the new Debt shall be subordinated to the Notes or the relevant

Subsidiary Guarantee, if any, as applicable, at least to the same extent as the Subordinated Obligations;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Restricted Subsidiary (other than a Subsidiary Guarantor, if any) that Refinances Debt of the Issuer or a Subsidiary Guarantor, if any, or

(y) Debt of the Issuer or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.
      “Permitted Transferee” means (i) with respect to any Permitted Holder who is a natural person, (A) such Person’s estate, spouse, heirs, ancestors, lineal descendants (including by adoption and stepchildren, and the lineal descendants thereof), legatees, legal representatives or trustees of a bona fide trust of which one or more of the foregoing or such Permitted Holder is or are the controlling trustees, principal beneficiaries or grantors thereof, whether through the ownership of voting securities, by contract or otherwise, and (B) any entity controlled, directly or indirectly, by any Persons referred to in the preceding clause (A) and (ii) with respect to any Investor Stockholder, (A) any other Investor Stockholder or any of their Permitted Transferees, (B) any director, officer or general partner, limited partner, manager, member or Affiliate of any Investor Stockholder or any of their Permitted Transferees, or (C) any director, officer, general partner or limited partner of any Affiliate of any Investor Stockholder or any of their Permitted Transferees.
      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
      “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with the terms of the indenture and (to the extent not conflicting with such terms) Article 11 of Regulation S-X promulgated under the Securities Act (as in effect on the Issue Date).
      “Pro forma Consolidated EBITDA” means, for any Person for any period, the Consolidated EBITDA of such Person on a pro forma basis, provided that if, since the beginning of the relevant period,

(a) (x) any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, such event shall be deemed to have occurred on the first day of the applicable reference period, or (y) any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of the period shall have made any Investment in any Person or made any acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then in each case, Pro forma Consolidated EBITDA shall be calculated giving pro forma effect thereto for such period as if such designation, Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable reference period; and

(b) in the event that pro forma effect is being given to any Repayment of Debt, Pro forma Consolidated EBITDA for such period shall be calculated as if such Person or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt.
      “Pro forma Consolidated Interest Expense” means, with respect to any period, Consolidated Interest Expense adjusted (without duplication) to give pro forma effect to any Incurrence of Debt that remains outstanding at the end of the period or any Repayment of Debt since the beginning of the relevant period as if such Incurrence or Repayment had occurred on the first day of such period.
      If any Debt bears a floating or fluctuating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating or fluctuating rate of interest on the date of determination were in effect for the whole period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement had when entered into a term of at least 12 months or, if shorter, the term of the Debt). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Debt of such Restricted Subsidiary shall be deemed to have been repaid during such period to the extent the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.
      “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.
      “Public Equity Offering” means an underwritten public offering of common stock of the Issuer or Holding after the Issue Date, pursuant to an effective registration statement filed under the Securities Act.
      “Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Issuer or a Restricted Subsidiary of such Property, including additions and improvements thereto;
provided, however, that such Debt is Incurred within 180 days after the acquisition, completion of the construction, addition or improvement or lease of such Property by the Issuer, such Restricted Subsidiary.
      “Qualified Equity Offering” means any public or private offering for cash of Capital Stock (other than Disqualified Stock) of the Issuer, Quintiles or Holding other than (i) public offerings of Capital Stock registered on Form S-8 or (ii) other issuances upon the exercise of options of employees of Holding or any of its Subsidiaries.
      “Quintiles” means Quintiles Transnational Corp., a Restricted Subsidiary of the Issuer, and any successor thereto.
      “Quintiles Notes” means the 10% Senior Subordinated Notes due 2013 of Quintiles, including the Exchange Securities as defined in the indenture dated September 25, 2003, governing the Quintiles Notes.
      “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Related Business” means any business that is the same as or related, ancillary, incidental or complementary to the business of Quintiles on the Issue Date or any reasonable extension, development or expansion of the business, including the Permitted PharmaBio Investments.
      “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt with the effect that the Debt is no longer an obligation of the person who had Incurred such Debt or any of its Restricted Subsidiaries. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Limitation on Asset Sales” and the definition of “Fixed Charge Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

      “Required Rating Agencies” means both Moody’s and S&P or their respective successors; provided that if either Moody’s or S&P (or their respective successors) is no longer conducting business or is no longer rating companies in the pharmaceutical and biotechnological industries generally, then Required Rating Agencies means either Moody’s or S&P (or their respective successors), as applicable.
      “Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid by the Issuer or any Restricted Subsidiary on or with respect to any shares of its Capital Stock, except for (i) any dividend or distribution that is made solely to the Issuer or a Restricted Subsidiary (and, if the Restricted Subsidiary making the dividend or distribution is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or (ii) any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Issuer or a Restricted Subsidiary or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock) of the Issuer;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transactions) or securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Issuer that is not Disqualified Stock); provided that, notwithstanding anything in this definition to the contrary, the purchase, repurchase, redemption, acquisition or retirement for value of any Disqualified Stock of the Issuer or any Restricted Subsidiary at its scheduled mandatory redemption date shall only constitute a Restricted Payment to the extent (and only to the extent) that the issuance of such Disqualified Stock increased the amount available for Restricted Payments pursuant to clause (c)(3) of the first paragraph under “— Limitation on Restricted Payments”;

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments and Guarantees by Restricted Subsidiaries of Debt Incurred pursuant to the covenant described under “— Limitation on Debt”) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person (other than the Issuer or another Restricted Subsidiary) if the result thereof is that such Restricted Subsidiary shall cease to be a Subsidiary of the Issuer, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Issuer or the Restricted Subsidiaries to the extent not a Permitted Investment under clause (g) of the definition of “Permitted Investment.”
      “Restricted Subsidiary” means each Subsidiary of the Issuer as of the Issue Date and thereafter unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with the provisions of the indenture.
      “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor rating agency.
      “Securities Act” means the United States Securities Act of 1933, as amended.
      “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Debt of the Issuer or a Subsidiary Guarantor, if any, whether outstanding on the Issue Date or thereafter created, Incurred or assumed and any amendments, renewals, modifications, extensions, refinancings and refundings of such Debt, unless, in the case of any particular Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt shall be subordinated in right of payment to any other Debt of such Person. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on and all other amounts owing in respect of:

(1) all monetary obligations (including Guarantees thereof) of every nature of the Issuer or Subsidiary Guarantor, if any, under the Credit Facility, including, without limitation, obligations (including Guarantees) to pay principal, premium (if any), any interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

(2) all obligations under Interest Rate Agreements (including guarantees thereof);

(3) all obligations under Currency Exchange Protection Agreements (including guarantees thereof); and

(4) all obligations under Commodity Price Protection Agreements (including guarantees thereof) in each case whether outstanding on the Issue Date or thereafter Incurred.
      Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Debt of the Issuer to a Subsidiary of the Issuer or any Debt of a Subsidiary Guarantor, if any, to the Company or another Subsidiary of the Issuer;

(2) any Debt to, or guaranteed on behalf of, any director, officer or employee, in such capacities of the Issuer or any Subsidiary of the Issuer (including, without limitation, amounts owed for compensation);

(3) Debt to trade creditors and other amounts Incurred (but not under the Credit Facility) in connection with obtaining goods, materials or services including, without limitation, accounts payable;

(4) obligations in respect of any Capital Stock, including Disqualified Stock;

(5) any liability for federal, state, local or other taxes owed or owing by the Issuer or a Subsidiary Guarantor, if any;

(6) that portion of any Debt Incurred in violation of the indenture;

(7) Debt that, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the issuer of such Debt; and

(8) any Debt that is, by its express terms, subordinated in right of payment to any other Debt of the Issuer or a Subsidiary Guarantor, if any.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.
      “Stated Maturity” means (a) with respect to any debt security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred) and (b) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

      “Subordinated Obligation” means any Debt of the Issuer or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or such entity’s Subsidiary Guarantee, if any, pursuant to a written agreement to that effect.
      “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.
      For the avoidance of doubt, Quintiles Treasury EEIG, a European Economic Interest Group organized under the auspices of the EU, shall constitute a Subsidiary on the Issue Date. Notwithstanding the foregoing, Verispan shall not constitute a Subsidiary on the Issue Date.
      “Subsidiary Guarantee” means a Guarantee on the terms set forth in the indenture delivered pursuant to the covenant described under “— Creation of Subsidiaries; Subsidiary Guarantees.”
      “Subsidiary Guarantor” means any Restricted Subsidiary who becomes and is a Guarantor of the Notes pursuant to the covenant described under “— Creation of Subsidiaries; Subsidiary Guarantees.”
      “Temasek” means Temasek Life Science Investments Private Limited, a Singapore corporation.
      “Temporary Cash Investments” means:

(a) any Government Obligation, maturing not more than one year after the date of acquisition, issued by the United States or any member state of the EU or any instrumentality or agency thereof, and constituting a general obligation of the United States or any member state of the EU;

(b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the United States Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or, in the case of non-United States Subsidiaries of the Issuer, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital surplus and undivided profits in excess of $500 million (or the foreign currency equivalent thereof));

(c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(d) any money market deposit accounts issued or offered by a commercial bank organized in the United States having capital and surplus and undivided profits in excess of $500 million; provided that the short-term debt of such commercial bank has a rating, at the time of Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e) repurchase obligations and reverse repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) or (b) entered into with a bank meeting the qualifications described in clause (b) above;

(f) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A-1” by S&P or “P-1” by Moody’s;

(g) interests in funds investing substantially all their assets in securities of the types described in clauses (a) through (f); and

(h) interests in mutual funds with a rating of AAA- or higher that invest all of their assets in short-term securities, instruments and obligations which carry a minimum rating of “A-2” by S&P or “P-2” by Moody’s and which are managed by a bank meeting the qualifications in clause (b) above.
      “Total Leverage Ratio” means, for any four fiscal quarter period, the ratio of (a) Debt, other than (i) Guarantees by such Person of Debt or other monetary or financial obligations of others, (ii) all payments that such Person would have to make in the event of an early termination, on the date Debt of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (iii) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured, of the Issuer and its Subsidiaries net of cash as of such date, and (iv) the Notes to (b) Consolidated EBITDA for such period. For periods ending prior to the one year anniversary of the Merger Date, Consolidated EBITDA shall be determined on a pro forma basis to give effect to the Merger as if they occurred on the first day of such period.
      “TPG” means TPG Quintiles Holdco LLC, a limited liability company organized under the laws of Delaware.
      “Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer that at the time of determination is designated as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.
      “Verispan” means Verispan, L.L.C., a limited liability company organized under the laws of Delaware.
      “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      “Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares and shares required by applicable law to be held by a Person other than the Issuer) is at such time owned, directly or indirectly, by the Issuer and its other Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM
The Global Notes
      The exchange notes will initially be represented in the form of one or more global notes in definitive, fully-registered book-entry form, without interest coupons, that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.
      You may hold your interests in the global notes directly through DTC, if you are participants in such system, or indirectly through organizations which are participants in such system.
      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the global notes for Notes in certificated form except in the limited circumstances described below under “— Certificated Notes.”

Certain Book-Entry Procedures for the Global Notes
      The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within its control and are subject to change by DTC from time to time. We take no responsibility for these operations or procedures, and we urge you to contact DTC or its participants directly to discuss these matters.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants (collectively, the “participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system also is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, “indirect participants”). If you are not a participant, you may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
      We expect that pursuant to procedures established by DTC (1) upon the deposit of each global note, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts with DTC of the participants through which such interests are to be held and (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).
      The laws of some jurisdictions may require that certain persons take physical delivery of such securities in definitive form. Accordingly, your ability to transfer your beneficial interests in a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, which in turn act on behalf of persons who hold interests through participants, your ability to pledge or transfer your interests in a global note to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
      So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. We understand that under existing industry practice, in the event we request any action of holders or notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.
      Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.
      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes
      If:

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act for the global notes and in each case, a successor depository is not appointed within 90 days of such notice or cessation; or

•	an Event of Default has occurred and is continuing and the registrar has received a request from DTC,

then DTC shall surrender such global note or global notes to the trustee for cancellation and we shall execute, and the trustee shall authenticate and deliver to each person DTC identifies as the beneficial owner of the notes represented by the global note or global notes, certificated notes in exchange for such global note or global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.
      Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the notes to be issued).

UNITED STATES TAXATION
Exchange Offer
      The exchange of unregistered private notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Accordingly, a holder will not recognize taxable gain or loss as a result of such exchange and will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the unregistered private notes immediately before such exchange.
      Holders of the notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the United States federal income tax laws and the laws of any other taxing jurisdiction, of the exchange of the private notes for the exchange notes and the ownership of notes.
Introduction
      The following summary discusses the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, expatriates, tax-exempt entities, partnerships or other pass-through entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to United States holders (as defined below) of notes whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.
      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.
      If a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.
      You should consult your own tax advisors concerning the United States federal income tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
Certain Tax Consequences to Intermediate Holding
      Because (i) the yield-to-maturity on the notes equals or exceeds the sum of (x) the “applicable federal rate” (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the notes were issued, or the AFR, and (y) 5 percentage points, (ii) the maturity date of the notes is more than 5 years from the date of issue and (iii) the notes have “significant” original issue discount, or OID, the notes will be considered “applicable high yield discount obligations.” As a result, we will not be allowed to take a deduction for OID accrued on the notes for United States federal income tax purposes until such time as we actually pay such OID in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code).

      Moreover, if the yield-to-maturity on the notes exceeds the sum of (x) the AFR and (y) 6 percentage points (such excess shall be referred to hereinafter as the “disqualified yield”), the deduction for OID accrued on the notes will be permanently disallowed (regardless of whether we actually pay such OID in cash or in other property) for United States federal income tax purposes to the extent such OID is attributable to the disqualified yield on the notes (“dividend-equivalent interest”).
Consequences to United States Holders
      The following is a summary of the United States federal income tax consequences that will apply to you if you are a United States holder of notes. A “United States holder” is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Original Issue Discount
      The notes were issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all amounts payable on the notes including stated interest payable beginning on April 1, 2009) and their “issue price.” The “issue price” of the notes is the first price at which a substantial amount of the notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).
      You should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent such payments are attributable to accrued OID.
      Subject to the discussion below under “— Acquisition Premium,” the amount of OID includible in gross income by a United States holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which such United States holder held such note, or accrued OID. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (x) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (y) the sum of any qualified stated interest allocable to the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

Applicable High Yield Discount Obligations
      For purposes of the dividends-received deduction, the dividend-equivalent interest, as defined above under “Certain Tax Consequences to Intermediate Holding,” will be treated as a dividend to the extent it is deemed to have been paid out of our current or accumulated earnings and profits. Accordingly, if you are a corporation, you may be entitled, subject to applicable limitations, to take a dividends-received deduction with respect to any dividend-equivalent interest accrued by you on such note.

Market Discount
      If you purchased a note for an amount that was less than its adjusted issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.
      In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election.
      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the note, applies only to that note, and may not be revoked without the consent of the Internal Revenue Service, or IRS. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount currently in income, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making either election described in this paragraph.

Acquisition Premium
      If you purchase a note for an amount that was greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note, you will be considered to have purchased that note at an “acquisition premium.” Under the acquisition premium rules, the amount of the OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Sale, Exchange and Retirement of Notes
      Except as noted above under “— Exchange Offer”, you will generally recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount paid for the note, increased by the amount of OID and market discount previously included in income and decreased by the amount of any cash payments on the note. Except as described above with respect to market discount, generally, such gain or loss will be capital gain or loss. If you are an individual and have held the notes for more than one year, such capital gain will be eligible for reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Consequences to Non-United States Holders
      This subsection describes the tax consequences to a Non-United States holder. You are a Non-United States holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust.

United States Federal Income Tax and Withholding Tax
      Payments of interest (including OID) to you will not be subject to United States federal withholding tax if

•	such payments are not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Pharma Services entitled to vote,

•	you are not a controlled foreign corporation that is related to Intermediate Holding through stock ownership, and

•	you satisfy one of the following certification requirements:

(1) you certify to the United States payor, under penalties of perjury, on a IRS Form W-8BEN or an acceptable substitute form, that you are not a United States person,

(2) in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as a person who is not a United States person,

(3) the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

(a) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

(b) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

(c) a United States branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

(4) the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note,

(a) certifying to the United States payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

(b) to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

(5) the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with United States Treasury regulations.
      If such payments are not effectively connected income and you cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% United States federal withholding tax, unless you provide the United States payor with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.
      Except to the extent that an applicable treaty otherwise provides, you generally will be taxed in the same manner as a United States holder with respect to interest (including OID) that is effectively connected with your United States trade or business. Under certain circumstances, you may also be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate) if you are a corporation. Such interest is not subject to the 30% withholding tax described above if you deliver a properly executed IRS Form W-8 ECI (or successor form) to the United States payor.

Sale, Exchange and Retirement of Notes
      You generally will not be subject to United States federal income or withholding tax on any gain you realize on the sale or exchange of a note unless

•	such gain is effectively connected with a United States trade or business and, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, attributable to a United States permanent establishment or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions exist.
      Unless an applicable treaty provides otherwise, you will be subject to United States federal income tax (on a net basis (as if you were a United States holder)) on any gain realized on the sale or exchange of a note if such gain is effectively connected with a United States trade or business. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate).
      If you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions exist, you generally will be subject to United States federal income tax at a rate of 30% (or lower applicable treaty rate) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to United States sources.
Backup Withholding and Information Reporting

United States Holders
      In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of principal and interest (including OID) on your note and the proceeds of the sale of your note before maturity. Additionally, backup withholding at a rate of 28% (31% after 2010) will apply to such payments if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns. Information reporting and backup withholding will not apply to United States holders that are corporations or otherwise come within certain exemptions.

Non-United States Holders
      In general, if you are a Non-United States holder, information reporting and backup withholding will not apply to payments of principal and interest (including OID) with respect to your note made by us and other payors to you provided that the certification requirements described under “— Consequences to Non-United States Holders — United States Federal Income Tax and Withholding Tax” above are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on the notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.
      In general, payment of the proceeds from the sale or redemption of notes to or through a United States office of a broker is subject to both backup withholding and information reporting unless you have furnished to the broker:

•	an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with United States Treasury regulations, or

•	you otherwise establish an exemption.
      If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a person who is not a United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.
      In general, payment of the proceeds from the sale or redemption of a note effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, for purposes of this paragraph, a sale will not be considered as effected at a foreign office if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in United States Treasury regulations.
      However, payment of the proceeds from the sale or redemption of notes effected at a foreign office of a broker will be subject to information reporting (but not backup withholding) if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

(1) one or more of its partners are “United States persons,” as defined in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2) such foreign partnership is engaged in the conduct of a United States trade or business, unless the documentation requirements described above (relating to a sale or redemption of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your United States federal income tax liability provided you furnish the required information to the IRS on a timely basis.

PLAN OF DISTRIBUTION
      We are not using any underwriters for this exchange offer. We also are bearing the expenses of the exchange.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the private notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      The validity of the exchange notes and certain related legal matters will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. Certain related legal matters with respect to matters of New York law will be passed upon for us by Morgan, Lewis & Bockius LLP.
EXPERTS
      The consolidated financial statements of Pharma Services Intermediate Holding Corp., as of December 31, 2004 and 2003 and for the year ended December 31, 2004, the periods from January 1, 2003 through September 25, 2003, September 26, 2003 through December 31, 2003 and the year ended December 31, 2002, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
      Intermediate Holding has filed with the SEC a registration statement on Form S-4 with respect to the exchange notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC’s rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Intermediate Holding’s filings with the SEC are also available to the public through the SEC’s internet site at http://www.sec.gov.
      Intermediate Holding is not subject to the informational requirements of the Exchange Act, but in accordance with the provisions of the indenture governing the notes, will file annual, quarterly and current reports, and other information with the SEC pursuant to the requirements of the Exchange Act so long as any of the notes are outstanding. In addition, Quintiles Transnational Corp., our subsidiary, files annual, quarterly and current reports and other information with the SEC pursuant to the requirements of the Exchange Act. You may read and copy any documents filed by Intermediate Holding at the address set forth above.
      You can also obtain any of these documents from us by requesting them in writing or by telephone at the following address or number: Quintiles Transnational Corp., 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411, Attention: Corporate Secretary, (919) 998-2000. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES

Page

Audited Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002

Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the Year Ended December 31, 2004 (successor), the periods from September 26, 2003 through December 31, 2003 (successor), January 1, 2003 through September 25, 2003 (predecessor), and the Year Ended December 31, 2002 (predecessor)
F-4
Consolidated Balance Sheets as of December 31, 2004 (successor) and 2003 (successor)	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2004 (successor), the periods from September 26, 2003 through December 31, 2003 (successor), January 1, 2003 through September 25, 2003 (predecessor) and the Year Ended December 31, 2002 (predecessor)
F-6
Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2004 (successor), the periods from September 26, 2003 through December 31, 2003 (successor), January 1, 2003 through September 25, 2003 (predecessor) and the Year Ended December 31, 2002 (predecessor)
F-8
Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Pharma Services Intermediate Holding Corp.:
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders’ equity present fairly, in all material respects, the financial position of Pharma Services Intermediate Holding Corp. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the period from September 26, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 7, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Quintiles Transnational Corp.:
      In our opinion, the accompanying consolidated statements of operations, of cash flows and of shareholders’ equity for the period from January 1, 2003 through September 25, 2003 and for the year ended December 31, 2002 present fairly, in all material respects, the results of operations and cash flows of Quintiles Transnational Corp. and its subsidiaries for the period from January 1, 2003 through September 25, 2003 and for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 21 to the financial statements, the Company changed its method for recording the benefit of international, multi-jurisdictional tax strategies on January 1, 2002.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 7, 2005

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

		September 26,	January 1,
	Year	2003	2003	Year
	Ended	Through	Through	Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
	(in thousands)
Net revenues	$1,782,254	$431,626	$1,196,247	$1,570,383
Add: reimbursed service costs	364,080	96,255	268,683	399,650

Gross revenues	2,146,334	527,881	1,464,930	1,970,033
Costs, expenses and other:
Costs of revenues	1,547,444	362,012	969,474	1,345,498
Selling, general and administrative	637,197	154,688	397,318	508,103
Interest income	(11,324)	(4,761)	(12,112)	(16,734)
Interest expense	81,871	20,651	1,738	2,551
Other expense (income), net	(1,079)	(2,403)	(5,391)	4,486
Transaction and restructuring	6,577	—	54,148	3,359
Gain on sale of portion of an investment in a subsidiary	(24,688)	—	—	—
Non-operating gain on change of interest transaction	(10,030)	—	—	—

	2,225,968	530,187	1,405,175	1,847,263

(Loss) income before income taxes	(79,634)	(2,306)	59,755	122,770
Income tax (benefit) expense	(10,564)	9,810	27,224	40,979

(Loss) income before equity in (losses) earnings of unconsolidated affiliates and minority interests	(69,070)	(12,116)	32,531	81,791
Equity in (losses) earnings of unconsolidated affiliates	(149)	13	(8)	(526)
Minority interests	(1,362)	(25)	12	(43)

(Loss) income from continuing operations	(70,581)	(12,128)	32,535	81,222
Income from discontinued operation	9,543	4,760	4,626	442
Gain from sale of discontinued operation, net of income taxes	53,987	—	—	—
Cumulative effect on prior years (to December 31, 2001) of changing to a different method of recognizing deferred income taxes	—	—	—	45,659

Net (loss) income	$(7,051)	$(7,368)	$37,161	$127,323

The accompanying notes are an integral part of these consolidated financial statements.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	Successor	Successor
	(in thousands, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$535,732	$373,622
Trade accounts receivable and unbilled services, net	300,407	237,142
Investments in debt securities	569	611
Prepaid expenses	20,424	20,096
Other current assets and receivables	58,284	52,723
Assets of discontinued operation	—	88,549

Total current assets	915,416	772,743
Property and equipment:
Land, buildings and leasehold improvements	181,735	167,344
Equipment	113,575	88,012
Furniture and fixtures	24,537	20,221
Motor vehicles	39,226	25,325

	359,073	300,902
Less accumulated depreciation	(67,928)	(15,072)

	291,145	285,830
Intangibles and other assets:
Investments in debt securities	11,552	10,426
Investments in marketable equity securities	24,425	58,294
Investments in non-marketable equity securities and loans	56,441	48,556
Investments in unconsolidated affiliates	120,984	121,176
Commercial rights and royalties	138,543	12,528
Accounts receivable — unbilled	46,669	40,107
Advances to customer	—	70,000
Goodwill	116,013	181,327
Other identifiable intangibles, net	274,457	335,251
Deferred income taxes	2,877	4,093
Deposits and other assets	54,927	52,380

	846,888	934,138

Total assets	$2,053,449	$1,992,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,214	$60,997
Accrued expenses	273,999	251,703
Unearned income	199,450	191,255
Income taxes payable	25,354	24,911
Current portion of obligations held under capital leases	14,888	15,086
Current portion of long-term debt	5,431	5,583
Other current liabilities	6,993	3,169
Liabilities of discontinued operation	—	7,081

Total current liabilities	600,329	559,785
Long-term liabilities:
Obligations held under capital leases, less current portion	16,452	10,230
Long-term debt, less current portion	894,341	763,357
Deferred income taxes	41,898	99,622
Payable to Parent Company	128,470	128,470
Minority interest	43,347	5,661
Other liabilities	21,142	23,239

	1,145,650	1,030,579

Total liabilities	1,745,979	1,590,364
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 100 shares issued and outstanding at December 31, 2004 and 2003	269,812	389,081
Accumulated deficit	(14,419)	(7,368)
Accumulated other comprehensive income	52,077	20,634

Total stockholders’ equity	307,470	402,347

Total liabilities and stockholders’ equity	$2,053,449	$1,992,711

The accompanying notes are an integral part of these consolidated financial statements.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
	(in thousands)
Operating activities:
Net (loss) income	$(7,051)	$(7,368)	$37,161	$127,323
Income from discontinued operation	(9,543)	(4,760)	(4,626)	(442)
Gain from sale of discontinued operation, net of tax	(53,987)	—	—	—
Cumulative effect on prior years (to December 31, 2001) of changing to a different method of recognizing deferred income taxes	—	—	—	(45,659)

(Loss) income from continuing operations	(70,581)	(12,128)	32,535	81,222
Adjustments to reconcile (loss) income from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	128,359	35,532	61,478	87,127
Amortization expense of debt issuance costs	4,008	878	—	—
Amortization of commercial rights and royalties assets	16,985	—	—	—
Accretion of interest on senior discount notes	11,525	—	—	—
Restructuring (payments) accrual and write-off of other assets, net	(3,442)	(1,942)	283	(21,158)
Transaction costs	—	—	44,057	—
Loss (gain) on sale of property and equipment, net	4,988	(124)	(383)	2,399
Gain from sale of certain assets	(5,967)	—	—	—
Gain from sale of a portion of an investment in a subsidiary	(24,688)	—	—	—
Non-operating gain on change of interest transaction	(10,030)	—	—	—
Loss (gain) on investments, net	8,956	(2,952)	(28,085)	(13,710)
(Benefit from) provision for deferred income taxes	(524)	705	12,592	2,464
Change in operating assets and liabilities:
Accounts receivable and unbilled services	(50,112)	23,495	105,863	62,268
Prepaid expenses and other assets	(11,954)	17,428	43,790	(6,509)
Accounts payable and accrued expenses	34,002	16,759	(10,638)	12,194
Unearned income	(730)	16,716	(80,304)	30,390
Income taxes payable and other liabilities	(49,195)	1,834	(16,357)	7,330
Other	613	(191)	306	—

Net cash (used in) provided by operating activities	(17,787)	96,010	165,137	244,017
Investing activities:
Acquisition of property, equipment and software	(50,114)	(14,779)	(39,143)	(39,910)
Payment of transaction costs in Transaction	(20,367)	—	(2,896)	—
Acquisition of businesses, net of cash acquired	(2,299)	(1,684,206)	(1,379)	(27,232)
Acquisition of intangible assets	—	—	(3,739)	(2,541)
Advances to customer	—	—	—	(70,000)
Acquisition of commercial rights and royalties	(53,000)	(3,000)	(17,710)	(15,790)
Proceeds from disposal of discontinued operation	188,329	—	—	—
Expenses of disposal of discontinued operation	(18,027)	—	—	—
Proceeds from sale of certain assets	9,218	—	—	—
Proceeds from sale of minority interest in subsidiary, net of expenses	35,963	—	—	—
Proceeds from disposition of property and equipment	6,530	1,960	6,219	6,290
Maturities of held-to-maturity investments	693	326	245	397
Purchase of available-for-sale investments	(1,042)	(1,212)	(1,353)	(1,611)
Proceeds from sale of available-for-sale investments	—	—	26,375	—
Purchase of equity securities	(13,070)	(5,900)	(10,645)	(6,616)
Proceeds from sale of equity securities	39,983	7,633	61,926	26,853
Purchase of other investments	(1,838)	(120)	(185)	(11,483)
Proceeds from other investments	667	—	—	608
Advances to unconsolidated affiliates	—	—	—	(10,328)
Other	250	—	—	—

Net cash provided by (used in) investing activities	121,876	(1,699,298)	17,715	(151,363)
The accompanying notes are an integral part of these consolidated financial statements.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
	(in thousands)
Financing activities:
Proceeds from issuance of senior discount notes, net of costs	118,874	—	—	—
Proceeds from issuance of debt, net of costs, in Transaction	—	733,433	—	—
Capital contribution in Transaction	—	389,091	—	—
Repayment of debt	(5,775)	(2,568)	(1,832)	(2,487)
Principal payments on capital lease obligations	(13,062)	(3,079)	(11,416)	(12,987)
Dividend from discontinued operation	10,874	8,336	3,138	1,169
Intercompany with parent company	(487)	—	—	—
Proceeds from change in interest transaction	41,773	—	—	—
Dividend paid to parent company	(119,269)	—	—	—
Issuance of common stock	—	—	7,042	9,641
Repurchase of common stock	—	—	—	(27,024)

Net cash provided by (used in) financing activities	32,928	1,125,213	(3,068)	(31,688)
Effect of foreign currency exchange rate changes on cash	25,093	9,736	17,922	18,226

Increase (decrease) in cash and cash equivalents	162,110	(468,339)	197,706	79,192
Cash and cash equivalents at beginning of period	373,622	841,961	644,255	565,063

Cash and cash equivalents at end of period	$535,732	$373,622	$841,961	$644,255

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$66,837	$7,689	$1,785	$2,633
Capitalized interest	277	—	—	—
Income taxes paid, net	35,541	2,263	37,571	19,466
Non-cash Investing and Financing Activities:
Acquisition of property and equipment utilizing capital leases	9,266	2,568	3,144	9,903
Equity impact of rollovers in Transaction	—	107,062	—	—
Transfer of assets to joint venture	—	—	—	112,136
Unrealized gain (loss) on marketable securities, net of income tax	$(461)	$976	$19,637	$6,026
The accompanying notes are an integral part of these consolidated financial statements.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
			(Accumulated	Other
			Deficit)	Comprehensive		Additional
	Number of	Comprehensive	Retained	Income	Common	Paid-In
	Common Shares	Income	Earnings	(Loss)	Stock	Capital	Total

	(in thousands, except share data)
Predecessor:
Balance, December 31, 2001	118,623,669		$589,142	$(31,129)	$1,190	$895,885	$1,455,088
Issuance of common stock	796,928		—	—	9	9,610	9,619
Repurchase of common stock	(1,570,000)		—	—	(19)	(27,005)	(27,024)
Tax benefit from the exercise of non-qualified stock options			—	—	—	857	857
Other			—	—	—	1,400	1,400
Comprehensive income:
Net income		$127,323	127,323	—	—	—	127,323
Unrealized gain on marketable securities, net of tax		6,026	—	6,026	—	—	6,026
Reclassification adjustment, net of tax		(17,097)	—	(17,097)	—	—	(17,097)
Foreign currency adjustments		42,194	—	42,194	—	—	42,194

Comprehensive income for year ended December 31, 2002		$158,446

Balance, December 31, 2002	117,850,597		716,465	(6)	1,180	880,747	1,598,386
Issuance of common stock	849,181		—	—	8	7,803	7,811
Tax benefit from the exercise of non-qualified stock options			—	—	—	1,092	1,092
Other	(73,266)		—	—	(1)	(346)	(347)
Comprehensive income:
Net income		$37,161	37,161	—	—	—	37,161
Unrealized gain on marketable securities, net of tax		19,637	—	19,637	—	—	19,637
Reclassification adjustment, net of tax		(11,103)	—	(11,103)	—	—	(11,103)
Minimum pension liability, net of tax		(3,098)	—	(3,098)	—	—	(3,098)
Foreign currency adjustments		25,178	—	25,178	—	—	25,178

Comprehensive income for the period from January 1, 2003 through September 25, 2003		$67,775

Balance, September 25, 2003	118,626,512		$753,626	$30,608	$1,187	$889,296	$1,674,717

Successor:
Balance, September 25, 2003			$—	$—	$—	$—	$—
Issuance of common stock	100		—	—	—	389,081	389,081
Comprehensive income:
Net loss		$(7,368)	(7,368)	—	—	—	(7,368)
Unrealized gain on marketable securities, net of tax		1,968	—	1,968	—	—	1,968
Unrealized loss on derivative instruments, net of tax		(992)	—	(992)	—	—	(992)
Foreign currency adjustments		19,824	—	19,824	—	—	19,824
Other comprehensive income to noncontrolling interest		(166)	—	(166)	—	—	(166)

Comprehensive income for the period from September 26, 2003 through December 31, 2003		$13,266

Balance, December 31, 2003	100		(7,368)	20,634	—	389,081	402,347
Dividend paid to parent company			—	—	—	(119,269)	(119,269)
Comprehensive income:
Net loss		$(7,051)	(7,051)	—	—	—	(7,051)
Unrealized loss on marketable securities, net of tax		(482)	—	(482)	—	—	(482)
Unrealized gain on derivative instruments, net of tax		21	—	21	—	—	21
Reclassification adjustment, net of tax		2,219	—	2,219	—	—	2,219
Minimum pension liability, net of tax		4,890	—	4,890	—	—	4,890
Foreign currency adjustments		25,494	—	25,494	—	—	25,494
Other comprehensive income to noncontrolling interest		(699)	—	(699)	—	—	(699)

Comprehensive income for year ended December 31, 2004		$24,392

Balance, December 31, 2004	100		$(14,419)	$52,077	$—	$269,812	$307,470

The accompanying notes are an integral part of these consolidated financial statements.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company
      Pharma Services Intermediate Holding Corp. (the “Company”) through its subsidiaries helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries.

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation
      In August 2004, the Company completed the sale of certain assets representing its Bioglan Pharmaceuticals business (“Bioglan”) as further described in Note 20. Accordingly, the operating results and balance sheet items of the Bioglan operations have been reflected separately in the accompanying financial statements as a discontinued operation.
      In addition, certain amounts in the 2003 and 2002 financial statements have been reclassified to conform with the 2004 financial statement presentation. These reclassifications had no effect on previously reported net income (loss) and stockholders’ equity.
      The Company is a wholly owned subsidiary of Pharma Services Holding, Inc. (“Pharma Services”). On September 25, 2003, Pharma Services completed a merger transaction pursuant to which Pharma Services Acquisition Corp. (“Acquisition Corp.”), a wholly owned subsidiary of the Company, was merged with and into Quintiles Transnational Corp. (“Quintiles”), with Quintiles continuing as the surviving corporation (the “Transaction”), as further described in Note 2. As a result of the Transaction, Quintiles became a subsidiary of the Company and an indirect wholly owned subsidiary of Pharma Services. Consequently, the results of operations, financial position and cash flows prior to the date of the Transaction are those of Quintiles and its subsidiaries and are presented as the “Predecessor.” The Company conducts all of its operations through Quintiles and its subsidiaries, therefore the financial effects of the Transaction and the Company’s results of operations, financial position and cash flows, as the parent of the surviving corporation, are presented as the “Successor.” To clarify and emphasize that the Successor company has been presented on an entirely new basis of accounting, the Company has separated Predecessor and Successor operations with a vertical black line, where appropriate.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currencies
      Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are recorded at average rates of exchange during the year. Translation adjustments resulting from this process are charged or credited to equity. (Losses) gains on foreign currency transactions of approximately ($2.3) million, $2.2 million, $4.1 million, and $5.2 million are included in other (income) expense for the year ended December 31,

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
2004, the periods from September 26, 2003 through December 31, 2003 and January 1, 2003 through September 25, 2003 and the year ended December 31, 2002, respectively.

Foreign Currency Hedging
      The Company may use foreign exchange contracts and options to hedge the risk of changes in foreign currency exchange rates associated with contracts in which the expenses for providing services are incurred in one currency and paid for by the customer in another currency. At December 31, 2004, the Company had 12 open foreign exchange forward contracts related to service contracts maturing at various dates and amounts monthly through September 2005 totaling $10.9 million. There were no open foreign exchange contracts or options relating to service contracts at December 31, 2003.

Cash Equivalents and Investments
      The Company considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents. The Company does not report in the accompanying balance sheets cash held for customers for investigator payments in the amount of $187,000 and $658,000 at December 31, 2004 and 2003, respectively, that pursuant to agreements with these customers, remains the property of the customers.
      The Company’s investments in debt securities are classified as either held-to-maturity or available-for-sale. Investments classified as held-to-maturity are recorded at amortized cost. Investments classified as available-for-sale are measured at market value and net unrealized gains and losses are recorded in the accumulated other comprehensive income component of stockholders’ equity until realized. Any gains or losses on sales of debt investments are computed by specific identification.
      Investments in marketable equity securities are classified as available-for-sale and measured at market value with net unrealized gains and losses recorded in the accumulated other comprehensive income component of stockholders’ equity until realized. The market value is based on the closing price as quoted by the respective stock exchange or Nasdaq. In addition, the Company has investments in equity securities of and advances to companies for which there are not readily available market values and for which the Company does not exercise significant influence or control; such investments are accounted for using the cost method. Any gains or losses from the sales of investments or an other than temporary decline in fair value are computed by specific identification.

Derivatives
      From time to time the Company may use derivative instruments to manage exposures to equity prices, interest rates and foreign currencies. The Company also holds freestanding warrants and other embedded derivatives (conversion options in financing arrangements). Derivatives meeting the criteria established by Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, are recorded in the balance sheet at fair value at each balance sheet date utilizing pricing models for non-exchange traded contracts. When the derivative instrument is entered into, the Company designates whether or not the derivative instrument is an effective hedge of an asset, liability or firm commitment which is then classified as either a cash flow hedge or a fair value hedge. If determined to be an effective cash flow hedge, changes in the fair value of the derivative instrument are recorded as a component of accumulated other comprehensive income (loss) until realized. Changes in fair value of effective fair value hedges are recorded in earnings as an offset to the changes in the fair value of the related hedge item. Changes in the fair values of derivative instruments that are not an effective hedge are recognized in earnings. The Company has, and may in the future, enter into derivative contracts (forwards, calls or puts, for example) related to its investments in marketable equity securities and forecasted foreign currency transactions.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
While these contracts may not qualify for hedge accounting, the Company utilizes these transactions to mitigate its economic exposure to market price and foreign currency fluctuations.

Billed and Unbilled Services
      In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on the type of contract. Unbilled services arise when services have been rendered but customers have not been billed.

Long-Lived Assets
      Property and equipment owned as of September 25, 2003 are carried at their estimated fair value determined as part of the Transaction, and property and equipment acquired subsequent to the Transaction are carried at historical cost. Property and equipment are depreciated using the straight-line method over the shorter of the asset’s estimated useful life or the lease term as follows:

Buildings and leasehold improvements	3 - 50 years
Equipment	3 - 10 years
Furniture and fixtures	5 - 10 years
Motor vehicles	3 - 5 years
      Prior to 2002, the excess cost over the fair value of net assets acquired (“goodwill”) had been amortized on a straight-line basis over periods from five to 40 years. Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” and no longer amortizes goodwill or other indefinite-lived intangible assets but reviews these assets at least annually for impairment.
      Identifiable intangible assets with finite lives are amortized over their estimated remaining useful lives as follows:

Trademarks and trade names	29 years
Product licensing and distribution rights	3 - 10 years
Contract backlog and customer relationships	2 - 8 years
Software and related	3 - 5 years
Covenants not-to-compete	1 year
      Indefinite-lived identifiable intangible assets consist of certain trademarks and trade names that are not amortized but tested for impairment annually, or more frequently if events or changes in circumstances indicate an impairment.
      The carrying values of property, equipment, intangible and other long-lived assets are reviewed if the facts and circumstances suggest that a potential impairment may have occurred. If this review indicates that carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining depreciation and amortization period, the Company will reduce carrying values to estimated fair value.

Revenue Recognition
      Many of the Company’s contracts for services are fixed priced, with some variable components, and range in duration from a few months to several years. The Company is also party to fee-for-service and unit-of-service contracts. The Company recognizes revenue primarily based upon (1) the ratio of outputs or performance obligations completed to the total contractual outputs or performance obligations to be provided for fixed-fee contracts, (2) contractual per diem or hourly rate basis as work is performed under

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
fee-for-service contracts or (3) completion of units of service for unit-of-service contracts. The Company does not recognize revenue with respect to start-up activities associated with contracts, which include contract and scope negotiation, feasibility analysis and conflict of interest review. The costs for these activities are expensed as incurred.
      The Company’s contracts for clinical research services provide for price renegotiation upon scope of work changes. The Company recognizes revenue related to these scope changes when the underlying services are performed according to a binding commitment. Most contracts may be terminated upon 15 — 90 days’ notice by the customer. In the event of termination, contracts typically require payment for services rendered through the date of termination, as well as for subsequent services rendered to close out the contract. Any anticipated losses resulting from contract performance are charged to earnings in the period identified.
      In certain of the Company’s commercialization contracts, the Company provides services (i.e., a certain number of sales representatives to detail the customer’s product(s) for a given period) in exchange for a fixed, variable or a combination of fixed and variable payments. Each of these agreements is a service agreement that represents a single unit of accounting under Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Fixed payments include guaranteed minimum payments and fee-for-service arrangements. The Company recognizes revenue on the fixed payments over the service period and as the amounts become fixed and determinable. Variable payments are based on a percentage of product sales. The Company refers to the variable payments as royalty payments. The Company recognizes revenue on the royalty payments when the variable components become fixed and determinable, which only occurs upon the sale of the underlying product(s) and the Company’s receipt of information necessary to make a reasonable estimate. All of the consideration the Company receives for providing services, whether via a guaranteed minimum payment, fee-for-service payment or a variable royalty, is earned and recognized as revenue only after the services are provided to the customer.
      Certain of the Company’s agreements provide for guaranteed minimum payments to the Company. The Company determines the amount of service revenues to be recognized under these agreements by calculating the present value of the fixed and determinable cash flows over the term of the agreement. Accretion of the resulting discount is imputed on the related asset and recorded as interest income over the contract term. The present value of the fixed and determinable cash flows is recognized as revenue in proportion to the services performed based on a measurement of outputs. The Company recognizes revenues in excess of the guaranteed minimum when the amounts become fixed and determinable, but only after the related services have been provided. The amounts related to the variable components become fixed and determinable only when the actual sales of the related product(s) have occurred and exceed the guaranteed minimum.
      As the Company records the revenues it earns under such arrangements, it also records a commercial rights and royalties related asset in the accompanying balance sheet. This portion of the commercial rights and royalties related asset is reported as accounts receivable — unbilled within the intangibles and other assets section in the accompanying balance sheet. Cash received by the Company from its customers reduces this asset balance.
      The Company treats cash milestone payments to customers under the agreements as incentives to induce the customers to enter into such a service agreement with the Company pursuant to EITF Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer.” These payments are recorded as a commercial rights and royalties related asset in the accompanying balance sheet as long as the Company’s estimated future economic benefits from those customer contracts are expected to exceed the amount of the payments. The related asset is amortized, in proportion to the services performed based on a measurement of outputs, as a reduction of revenue over the service period.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The Company reviews the carrying value of the commercial rights and royalties related asset at each balance sheet date to determine whether or not there has been an impairment. If this review indicates that the carrying value is not recoverable, based on undiscounted cash flows over the remaining contract period, the Company will reduce the carrying value to the resulting estimated fair value. In the event of contract termination by the customer, in each of the Company’s contracts, all amounts paid and/or recorded as a commercial rights and royalties related asset would be legally recoverable by the Company in accordance with the terms of the contract. In the event of termination initiated by the Company, the amounts generally would not be contractually recoverable.
      Product revenues are recognized upon shipment when title passes to the customer, net of allowances for estimated returns, rebates and discounts. The Company is obligated to accept from customers the return of products that are nearing or have reached their expiration date. The Company monitors product ordering patterns and actual returns and analyzes wholesale inventory levels to estimate potential product return rates. When the Company lacks a sufficient historical basis to estimate return rates, the Company recognizes revenues and the related cost of revenues when end-user prescription data is received from third-party data providers.
      The Company, through its PharmaBio Development Group, has entered into financial arrangements with various customers and other parties in which the Company provides funding in the form of an equity investment in marketable securities, non-marketable securities or loans. Gains and losses from the sale of equity securities and impairments from other than temporary declines in the fair values of these strategic investments are included in the Company’s gross revenues.

Concentration of Credit Risk
      Substantially all revenue for the Product Development and Commercial Services Groups are earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and healthcare companies. The concentration of credit risk is equal to the outstanding accounts receivable and unbilled services balances, less the unearned income related thereto, and such risk is subject to the financial and industry conditions of the Company’s customers. The Company does not require collateral or other securities to support customer receivables. Credit losses have been immaterial and reasonably within management’s expectations. While no customer accounted for more than 10% of consolidated net revenue for 2004 or either 2003 period presented herein, one customer accounted for approximately 10.6% of consolidated net revenue in 2002. These revenues were derived from the Company’s product development, commercial services and informatics segments.

Research and Development Costs
      Research and development costs relating principally to new software applications and computer technology are charged to expense as incurred. These expenses totaled $2.5 million in 2004, $201,000 and $1.2 million for the periods from September 26, 2003 through December 31, 2003 and January 1, 2003 through September 25, 2003, respectively, and $2.1 million in 2002.
      Although the Company has not entered into agreements to fund the development of a customer’s research and development activity, if the Company were to enter into such an arrangement, the Company would expense the amounts funded by the Company as research and development costs as incurred.

Income Taxes
      Income tax expense includes United States federal, state and international income taxes. Certain items of income and expense are not reported in income tax returns and financial statements in the same year. The income tax effects of these differences are reported as deferred income taxes. Income tax credits

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
are accounted for as a reduction of income tax expense in the year in which the credits reduce income taxes payable. Valuation allowances are provided to reduce the related deferred income tax assets to an amount which will, more likely than not, be realized.

Employee Stock Compensation
      The Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” during 2004 utilizing the modified prospective approach as described in SFAS No. 148. Under the modified prospective approach, the Company has restated its 2004 financial statements to reflect the effect of the adoption of SFAS No. 123 as of January 1, 2004. The stock compensation expense recognized as a result of the adoption was $186,000 for 2004. The results for prior years have not been restated.
      Prior to the Transaction, Quintiles had outstanding stock options and elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Options Issued to Employees,” or APB 25, and related interpretations in accounting for its employee stock options. Because the exercise price equaled the market price of the underlying stock on the date of the grant, no compensation expense was recognized. If the Company had accounted for any stock options under SFAS 123 prior to 2004, the Company would have recorded additional compensation expense in periods prior to January 1, 2004 for the stock option and restricted stock grants to its employees. Although neither the Company nor Quintiles has any stock options outstanding subsequent to the Transaction, Pharma Services has issued options to purchase its common stock to certain of the Company’s employees.
      Pharma Services granted options to purchase 505,000 and 3,350,000 shares of its common stock to certain of the Company’s employees during the year ended December 31, 2004 and the period from September 26, 2003 through December 31, 2003, respectively. As of December 31, 2004, there were options to acquire 3,755,000 shares of Pharma Services common stock outstanding. There were no outstanding stock options to acquire the Company’s or Quintiles’ common stock as of December 31, 2004. In addition, Quintiles suspended its employee stock purchase plan effective April 2003, due to the Transaction.
      In addition, Pharma Services issued shares of its restricted common stock to certain of the Company’s employees, other than executive officers, for full recourse notes with a fixed interest rate. As of December 31, 2004, there were approximately 4.2 million shares of such restricted stock outstanding.
      Information regarding net (loss) income is required by SFAS No. 123, as amended by SFAS No. 148, and has been determined as if the Company had accounted for the stock options granted and the restricted stock issued for recourse notes by its parent company, Pharma Services, to the Company’s employees under the fair value method of SFAS No. 123 for the periods not restated (i.e., periods prior to January 1, 2004). The following table illustrates the effect on net (loss) income if the

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Company had adopted SFAS No. 123, as amended by SFAS No. 148, the first day of the periods presented (in thousands):

	September 26,	January 1,
	2003	2003
	Through	Through	Year Ended
	December 31,	September 25,	December 31,
	2003	2003	2002

	Successor	Predecessor	Predecessor
Net (loss) income, as reported	$(7,368)	$37,161	$127,323
Add: stock-based compensation expense included in net income (loss) as reported, net of related income tax	—	7,262	—
Less: total stock-based employee compensation expense determined under SFAS No. 123, net of related income tax	—	(18,435)	(15,957)

Pro forma net (loss) income	$(7,368)	$25,988	$111,366

Comprehensive Income
      The Company includes foreign currency translation adjustments and unrealized gains and losses on the available-for-sale securities in other comprehensive income. Accumulated other comprehensive income at December 31, 2004 was $52.1 million, which consisted of $45.3 million in foreign currency translation adjustments, $2.7 million, net of $1.5 million income tax, in unrealized gains on available-for-sale securities, $4.9 million minimum pension liability adjustment, net of $1.9 million income tax, and ($699,000) for comprehensive income to non-controlling interest. During the year ended December 31, 2004 and the period from January 1, 2003 through September 25, 2003, the Company reclassified $2.2 million, net of $1.2 million income tax, and ($11.1) million, net of ($6.0) million income tax, respectively, of net holding losses (gains) to revenues as the related securities were sold or deemed to be impaired. No such reclassifications were made in the period from September 26, 2003 through December 31, 2003.

Recently Adopted Accounting Standards
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, “Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29,” which eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 indicates that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 becomes effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is currently evaluating the impact of the adoption of SFAS No. 153.
      In December 2004, FASB issued SFAS No. 123(R), “Share-Based Payment,” which requires that the cost resulting from all share-based payments be recognized in the financial statements. In addition, SFAS No. 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees. The Company adopted SFAS No. 123 utilizing the modified prospective approach during 2004. The adoption did not have a material effect on the Company’s results of operations or financial position.
      In October 2004, the American Jobs Creation Act of 2004 (the “Jobs Act”) was signed into law. The Jobs Act creates a temporary incentive for United States multinationals to repatriate accumulated income

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and uncertainty remains as how to interpret numerous provisions in the Jobs Act. In December 2004, FASB issued FASB staff position SFAS No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” SFAS No. 109-2 allows companies to evaluate the effect of the law on their prior treatment of unrepatriated foreign earnings before it gives effect of the Jobs Act on its provision for income taxes. As of December 31, 2004, the Company had not decided on whether, and to what extent, it might repatriate earnings under the Jobs Act, and accordingly provided deferred income taxes on all its foreign earnings at tax rates that were in effect prior to the Jobs Act. Since December 31, 2004, the Company has partially completed its analysis of the impact of the Jobs Act on its plans for repatriation. Based on this analysis, the Company plans to repatriate $117.5 million in extraordinary dividends, as defined in the Jobs Act, during the first quarter of 2005, and accordingly anticipates recording an income tax benefit within a range between approximately $0 to $37.0 million depending on the profitability of the Company’s operations in the countries from which the earnings are repatriated. The Company has not decided whether any additional amounts of foreign earnings will be repatriated as it is continuing its assessment. The Company anticipates its assessment to be completed by December 1, 2005.
      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” which requires the assets, liabilities and results of operations of variable interest entities (“VIEs”) to be consolidated into the financial statements of the company that has controlling financial interest. FIN 46 also provides the framework for determining whether a VIE should be consolidated based on voting interest or significant financial support provided to the VIE. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and to defer the effective dates of implementation for certain entities. The Company adopted these provisions, as required, with respect to VIEs created after December 31, 2003. The Company has determined that it is a non-public entity as defined by accounting guidance in FIN 46R. The effective date for applying the provisions of FIN 46R for interests held by non-public entities in VIEs or potential VIEs created after December 31, 2003 is January 1, 2005. The Company is currently evaluating the impact of FIN 46R on these interests created after December 31, 2003.

2.	PHARMA SERVICES AND FINANCING TRANSACTIONS
      Pursuant to a merger agreement dated as of April 10, 2003, as amended on August 18, 2003, by and among Quintiles, Acquisition Corp. and one of its parent companies, Pharma Services, Acquisition Corp. was merged with and into Quintiles on September 25, 2003, with Quintiles continuing as the surviving corporation. As a result of the Transaction, the Company owns 99.2% of Quintiles and Pharma Services owns the remainder. The Company is a wholly owned subsidiary of Pharma Services. Pharma Services was formed for purposes of the Transaction by Dr. Gillings, Quintiles’ Executive Chairman, Chief Executive Officer and founder, and One Equity Partners LLC (“One Equity”). Dr. Gillings and certain of his affiliates as well as certain members of Quintiles’ senior management (including certain executive officers), exchanged all or a portion of their equity interests in Quintiles for equity securities of Pharma Services. Pharma Services paid $14.50 in cash for each outstanding share of Quintiles’ common stock, except for shares held by Pharma Services and Acquisition Corp. In addition, Pharma Services paid the excess, if any, of $14.50 over the per share exercise price of each option outstanding at the effective time of the Transaction to purchase Quintiles’ common stock granted under any of Quintiles’ option plans, other than options held by Dr. Gillings and any other person who exchanged Quintiles options for equity securities of Pharma Services. No merger consideration was paid for shares and/or options to purchase shares that were exchanged for equity securities of Pharma Services.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The purchase price including transaction costs was approximately $1.88 billion. The sources and uses of funds in connection with the acquisition are summarized below (in thousands):

Sources:
Proceeds from Quintiles’ Senior Term Loan	$310,000
Proceeds from Quintiles’ 10% Senior Subordinated Notes due 2013	450,000
Proceeds from equity investors	424,406
Exchange of equity	107,062
Available cash	592,009

Total sources	$1,883,477

Uses:
Purchase price	$1,736,211
Repayment of certain debt	912
Fees and expenses	146,354

Total uses	$1,883,477

      The Company has prepared an allocation of the purchase price to the assets acquired and liabilities assumed based upon their respective fair values as determined by an independent third-party valuation firm as of the date of the acquisition. The allocation of the purchase price to the fair value of net assets acquired is summarized below (in thousands):

Acquired tangible net assets	$1,179,070
Acquired intangible assets — commercial rights and royalties, licenses and customer relationships	207,829
Acquired intangible assets — trademarks, trade names and other	164,720
Acquired intangible assets — software and related	65,859
Goodwill	118,733

Total allocation of purchase price	$1,736,211

      During 2004, the Company evaluated the pre-acquisition contingencies. As part of this review, the Company revised its valuation allowance on its deferred tax assets and adjusted accruals relating to its restructuring plans, acquisition costs relating to the Transaction, as well as related income tax benefits. The adjustments resulted in a net decrease of approximately $57.1 million in goodwill.
      In accordance with EITF Issue No. 88-16, “Basis in Leveraged Buyout Transactions,” Dr. Gillings’ continuing residual interest has been reflected at its original cost, adjusted for his share of Quintiles’ earnings, losses and equity adjustments since the date of original acquisition (“predecessor basis”). In accordance with EITF Issue No. 90-12, “Allocating Basis to Individual Assets and Liabilities within the Scope of Issue 88-16,” only a partial step-up of assets and liabilities to fair value has been recorded in purchase accounting. The partial step-up has resulted in Quintiles’ assets and liabilities being adjusted by approximately 93.74% of the difference between their fair value at the date of acquisition and their historical carrying cost.
      Pharma Services entered into agreements with GF Management Company, Inc. (“GFM”) and certain of the other equity investors of Pharma Services, including One Equity, pursuant to which Pharma Services paid GFM, a company controlled by Dr. Gillings, and One Equity a one-time transaction fee of $5.0 million and $15.0 million, respectively, at the effective time of the Transaction. In addition, Pharma Services agreed to have Quintiles pay an annual management service fee of approximately $3.8 million to

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
the Pharma Services investor group, of which GFM, TPG Advisors III, Inc. (“TPG”) and Cassia Fund Management Pte Ltd., an affiliate of Temasek Holdings (Pte) Ltd (“Temasek”), each receive approximately $750,000 and One Equity receives approximately $1.5 million, until 2008. For the year ended December 31, 2004 and the period from September 26, 2003 through December 31, 2003, the Company expensed $3.8 million and $938,000, respectively, in management fees.
      Pharma Services was also responsible for the fees and expenses of Dr. Gillings, One Equity, Temasek and TPG, and each of their respective affiliates and advisors, related to the Transaction. During 2003, Pharma Services paid $17.1 million, $9.8 million, $3.4 million and $2.0 million to Dr. Gillings, One Equity, Temasek and TPG, respectively, pursuant to this arrangement.

3.	ACCOUNTS RECEIVABLE AND UNBILLED SERVICES
      Accounts receivable and unbilled services consist of the following (in thousands):

	December 31,

	2004	2003

	Successor	Successor
Trade:
Billed	$166,647	$139,963
Unbilled services	138,607	103,216

	305,254	243,179
Allowance for doubtful accounts	(4,847)	(6,037)

	$300,407	$237,142

      Substantially all of the Company’s trade accounts receivable and unbilled services are due from companies in the pharmaceutical, biotechnology, medical device and healthcare industries and are a result of contract research, sales, marketing, healthcare consulting and health information management services provided by the Company on a global basis. The percentage of accounts receivable and unbilled services by region is as follows:

	December 31,

Region	2004	2003

	Successor	Successor
Americas:
United States	41%	35%
Other	1	3

Americas	42	38
Europe:
United Kingdom	32	28
Other	17	20

Europe	49	48
Asia-Pacific and Africa:
Japan	6	8
Other	3	6

Asia-Pacific and Africa	9	14

	100%	100%

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

4.	COMMERCIAL RIGHTS AND ROYALTIES
      Commercial rights and royalties related assets are classified either as commercial rights and royalties, accounts receivable — unbilled, or advances to customers in the non-current asset section of the accompanying balance sheets. As of December 31, 2004, the amounts paid to Eli Lilly and Company (“Lilly”) under the Cymbaltatm contract have been classified as a commercial rights and royalties asset since Cymbaltatm received United States Food and Drug Administration (“FDA”) approval during the third quarter of 2004. Below is a summary of the commercial rights and royalties related assets (in thousands):

	December 31,

	2004	2003

	Successor	Successor
Commercial rights and royalties	$138,543	$12,528
Accounts receivable — unbilled	46,669	40,107
Advances to customer	—	70,000

Total	$185,212	$122,635

      Below is a brief description of these agreements:
      In May 1999, the Company entered into an agreement with CV Therapeutics, Inc. (“CV Therapeutics”) to commercialize Ranexatm for angina in the United States and Canada. In July 2003, CV Therapeutics and the Company entered into a new agreement that superseded the prior agreement. Under the terms of the July 2003 agreement, all rights to Ranexatm reverted back to CV Therapeutics, and CV Therapeutics will owe no royalty payments to the Company. Under the July 2003 agreement, the Company received a warrant to purchase 200,000 shares of CV Therapeutics common stock at $32.93 per share during the five-year term commencing July 9, 2003. CV Therapeutics also is obligated to purchase from the Company, within six months of the approval of Ranexatm, services of at least $10.0 million in aggregate value or to pay the Company a lump sum amount equal to 10% of any shortfall from $10.0 million in purchased services.
      In December 1999, the Company obtained the distribution rights to market four pharmaceutical products in the Philippines from a large pharmaceutical customer in exchange for providing certain commercialization services amounting to approximately $5.1 million during the two-year period ended December 31, 2001. As of December 31, 2004, the Company has capitalized 251.8 million Philippine pesos (approximately $4.5 million) related to the cost of acquiring these commercial rights and amortized these costs over five years. Under the terms of the agreement, the customer has the option to reacquire the rights to the four products from the Company after seven years for a price to be determined at the exercise date.
      In June 2001, the Company entered into an agreement with Pilot Therapeutics, Inc. (“Pilot”) to commercialize a natural therapy for asthma, AIROZINtm, in the United States and Canada. Under the terms of the agreement, the Company was to provide commercialization services for AIROZINtm and a milestone-based $6.0 million line of credit which is convertible into Pilot’s common stock, of which $4.0 million has been funded by the Company. Further, based on achieving certain milestones, the Company committed to funding 50% of sales and marketing activities for AIROZINtm over five years with a $6.0 million limit per year. Following product launch, the agreement provides for the Company to receive royalties based on the net sales of AIROZINtm. The royalty percentage will vary to allow the Company to achieve a minimum rate of return. The Form 10-QSB filed by Pilot on September 5, 2003 indicated that Pilot will need significant additional financing to continue operations beyond September 15, 2003, and Pilot has not made any additional filings with the Securities and Exchange Commission since

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
that time. As such, the Company recorded an impairment of $4.0 million during 2003 on the loan receivable from Pilot and reduced its five-year contingent commitment for the sales force and marketing activities to zero at December 31, 2003. In 2004, Pilot ceased active operations and is pursuing a recapitalization strategy. During September 2004, the Company signed a non-binding letter of intent with Pilot’s banker to convert the Company’s debt to equity in Pilot as part of Pilot’s recapitalization plan.
      In December 2001, the Company entered into an agreement with Discovery Laboratories, Inc. (“Discovery”) to commercialize, in the United States, Discovery’s humanized lung surfactant, Surfaxin®, which is currently in Phase III studies. Under the terms of the agreement, the Company acquired 791,905 shares of Discovery’s common stock and a warrant to purchase 357,143 shares of Discovery’s common stock at $3.48 per share for a total of $3.0 million, and agreed to make available to Discovery a line of credit up to $10.0 million for pre-launch commercialization services as certain milestones are achieved by Discovery. As of December 31, 2004, the Company has made $8.5 million available under the line of credit, of which $5.9 million has been funded. In addition, the Company has received warrants to purchase approximately 320,000 shares of Discovery common stock as milestones were achieved. The Company agreed to pay the sales and marketing activities of this product up to $10.0 million per year for seven years. In return, Discovery agreed to pay the Company commissions based on net sales of Surfaxin® for meconium aspiration syndrome, infant respiratory distress syndrome and all “off-label” uses for 10 years. The subscription agreements under which the Company acquired its shares of Discovery common stock included participation rights to acquire additional shares of Discovery. The Company exercised its participation rights in two such transactions with Discovery. During November 2002, the Company purchased an additional 266,246 shares of Discovery common stock along with a detachable warrant to purchase 119,811 shares of Discovery common stock for $517,000. Using the cashless exercise feature, the Company exercised the November 2002 warrant and received 83,357 shares of Discovery common stock. During July 2003, the Company purchased an additional 218,059 shares of Discovery common stock along with a detachable warrant to purchase 43,612 shares of Discovery common stock for $1.2 million. In February 2004, the Company used the cashless feature to exercise warrants to purchase 357,143 shares of common stock and received 249,726 shares of Discovery common stock. In April 2004, the Company used the cashless feature to purchase 213,334 shares of common stock and received 160,318 shares of Discovery common stock. In July 2004, the Company used the cashless feature to purchase 106,666 shares of common stock and received 68,084 shares of Discovery common stock. During November 2004, the Company and Discovery agreed to restructure their commercialization arrangements to allow Discovery to assume the entire commercialization program for Surfaxin®. As part of this new arrangement, the Company will not pay for the sales and marketing activities of Surfaxin®, nor will the Company receive commissions on the net sales of Surfaxin®. Further, the Company has extended the $8.5 million line of credit through December 31, 2006. In return for these modifications, the Company received a warrant to purchase 850,000 shares of Discovery common stock at an exercise price of $7.19 per share which resulted in the Company recognizing revenues of $1.2 million related to the restructuring of the commercialization arrangements. The Company will also continue to have a preferred provider relationship with Discovery. Subsequent to December 31, 2004, Discovery’s contract manufacturer received a letter from the FDA notifying it of certain deficiencies in its manufacturing process. Discovery management, in a press release, indicated that these deficiencies are likely to be resolved by July 2005 and resolution of the issues will cause the anticipated commercial launch of Surfaxin®, if approved, to be delayed until the fourth quarter of 2005 or the first quarter of 2006. In addition, during February 2005, Discovery received an Approvable Letter from the FDA for Surfaxin® for the prevention of Respiratory Distress Syndrome in premature infants. The Company believes that the delay in the expected launch date will not impact Discovery’s ability to repay the line of credit outstanding at December 31, 2004.
      In January 2002, the Company entered into an agreement with Kos Pharmaceuticals, Inc. (“Kos”) to commercialize, in the United States, Kos’ treatments for cholesterol disorders, Advicor® and Niaspan®.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Advicor® was launched in January 2002 and Niaspan® is also on the market. Under the terms of the agreement, the Company provided, at its own expense, a dedicated sales force of 150 cardiovascular-trained representatives who, in combination with Kos’ sales force of 300 representatives, commercialized Advicor® and Niaspan® for the first two years after launch (January 2002 to December 2003). In return, the Company received a warrant to purchase 150,000 shares of Kos’ common stock at $32.79 per share, exercisable in installments over two years. Further, the Company will receive commissions based on net sales of the product from 2002 through 2006. The commission payments are subject to minimum and maximum amounts, as amended September 30, 2003, of $50.0 million and $65.0 million, respectively, over the life of the agreement. Through December 31, 2004, the Company has received payments totaling approximately $23.7 million. The proceeds are reported in the statements of cash flows as an operating activity — change in operating assets and liabilities.
      During the second quarter of 2002, the Company finalized the arrangements under its previously announced letter of intent with a large pharmaceutical customer to market pharmaceutical products in Belgium, Germany and Italy. Either party may cancel the contract at six-month intervals in the event that sales are not above certain levels specified. In the first quarter of 2003 and the third quarter of 2003, the agreements in Germany and Belgium, respectively, were terminated. For the remaining portion of the contract in Italy, the Company will provide, at its own expense, sales and marketing resources over the five-year life of the agreement. As of December 31, 2004, the Company estimates the cost of its minimum obligation over the remaining contract life for the remaining territory of Italy to be approximately $13 million, in return for which the customer will pay the Company royalties on product sales in excess of certain baselines. The total royalty is comprised of a minimum royalty on the baseline sales targets for these products plus a share of incremental net sales above these baselines.
      In July 2002, the Company entered into an agreement with Lilly to support Lilly in its commercialization efforts for Cymbaltatm in the United States. Lilly has submitted a New Drug Application, or NDA, for Cymbaltatm, which was approved in the third quarter of 2004 by the FDA for the treatment of depression. Under the terms of the agreement, the Company will provide, at its expense, more than 500 sales representatives to supplement the extensive Lilly sales force in the promotion of Cymbaltatm for the five years following product launch. The Company’s sales force will promote Cymbaltatm in its primary, or P1, position within sales calls. During the first three years Lilly will pay for the remainder of the capacity of this sales force, referred to as the P2 and P3 positions, on a fee-for-service basis. The Company will make marketing and milestone payments to Lilly totaling $110.0 million, of which $70.0 million was paid in 2002, $20 million was paid in 2004 and the remaining $20.0 million is due over the first two quarters of 2005. In addition, the Company paid Lilly an additional $5.0 million for the approval of Cymbaltatm for diabetic peripheral neuropathic pain. The revenues related to this indication will be included in the basis for the royalties paid to the Company. The $95.0 million in payments made and the $20 million in payments the Company is liable for have been capitalized and will be amortized in proportion to the estimated revenues as a reduction of revenue over the five-year service period, which commenced in August 2004. The sales force costs are being expensed as incurred. The payments are reported in the statements of cash flows as an investing activity — acquisition of commercial rights and royalties. Prior to FDA approval, the $70.0 million payment was classified as an advance to customer on the balance sheet. Following the FDA approval, this amount and subsequent payments are classified as a commercial rights and royalties asset. In return for the P1 position for Cymbaltatm and the marketing and milestone payments, Lilly will pay to the Company 8.25% of United States Cymbaltatm sales for depression and other included neuroscience indications over the five-year service period followed by a 3% royalty over the subsequent three years. The Company has also recorded revenues, net of related amortization, related to the royalty, and P2 and P3 positions on Cymbaltatm of $11.6 million for the year ended December 31, 2004.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      In July 2002, the Company entered into an agreement with Columbia Laboratories, Inc. (“Columbia”) to commercialize, in the United States, the following women’s health products: Prochievetm 8%, Prochievetm 4%, Advantage-S® and RepHreshtm. Under the terms of the agreement, the Company purchased 1,121,610 shares of Columbia common stock for $5.5 million. The Company also paid to Columbia four quarterly payments of $1.125 million totaling $4.5 million. The payments are reported in the statements of cash flows as an investing activity — acquisition of commercial rights and royalties. In return, the Company will receive royalties of 5% on the sales of the four Columbia women’s healthcare products in the United States for a five-year period beginning in the first quarter of 2003. The royalties are subject to minimum and maximum amounts of $8.0 million and $12.0 million, respectively, over the life of the agreement. Through December 31, 2004, the Company has received payments totaling approximately $691,000. The proceeds are reported in the statements of cash flows as an operating activity — change in operating assets and liabilities. In addition, the Company will provide to Columbia, at Columbia’s expense on a fee-for-service basis, a sales force to commercialize the products. The same sales force also commercializes Columbia’s Strianttm product under the Company’s March 2003 agreement. In January 2004, the Company and Columbia agreed to restructure the fee-for-service agreement to allow for an accelerated transfer of the sales force management responsibility to Columbia. The purchase of the Columbia common stock included participation rights to acquire additional shares of Columbia. During July 2003, the Company exercised its participation rights and purchased an additional 56,749 shares of Columbia for $664,000.
      In March 2003, the Company entered into an agreement with Columbia to commercialize Columbia’s Strianttm testosterone buccal bioadhesive product in the United States. Strianttm was approved in June 2003 by the FDA for the treatment of hypogonadism. Under the terms of the agreement, the Company has made five quarterly payments of $3.0 million each to Columbia totaling $15.0 million. The payments are reported in the statements of cash flows as an investing activity — acquisition of commercial rights and royalties. In return, the Company will receive a 9% royalty on the net sales of Strianttm in the United States up to agreed levels of annual sales revenues, and a 4.5% royalty of net sales above those levels. The royalty term is seven years. Royalty payments are subject to minimum and maximum amounts of $30.0 million and $55.0 million, respectively, over the life of the agreement. Through December 31, 2004, the Company has received payments totaling approximately $453,000. The proceeds are reported in the statements of cash flows as an operating activity — change in operating assets and liabilities. In addition, the Company will provide to Columbia, at Columbia’s expense on a fee-for-service basis, a sales force to commercialize the products for a two-and-a-half-year term. The same sales force also commercializes the women’s health products of Columbia under the Company’s July 2002 agreement. In January 2004, the Company and Columbia agreed to restructure the fee-for-service agreement to allow for an accelerated transfer of the sales force management responsibility to Columbia. The Company has continued to monitor the revenue growth of Columbia’s Strianttm product and Columbia’s women’s health products, which are subject to separate agreements with the Company and the ability of Columbia to meet its minimum obligations under these agreements. Based upon the financial prospects of Columbia and the Company’s assessment of various potential outcomes it might realize under its agreements with Columbia, during the third quarter of 2004, the Company recognized an impairment of $7.8 million in its commercial rights and royalties asset relating to the Strianttm product. In February 2005, Columbia announced a plan to reduce its sales force from 68 sales representatives to 28. The Company’s sales force will be impacted by this restructuring. The Company believes that the value associated with the accounts receivable and commercial rights assets related to the Columbia products continues to be recoverable and does not anticipate a further impairment to these assets.
      In December 2002, the Company entered into an agreement with a large pharmaceutical customer to market two products in Belgium. Under the terms of an asset purchase agreement, the Company will have the rights to one product in Belgium in exchange for payments of 5.5 million euros (approximately

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
$7.5 million). The customer will continue to manufacture the product through 2005. Under the terms of a distribution agreement, the Company will have the rights to market the other product in Belgium for a period of six years in exchange for payments of 6.9 million euros (approximately $9.4 million) of which 2.2 million euros (approximately $3.0 million) are in the form of services to be completed by December 31, 2008, based on the Company’s standard pricing. The Company has paid 8.6 million euros (approximately $11.7 million) as of December 31, 2004. The payments are reported in the statements of cash flows as an investing activity — acquisition of intangible assets. The Company has also provided all of the services to the customer under the 2.2 million euros service component. The Company’s service obligation is recorded as a cost of the distribution rights and is being amortized over the six-year distribution agreement. The customer will continue to manufacture the product for the six years of the distribution agreement.
      In February 2004, the Company entered into an agreement with a large pharmaceutical customer to provide services in connection with the customer’s development and United States launch of a Phase III product, or the new product, which is related to one of the customer’s currently marketed pharmaceutical products, or the existing product. The existing product has historically achieved multi-hundred million dollars in sales annually. Under the agreement, the Company will provide, at its expense, up to $90.0 million of development and commercialization services for the new and existing products. The customer has agreed that at least $67.5 million of those services will be performed by the Company, at agreed upon rates. The customer may direct the Company to use third parties to perform up to $22.5 million of the $90.0 million of services. The agreement contains quarterly limits on the Company’s service obligations with a maximum of $10.0 million of services in any quarter. Without revising the overall limits of the agreement, the agreement was amended to allow increased spending for the second, third and fourth quarters of 2004. The revised quarterly limits were $11 million for the second quarter of 2004 and $13 million for each of the third and fourth quarters of 2004. The Company’s service obligations are anticipated to occur through the end of 2006, but may run longer depending on the customer’s actual use of services and when, and if, FDA approval of the new product occurs. Until the FDA approves the new product, the Company is obligated to provide no more than $57.5 million in services. In return for performing the obligations, the Company will receive (1) beginning in the first quarter of 2005, a low, single-digit royalty on United States net sales of the existing product and (2) beginning on the United States launch of the new product, a declining tiered royalty (beginning in the low teens) on United States net sales of the new product. The Company’s royalty period under the agreement lasts for approximately nine years; however, the agreement limits the amount of royalties the Company receives each year and also caps the aggregate amount of royalties the Company can receive under the agreement at $180.0 million. The Company will also receive a $20.0 million payment from the customer upon the United States launch of the new product. If the new product is not approved by the FDA or a significant delay occurs in its approval process, the Company may terminate its remaining service obligations and continue to receive the royalty on the existing product subject to a return ceiling of no less than 8%. The agreement also provides for royalty term extensions, in the event of certain other specified unfavorable circumstances such as product shortages or recalls. The customer may terminate the agreement at any time subject to the customer’s payment to the Company of the then-present value of its remaining expected royalties. The Company has provided and expensed $21.4 million of services under this agreement through December 31, 2004.
      In September 2004, the Company entered into an agreement with Solvay Pharmaceuticals B.V. (“Solvay”) to provide clinical development services valued at $25 million for ten Solvay clinical Phase II projects, thereby sharing the costs and uncertainties of the outcomes for these projects. The agreement specifies project and annual spending limits. Spending beneath these limits may be carried over to one of the other ten projects or another year, but may not exceed the overall $25.0 million limit. The Company will expense the costs related to these projects as the expenses are incurred. Through December 31, 2004,

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
the Company has provided services of $1.8 million in value of the $25.0 million committed. The costs related to the $1.8 million have been expensed as incurred. In return, the Company will receive a milestone payment from Solvay for each of the compounds reaching positive clinical proof-of-principle and moving into further development. The agreement terminates upon the final determination of the successful or unsuccessful completion of the ten projects.
      In December 2004, the Company entered into an agreement with Cell Therapeutics, Inc. (“Cell Therapeutics”) involving Cell Therapeutics’ cancer therapy, TRISENOX® (arsenic trioxide). Under the agreement, the Company paid Cell Therapeutics $25.0 million in cash and will make available $5.0 million in services from the Company. The $25.0 million payment has been capitalized and reported in the accompanying statements of cash flows as an investing activity — acquisition of commercial rights and royalties. The $25.0 million commercial rights and royalties asset will be amortized in proportion to the estimated revenues as a reduction of revenues over the service period. The Company’s service obligations will be expensed as incurred and are anticipated to occur during 2005, but may run longer depending on Cell Therapeutics’ actual use of services. In return, Cell Therapeutics will pay the Company royalties based on a percentage of net sales of TRISENOX® in the United States and certain European countries over a five year period beginning January 1, 2006. The agreement also provides the Company with a security interest in Cell Therapeutics’ TRISENOX® assets related to Cell Therapeutics’ royalty payment obligations. The royalties are subject to minimum and maximum amounts of $53.0 million and $69.0 million, respectively, over the life of the agreement. Under certain termination events, including product divestiture by Cell Therapeutics, the minimum amounts due from Cell Therapeutics may be adjusted to ensure the Company maintains a certain internal rate of return. As of December 31, 2004, the Company has paid the $25.0 million cash element, but has not yet commenced the provision of services.
      In December 2004, the Company entered into a co-promotion agreement with Yamanouchi Pharma Limited (“Yamanouchi”) to support Yamanouchi in its commercialization efforts for Vesicaretm in the United Kingdom. Vesicaretm, or solifenacin, is currently approved for the treatment of overactive bladder. Under the terms of the agreement, the Company will provide, at its expense, a £500,000 (approximately $963,000) marketing contribution and a sales force to supplement Yamanouchi’s sales force for three years. The Company’s sales force will promote Vesicaretm in its primary, or P1, position within sales calls and will be required to make a minimum number of sales calls each year. The cash payment for the marketing contribution which will occur in 2005 will be capitalized and amortized in proportion to the estimated revenues as a reduction of revenue over the three-year service period. The payment will be reported in the statements of cash flows as an investing activity — acquisition of commercial rights and royalties. The sales force costs are being expensed as incurred. In return for the P1 position for Vesicaretm, Yamanouchi will pay the Company a royalty based on the net sales of Vesicaretm over six years.
      The Company has firm commitments under the arrangements described above to provide funding of approximately $781.5 million in exchange for various commercial rights. As of December 31, 2004, the Company has funded approximately $276.5 million. Further, the Company has additional future funding commitments that are contingent upon satisfaction of certain milestones by the third party such as receiving FDA approval, obtaining funding from additional third parties, agreeing to a marketing plan and other similar milestones. Due to the uncertainty of the amounts and timing, these contingent commitments are not included in the firm commitment amounts. If all of these contingencies were satisfied over approximately the same time period, the Company estimates these commitments to be a minimum of approximately $4-16 million per year for a period over the next three years, subject to certain limitations and varying time periods.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Below is a summary of the remaining firm commitments with pre-determined payment schedules under such arrangements (in thousands):

	2005	2006	2007	2008	2009	Total

Service commitments	$130,729	$99,086	$97,431	$88,593	$66,932	$482,771
Milestone payments	20,000	—	—	—	—	20,000
Licensing and distribution rights	2,183	—	—	—	—	2,183

	$152,912	$99,086	$97,431	$88,593	$66,932	$504,954

5.	INVESTMENTS — DEBT SECURITIES
      The following is a summary as of December 31, 2004 of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Held-To-Maturity Securities:	Cost	Gains	Losses	Value

State Securities —
Maturing in one year or less	$569	$—	$—	$569
Maturing in over five years	2,841	—	—	2,841

	$3,410	$—	$—	$3,410

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Available-For-Sale Securities:	Cost	Gains	Losses	Value

Other	$7,667	$1,044	$—	$8,711

	$7,667	$1,044	$—	$8,711

      The following is a summary as of December 31, 2003 of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Held-To-Maturity Securities:	Cost	Gains	Losses	Value

State Securities —
Maturing in one year or less	$611	$—	$—	$611
Maturing in over five years	3,492	—	—	3,492

	$4,103	$—	$—	$4,103

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Available-For-Sale Securities:	Cost	Gains	Losses	Value

Other	$6,626	$308	$—	$6,934

	$6,626	$308	$—	$6,934

      The Company recognized $812,000 of losses from the sale of debt securities during the period from January 1, 2003 through September 25, 2003. The net after-tax adjustment to unrealized holding gains (losses) on available-for-sale debt securities included in the accumulated other comprehensive income component of stockholders’ equity was $452,000 in 2004, $190,000 and $468,000 during the periods from

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
September 26, 2003 through December 31, 2003 and January 1, 2003 through September 25, 2003, respectively, and ($1.0) million in 2002.

6.	INVESTMENTS — MARKETABLE EQUITY SECURITIES
      The Company has entered into financial arrangements with various customers and other parties in which the Company provides funding in the form of an equity investment. The equity investments may be subject to certain trading restrictions including “lock-up” agreements. The Company’s portfolio in such investments as of December 31, 2004 is as follows (in thousands except share data):

			Estimated
	Trading	Number of	Beneficial		Fair Market
Company	Symbol	Shares	Ownership %(1)	Cost Basis	Value

Common Stock:
Discovery Laboratories, Inc.	DSCO	1,567,741	5.1%	$12,370	$12,432
Genitope, Inc.	GTOP	222,222	0.9%	1,000	3,787
Columbia Laboratories, Inc.	CBRX	1,178,359	2.8%	3,123	3,123
Other				4,737	5,083

Total Marketable Equity Securities				$21,230	$24,425

      The Company’s portfolio in such investments as of December 31, 2003 is as follows (in thousands except share data):

			Estimated
	Trading	Number of	Beneficial		Fair Market
Company	Symbol	Shares	Ownership %(1)	Cost Basis	Value

Common Stock:
The Medicines Company	MDCO	1,185,320	2.5%	$30,759	$34,920
Discovery Laboratories, Inc.	DSCO	1,359,567	4.6%	9,789	14,262
Columbia Laboratories, Inc.	CBRX	1,178,359	3.0%	14,235	7,424
Derivative instruments (see Note 8)				—	(1,526)
Other				2,301	3,214

Total Marketable Equity Securities				$57,084	$58,294

(1)	The estimated beneficial ownership percentage calculation is based upon the issuer’s filings with the United States Securities and Exchange Commission. The beneficial ownership percentage is subject to change due to the Company’s transactions in these investments and changes in the issuer’s capitalization.
      The Company recognized gains from the sale of marketable equity securities of $4.4 million during 2004, $209,000 and $24.0 million for the periods from September 26, 2003 through December 31, 2003 and January 1, 2003 through September 25, 2003, respectively, and $14.1 million during 2002. The Company recognized losses from the sale of marketable equity securities of $328,000 during 2004, $2,000 during the period from September 26, 2003 through December 31, 2003, and $66,000 during the year ended December 31, 2002. Gross unrealized gains totaled $3.2 million as of December 31, 2004, $1.2 million as of December 31, 2003 and $31.5 million as of December 31, 2002 from investments in marketable equity securities. The net after-tax adjustment to unrealized holding gains (losses) on marketable equity securities included in the accumulated other comprehensive income component of stockholders’ equity was $2.0 million in 2004, $787,000 and $8.l million for the periods from September 26, 2003 through December 31, 2003 and January 1, 2003 through September 25, 2003,

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
respectively, and ($10.1) million in 2002. In accordance with its policy to continually review declines in fair value of the marketable equity securities for declines that may be other than temporary, the Company also recognized losses due to the impairment of marketable equity securities of $11.4 million in 2004, $282,000 for the period from January 1, 2003 through September 25, 2003, and $335,000 in 2002.

7.	INVESTMENTS — NON-MARKETABLE EQUITY SECURITIES AND LOANS
      The Company has entered into financial arrangements with various customers and other parties in which the Company provides funding in the form of an equity investment in non-marketable securities or loans. These financial arrangements are comprised of direct and indirect investments. The indirect investments are made through eight venture capital funds in which the Company is an investor. The Company’s portfolio in such transactions as of December 31, 2004 is as follows (in thousands):

		Remaining Funding
Company	Cost Basis	Commitment

Venture capital funds	$32,950	$12,419
Equity investments (nine companies)	17,827	1,023
Convertible loans (three companies)	60	19
Loans (two companies)	5,604	2,564

Total non-marketable equity securities and loans	$56,441	$16,025

      Management expects the above remaining funding commitments to be incurred during 2005. However, the amount and timing of such funding events are subject to a number of different variables and may differ materially from management’s estimates.
      The Company’s portfolio in such transactions as of December 31, 2003 is as follows (in thousands):

Company	Cost Basis

Venture capital funds	$31,669
Equity investments (six companies)	13,581
Convertible loans (three companies)	727
Loans (two companies)	2,579

Total non-marketable equity securities and loans	$48,556

      Included in the venture capital fund line item was $9.8 million at December 31, 2003, representing investments in funds which were managed by A. M. Pappas & Associates, LLC, whose chief executive officer was a member of Quintiles’ Board of Directors until September 25, 2003.
      The Company also has future loan commitments that are contingent upon satisfaction of certain milestones by the third party such as receiving FDA approval, obtaining funding from additional third parties, agreement of a marketing plan and other similar milestones. Due to the uncertainty of the amounts and timing, these commitments are not included in the commitment amounts described above.
      The Company reviews the carrying value of each individual investment at each balance sheet date to determine whether or not an other than temporary decline in fair value has occurred. The Company employs alternative valuation techniques including: (1) the review of financial statements including assessments of liquidity, (2) the review of valuations available to the Company prepared by independent third parties used in raising capital, (3) the review of publicly available information including press releases and (4) direct communications with the investee’s management, as appropriate. If the review indicates that such a decline in fair value has occurred, the Company adjusts the carrying value to the estimated fair value of the investment and recognizes a loss for the amount of the adjustment.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The Company recognized $1.1 million, $1.2 million, $10.3 million and $4.0 million of losses due to such impairments in 2004, in the period from September  26, 2003 through December 31, 2003, in the period from January 1, 2003 through September 25, 2003 and in 2002, respectively, relating to non-marketable equity securities and loans mainly due to declining financial condition of investees that was deemed by management to be other than temporary.

8.	DERIVATIVES
      As of December 31, 2004, the Company had the following derivative positions: (1) conversion option positions that are embedded in financing arrangements, (2) freestanding warrants to purchase shares of common stock and (3) forward exchange contracts to hedge forecasted foreign currency cash flows related to service contracts. The Company does not use derivative financial instruments for speculative or trading purposes.
      As of December 31, 2004 and 2003, the Company had funded three convertible loans with a carrying value of approximately $60,000 and $727,000, respectively. Loans that are convertible into an equity interest have an embedded option contract because the value of the equity interest is based on the market price of another entity’s common stock and thus is not clearly and closely related to the value of the interest-bearing note. The Company has not accounted for these embedded conversion features as mark-to-market derivatives because the terms of conversion do not allow for cash settlement and the Company believes that the equity interest delivered upon conversion would not be readily convertible to cash since these entities are privately held or have limited liquidity and trading of their equity interest.
      As of December 31, 2004 and 2003, the Company had several freestanding warrants to purchase common stock of various customers and other third parties. These freestanding warrants primarily were acquired as part of the financial arrangements with such customers and third parties. No quoted price is available for the Company’s freestanding warrants to purchase shares of common stock. The Company uses various valuation techniques including the present value of estimated expected future cash flows, option-pricing models and fundamental analysis. Factors affecting the valuation include the current price of the underlying asset, exercise price, time to expiration of the warrant, estimated price volatility of the underlying asset over the life of the warrant and restrictions on the transferability or ability to exercise the warrant. The Company recognized an investment loss of $1.2 million in 2004 and investment revenues of $2.6 million and $14.7 million during the periods from September 26, 2003 through December 31, 2003 and January 1, 2003 through September 25, 2003, respectively, and $535,000 in 2002 related to changes in the fair values of the warrants.
      The Company had no open exchange-traded option contracts at December 31, 2004 and 2003. During 2002, the Company recorded a $3.4 million gain in earnings related to changes in fair value of put and call option contracts.
      In 2004, the Company entered into 12 foreign exchange forward contracts to hedge certain forecasted foreign currency cash flow transactions occurring in 2005. As these transactions were entered into to hedge the risk of the potential volatility in the cash flows resulting from fluctuations in currency exchange rates during the first nine months of 2005, these transactions are accounted for as a cash flow hedge. As such, the effective portion of the gain or loss on the derivative instruments is recorded as unrealized holding gains (losses) on derivatives included in the accumulated other comprehensive income component of stockholders’ equity. This hedge is deemed to be perfectly effective under SFAS No. 133, as defined. As of December 31, 2004, the Company recorded gross unrealized gains on these transactions of approximately $31,000 and gross unrealized losses of approximately $10,000. Upon expiration of the hedge instruments, all amounts recorded as unrealized holding gains (losses) on the derivative instruments included in the accumulated other comprehensive income component of stockholders’ equity are expected

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
to be reclassified into income during 2005. The unrealized gains and losses are shown as an other current asset and other current liability, respectively, on the accompanying balance sheets.
      In 2003, the Company had entered into three zero-cost-collar transactions to hedge certain future cash flows occurring in 2004. As these transactions were entered into to hedge the risk of the potential volatility in the cash flows resulting from the sales of the underlying security during the first three quarters of 2004, these transactions were accounted for as cash flow hedges. As such, the effective portion of the gain or loss on the derivative instrument was recorded as unrealized holding gains (losses) on marketable equity securities included in the accumulated other comprehensive income component of stockholders’ equity. This hedge was deemed to be perfectly effective under SFAS No. 133, as defined. As of December 31, 2003, the Company recorded a gross unrealized loss on these transactions of $1.5 million. This unrealized loss is shown as a reduction of the marketable equity security balance on the accompanying balance sheets. As of December 31, 2004, these contracts have expired unexercised. Upon expiration of the hedging instruments, all amounts recorded as unrealized holding gains (losses) on marketable equity securities included in the accumulated other comprehensive income component of stockholders’ equity were reclassified into income. As each of these zero-cost-collar transactions expired unexercised, the zero-cost-collar contract had no value; therefore, there were no amounts reclassified into income. The underlying equity security was sold, generating approximately $31.0 million in cash and a gain of approximately $1.8 million in 2004.

9.	INVESTMENT REVENUES
      The following table is a summary of investment revenues (in thousands):

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Marketable equity and derivative securities:
Gross realized gains	$7,389	$4,381	$38,724	$18,093
Gross realized losses	(4,550)	(396)	—	(92)
Impairment losses	(11,379)	—	(282)	(335)
Non-marketable equity securities and loans:
Gross realized gains	—	—	—	—
Gross realized losses	—	—	—	—
Impairment losses	(1,080)	(1,225)	(10,269)	(3,962)

	$(9,620)	$2,760	$28,173	$13,704

10.	INVESTMENTS IN UNCONSOLIDATED AFFILIATES
      In January 2002, the Company acquired an equity interest in a site management organization in France for approximately $328,000. The Company’s pro rata share of earnings is included in the accompanying statements of operations as equity in (losses) earnings of unconsolidated affiliates. The Company owned approximately 41.0% of this entity at December 31, 2004 and 2003.
      In May 2002, the Company and McKesson Corporation (“McKesson”) completed the formation of a healthcare informatics joint venture named Verispan, L.L.C. (“Verispan”). The Company and McKesson

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
are equal co-owners of a majority of the equity of Verispan. The Company contributed the net assets of its Informatics Group having a historical cost basis of approximately $112.1 million (including approximately $101.7 million of basis in excess of the book value of the identifiable net assets) and funded $10.0 million to Verispan. The net assets contributed to Verispan primarily consisted of accounts receivable, prepaid expense, property and equipment, trade accounts payable, accrued expenses and unearned income, including the basis in excess of the book value of the identifiable net assets. Verispan licenses data products to the Company and McKesson for use in their respective core businesses. Under the license arrangement, the Company continues to have access to Verispan’s commercially available products to enhance their service to and partnering with the Company’s customers.
      The Company accounts for its investment in Verispan under the equity method of accounting; therefore, the Company’s pro rata share of Verispan’s earnings, since the date of formation, is included in equity in (losses) earnings of unconsolidated affiliates. As of December 31, 2004 and 2003, the Company owned approximately 43.5% of Verispan. The Company’s ownership percentage may change from period to period to the extent new equity partners are admitted to the joint venture. The Company has recorded its investment in Verispan, approximately $120.5 million at December 31, 2004 and $120.7 million at December 31, 2003, as an investment in unconsolidated affiliates.

11.	MINORITY INTERESTS
      In June 2004, the Company’s ownership interest in its Japanese subsidiary, Quintiles Transnational Japan K.K. (“QJPN”) decreased by approximately 20% to 80% through two transactions as further discussed in Note 12. As a result, the Company recorded the minority interest’s pro rata share of QJPN’s earnings in the accompanying statements of operations since the date of the transactions.
      In October 2002, the Company acquired a controlling interest in Health Research Solutions Pty Ltd (“HRS”) and, accordingly, the results of operations for HRS and the assets and liabilities of HRS are included in the results of operations and assets and liabilities of the Company. In September 2003, the Company acquired the remaining interest in HRS for 71,724 shares of Quintiles’ common stock. The Company recorded the minority interest’s pro rata share (approximately 33.33%) of HRS’ earnings from October 2002 until the Company acquired the minority interest in September 2003 in the accompanying statement of operations.
      In September 2003, the Company acquired a controlling interest in Pharmaplan Limited (“Pharmaplan”) and, accordingly, the results of operations for Pharmaplan and the assets and liabilities of Pharmaplan are included in the results of operations and assets and liabilities of the Company. The Company recorded the minority interest’s pro rata share (approximately 50% at December 31, 2004 and 2003) of Pharmaplan’s earnings in the accompanying statements of operations.

12.	GAIN ON SALE OF PORTION OF AN INVESTMENT IN A SUBSIDIARY AND CHANGE IN INTEREST TRANSACTION
      In June 2004, Mitsui & Co., Ltd. (“Mitsui”) acquired a 20% voting interest in one of the Company’s subsidiaries, QJPN, through two transactions. Mitsui acquired 3,556 shares of QJPN’s ordinary shares from the Company for approximately 4.0 billion yen (approximately $37.0 million). As part of its sale of 3,556 ordinary shares, the Company may receive up to an additional 2.0 billion yen (approximately $18.5 million) based on QJPN’s future financial performance. Due to the uncertainty associated with the contingent consideration, the Company has not included this amount in its gain on the sale of a portion of an investment in a subsidiary. During 2004, the Company recorded a gain on the sale of a minority interest in a subsidiary of $24.7 million related to this transaction.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      In addition, QJPN issued 1,778 shares of its Class A preference shares and 1,778 ordinary shares to Mitsui for approximately 4.7 billion yen (approximately $42.9 million). The issuance by QJPN of the additional ordinary shares further reduced the ownership interest of the Company in QJPN. As the proceeds from the issuance of preference shares are not considered realized until the preference shares are converted into ordinary shares, the Company did not include such proceeds in its non-operating gain on the change in interest transaction. The Company recorded a non-operating gain on the change in interest transaction of approximately $10.0 million.
      As the preference shares are substantially the same as the ordinary shares since the holders participate equally in dividends, voting rights and liquidation of residual assets, the Company included the preference shares in determining the minority ownership interest in QJPN. Therefore, the percentage used by the Company in calculating the minority interest is 20%.

13.	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS
      As of December 31, 2004, the Company has approximately $368.3 million of identifiable intangible assets, of which approximately $109.7 million, relating to trademarks and tradenames, is deemed to be indefinite-lived and, accordingly, is not being amortized. Amortization expense associated with identifiable intangible assets were as follows:

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Amortization expense	$72.4 million	$22.5 million	$23.6 million	$26.8 million
      Estimated amortization expense for existing identifiable intangible assets is targeted to be approximately $60.8 million, $28.6 million, $18.1 million, $12.6 million and $7.4 million for the year ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively. Estimated amortization expense can be affected by various factors including future acquisitions or divestitures of product and/or licensing and distribution rights.
      The following is a summary of identifiable intangible assets (in thousands):

	As of December 31, 2004			As of December 31, 2003

	Gross	Accumulated	Net	Gross	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount

	Successor			Successor
Identifiable intangible assets:
Commercial rights and royalties, licenses and customer relationships	$125,802	$46,847	$78,955	$126,110	$11,011	$115,099
Trademarks, trade names and other	169,496	18,967	150,529	164,720	4,492	160,228
Software and related assets	73,051	28,078	44,973	65,472	5,548	59,924

	$368,349	$93,892	$274,457	$356,302	$21,051	$335,251

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The following is a summary of goodwill by segment for the year ended December 31, 2004 (in thousands):

	Product	Commercial	PharmaBio
	Development	Services	Development	Consolidated

Balance as of December 31, 2003	$116,931	$61,750	$2,646	$181,327
Less: goodwill allocated to certain assets disposed of	(519)	—	—	(519)
goodwill allocated to sale of a portion of an investment in a subsidiary	(2,345)	(4,424)	—	(6,769)
goodwill allocated to non-operating change in interest transaction	(988)	(1,865)	—	(2,853)
goodwill allocated to the sale of discontinued operation	—	—	(1,233)	(1,233)
Add: Earn out on acquisition	2,525	176	—	2,701
Privatization transaction price adjustment	(45,131)	(11,994)	—	(57,125)
Impact of foreign currency fluctuations	470	14	—	484

Balance as of December 31, 2004	$70,943	$43,657	$1,413	$116,013

      The following is a summary of goodwill by segment for the successor period from September 26, 2003 through December 31, 2003 (in thousands):

	Product	Commercial	PharmaBio
	Development	Services	Development	Consolidated

Balance as of September 26, 2003	$—	$—	$—	$—
Add: Transaction	111,500	61,712	2,646	175,858
Add: Acquisitions	5,431	39	—	5,470
Impact of foreign currency fluctuations	—	(1)	—	(1)

Balance as of December 31, 2003	$116,931	$61,750	$2,646	$181,327

      The following is a summary of goodwill by segment for the predecessor period from January 1, 2003 through September 25, 2003 (in thousands):

	Product	Commercial	PharmaBio
	Development	Services	Development	Consolidated

Balance as of December 31, 2002	$38,918	$31,215	$—	$70,133
Add: Acquisitions	71	208	1,875	2,154
Impact of foreign currency fluctuations	3,729	965	—	4,694

Balance as of September 25, 2003	$42,718	$32,388	$1,875	$76,981

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

14.	ACCRUED EXPENSES
      Accrued expenses consist of the following (in thousands):

	December 31,

	2004	2003

	Successor	Successor
Compensation and payroll taxes	$126,153	$103,010
Restructuring	10,646	15,743
Transaction	5,576	32,900
Other	131,624	100,050

	$273,999	$251,703

15.	CREDIT ARRANGEMENTS
      The following is a summary of the credit facilities available to the Company at December 31, 2004:

Facility	Interest Rates

$75.0 million	Either at LIBOR (2.56% at December 31, 2004) plus 2.75% or ABR (5.25% at December 31, 2004) plus 1.75%
£1.5 million (approximately $2.9 million)
general banking facility with a United Kingdom bank used for the issuance of guarantees	1% per annum fee for each guarantee issued
      The Company did not have any outstanding balances on these facilities at December 31, 2004 and 2003.
      Long-term debt consist of the following (in thousands):

	December 31,

	2004	2003

	Successor	Successor
11.5% Senior Discount Notes due 2014	$136,231	$—
10% Senior Subordinated Notes due 2013	450,000	450,000
Senior Term Loan (Either at LIBOR (2.56% at December 31, 2004) plus 4.25% or ABR (5.25% at December 31, 2004) plus 3.25%)	306,125	309,225
Missouri tax incentive bonds due October 2009 (6.7% annual interest rate)	3,256	3,789
Other notes payable	4,160	5,926

	899,772	768,940
Less: current portion	(5,431)	(5,583)

	$894,341	$763,357

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Maturities of long-term debt at December 31, 2004 are as follows (in thousands):

2005	$5,431
2006	5,091
2007	4,199
2008	3,904
2009	3,948
Thereafter	877,199

$899,772

      The estimated fair value of the long-term debt was $977.6 million and $814.9 million at December 31, 2004 and 2003, respectively.
      In March 2004, the Company issued senior discount notes with an aggregate principal maturity of $219.0 million (with gross proceeds of $124.7 million) due 2014. The notes accrete at a rate of 11.5% per annum, compounded semiannually on April 1 and October 1 of each year to, but not including April 1, 2009. Thereafter, cash interest on the notes will accrue at a rate of 11.5% per annum and, subject to specified limitations, will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2009 until maturity. The notes are unsecured senior obligations of the Company, are not guaranteed and are structurally subordinated in right of payment to all obligations of Quintiles. The Company used the net proceeds to pay a dividend on its common stock to Pharma Services.
      In connection with the long-term debt agreements, the Company has net debt issuance costs of approximately $27.7 million and $25.7 million as of December 31, 2004 and 2003, respectively, included as an other asset in the accompanying balance sheets. The debt issuance costs are being amortized into interest expense using the effective interest method over the term of the related debt arrangements, which range from five years to 20 years.
      The Company’s various long-term debt agreements contain usual and customary negative covenants that, among other things, place limitations on its ability to (i) incur additional indebtedness, including capital leases and liens; (ii) pay dividends and repurchase its capital stock; (iii) enter into mergers, consolidations, acquisitions, asset dispositions and sale-leaseback transactions; (iv) make capital expenditures and (v) issue capital stock of its subsidiaries. The agreements also contain financial covenants requiring the Company to maintain minimum interest coverage ratios and maximum consolidated leverage and senior leverage ratios, as defined therein. As of December 31, 2004, the Company was in compliance with the debt covenants.

16.	LEASES
      The Company leases certain office space and equipment under operating leases. The leases expire at various dates through 2017, with the exception of one lease which expires in 2074, with options to cancel certain leases at five-year increments. Rental expenses under these agreements were approximately:

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Rental expenses under agreements	$74.5 million	$18.6 million	$56.3 million	$75.1 million

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
The Company leases certain assets, primarily vehicles, under capital leases. Capital lease amortization is included with costs of revenues and accumulated depreciation in the accompanying financial statements.
      The following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2004 (in thousands):

	Capital	Operating
	Leases	Leases

2005	$16,060	$63,669
2006	14,341	46,909
2007	1,341	30,834
2008	704	18,696
2009	421	10,158
Thereafter	242	43,495

Total minimum lease payments	33,109	$213,761

Amounts representing interest	(1,769)

Present value of net minimum payments	31,340
Current portion	(14,888)

Long-term capital lease obligations	$16,452

      During each of the last six years, the Company entered into sale-leaseback transactions of personal property with the city of Kansas City. Funding for these transactions was provided by the Company’s purchase of Kansas City industrial development bonds. As such, the Company has a corresponding asset and liability, which are netted in the accompanying balance sheets as right of set-off exists. These transactions approximated the carrying value of the assets; accordingly, no gains or losses were recognized as a result of these transactions.
      The Company uses the facilities of several buildings in South Africa owned and operated by two South African entities. Dr. Greeff, an executive officer of Quintiles, serves on the Board of Directors and his trust owns 40% of the outstanding shares of stock of one of these entities. Dr. Greeff’s trust owns 40% of a 50% interest in the other entity. The Company leases these buildings from these entities pursuant to separate lease agreements. The initial term of each of the three leases is six years and four months, expiring in March 2006, three years and one month, expiring in March 2005, and five years, expiring in March 2006, respectively, and each lease is renewable for one five-year term. Under the terms of the lease arrangements covering those facilities, the Company paid these entities an aggregate of approximately $1.0 million, $215,000 and $575,000 in rent during 2004 and the periods from September 26, 2003 through December 31, 2003 and January 1, 2003 through September 25, 2003, respectively.

17.	CONTINGENCIES
      On January 22, 2002, Federal Insurance Company (“Federal”) and Chubb Custom Insurance Company (“Chubb”) filed suit against Quintiles, Quintiles Pacific, Inc. and Quintiles Laboratories Limited, three of the Company’s subsidiaries, in the United States District Court for the Northern District of Georgia. In the suit, Chubb, Quintiles’ primary commercial general liability carrier for coverage years 2000-2001 and 2001-2002, and Federal, Quintiles’ excess liability carrier for coverage years 2000-2001 and 2001-2002, seek to rescind the policies issued to Quintiles based on an alleged misrepresentation by Quintiles on the policy application. Alternatively, Chubb and Federal seek a declaratory judgment that there is no coverage under the policies for some or all of the claims asserted against Quintiles and its

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
subsidiaries in a class action lawsuit that was settled involving an Alzheimer’s study and, if one or more of such claims is determined to be covered, Chubb and Federal request an allocation of the defense costs between the claims they contend are covered and non-covered claims. Quintiles has filed an answer with counterclaims against Federal and Chubb in response to their complaint. Additionally, Quintiles has amended its pleadings to add AON Risk Services (“AON”) as a counterclaim defendant, as an alternative to its position that Federal and Chubb are liable under the policies. In order to preserve its rights, on March 27, 2003, Quintiles also filed a separate action against AON in the United States District Court for the Middle District of North Carolina. Quintiles signed a settlement agreement with Federal and Chubb, which did not result in Quintiles making any payments. The case between Quintiles and Federal and Chubb was dismissed on December 30, 2004. Quintiles and AON also have agreed to a settlement in principle, which does not result in Quintiles making any payments.
      On June 13, 2003, ENVOY and Federal filed suit against Quintiles, in the United States District Court for the Middle District of Tennessee. One or both plaintiffs in this case have alleged claims for breach of contract, contractual subrogation, equitable subrogation, and equitable contribution. The plaintiffs reached settlement in principle, in the amount of $11.0 million, of the case pending in the same court captioned In Re Envoy Corporation Securities Litigation, Case No. 3-98-0760 (the “Envoy Securities Litigation”). The plaintiffs claim that Quintiles is responsible for payment of the settlement amount and associated fees and costs in the Envoy Securities Litigation based on merger and settlement agreements between WebMD, ENVOY and Quintiles. Quintiles has filed a motion to dismiss the suit, and the plaintiffs have filed motions for summary judgment. These motions are pending before the court. All parties have agreed to a stay of discovery. The Company believes that the allegations made by ENVOY and Federal are without merit and intends to defend the case vigorously.
      On June 28, 2004, ML Laboratories PLC (“ML”) filed a request to the International Chamber of Commerce seeking arbitration in connection with a contract dispute with Novex Pharma Limited (“Novex”), a subsidiary of the Company. This claim relates to a contract entered into by Novex with ML for the marketing and sales promotion of ML’s medical device product known as Adept, a solution used for the treatment and prevention of adhesions in abdominal surgery. ML’s claim alleges breach of contract by Novex by failing to provide an adequate United Kingdom sales force, failing to implement marketing efforts in European countries as required by the contract, and repudiatory breach of the contract. The claim by ML is for damages of £55.1 million (approximately $100.5 million). On December 17, 2004, Novex filed an answer and counterclaim asserting breach of contract. The Company believes that the allegations made by ML are without merit and intends to defend the case vigorously.
      On May 26, 2000, Quintiles completed the sale of its electronic data interchange unit, ENVOY, to Healtheon/ WebMD Corp., which subsequently changed its name to WebMD. Prior to the sale, ENVOY transferred its informatics subsidiary, Synergy Health Care, Inc., to Quintiles. Quintiles received $400 million in cash and 35 million shares of WebMD common stock in exchange for its entire interest in ENVOY and a warrant to acquire 10 million shares of Quintiles’ common stock at $40 per share, exercisable for four years. Quintiles recorded an extraordinary gain on the sale of $436.3 million, net of estimated income taxes of $184.7 million. Because the original acquisition of ENVOY qualified as a tax-free reorganization, Quintiles’ tax basis in the acquisition was allowed to be determined by substituting the tax basis of the previous shareholders of ENVOY. However, when Quintiles sold ENVOY to WebMD during 2000, the tax basis of the previous shareholders was not available to Quintiles since ENVOY had been a publicly traded corporation at the time of the original acquisition. Therefore, Quintiles had to estimate its tax basis in ENVOY by reviewing financial statements, income tax returns and other public documents which were available to Quintiles at that time. In September 2001, Quintiles received the results of a tax basis study completed by its external income tax advisors, which was prepared so that Quintiles could prepare and file its 2000 United States Corporate income tax return. Using the tax basis determined in that study, income taxes from the sale totaled approximately $42.7 million, or approximately

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
$142.0 million less than the estimate previously used to determine the extraordinary gain on the sale. This resulted in an increase of $142.0 million in the extraordinary gain on the sale of ENVOY. In January 2004, Quintiles received a communication from the Internal Revenue Service proposing an increase in its income taxes owed for 2000 by approximately $153.1 million. After further discussions, the Internal Revenue Service revised and reissued its prior communication, reducing the proposed assessment to $84.6 million. The increase relates to the Internal Revenue Service challenging Quintiles’ method for determining the basis it applied to the sale of ENVOY. Quintiles is contesting the proposed increase and is presently in the appeals process with the Internal Revenue Service.
      Quintiles and its subsidiaries are also party to other legal proceedings incidental to its business. While the Company’s management currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company’s consolidated financial statements, litigation is subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs.

18.	COMMITMENTS
      The Company entered into a seven-year service agreement in 2001 with a third party vendor to provide fully integrated information technology infrastructure services in the United States and Europe to the Company. The Company can terminate this agreement with six months notice and a penalty, which is based upon a sliding scale. The Company’s annual commitment under this service agreement is approximately $20.0 million.

19.	STOCKHOLDERS’ EQUITY
      The Company is authorized to issue 1,000 shares of common stock, $.01 per share par value. At December 31, 2004 and 2003, 100 common shares of $.01 par value were outstanding.
      In March 2004, the Company’s Board of Directors declared a dividend payable to Pharma Services in the amount of $119.3 million which was paid in March 2004.

20.	DISCONTINUED OPERATION
      In August 2004, the Company completed its previously announced sale of certain assets related to its Bioglan business to Bradley Pharmaceuticals, Inc. (“Bradley”) for approximately $188.3 million in cash, including approximately $5.3 million of direct costs for transferred inventory. Based on certain purchase price adjustment provisions in the asset purchase agreement, the Company subsequently paid Bradley approximately $1.9 million in 2004. The Company’s net proceeds were $170.3 million. The assets disposed of were part of the PharmaBio Development Group’s strategic investment portfolio, which is routinely analyzed to evaluate the return potential of the assets within the portfolio.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The components of the gain on sale of discontinued operation are as follows (in thousands):

Cash received	$188,329
Purchase price adjustments	(1,937)
Disposal costs	(15,539)
Net assets	(78,602)
Goodwill allocated to discontinued operation	(1,233)

Gain on disposal of discontinued operation	91,018
Income taxes	(36,596)

Gain on sale of discontinued operation	54,422
Gain to non-controlling interest	(435)

Gain on sale of discontinued operation	$53,987

      The Bioglan business consisted primarily of a number of dermatology products, including Solaraze® and ADOXA®, that the Company acquired in 2001 and 2002. In March 2002, the Company acquired certain assets of Bioglan Pharma, Inc. for a total consideration of approximately $27.9 million. The assets included distribution rights to market ADOXA® in the United States for nine years along with other products and product rights that Bioglan Pharma, Inc. had previously marketed, as well as approximately $1.6 million in cash. Until the Company entered into a plan to dispose of the Bioglan assets in May 2004, the Company amortized the intangible assets in proportion to the estimated revenues over the lives of these product rights. As a result of the discontinued operation, these assets were reclassified as assets “held for sale” in the Company’s balance sheet as of December 31, 2003. Until the completion of the sale of Bioglan, the Company had commitments to pay royalties based on a percentage of net sales of the acquired product rights.
      In December 2001, the Company acquired the license to market SkyePharma’s Solaraze® skin treatment in the United States, Canada and Mexico for 14 years from Bioglan Pharma Plc for a total consideration of $26.7 million. Until the Company entered into a plan to dispose of the Bioglan assets in May 2004, the Company amortized the rights in proportion to the estimated revenues over the 14-year life of the license. Until the completion of the sale of Bioglan, the Company had a commitment to pay royalties to SkyePharma based on a percentage of net sales of Solaraze®.
      The results of the Bioglan business have been reported separately as a discontinued operation in the accompanying consolidated statements of operations. The results of the discontinued operation do not reflect any corporate costs or management fees allocated by the Company.
      The following is a summary of the operations of the Bioglan business included in discontinued operation (in thousands):

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Net revenues	$38,558	$19,284	$33,892	$22,377
Reimbursed service costs	—	—	—	—
Gross revenues	38,558	19,284	33,892	22,377
Income (loss) before income taxes	11,100	5,701	5,586	889
Income tax expense	1,480	902	960	447

Net income	9,620	4,799	4,626	442
Income to non-controlling interest	(77)	(39)	—	—

Income from discontinued operation	$9,543	$4,760	$4,626	$442

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The assets and liabilities of the Bioglan operations are reported separately in the accompanying condensed consolidated balance sheets as assets and liabilities of discontinued operation. The following is a summary of the assets and liabilities of discontinued operation (in thousands):

As of
December 31,
2003

Current assets	$9,012
Property and equipment, net	536
Intangible assets	78,995
Other assets	6

Assets of discontinued operation	$88,549

Current liabilities	$7,040
Long-term liabilities	41

Liabilities of discontinued operation	$7,081

21.	CHANGE IN ACCOUNTING FOR DEFERRED INCOME TAXES
      Effective January 1, 2002, the Company changed its method for calculating deferred income taxes related to its multi-jurisdictional tax transactions. Under the prior method, the Company followed an incremental approach to measuring the deferred income tax benefit of its multi-jurisdictional transactions, whereby it considered the income tax benefit from the step-up in tax basis, net of any potential incremental foreign income tax consequences determined by projecting taxable income, foreign source income, foreign tax credit provisions and the interplay of these items among and between their respective tax jurisdictions, based on different levels of intercompany foreign debt. As of December 31, 2001, the Company had deferred income tax assets of $72.7 million and a related valuation allowance of $45.7 million pursuant to the application of this prior accounting policy.
      The new methodology of accounting for deferred income taxes incorporates a strict jurisdictional view of SFAS No. 109, “Accounting for Income Taxes,” and assumes that the Company recorded deferred income taxes only for the future income tax impact of book and tax basis differences created as a result of multi-jurisdictional transactions. The Company believes that the new method has become more widely used in practice and is preferable because it eliminates the subjectivity and complexities involved in determining the timing and amount of the release or reversal of the valuation allowance under the prior method. This new approach ignores (i.e., in determining the amount of any recorded valuation allowance) the fact that future “incremental” income taxes may be paid in a separate tax jurisdiction as a result of the interplay among foreign and United States income tax statutes and, accordingly, may subject the Company to risk of increasing future income tax rates. After the accounting change, related deferred income tax assets on January 1, 2002 were $72.7 million and no valuation allowance was required because it is more likely than not that there would be sufficient future taxable income on the United States federal income tax return to realize the benefit of future deductions of that amount which primarily represents deductible goodwill resulting from tax elections made at the time of the Company’s acquisition of Innovex Limited in November 1996. At December 31, 2002, the balance of the related deferred income tax assets was $65.4 million.
      In order to effect the change to this method of accounting as of January 1, 2002, the Company recorded a cumulative effect adjustment of $45.7 million representing the reversal of the valuation allowance related to deferred income taxes on these multi-jurisdictional income tax transactions. The

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
change in accounting had no pro forma impact on the Company’s income in any prior quarterly or annual period.

22.	BUSINESS COMBINATIONS
      In November 2003, the Company acquired Biomedical Systems Group (“BSG”), a clinical development services resource management company in Spain, for a purchase price of approximately 6.0 million euros (approximately $6.9 million), including 3.0 million euros (approximately $3.4 million) in cash. Under the purchase method of accounting, results of BSG are included in the Company’s results of operations as of the acquisition date and the assets and liabilities of BSG were recorded at their respective fair values. In connection with the BSG acquisition, the Company has recorded approximately 6.2 million euros (approximately $8.4 million) of goodwill. The former shareholders of BSG may receive deferred cash consideration of up to 3.0 million euros (approximately $3.9 million) during 2004 and 2005 if certain revenue and backlog targets are met. During 2004, the former shareholders received approximately 1.7 million euros (approximately $2.1 million) as a result of targets being met. The acquisition did not have a material impact on the financial position or results of operations for the Company.
      Prior to the Transaction, in September 2003, the Company acquired, for a purchase price of approximately $3.5 million, including $1.2 million in cash, a controlling interest in Pharmaplan, a company headquartered in South Africa. Under the purchase method of accounting, the results of Pharmaplan are included in the Company’s results of operations as of the acquisition date and the assets and liabilities were recorded at their respective fair values. In connection with the Pharmaplan acquisition, the Company recorded approximately $1.9 million of goodwill. The acquisition did not have a material impact on the financial position or results of operations of the Company.
      In October 2002, the Company acquired, for approximately $1.8 million in cash, a controlling interest in HRS, a privately held Australian company specializing in multi-national late-phase clinical research. Under the purchase method of accounting, the results of HRS are included in the Company’s results of operations as of the acquisition date and the assets and liabilities of HRS were recorded at their respective fair values. In connection with the acquisition of HRS, the Company recorded $2.7 million of goodwill. In September 2003, the Company acquired the remaining interest in HRS for 71,724 shares of Quintiles common stock. The acquisition did not have a material impact on the financial position or results of operations for the Company.

23.	RESTRUCTURING
      In November 2004, Quintiles’ Board of Directors approved the first phase of a new initiative to review aspects of Quintiles’ current operating and future strategic directions regarding corporate initiatives, including utilization of shared services and strategic sourcing initiatives. In conjunction with this review, the Company recognized $6.6 million of restructuring charges in 2004 for termination benefits related to the elimination of 230 positions globally. Although positions were eliminated in the Commercial Services Group, most of the eliminated positions were in the Product Development Group. As of December 31, 2004, 153 individuals had been notified with 116 positions eliminated.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      As of December 31, 2004, the following amounts were recorded (in thousands):
2004 Plan — Activity Year Ended December 31, 2004

	Balance at		2004 Plan	Foreign	Balance at
	December 31,	2004 Plan	Write-Offs/	Currency	December 31,
	2003	Accrual	Payments	Translation	2004

Severance and related costs	$—	$6,577	$(1,494)	$142	$5,225

	$—	$6,577	$(1,494)	$142	$5,225

      As part of the Company’s evaluation of the contingencies in the Transaction, the Company reviewed the restructuring accruals. This review resulted in a total decrease of $1.8 million which was recorded during 2004. This decrease consisted of $1.6 million and $11,000 of severance payments for the plans in 2003 and 2000, respectively, and a decrease of $34,000, $105,000, $72,000 and $2,000 of exit related costs for the plans in 2003, 2002, 2001 and 2000, respectively. The accrual adjustments have been recorded as a decrease in goodwill recorded in the Transaction as part of the purchase price adjustment.
      In connection with the Transaction, the Company adopted a restructuring plan (“2003 Plan”). As part of this plan, approximately 211 positions are to be eliminated mostly in Europe and the United States. The number of positions to be eliminated was reduced to approximately 130 as a result of (1) an increase in voluntary terminations and (2) affected individuals transferring into other positions within the Company. As of December 31, 2004, 104 individuals had been terminated. Delays in certain of the Company’s systems implementation in Europe have caused the terminations to extend beyond one year.
      As of December 31, 2004, the following amounts were recorded (in thousands):
2003 Plan — Activity Year Ended December 31, 2004

	Balance at			2003 Plan	Balance at
	December 31,		Revised	Write-Offs/	December 31,
	2003	Revisions	Accrual	Payments	2004

Severance and related costs	$7,551	$(1,573)	$5,978	$(5,152)	$826
Exit costs	165	(34)	131	(131)	—

	$7,716	$(1,607)	$6,109	$(5,283)	$826

      As of December 31, 2003, the following amounts were recorded (in thousands):
2003 Plan — Activity September 26, 2003 Through December 31, 2003

	Balance at		2003 Plan	Balance at
	September 25,	2003 Plan	Write-Offs/	December 31,
	2003	Accrual	Payments	2003

Severance and related costs	$—	$8,669	$(1,118)	$7,551
Asset write-offs	—	332	(332)	—
Exit costs	—	219	(54)	165

	$—	$9,220	$(1,504)	$7,716

      During the period from January 1, 2003 through September 25, 2003 in connection with the Transaction, the Company reviewed its estimates of restructuring plans adopted during 2002, 2001 and 2000. This review resulted in a decrease of $1.0 million and $310,000 in severance payments for a plan adopted in 2002 and 2001, respectively. The decrease in severance payments was a result of the number of actual voluntary employee terminations exceeding the Company’s estimates. In addition, there was an

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
increase of $6.4 million and $421,000 in exit costs for abandoned leased facilities for a plan adopted in 2001 and 2000, respectively. The increase was due to several factors including, depending on the facility: (1) an increase in management’s previously estimated time required to sublet, (2) a decrease in the expected price per square foot to sublet or (3) an increase in the estimated cost to otherwise terminate the Company’s obligation under those leases brought about by prolonged stagnant conditions in local real estate markets.
      During the second quarter of 2002, the Company revised its estimates of the restructuring plan adopted during 2001 (“2001 Plan”) which resulted in a reduction of $9.1 million in accruals for the 2001 Plan. The reduction included approximately $5.7 million in severance payments and $3.4 million of exit costs. The reductions are primarily the result of a higher than expected number of voluntary terminations and the reversal of restructuring accruals due to the Company’s contribution of its informatics segment to the Verispan joint venture.
      Also during the second quarter of 2002, the Company recognized $9.1 million of restructuring charges as a result of the continued implementation of the strategic plan announced during 2001. This restructuring charge included revisions to 2001 and 2000 restructuring plans of approximately $2.5 million and $1.9 million, respectively, due to a revision in the estimates for the exit costs relating to the abandoned leased facilities. In addition, the adopted follow-on restructuring plan (“2002 Plan”) consisted of $4.3 million related to severance payments, $310,000 related to exit costs and $112,000 of asset write-offs. As part of this plan, approximately 99 positions are to be eliminated mostly in the Europe and Africa region. As of December 31, 2004, all individuals who were to be terminated under this plan have been terminated.
      As of December 31, 2004, the following amounts were recorded (in thousands):
2002 Plan — Activity Year Ended December 31, 2004

	Balance at			2002 Plan	Balance at
	December 31,		Revised	Write-Offs/	December 31,
	2003	Revisions	Accrual	Payments	2004

Exit costs	$131	$(105)	$26	$(19)	$7

	$131	$(105)	$26	$(19)	$7

      As of December 31, 2003, the following amounts were recorded (in thousands):
2002 Plan — Activity September 26, 2003 Through December 31, 2003

	Balance at	2002 Plan	Balance at
	September 25,	Write-Offs/	December 31,
	2003	Payments	2003

Exit costs	$134	$(3)	$131

	$134	$(3)	$131

2002 Plan — Activity January 1, 2003 Through September 25, 2003

	Balance at			2002 Plan	Balance at
	December 31,		Revised	Write-Offs/	September 25,
	2002	Revisions	Accrual	Payments	2003

Severance and related costs	$2,066	$(1,042)	$1,024	$(1,024)	$—
Exit costs	154	—	154	(20)	134

	$2,220	$(1,042)	$1,178	$(1,044)	$134

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      As of December 31, 2002, the following amounts were recorded (in thousands):
2002 Plan — Activity Year Ended December 31, 2002

	Balance at		2002 Plan	Balance at
	December 31,	2002 Plan	Write-Offs/	December 31,
	2001	Accrual	Payments	2002

Severance and related costs	$—	$4,241	$(2,175)	$2,066
Exit costs	—	310	(156)	154
Asset write-offs	—	112	(112)	—

	$—	$4,663	$(2,443)	$2,220

      During the second quarter of 2001, the Company recognized a $2.1 million restructuring charge (“2001 A Plan”) relating primarily to severance costs from the reorganization of the Internet initiative and the Commercial Services Group in the United States. All of the 40 positions to be eliminated as part of this restructuring were terminated as of June 30, 2001.
      During the third quarter of 2001, the Company recognized a $50.9 million restructuring charge (“2001 B Plan”). In addition, the Company recognized a restructuring charge of approximately $1.1 million as a revision of an estimate to a 2000 restructuring plan. The restructuring charge consisted of $31.1 million related to severance payments, $8.2 million related to asset impairment write-offs and $12.7 million of exit costs. As part of this restructuring, approximately 1,000 positions worldwide will be eliminated and as of December 31, 2004, all individuals who were to be terminated under this plan have been terminated. In certain circumstances, international regulations and restrictions have caused the terminations to extend beyond one year. Positions have been eliminated in each of the segments.
      As of December 31, 2004, the following amounts were recorded (in thousands):
2001 Plan — Activity Year Ended December 31, 2004

	Balance at				Balance at
	December 31,		Revised	2001 B Plan	December 31,
	2003	Revisions	Accrual	Payment	2004

Exit costs	$7,632	$(72)	$7,560	$(3,004)	$4,556

	$7,632	$(72)	$7,560	$(3,004)	$4,556

      As of December 31, 2003, the following amounts were recorded (in thousands):
2001 Plan — Activity September 26, 2003 Through December 31, 2003

	2001 B Plan
	Balance at		Balance at
	September 25,	2001 B Plan	December 31,
	2003	Payment	2003

Exit costs	$8,201	$(569)	$7,632

	$8,201	$(569)	$7,632

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
2001 Plan — Activity January 1, 2003 Through September 25, 2003

	2001 B Plan
	Balance at				Balance at
	December 31,	Revisions to	Revised	2001 B Plan	September 25,
	2002	2001 B Plan	Accrual	Payment	2003

Severance and related costs	$1,306	$(310)	$996	$(996)	$—
Exit costs	3,381	6,403	9,784	(1,583)	8,201

	$4,687	$6,093	$10,780	$(2,579)	$8,201

      As of December 31, 2002, the following amounts were recorded (in thousands):
2001 Plan — Activity Year Ended December 31, 2002

	2001 B Plan
	Balance at			Balance at
	December 31,	Revisions to	2001 B Plan	December 31,
	2001	2001 B Plan	Payment	2002

Severance and related costs	$19,323	$(5,725)	$(12,292)	$1,306
Exit costs	8,806	(875)	(4,550)	3,381

	$28,129	$(6,600)	$(16,842)	$4,687

      In January 2000, the Company announced the adoption of a restructuring plan (“January 2000 Plan”). In connection with this plan, the Company recognized a restructuring charge of $58.6 million. The restructuring charge consisted of $33.2 million related to severance payments, $11.3 million related to asset impairment write-offs and $14.0 million of exit costs. As part of this plan, approximately 770 positions worldwide were eliminated as of December 31, 2001. Although positions eliminated were across all functions, most of the eliminated positions were in the Product Development Group.
      In the fourth quarter of 2000, the Company revised its estimates of the January 2000 Plan. This revision resulted in a reduction of the January 2000 Plan of $6.9 million. This reduction included $6.3 million in severance payments and $632,000 in exit costs. The severance reduction resulted primarily from a higher than expected number of voluntary terminations, reduced outplacement costs and related fringes.
      Also, during the fourth quarter of 2000, management conducted a detailed review of the resource levels within each business group. Based on this review, the Company adopted a follow-on restructuring plan (“2000 Follow-On Plan”) resulting in a restructuring charge of $7.1 million. The restructuring charge consisted of $5.8 million related to severance payments and $1.3 million related to exit costs. As part of this plan, approximately 220 positions were to be eliminated mostly in the Commercial Services Group. As of December 31, 2004, all individuals who were to be terminated under this plan have been terminated. In certain circumstances, international regulations and restrictions have caused the terminations to extend beyond one year.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      As of December 31, 2004, the following amounts were recorded (in thousands):
2000 Plan — Activity Year Ended December 31, 2004

	Balance at	Revisions to	Revisions to		January	Follow-On	Balance at
	December 31,	January	Follow-On	Revised	2000 Plan	Plan	December 31,
	2003	2000 Plan	Plan	Accrual	Payments	Payments	2004

Severance and related costs	$16	$(11)	$—	$5	$(5)	$—	$—
Exit costs	248	—	(2)	246	—	(214)	32

	$264	$(11)	$(2)	$251	$(5)	$(214)	$32

      As of December 31, 2003, the following amounts were recorded (in thousands):
2000 Plan — Activity September 26, 2003 Through December 31, 2003

	Balance at	January	Follow-On	Balance at
	September 25,	2000 Plan	Plan	December 31,
	2003	Payments	Payments	2003

Severance and related costs	$40	$(24)	$—	$16
Exit costs	421	—	(173)	248

	$461	$(24)	$(173)	$264

2000 Plan — Activity January 1, 2003 Through September 25, 2003

	Balance at	Revisions to		January	Balance at
	December 31,	January	Revised	2000 Plan	September 25,
	2002	2000 Plan	Accrual	Payments	2003

Severance and related costs	$117	$—	$117	$(77)	$40
Exit costs	1,443	421	1,864	(1,443)	421

	$1,560	$421	$1,981	$(1,520)	$461

      As of December 31, 2002, the following amounts were recorded (in thousands):
2000 Plan — Activity Year Ended December 31, 2002

	Balance at	Revisions to	Revisions to		January	Follow-On	Balance at
	December 31,	January	Follow-On	Revised	2000 Plan	Plan	December 31,
	2001	2000 Plan	Plan	Accrual	Payments	Payments	2002

Severance and related costs	$894	$—	$—	$894	$(476)	$(301)	$117
Exit costs	1,714	644	1,293	3,651	(1,208)	(1,000)	1,443

	$2,608	$644	$1,293	$4,545	$(1,684)	$(1,301)	$1,560

24.	INCOME TAXES
      As a result of the September 25, 2003 Transaction, the net book values of the Company’s assets and liabilities were reestablished. Accordingly, deferred income taxes were provided on the Transaction date at these reestablished values.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The components of income tax expense (benefit) attributable to continuing operations are as follows (in thousands):

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Current:
Federal	$(19,874)	$4,234	$(677)	$15,306
State	967	1,710	7,540	7,074
Foreign	18,243	7,497	22,369	18,280

	(664)	13,441	29,232	40,660

Deferred expense (benefit):
Federal and state	(16,705)	(398)	3,639	11,014
Foreign	6,805	(3,233)	(5,647)	(10,695)

	(9,900)	(3,631)	(2,008)	319

	$(10,564)	$9,810	$27,224	$40,979

      The Company has allocated directly to additional paid-in capital approximately $3.2 million in the period from January 1, 2003 through September 25, 2003 and $857,000 in 2002 related to the tax benefit from non-qualified stock options exercised.
      The differences between the Company’s consolidated income tax expense (benefit) attributable to continuing operations and the expense (benefit) computed at the 35% United States statutory income tax rate were as follows (in thousands):

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Federal income tax provision (benefit) at statutory rate	$(27,872)	$(807)	$20,914	$42,970
State and local income taxes, net of federal benefit (detriment)	(4,788)	(164)	1,447	1,721
Non-deductible expenses and transaction costs	331	572	4,943	—
Deferred taxes recorded on foreign earnings	11,584	6,566	—	—
Foreign earnings taxed at different rates	4,828	(1,377)	270	(4,749)
Acquisition costs	(2,077)	4,694	—	—
Increase in valuation allowance	8,308	—	—	—
Effect of changes in tax rates	(1,107)	—	—	—
Other	229	326	(350)	1,037

	$(10,564)	$9,810	$27,224	$40,979

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Income before income taxes from foreign operations was approximately $42.8 million, $18.3 million, $42.9 million and $33.0 million for the year ended December 31, 2004, the period from September 26, 2003 through December 31, 2003, the period from January 1, 2003 through September 25, 2003 and the year ended December 31, 2002, respectively. Income from foreign operations was approximately $92.2 million, $21.2 million, $67.6 million and $59.6 million for these same periods. The difference between income from foreign operations and foreign income before income taxes is due primarily to intercompany charges, primarily interest expense on intercompany debt and management fees, which eliminate in consolidation for financial statement purposes but, in some cases, do not eliminate for tax purposes. Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $275.2 million at December 31, 2004. As a result of the significant debt service requirements and other costs relating to the Transaction, those earnings are no longer considered to be indefinitely reinvested and, accordingly, the Company has recorded a deferred income tax liability of $106.0 million based upon the United States federal income tax rate. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various countries.
      In October 2004, the President of the United States signed the Jobs Act. The Jobs Act creates a temporary incentive for United States corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and uncertainty remains as to how to interpret numerous provisions in the Jobs Act. As of December 31, 2004, the Company had not decided on whether, and to what extent, it might repatriate earnings under the Jobs Act, and accordingly the financial statements reflect deferred income tax liabilities of $106.0 million related to undistributed foreign earnings of $275.2 million. Since that time, however, the Company has partially completed its analysis of the impact of the Jobs Act on its plans for repatriation. Based on this analysis, the Company plans to repatriate $117.5 million in extraordinary dividends, as defined in the Jobs Act, during the first quarter of 2005, and accordingly anticipates recording an income tax benefit within a range between approximately $0 to $37.0 million depending on the profitability of the Company’s operations in the countries from which the earnings are repatriated. The Company has not decided whether any additional amounts of foreign earnings will be repatriated as it is continuing its assessment. The Company anticipates its assessment to be completed by December 1, 2005.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The income tax effects of temporary differences from continuing operations that give rise to significant portions of deferred income tax assets (liabilities) are presented below (in thousands):

	December 31,

	2004	2003

	Successor	Successor
Deferred income tax liabilities:
Prepaid expenses	$(8,697)	$(7,589)
Unrealized gain on equity investments	—	(13,315)
Undistributed foreign earnings	(105,964)	(94,787)
Depreciation and amortization	(40,298)	(52,884)
Deferred revenue and other	(11,668)	(10,753)
Other	(8,344)	(2,939)

Total deferred income tax liabilities	(174,971)	(182,267)
Deferred income tax assets:
Net operating and capital loss carryforwards	127,629	126,367
Unrealized gain on investments	6,804	—
Accrued expenses and unearned income	35,633	35,251
Goodwill, net of amortization	51,010	58,083
Other	20,421	12,588

	241,497	232,289
Valuation allowance for deferred income tax assets	(77,547)	(122,091)

Total deferred income tax assets	163,950	110,198

Net deferred income tax liabilities	$(11,021)	$(72,069)

      Due to federal and capital loss carryforwards that were utilized during 2004, the Company’s valuation allowance of $122.1 million at December 31, 2003 for deferred income tax assets decreased by $44.5 million to $77.5 million at December 31, 2004. A portion of the decrease in the valuation allowance, approximately $47.4 million, was credited against goodwill because the original valuation allowance was estimated on the date of the Transaction. The valuation allowance was increased for current year state and foreign losses by $2.9 million.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      The Company’s deferred income tax expense (benefit) attributable to continuing operations results from the following (in thousands):

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Excess (deficiency) of income tax over financial reporting:
Depreciation and amortization	$(5,519)	$(3,753)	$6,276	$(40,145)
Net operating and capital loss carryforwards	(2,841)	(615)	(5,031)	52,309
Unrealized gain on equity investments	(11,437)	—	—	—
Valuation allowance increase	8,308	—	—	—
Accrued expenses and unearned income	(2,776)	262	(6,405)	(4,377)
Prepaid expenses	1,109	(1,136)	2,921	(526)
Deferred revenue	916	(911)	(877)	5,153
Undistributed foreign earnings	11,177	3,040	—	—
Other items, net	(8,837)	(518)	1,108	(12,094)

	$(9,900)	$(3,631)	$(2,008)	$320

      The United Kingdom subsidiaries qualify for Research and Development Allowances (“RDAs”) for 100% of capital expenditures on certain assets under the Inland Revenue Service guidelines. For the year ended December 31, 2004, the period from September 26, 2003 through December 31, 2003, the period from January 1, 2003 through September 25, 2003 and the year ended December 31, 2002, these allowances were $6.4 million, $700,000, $7.3 million and $1.4 million, respectively, which helped to generate net operating loss carryforwards to be used to offset taxable income in that country. Assuming the United Kingdom subsidiaries continue to invest in qualified capital expenditures at an adequate level, the portion of the deferred income tax liability relating to the United Kingdom subsidiaries may be deferred indefinitely. The Company recognizes a deferred income tax benefit for foreign generated operating losses at the time of the loss when the Company believes it is more likely than not that the benefit will be realized. The Company has net operating loss and capital loss carryforwards of approximately $128.6 million in various entities within the United Kingdom which have no expiration date and has over $61.8 million of net operating loss carryforwards from various foreign jurisdictions which have different expiration periods. In addition, the Company has approximately $410.6 million of United States state operating loss carryforwards which expire through 2025 and has approximately $126.6 million of United States federal operating loss carryforwards which expire in 2023. The Company also has a United States capital loss carryforward of approximately $8.6 million which expires in 2006. The Company evaluates its deferred income tax assets for realization based upon the more likely than not criteria prescribed in SFAS No. 109, “Accounting for Income Taxes.” Based upon current estimates, management believes it is more likely than not that the Company’s deferred income tax assets, after the effect of the recorded valuation allowance, will be realizable. The ultimate realization of deferred income tax assets is dependent upon the Company generating future taxable income and capital gains in sufficient amounts within the applicable carryforward period. Actual results could differ materially from management’s estimates.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

25.	EMPLOYEE BENEFIT PLANS
      The Company has numerous employee benefit plans, which cover substantially all eligible employees in the countries where the plans are offered. Contributions are primarily discretionary, except in some countries where contributions are contractually required. Plans include defined contribution plans in Austria, Belgium, Germany, Holland, Hungary, Israel, Netherlands, Poland, Sweden and Great Britain; profit sharing schemes in Canada and France; and defined benefit plans in Germany, Japan and the United Kingdom. The defined benefit plans in Germany and Japan are unfunded plans, which are provided for in the balance sheet. The Approved Profit Sharing Schemes in the United Kingdom and Ireland are no longer funded. These plans were previously funded with Quintiles stock, but the shares were exchanged for cash per the Agreement and Plan of Merger dated September 25, 2003 relating to the Transaction. In addition, the Company sponsors a supplemental non-qualified deferred compensation plan, covering certain management employees.
      In connection with the Transaction, the Company’s Employee Stock Ownership Plan for Non-United States Employees in Australia, Belgium, Canada and Singapore was terminated. These were contribution plans originally funded by Quintiles stock.
      In connection with the Transaction, the ESOP/401(k) Plan was converted to a Profit-Sharing and 401(k) Plan. All shares under the ESOP were exchanged for cash and moved to the Profit-Sharing Plan for United States participants. For German participants, the German portion of the ESOP/401(k) Plan was spun off and terminated. Final distributions are being made for the German portion of the plan.
      The ESOP expense recognized is equal to the cost of the Quintiles shares allocated to plan participants and the interest expense on the leveraged loans for the year. No shares were allocated to the Plan in either 2004, 2003 or 2002; therefore, there was no expense in those years. As of December 31, 2002, 1,315,380 shares were allocated to participants. There were no unallocated Quintiles shares held in suspense as of September 25, 2003.
      Under the 401(k), the Company matches employee deferrals at varying percentages, set at the discretion of the Board of Directors. For the year ended December 31, 2004, the period September 26, 2003 through December 31, 2003, the period January 1, 2003 through September 25, 2003, the year ended December 31, 2002, the Company expensed $8.4 million, $1.7 million, $5.8 million and $7.2 million, respectively, as matching contributions.
      Participating employees in Quintiles’ employee stock purchase plan (the “Purchase Plan”) had the option to purchase shares at 85% of the lower of the closing price per share of common stock on the first or last day of the calendar quarter. The Purchase Plan was intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. During the period from January 1, 2003 through September 25, 2003 and the year ended December 31, 2002, 64,594, and 351,695 Quintiles shares, respectively, were purchased under the Purchase Plan. The Purchase Plan was suspended during 2003 and later terminated due to the Transaction.
      Pharma Services has a stock option plan to provide incentives to eligible employees, officers and directors in the form of incentive stock options, non-qualified stock options and restricted stock. The Pharma Services Board of Directors determines the option price (not to be less than fair market value for incentive options) at the date of grant. Options have various vesting schedules and terms. The majority of options granted under Pharma Services’ stock option plan typically vest 20% per year over five years and expire 10 years from the date of grant.
      As the Company has done in prior years, the Company reimburses its Executive Chairman and Chief Executive Officer for business-related travel services he provides for himself and other Company employees with the use of his own airplane. During the year ended December 31, 2004, the Company expensed

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
approximately $7.5 million for such business-related travel expenses. For the period from January 1, 2003 through September 25, 2003 and the year ended December 31, 2002, these reimbursements totaled approximately $3.9 million and $2.8 million, respectively, which included the granting of Quintiles stock options with a Black-Scholes value of approximately $350,000 and $1.4 million, respectively. During the period from September 26, 2003 through December 31, 2003, the Company expensed approximately $1.7 million for such business-related travel expenses.
      Quintiles’ stock option activity during the periods indicated is as follows:

	Number of	Weighted-Average
	Options	Exercise Price

Outstanding at December 31, 2001	29,884,869	$21.44
Granted	7,311,605	12.78
Exercised	(444,783)	11.26
Canceled	(3,094,059)	21.47

Outstanding at December 31, 2002	33,657,632	19.69
Granted	4,996,689	13.40
Exercised	(698,028)	8.76
Canceled	(37,956,293)	19.07

Outstanding at September 25, 2003	—	$—

      Pharma Services’ stock option activity during the periods indicated is as follows:

	Number of	Weighted-Average
	Options	Exercise Price

Outstanding at September 26, 2003	—	$—
Granted	3,350,000	14.50
Exercised	—	—
Canceled	—	—

Outstanding at December 31, 2003	3,350,000	14.50
Granted	505,000	14.50
Exercised	—	—
Canceled	(100,000)	14.50

Outstanding at December 31, 2004	3,755,000	$14.50

      Selected information regarding Pharma Services’ stock options as of December 31, 2004 follows:

Options Outstanding				Options Exercisable

Number of	Exercise	Weighted-Average	Weighted-Average	Number of	Weighted-Average
Options	Price Range	Exercise Price	Remaining Life	Options	Exercise Price

3,755,000	$14.50	$14.50	8.90	700,000	$14.50

3,755,000		$14.50	8.90	700,000	$14.50

      As of December 31, 2004, Pharma Services has issued approximately 8.4 million shares of its common stock to certain of the Company’s employees at prices ranging between $0.2438 and $1.66 per share. Loans from Pharma Services to certain of the Company’s employees, none of whom were serving as executive officers at the time the loans were made, totaling approximately $1.2 million and $905,000 were outstanding as of December 31, 2004 and 2003, respectively, in connection with the issuances.

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

26.	OPERATIONS BY GEOGRAPHIC LOCATION
      The table below presents the Company’s operations by geographical location. The Company attributes revenues to geographical locations based upon (1) customer service activities, (2) operational management, (3) business development activities and (4) customer contract coordination. Investment revenues are included in the United States data. The Company’s operations within each geographical region are further broken down to show each country which accounts for 10% or more of the totals (in thousands):

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Revenues:
Americas:
United States	$606,032	$154,946	$491,598	$705,365
Other	43,092	10,155	31,048	40,904

Americas	649,124	165,101	522,646	746,269
Europe:
United Kingdom	410,726	94,876	254,767	335,515
Other	383,848	86,421	220,465	258,998

Europe	794,574	181,297	475,232	594,513
Asia-Pacific and Africa:
Japan	226,028	56,333	128,489	133,745
Other	112,528	28,895	69,880	95,856

Asia-Pacific and Africa	338,556	85,228	198,369	229,601

Net revenues	1,782,254	431,626	1,196,247	1,570,383
Reimbursed service costs	364,080	96,255	268,683	399,650

Gross revenues	$2,146,334	$527,881	$1,464,930	$1,970,033

	As of	As of	As of
	December 31,	December 31,	December 31,
	2004	2003	2002

	Successor	Successor	Predecessor
Property, equipment and software, net:
Americas:
United States	$148,760	$166,694	$165,131
Other	2,203	2,151	1,729

Americas	150,963	168,845	166,860
Europe:
United Kingdom	140,894	136,884	127,208
Other	17,179	16,531	12,788

Europe	158,073	153,415	139,996
Asia-Pacific and Africa:
Japan	19,864	16,702	14,453
Other	7,195	6,754	6,059

Asia-Pacific and Africa	27,059	23,456	20,512

	$336,095	$345,716	$327,368

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

27.	SEGMENTS
      The following table presents the Company’s operations by reportable segment. The Company is managed through three reportable segments, namely, the Product Development Group, the Commercial Services Group, and the PharmaBio Development Group. The Informatics Group was transferred to a joint venture in May 2002. Management has distinguished these segments based on the normal operations of the Company. The Product Development Group is primarily responsible for all phases of clinical research and outcomes research consulting. The Commercial Services Group is primarily responsible for sales force deployment and strategic marketing services. Before being transferred to the joint venture, the Informatics Group was primarily responsible for providing market research solutions and strategic analysis to support healthcare decisions. The PharmaBio Development Group is primarily responsible for facilitating non-traditional customer alliances and its results consist primarily of product revenues, royalties and commissions and investment revenues relating to the financial arrangements with customers and other third parties. In August 2004, the Company completed its previously announced sale of certain assets related to its Bioglan business. The results of operations for the Bioglan business have been separately reported as a discontinued operation and are no longer included in the PharmaBio Development Group. All historical periods presented herein have been restated to reflect the Bioglan business as a discontinued operation. The Company does not include selling, general and administrative expenses, depreciation and amortization except amortization of commercial rights, interest (income) expense, other (income) expense and income tax expense (benefit) in determining segment profitability. Contribution is defined as gross revenues less costs of revenues, excluding depreciation and amortization expense as indicated below. When the Company enters into strategic agreements whereby its Commercial Services or Product Development Groups provide services to customers of the PharmaBio Development Group, service revenues are presented based upon market rates and are eliminated in consolidation. Intersegment revenues have been eliminated (in thousands):
Year Ended December 31, 2004 — Successor

	Product	Commercial	PharmaBio
	Development	Services	Development	Eliminations	Consolidated

Service revenues:
External	$1,126,687	$602,670	$—	$—	$1,729,357
Intersegment	—	65,687	—	(65,687)	—

Total net services	1,126,687	668,357	—	(65,687)	1,729,357
Commercial rights and royalties	—	—	62,517	—	62,517
Investment	—	—	(9,620)	—	(9,620)

Total net revenues	1,126,687	668,357	52,897	(65,687)	1,782,254
Reimbursed service costs	309,285	61,084	—	(6,289)	364,080

Gross revenues	$1,435,972	$729,441	$52,897	$(71,976)	$2,146,334

Contribution	$554,405	$253,712	$(84,322)	$—	$723,795

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
September 26, 2003 Through December 31, 2003 — Successor

	Product	Commercial	PharmaBio
	Development	Services	Development	Eliminations	Consolidated

Service revenues:
External	$270,247	$130,705	$—	$—	$400,952
Intersegment	—	10,458	—	(10,458)	—

Total net services	270,247	141,163	—	(10,458)	400,952
Commercial rights and royalties	—	—	27,914	—	27,914
Investment	—	—	2,760	—	2,760

Total net revenues	270,247	141,163	30,674	(10,458)	431,626
Reimbursed service costs	77,889	18,366	—	—	96,255

Gross revenues	$348,136	$159,529	$30,674	$(10,458)	$527,881

Contribution	$141,046	$55,353	$4,040	$—	$200,439

January 1, 2003 Through September 25, 2003 — Predecessor

	Product	Commercial	PharmaBio
	Development	Services	Development	Eliminations	Consolidated

Service revenues:
External	$734,729	$362,273	$—	$—	$1,097,002
Intersegment	—	29,777	—	(29,777)	—

Total net services	734,729	392,050	—	(29,777)	1,097,002
Commercial rights and royalties	—	—	71,072	—	71,072
Investment	—	—	28,173	—	28,173

Total net revenues	734,729	392,050	99,245	(29,777)	1,196,247
Reimbursed service costs	225,695	42,988	—	—	268,683

Gross revenues	$960,424	$435,038	$99,245	$(29,777)	$1,464,930

Contribution	$375,125	$142,144	$37,455	$—	$554,724

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Year Ended December 31, 2002 — Predecessor

	Product	Commercial		PharmaBio
	Development	Services	Informatics	Development	Eliminations	Consolidated

Service revenues:
External	$944,861	$503,466	$20,347	$—	$—	$1,468,674
Intersegment	—	54,548	—	—	(54,548)	—

Total net services	944,861	558,014	20,347	—	(54,548)	1,468,674
Commercial rights and royalties	—	—	—	88,005	—	88,005
Investment	—	—	—	13,704	—	13,704

Total net revenues	944,861	558,014	20,347	101,709	(54,548)	1,570,383
Reimbursed service costs	312,669	86,959	22	—	—	399,650

Gross revenues	$1,257,530	$644,973	$20,369	$101,709	$(54,548)	$1,970,033

Contribution	$477,492	$207,711	$8,024	$17,456	$—	$710,683

	As of	As of	As of
	December 31,	December 31,	December 31,
	2004	2003	2002

	Successor	Successor	Predecessor
Total Assets:
Product Development	$1,110,917	$1,008,099	$716,033
Commercial Services	349,557	266,021	384,814
PharmaBio Development	294,378	267,572	247,714
Corporate	298,597	362,470	637,715
Assets of discontinued operation	—	88,549	67,919

	$2,053,449	$1,992,711	$2,054,195

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

		September 26,	January 1,
		2003	2003
	Year Ended	Through	Through	Year Ended
	December 31,	December 31,	September 25,	December 31,
	2004	2003	2003	2002

	Successor	Successor	Predecessor	Predecessor
Expenditures to acquire long-lived assets:
Product Development	$38,571	$12,205	$29,832	$34,402
Commercial Services	10,777	1,858	8,759	4,656
PharmaBio Development	76	3	1	—
Informatics	—	—	—	666
Corporate	690	713	551	186

	$50,114	$14,779	$39,143	$39,910

Depreciation and amortization expense:
Product Development	$83,471	$22,406	$43,143	$60,710
Commercial Services	30,759	9,177	15,521	21,926
Informatics	—	—	—	2,559
Corporate	10,675	2,987	604	953

Depreciation and amortization excluded from contribution	124,905	34,570	59,268	86,148
PharmaBio Development	3,454	962	2,210	979

Total depreciation and amortization	$128,359	$35,532	$61,478	$87,127

29.	QUARTERLY FINANCIAL DATA (UNAUDITED)
      The following is a summary of unaudited quarterly results of operations (in thousands):

	2004

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	Successor	Successor	Successor	Successor
Net revenues	$423,194	$425,766	$440,071	$493,223
Gross revenues	505,653	508,072	535,512	597,097
Loss from continuing operations before income taxes	(18,576)	(7,809)	(37,245)	(16,004)
Loss from continuing operations	(17,777)	(20,779)	(21,204)	(10,821)
Income (loss) from discontinued operation	1,846	8,214	(517)	—
Gain from sale of discontinued operation, net of taxes	—	—	53,372	615
Net (loss) income	$(15,931)	$(12,565)	$31,651	$(10,206)

PHARMA SERVICES INTERMEDIATE HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	2003

			July 1,
			2003	September 26,
			Through	Through
	First	Second	September 25,	September 30,	Fourth
	Quarter	Quarter	2003	2003	Quarter

	Predecessor	Predecessor	Predecessor	Successor	Successor
Net revenues	$403,554	$408,398	$19,247	$384,295	$412,379
Gross revenues	497,895	505,195	461,840	22,712	505,169
Income (loss) from continuing operations before income taxes	34,054	40,866	(15,165)	1,308	(3,614)
Income (loss) from continuing operations	21,561	26,355	(15,381)	859	(12,987)
Income (loss) from discontinued operation	3,595	3,242	(2,211)	(40)	4,800
Net income (loss)	$25,156	$29,597	$(17,592)	$819	$(8,187)

30.	SUBSEQUENT EVENTS
      In January 2005, Quintiles’ Board of Directors approved the second phase of Quintiles’ review of aspects of its current operating and future strategic direction. The Company expects that certain costs will be incurred in both its Product Development and Commercial Services Groups to implement this phase, including restructuring and exit costs. The Company expects to incur over the first three quarters of 2005 aggregate restructuring charges of approximately $35.7 million. The estimated cash expenditures total approximately $25.1 million and include termination benefits of approximately $12.3 million to eliminate approximately 316 positions globally, and exit costs of approximately $12.7 million. In addition, the Company anticipates incurring non-cash charges consisting primarily of asset impairments related to buildings, plant and equipment write-downs due to potential future facility closings. The Company estimates the charge not to exceed approximately $10.7 million. The Company has targeted substantial completion of the cash expenditures previously announced relating to the second phase for the end of 2005.
      In March 2005, Quintiles’ Board of Directors approved the third phase of this review. The Company expects that certain costs will be incurred in both its Product Development and Commercial Services Groups to implement this phase, including restructuring and exit costs. The Company expects to incur over the last three quarters of 2005 and the first quarter of 2006 aggregate restructuring charges of approximately $16.5 million. The estimated cash expenditures total approximately $15.8 million and include termination benefits of approximately $15.3 million to eliminate approximately 384 positions globally, and exit costs of approximately $500,000. In addition, the Company anticipates incurring non-cash charges consisting primarily of asset impairments. The Company is in the process of performing the asset impairment tests and estimates the charge not to exceed approximately $700,000. The Company has targeted substantial completion of the cash expenditures relating to the third phase for the end of 2005.
      The Company anticipates that additional costs will be incurred in later quarters, as subsequent phases of this review are completed. At this time, the Company estimates that anticipated additional costs relating to the remaining phases will be substantially less than the aggregate costs previously announced relating to this review.

$219,000,000 Principal Amount at Maturity
Pharma Services Intermediate Holding Corp.
Offer to Exchange
11 1/2% Senior Discount Notes due 2014,
which have been registered under the Securities Act of 1933, for any and all outstanding
11 1/2% Senior Discount Notes due 2014,
which have not been registered under the Securities Act of 1933

PROSPECTUS

               , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Executive Officers
      The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which Intermediate Holding’s directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of Intermediate Holding are covered by insurance policies maintained and held in effect by Quintiles Transnational Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.
      Intermediate Holding is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “indemnified capacity”). The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Similar provisions apply to actions or suits brought by or in the right of the corporation, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the Delaware General Corporation Law.
      Intermediate Holding’s certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may be amended, an Intermediate Holding director shall not be liable to Intermediate Holding or its stockholders for monetary damages for breach of such director’s fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of an Intermediate Holding director will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal or state securities or environmental laws.
      Intermediate Holding’s amended and restated bylaws require Intermediate Holding to indemnify any person who was or is a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of Intermediate Holding, or is or was serving or has agreed to serve at the request of Intermediate Holding as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Intermediate Holding, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Intermediate Holding is also permitted by its amended and restated bylaws to provide the same indemnification to its employees and agents. In the case of an action or suit by or in the right of Intermediate Holding to procure a judgment in its favor, (a) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (b) no indemnification is permitted without judicial approval in respect of any claim, issue or matter as to which such person is adjudged to be liable to Intermediate Holding.
      In addition, to the extent that a director, officer, employee or agent of Intermediate Holding is successful on the merits or otherwise in defense of an action, suit or proceeding or in defense of any claim, issue or matter therein, he or she is required by Intermediate Holding’s amended and restated bylaws to be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
      Finally, unless the Board of Directors otherwise determines in a specific case, Intermediate Holding is required to advance expenses incurred by a director or officer in defense of a civil or criminal action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Intermediate Holding as authorized by its amended and restated bylaws.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits. See Exhibit Index, which is incorporated herein by reference.

Item 22.	Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on the 11th day of March, 2005.

Pharma Services Intermediate Holding Corp.

By:	/s/ Dennis B. Gillings, Ph.D.

Dennis B. Gillings, Ph.D.
Executive Chairman and Chief Executive Officer

POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis B. Gillings, Ph.D., John D. Ratliff and John S. Russell, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

/s/ Dennis B. Gillings, Ph.D. Dennis B. Gillings, Ph.D.	Executive Chairman, Chief Executive Officer and Director (principal executive officer)	March 11, 2005

/s/ John D. Ratliff John D. Ratliff	Executive Vice President and Chief Financial Officer (principal accounting officer and principal financial officer)	March 11, 2005

/s/ Richard M. Cashin, Jr. Richard M. Cashin, Jr.	Director	March 11, 2005

/s/ Clateo Castellini Clateo Castellini	Director	March 11, 2005

/s/ Jonathan J. Coslet Jonathan J. Coslet	Director	March 11, 2005

/s/ Jack M. Greenberg Jack M. Greenberg	Director	March 11, 2005

/s/ Robert A. Ingram Robert A. Ingram	Director	March 11, 2005

S. Iswaran	Director	March , 2005

/s/ Jacques Nasser Jacques Nasser	Director	March 11, 2005

/s/ James S. Rubin James S. Rubin	Director	March 11, 2005

EXHIBIT INDEX

Exhibit		Description

2.01		Agreement and Plan of Merger, dated April 10, 2003, by and among Pharma Services Holding, Inc., Pharma Services Acquisition Corp., and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 2.01 to the Quintiles Transnational Corp. Current Report on Form 8-K dated April 10, 2003, as filed with the Securities and Exchange Commission on April 11, 2003)
2.02		Amendment No. 1 to Agreement and Plan of Merger, dated as of August 18, 2003, by and among Pharma Services Holding, Inc., Pharma Services Acquisition Corp. and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 2.02 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
3.01		Certificate of Incorporation of Pharma Services Intermediate Holding Corp. dated as of August 18, 2003
3.02		Amended and Restated Bylaws of Pharma Services Intermediate Holding Corp.
4.01		Indenture, dated as of March 18, 2004, by and between Pharma Services Intermediate Holding Corp. and Wells Fargo Bank, N.A., as Trustee
4.02		Registration Rights Agreement, dated as of March 18, 2004, by and between Pharma Services Intermediate Holding Corp. and Citigroup Global Markets Inc.
4.03		Form of Global Note (included as Exhibit A to Exhibit 4.01 hereto)
4.04		Indenture, dated as of September 25, 2003, among Quintiles Transnational Corp., the Subsidiary Guarantors named therein and Wells Fargo Bank Minnesota, N.A., as Trustee (incorporated herein by reference to Exhibit 4.2 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2003, as filed with the Securities and Exchange Commission on November 14, 2003)
4.05		Registration Rights Agreement, dated as of September 25, 2003, among Quintiles Transnational Corp. and Citigroup Global Markets Inc., as Representative of the Initial Purchasers named therein (incorporated herein by reference to Exhibit 4.3 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2003, as filed with the Securities and Exchange Commission on November 14, 2003)
5.01		Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
5.02		Opinion of Morgan, Lewis & Bockius LLP
10.01		Credit Agreement, dated September 25, 2003, among Quintiles Transnational Corp., Pharma Services Holding, Inc. and Pharma Services Intermediate Holding Corp., as Parent Guarantors, the Lenders referred to therein, Citigroup Global Markets Inc., as Sole Lead Arranger and Sole Bookrunner, Citicorp North America, Inc., as Administrative Agent, ABN AMRO Bank N.V. and Banc One Mezzanine Corporation, as Co-Syndication Agents and Residential Funding Corporation (DBA GMAC — RFC Health Capital), as Documentation Agent (incorporated herein by reference to Exhibit 10.1 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2003, as filed with the Securities and Exchange Commission on November 14, 2003)
10.02		Amendment No. 1, dated June 22, 2004, to Credit Agreement, dated September 25, 2003, among Quintiles Transnational Corp., the Lenders referred to therein and Citicorp North America, Inc., as Administrative Agent (incorporated herein by reference to Exhibit 10.02 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10	.03*	Executive Employment Agreement, dated September 25, 2003, among Dennis B. Gillings, Ph.D., Pharma Services Holding, Inc. and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.2 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2003, as filed with the Securities and Exchange Commission on November 14, 2003)

Exhibit		Description

10	.04*	Executive Employment Agreement, dated June 14, 2004, among John D. Ratliff and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.1 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended June 30, 2004, as filed with the Securities and Exchange Commission on August 13, 2004)
10	.05*	Executive Employment Agreement, dated December 3, 1998, by and between John S. Russell and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.10 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission on March 30, 2000)
10	.06*	Amendment to Executive Employment Agreement, dated October 26, 1999, by and between John S. Russell and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.11 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission on March 30, 2000)
10	.07*	Amendment to Executive Employment Agreement, dated November 14, 2003, by and between John S. Russell and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.14 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.08*	Letter dated November 3, 2003 to John S. Russell from Pharma Services Holding, Inc. re. Opportunity to Purchase Shares (incorporated herein by reference to Exhibit 10.15 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.09*	Letter dated November 3, 2003 to John S. Russell from Pharma Services Holding, Inc. re. Stock Option (incorporated herein by reference to Exhibit 10.16 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.10*	Executive Employment Agreement, dated July 25, 2000, by and between Ron Wooten and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.17 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.11*	Amendment to Executive Employment Agreement, dated November 5, 2003, by and between Ron Wooten and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.18 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.12*	Letter dated November 13, 2003 to Ron Wooten from Quintiles Transnational Corp. re. Amendment to Executive Employment Agreement (incorporated herein by reference to Exhibit 10.19 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.13*	Letter dated October 30, 2003 to Ron Wooten from Pharma Services Holding, Inc. re. Opportunity to Purchase Shares (incorporated herein by reference to Exhibit 10.20 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.14*	Letter dated October 30, 2003 to Ron Wooten from Pharma Services Holding, Inc. re. Stock Option (incorporated herein by reference to Exhibit 10.21 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.15*	Executive Employment Agreement, dated February 8, 2002, by and between Oppel Greeff and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.07 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.16*	Amendment to Executive Employment Agreement, dated November 17, 2003, by and between Oppel Greeff and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.08 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)

Exhibit		Description

10	.17*	Letter dated December 5, 2003 to Oppel Greeff from Quintiles Transnational Corp. re. Amendment to Executive Employment Agreement (incorporated herein by reference to Exhibit 10.09 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.18*	Letter dated October 30, 2003 to Oppel Greeff from Pharma Services Holding, Inc. re. Opportunity to Purchase Shares (incorporated herein by reference to Exhibit 10.10 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.19*	Letter dated October 30, 2003 to Oppel Greeff from Pharma Services Holding, Inc. re. Stock Option (incorporated herein by reference to Exhibit 10.11 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.20*	Executive Employment Agreement, dated June 1, 2003, by and between Michael Mortimer and Quintiles Transnational Corp. (incorporated by reference to Exhibit 10.20 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10	.21*	Amendment to Executive Employment Agreement, dated January 9, 2004, by and between Michael Mortimer and Quintiles Transnational Corp. (incorporated by reference to Exhibit 10.21 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10	.22*	Executive Employment Agreement, dated June 16, 1998, by and between James L. Bierman and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.09 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission on March 30, 2000)
10	.23*	Amendment to Executive Employment Agreement, dated March 31, 2003, by and between James L. Bierman and Quintiles Transnational Corp. (incorporated herein by reference to Exhibit 10.18 to the Quintiles Transnational Corp. Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission on April 29, 2003)
10	.24*	Letter Agreement, dated January 21, 2004, to James L. Bierman from Quintiles Transnational Corp. re. Remaining Employment (incorporated herein by reference to Exhibit 10.06 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.25*	Letter dated December 6, 2004 to John D. Ratliff from Quintiles Transnational Corp. re. Purchase of Pharma Shares (incorporated herein by reference to Exhibit 10.25 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10	.26*	Letter dated February 22, 2005 to Robert A. Ingram from Quintiles Transnational Corp. re. Purchase of Pharma Shares (incorporated herein by reference to Exhibit 10.26 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10	.27*	Letter dated February 22, 2005 to John D. Ratliff from Quintiles Transnational Corp. re. Purchase of Pharma Shares (incorporated by reference to Exhibit 10.27 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10	.28*	Letter dated February 22, 2005 to Michael Mortimer from Quintiles Transnational Corp. re. Purchase of Pharma Shares (incorporated by reference to Exhibit 10.28 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10	.29*	Quintiles Transnational Corp. Elective Deferred Compensation Plan, as amended and restated (incorporated herein by reference to Exhibit 10.14 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission on March 30, 2000)

Exhibit		Description

10	.30*	Quintiles Transnational Corp. Elective Deferred Compensation Plan (Amended and Restated for Deferrals On and After January 1, 2005) (incorporated by reference to Exhibit 10.30 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10	.31*	Pharma Services Holding, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.23 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10	.32*	Form of Stock Option Agreement under the Pharma Services Holding, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2004, as filed with the Securities and Exchange Commission on November 12, 2004)
10	.33*	Form of Restricted Stock Purchase Agreement under the Pharma Services Holding, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2004, as filed with the Securities and Exchange Commission on November 12, 2004)
10	.34*	Summary of Material Terms of PharmaBio Development Bonus Plan (incorporated herein by reference to Exhibit 10.4 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2004, as filed with the Securities and Exchange Commission on November 12, 2004)
10	.35*	Quintiles Transnational Corp. Performance Incentive Plan (incorporated herein by reference to Exhibit 10.35 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 7, 2005)
10.36		Agreement and Plan of Merger, dated as of January 22, 2000, among Quintiles Transnational Corp., Healtheon/ WebMD Corporation, Pine Merger Corp., Envoy Corporation and QFinance, Inc. (incorporated herein by reference to Exhibit 2.01 to the Quintiles Transnational Corp. Current Report on Form 8-K, dated January 25, 2000, as filed with the Securities and Exchange Commission on January 25, 2000)
10.37		Settlement Agreement, dated October 12, 2001, by and among Quintiles Transnational Corp., WebMD Corporation and Envoy Corporation (incorporated herein by reference to Exhibit 10.01 to the Quintiles Transnational Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2001, as filed with the Securities and Exchange Commission on November 1, 2001)
10.38		Agreement of Lease, dated April 24, 2003, entered into between Shibbolet (Proprietary) Limited and Quintiles Clindepharm (Proprietary) Limited (incorporated herein by reference to Exhibit 10.28 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10.39		Agreement of Lease, dated December 13, 1999, entered into between Shibbolet (Proprietary) Limited and Quintiles Clindepharm (Proprietary) Limited (incorporated herein by reference to Exhibit 10.29 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10.40		Memorandum of Agreement of Lease, dated March 13, 2000, between Rosenpark Eiendomme CC and Quintiles Clindepharm (PTY) Limited (incorporated herein by reference to Exhibit 10.30 to the Quintiles Transnational Corp. Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004)
10.41		Asset Purchase Agreement, dated June 8, 2004, by and among Quintiles Transnational Corp., Quintiles Bermuda Ltd., Quintiles Ireland Limited, Bioglan Pharmaceuticals Company and Bradley Pharmaceuticals, Inc., as amended August 10, 2004 (incorporated herein by reference to Exhibit 2.01 to the Quintiles Transnational Corp. Current Report on Form 8-K dated August 10, 2004, as filed with the Securities and Exchange Commission on August 20, 2004)
12.01		Computation of Ratio of Earnings to Fixed Charges
21.01		Subsidiaries
23.01		Consent of PricewaterhouseCoopers LLP
23.02		Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.01)

Exhibit	Description

23.03	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.02)
24.01	Power of Attorney (included on the signature pages hereto)
25.01	Statement of Eligibility of the Trustee on Form T-1
99.01	Form Letter of Transmittal
99.02	Form of Notice of Guaranteed Delivery
99.03	Form of Exchange Agent Agreement
99.04	Form of Letter from Pharma Services Intermediate Holding Corp. to Registered Holders
99.05	Form of Letter to Clients

*	Executive compensation plans and arrangements